Form 10-K405, Exhibit 13
period 1995-12-31
INDEPENDENT BANKSHARES INC
filed 1996-03-29
CIK 318870

Exhibit 13.1

                        Annual Report 1995


                  [photo of State of Texas flag]


                [Independent Bankshares, Inc. Logo]

                [photo of State of Texas indicating
                 banking locations in West Texas]

BANKING LOCATIONS IN WEST TEXAS

                       Financial Highlights


For the Year              1995           1994            1993
- ------------              ----           ----            ----
Net Income                $  1,132,000   $    450,000    $  1,229,000
Primary Earnings
 Per Common Share                 1.02           0.36            1.11
Fully Diluted Earnings
 Per Common Share                 0.84           0.33            0.91

At Year End               1995           1994            1993
- -----------               ----           ----            ----
Assets                    $180,344,000   $159,860,000    $160,712,000
Loans                       81,927,000     81,306,000      69,647,000
Deposits                   164,704,000    146,184,000     147,785,000
Notes Payable                  849,000        930,000       1,194,000
Stockholders' Equity        13,818,000     11,073,000      10,845,000

Daily Averages            1995           1994            1993
- --------------            ----           ----            ----
Assets                    $169,532,000   $159,982,000    $152,472,000
Loans                       82,302,000     74,727,000      59,767,000
Deposits                   154,547,000    146,608,000     140,428,000
Notes Payable                1,069,000      1,061,000       1,260,000
Stockholders' Equity        12,594,000     11,302,000       9,831,000


STOCK TRANSFER AGENT                STOCK EXCHANGE LISTING
First State Bank, N.A.              American Stock Exchange
547 Chestnut                        (AMEX)
P.O. Box 3296
Abilene, Texas  79604

AMEX TRADING SYMBOL                 AMEX LISTING
IBK                                 Ind Bnk

                     [Annual Report '95 Logo]

President's Letter

To Our Shareholders

     Independent Bankshares, Inc. and its shareholders enjoyed a profitable year in 1995. The Company reported $1,132,000 in net income for the year ended December 31, 1995, compared to $450,000 in net income for 1994. These earnings translated into primary earnings per common share of $1.02 in 1995, up from $0.36 per share in 1994.

     In addition to increased earnings, the Company experienced its strongest rate of growth in several years. At year-end 1995, total assets were $180,344,000, up $20,484,000, or 12.8 percent, over
1994. This growth, all internally generated, was the result of an improving West Texas economy, a successful marketing campaign and a renewed focus on what we do best - giving personal attention to individuals and small businesses.

     Our improved earnings, increased growth rate and the added visibility of an American Stock Exchange listing boosted the Company's common stock price over 75 percent during 1995. We are pleased with these results and look forward to the challenges of 1996.

     Our focus during 1996 will be directed toward expanding our customer base throughout West Texas. As previously mentioned, personal attention to our customers' financial needs has proven to be a successful means by which to expand our customer base. We believe that this proven formula of customer service combined with selective acquisitions will generate profitable growth.

                                    [photo of Scott Taliaferro,
                                    Chairman of the Board, Bryan
                                    Stephenson, President & Chief
                                    Executive Officer, and Randal
                                    Crosswhite, Senior Vice
                                    President & Chief Financial
                                    Officer]

     During the first quarter of 1996, the Company and one of its subsidiaries, First State Bank, N.A., Abilene, Texas, completed the acquisition of the Peoples National Bank, Winters, Texas. Additionally, during the first quarter of 1996, the Company announced that it had entered into a definitive agreement to acquire a branch of a savings bank in San Angelo, Texas. The Winters transaction and the pending San Angelo purchase, which is subject to regulatory approval, will add approximately 11 percent to our asset base and will position our Company in three of the largest consumer markets in West Texas.

     We appreciate your support and look forward to representing your interests in 1996.

Sincerely,

/s/  Bryan Stephenson

Bryan W. Stephenson
President & CEO

[Independent Bankshares, Inc. Logo]

                        Board of Directors

BOARD OF DIRECTORS

LEE CALDWELL
Attorney

MRS. WILLIAM R. (AMBER) CREE
Entrepreneur

RANDAL N. CROSSWHITE
Senior Vice President
& Chief Financial Officer
Independent Bankshares, Inc.

LOUIS S. GEE
Chairman of the Board
& Chief Executive Officer
Tippett & Gee, Inc., Consulting Engineers

MARSHAL M. KELLAR
Principal
West Texas Wholesale Supply Co.

TOMMY MCALISTER
President
McAlister, Inc.

BRYAN W. STEPHENSON
President & Chief Executive Officer
Independent Bankshares, Inc.

SCOTT L. TALIAFERRO
Chairman of the Board
Independent Bankshares, Inc.
President
Texas Drilling Co.

JAMES D. WEBSTER, M.D.
Physician

C. G. WHITTEN
Senior Vice President, General Counsel
and Corporate Secretary
Pittencrieff Communications, Inc.

JOHN A. WRIGHT
Banking Consultant

ADVISORY DIRECTORS

ARLAS CAVETT
Farming and Investments

L. H. MOSLEY
President
Mosley Investments, Inc.

J. E. SMITH
Investments

[Annual Report '95 Logo]

                        Annual Report 1995

ABILENE, TEXAS

[photo of First State Bank,
N.A., Abilene, Main Bank]

     Located in west central Texas, one hundred eighty-three miles west of Dallas, Abilene is the center of a 22-county area some people call the Texas Midwest. Abilene is the hub of a diversified economy which includes manufacturing, retail trade, farming and ranching, medical care and petroleum.

     Abilene is in Taylor County, one of 254 counties in the nation's second-largest state. Taylor County, with a current population of 119,700, was organized in 1878. The town of Abilene was established in March 1881 upon the completion of the Texas & Pacific Railway.

     Abilene, which in 1990 was named as one of only 10 "All
America" cities in the country, is the 179th largest city in the nation, with a population count of 106,700, according to statistics released from the U.S. Census Bureau.

                                    [photo of Board of Directors,
                                    First State Bank, N.A.,
                                    Abilene]

     Abilene is a young, vibrant community with the median age of its citizens of just over 30 years, due partly to a major military installation, Dyess Air Force Base, and to the city's three institutions of higher learning: Abilene Christian University, Hardin-Simmons University and McMurry University, which have collectively approximately 10,000 students.

     Surveys indicate that there are twenty-two counties comprising Abilene's primary retail trade territory. Population figures set the twenty-two county population at approximately 314,000.

                                    [photo of Selected officers and
                                    employees, First State Bank,
                                    N.A., Abilene]

     The trade territory served by manufacturers and wholesalers will vary from one company to another depending on such factors as the type of product and the method of distribution employed. The wholesale trade territory of Abilene comprises 39 counties with a population of more than 749,000 people and an area of 36,833 square miles.

     Population statistics portray Abilene as being a young, growing community with a bright future.

                [Independent Bankshares, Inc. Logo]

                       Annual Report 1995

ODESSA, TEXAS

                                    [photo of First State Bank,
                                    N.A., Main Bank]

     Odessa is located in Ector County, approximately midway between Ft. Worth and El Paso and one hundred seventy miles west of Abilene. The city covers an area of thirty-five square miles situated in the heart of the Permian Basin, a vast oval of land (100,000 square miles). Three of the state's major land resources meet here - the High Plains, Trans Pecos and Edwards Plateau.

     Odessa's history as a settlement can be traced to the 1881 extension of the Texas and Pacific Railway across the south plains. By the mid-1890's, Odessa was an established cattle shipping center.

[photo of Board of Directors,
First State Bank, N.A., Odessa]

     When oil was discovered in the area in 1926, the destiny of the community took a different course. This discovery brought people of varied interests and occupations to the area, and the local economy began to change from a ranching area into an industrial one.

     Odessa is the 23rd largest city in Texas, with a population of 93,900. Ector County's population is 121,200. The population of the Metropolitan Statistical Area (MSA) - which includes Ector and Midland counties - is 234,300.

[photo of Officers,
First State Bank, N.A., Odessa]

     The median age for Odessa is 31 years.

     The fortunes of the Odessa-Ector County area have historically followed those of the oil and gas industry.

     Currently, the area's economic situation has many positive aspects. Diversification efforts are under way, although ties to the energy sector remain very strong. In terms of output, forty-eight percent of all local production is directly related to oil and gas activity, while eighteen percent of the employment base is energy dependent.

     Manufacturing and industrial services comprise a vital segment of the community's economic situation. Odessa is beginning to take the necessary steps to diversify its industrial base.

                     [Annual Report '95 Logo]

                        Annual Report 1995

SAN ANGELO, TEXAS

     San Angelo, a city of 88,000 established in 1867, is the hub of a 13-county area of Texas with a widely diversified economy supported by agriculture, petroleum, medical, communications, education, federal, military, retail, retirement and tourism. The city is located ninety miles southwest of Abilene. Total population of Tom Green County is 102,000.

     San Angelo is located in what is known as the Concho Valley of west central Texas between the Texas Hill Country to the southeast and the Rolling Plains in the northwest. The city became an early ranching center for cattle and sheep, and today the San Angelo area is the nation's largest primary wool and mohair market and a major livestock auction center.

     San Angelo is home to Goodfellow Air Force Base and several divisions of large manufacturing companies, including Johnson &
Johnson and Levi Strauss.

     Angelo State University is a local four-year and graduate university with a student population of 6,300. Howard College's local campus provides academic and occupational training and certification for a student population of 1,000.

STAMFORD, TEXAS

                                    [photo of First State Bank,
                                    N.A., Abilene, Stamford Banch]

[photo of First State Bank,
N.A., Abilene, Stamford
Branch officer]

     Stamford, developed in 1899 as a project of the Texas Central Railroad, is located in Jones County, forty miles north of Abilene. The population of Stamford is 3,800, with a total county population of 16,500. The city is the retail, banking and commercial center for a three-county area.

          [photo of First State Bank,
          N.A., Stamford Branch employee assisting customer]

                [Independent Bankshares, Inc. Logo]

                        Annual Report 1995

     Stamford is situated in a predominantly agricultural area known as the Rolling Plains. The primary industry is farming and ranching, with the most prevalent crop being cotton. During the past few years, however, several new sizeable businesses have begun operations in Stamford. Business facilities include grain elevators, cotton gins, a clothing factory, cottonseed oil mill, feed mill, oil well machinery and wholesale outlets.

     Stamford is best known, perhaps, for its Texas Cowboy Reunion which was started in 1930 and is unchallenged as the world's greatest amateur rodeo.

WINTERS, TEXAS

                                    [photo of First State Bank,
                                    N.A., Abilene, Winters Branch]

     Winters, situated in Runnels County and first settled in about 1880, is located forty-three miles south of Abilene. The county population is 11,300, with Winters making up 2,900 of that total.

[photo of First State Bank, N.A., Abilene,
Winters Branch employee assisting customer]

     The area surrounding Winters is primarily agricultural in nature, with some petroleum-related industry. Winters is now the commercial and distribution center for this large agricultural and ranching area.

     Winters is also home to a large manufacturing company and a regional milling and grain company.

          [photo of First State Bank,
          N.A., Abilene, Winters Branch officer]

     Winters, known as "The Best Little Town in Texas," is surrounded by lakes and has abundant fishing and hunting.

                     [Annual Report '95 Logo]

                         Subsidiary Banks

                  FIRST STATE BANK, N.A., ABILENE

MAIN BANK                           WYLIE BRANCH
547 Chestnut St.                    6301 Buffalo Gap Road
Abilene, TX  79602                  Abilene, TX  79606
(915) 672-2902                      (915) 691-0000

STAMFORD BRANCH                     WINTERS BRANCH
210 S. Swenson St.                  500 S. Main St.
Stamford, TX  79553                 Winters, TX  79567
(915) 773-5755                      (915) 754-5511


                                         December 31
                                         -----------
                                    1995            1994
                                    ----            ----
Assets                              $119,255,000    $107,414,000
Loans                                 48,571,000      47,279,000
Deposits                             110,120,000      99,007,000
Stockholder's Equity                   8,370,000       7,756,000


                  FIRST STATE BANK, N.A., ODESSA

MAIN BANK                           WINWOOD BRANCH
1330 E. 8th St.                     3898 E. 42nd St.
Odessa, TX  79761                   Odessa, TX  79762
(915) 332-0141                      (915) 366-5903


                                         December 31
                                         -----------
                                    1995            1994
                                    ----            ----
Assets                              $59,475,000     $51,929,000
Loans                                33,356,000      34,028,000
Deposits                             54,817,000      47,626,000
Stockholder's Equity                  4,443,000       4,002,000


[photo of Bank Presidents: Mike Jarrett, First State Bank, N.A., Odessa and Jim Fitzhugh, First State Bank, N.A., Abilene and Branch
Management: Jim Jordan, First State Bank, N.A., Winters, Jimmy Parker, First State Bank, N.A., Stamford, and Harold Andrews, First State Bank, N.A., Abilene]

                [Independent Bankshares, Inc. Logo]

                 Report of Independent Accountants

Board of Directors and Shareholders
Independent Bankshares, Inc.
Abilene, Texas

We have audited the accompanying consolidated balance sheets of Independent Bankshares, Inc. as of December 31, 1995 and 1994, and the related consolidated income statements, statements of stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Independent Bankshares, Inc. for the year ended December 31, 1993, were audited by other auditors, whose report, dated January 31, 1994 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independent Bankshares, Inc. as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Fort Worth, Texas
February 5, 1996

                   INDEPENDENT BANKSHARES, INC.
                    CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND 1994

                              ASSETS

                                        1995           1994
                                        ____           ____
Assets:
Cash and Cash Equivalents:
  Cash and Due from Banks               $  8,559,000   $  7,564,000
  Federal Funds Sold                      26,200,000     31,200,000
                                        ------------   ------------
     Total Cash and Cash Equivalents      34,759,000     38,764,000
                                        ------------   ------------
Securities (Note 5):
  Available-for-sale                      16,746,000     17,078,000
  Held-to-maturity - Market Value of
   $39,384,000 for 1995 and
   $15,913,000 for 1994                   39,161,000     16,227,000
                                        ------------   ------------
     Total Securities                     55,907,000     33,305,000
                                        ------------   ------------
Loans (Note 6):
  Total Loans                             85,281,000     85,518,000
  Less:
    Unearned Income on Installment Loans   3,354,000      4,212,000
    Allowance for Possible Loan Losses       759,000        817,000
                                        ------------   ------------
     Net Loans                            81,168,000     80,489,000
                                        ------------   ------------
Premises and Equipment (Note 7)            4,155,000      4,345,000
Real Estate and Other Repossessed Assets     337,000        631,000
Accrued Interest Receivable                1,494,000        945,000
Other Assets                               2,524,000      1,381,000
                                        ------------   ------------
     Total Assets                       $180,344,000   $159,860,000
                                        ============   ============

               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (Note 8):
  Noninterest-bearing Demand Deposits   $ 33,267,000   $ 30,210,000
  Interest-bearing Demand Deposits        52,430,000     56,520,000
  Interest-bearing Time Deposits          79,007,000     59,454,000
                                        ------------   ------------
     Total Deposits                      164,704,000    146,184,000
Notes Payable (Note 9)                       849,000        930,000
Accrued Interest Payable                     882,000        408,000
Other Liabilities                             91,000      1,265,000
                                        ------------   ------------
     Total Liabilities                   166,526,000    148,787,000
                                        ------------   ------------

Commitments and Contingent Liabilities (Notes 15 and 17)

Stockholders' Equity (Notes 11 and 18):
Preferred Stock - Par Value $10.00;
 5,000,000 Shares Authorized:
  Series C Preferred Stock - Stated
   Value $42.00; 50,000 Shares
   Designated; 16,436 and 16,668
   Shares Issued at December 31,
   1995 and 1994, Respectively               164,000        167,000
Common Stock - Par Value $0.25;
 30,000,000 Shares Authorized;
  1,050,292 and 778,081 Shares
   Issued at December 31, 1995 and
   1994, Respectively                        263,000        195,000
Additional Paid-in Capital                 9,875,000      8,241,000
Retained Earnings                          3,448,000      2,570,000
Unrealized Gain (Loss) on
 Available-for-sale Securities (Note 5)       68,000       (100,000)
                                        ------------   ------------
     Total Stockholders' Equity           13,818,000     11,073,000
                                        ------------   ------------
     Total Liabilities and
      Stockholders' Equity              $180,344,000   $159,860,000
                                        ============   ============


                      See accompanying notes.

                   INDEPENDENT BANKSHARES, INC.
                  CONSOLIDATED INCOME STATEMENTS
           YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                       1995           1994           1993
                                                       ----           ----           ----
Interest Income:
  Interest and Fees on Loans (Note 6)                  $ 7,726,000    $ 6,918,000    $5,333,000
  Interest on Securities                                 2,389,000      2,516,000     3,588,000
  Interest on Federal Funds Sold                         1,847,000        697,000       300,000
                                                       -----------    -----------    ----------
    Total Interest Income                               11,962,000     10,131,000     9,221,000
                                                       -----------    -----------    ----------
Interest Expense:
  Interest on Deposits                                   5,201,000      3,364,000     3,072,000
  Interest on Notes Payable (Note 9)                       108,000         88,000       104,000
                                                       -----------    -----------    ----------
    Total Interest Expense                               5,309,000      3,452,000     3,176,000
                                                       -----------    -----------    ----------
Net Interest Income                                      6,653,000      6,679,000     6,045,000
  Provision for Loan Losses (Note 6)                       206,000        147,000       154,000
                                                       -----------    -----------    ----------
Net Interest Income After Provision for Loan Losses      6,447,000      6,532,000     5,891,000
                                                       -----------    -----------    ----------
Noninterest Income:
  Service Charges                                        1,167,000      1,226,000     1,081,000
  Trust Fees                                               201,000        169,000       140,000
  Gain on Sale of Subsidiary (Note 3)                            0              0       286,000
  Other Income                                             141,000        102,000       377,000
                                                       -----------    -----------    ----------
    Total Noninterest Income                             1,509,000      1,497,000     1,884,000
                                                       -----------    -----------    ----------
Noninterest Expenses:
  Salaries and Employee Benefits                         2,849,000      2,838,000     2,575,000
  Equipment Expense                                        723,000        641,000       453,000
  Net Occupancy Expense                                    643,000        673,000       602,000
  Legal Fees and Expense (Note 15)                         344,000      1,207,000       288,000
  Stationery, Printing and Supplies Expense                271,000        226,000       223,000
  FDIC Insurance Expense                                   166,000        336,000       325,000
  Accounting Fees                                          110,000        135,000       153,000
  Data Processing Expense                                   98,000        237,000       516,000
  Net Costs (Revenues) Applicable to Real Estate and
    Other Repossessed Assets                                (7,000)        (4,000)       56,000
  Other Expenses                                         1,045,000      1,063,000     1,031,000
                                                       -----------    -----------    ----------
    Total Noninterest Expenses                           6,242,000      7,352,000     6,222,000
                                                       -----------    -----------    ----------
Income Before Federal Income Taxes and Cumulative
  Effect of Accounting Change                            1,714,000        677,000     1,553,000
    Federal Income Taxes (Notes 2 and 10)                  582,000        227,000       524,000
                                                       -----------    -----------    ----------
Income Before Cumulative Effect of Accounting Change     1,132,000        450,000     1,029,000
  Cumulative Effect of Change in Accounting for
    Income Taxes                                                 0              0       200,000
                                                       -----------    -----------    ----------
Net Income                                             $ 1,132,000    $   450,000    $1,229,000
                                                       ===========    ===========    ==========
Preferred Stock Dividends (Note 11)                    $    70,000    $    70,000    $   75,000
                                                       ===========    ===========    ==========
Net Income Available to Common Stockholders (Note 12)  $ 1,062,000    $   380,000    $1,154,000
                                                       ===========    ===========    ==========



                   INDEPENDENT BANKSHARES, INC.
            CONSOLIDATED INCOME STATEMENTS - CONTINUED
           YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                            1995           1994           1993
                                                            ----           ----           ----
Primary Earnings Per Common Share Available to Common
  Stockholders (Note 12):
    Income Before Cumulative Effect of Accounting Change    $1.02          $0.36          $0.92
    Cumulative Effect of Accounting Change                   0.00           0.00           0.19
                                                            -----          -----          -----
    Net Income                                              $1.02          $0.36          $1.11
                                                            =====          =====          =====
Fully Diluted Earnings Per Common Share Available to
  Common Stockholders (Note 12):
    Income Before Cumulative Effect of Accounting Change    $0.84          $0.33          $0.76
    Cumulative Effect of Accounting Change                   0.00           0.00           0.15
                                                            -----          -----          -----
    Net Income                                              $0.84          $0.33          $0.91
                                                            =====          =====          =====


                      See accompanying notes.

                   INDEPENDENT BANKSHARES, INC.
    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                                              UNREALIZED
                                                                                                              GAIN (LOSS)
                                                                                                              ON
                                   SERIES C                                     ADDITIONAL                    AVAILABLE-
                                   PREFERRED STOCK          COMMON STOCK        PAID-IN        RETAINED       FOR-SALE
                                   SHARES    AMOUNT         SHARES    AMOUNT    CAPITAL        EARNINGS       SECURITIES
                                   ------    ------         ------    ------    ----------     --------       ----------
Balances--January 1, 1993          16,668    $167,000         732,955 $183,000  $6,500,000     $1,388,000     $      0
  Net Income                                                                                    1,229,000
  Utilization of Net
    Operating Loss
    Carryforward (Note 2)                                                          493,000
  Cumulative Effect of
    Accounting Change                                                              700,000
  Gain on Repurchase of Series A
    Preferred Stock (Note 11)                                                       47,000
  Cash Dividends                                                                                  (75,000)
  5% Stock Dividend (Note 11)                                  36,415    9,000     270,000       (282,000)
  Exercise of Stock
    Options (Note 11)                                           8,390    3,000       7,000
  Unrealized Gain on
    Available-for-sale Securities,
    Net of Tax (Note 5)                                                                                        206,000
                                   ------    --------       --------- --------  ----------     ----------     --------
Balances--December 31, 1993        16,668     167,000         777,760  195,000   8,017,000      2,260,000      206,000
  Net Income                                                                                      450,000
  Utilization of Net
    Operating Loss
    Carryforward (Note 2)                                                          222,000
  Cash Dividends                                                                                 (140,000)
  Exercise of Stock
    Options (Note 11)                                             321                2,000
  Adjustment to Unrealized
    Gain (Loss) on Available-
    for-sale Securities, Net
    of Tax (Note 5)                                                                                           (306,000)
                                   ------    --------       --------- --------  ----------     ----------     --------
Balances--December 31, 1994        16,668     167,000         778,081  195,000   8,241,000      2,570,000     (100,000)
  Net Income                                                                                    1,132,000
  Reduction of Deferred
    Tax Asset Valuation
    Allowance                                                                    1,600,000
  Cash Dividends                                                                                 (187,000)
  33-1/3% Stock Dividend
    (Note 11)                                                 259,371   65,000                    (67,000)
  Exercise of Stock
    Options (Note 11)                                           9,037    2,000      32,000
  Conversion of Series C
    Preferred Stock (Note 11)        (232)     (3,000)          3,803    1,000       2,000
  Adjustment to Unrealized
    Gain (Loss) on Available-
    for-sale Securities, Net
    of Tax (Note 5)                                                                                            168,000
                                   ------    --------       --------- --------  ----------     ----------     --------
Balances--December 31, 1995        16,436    $164,000       1,050,292 $263,000  $9,875,000     $3,448,000     $ 68,000
                                   ======    ========       ========= ========  ==========     ==========     ========


                      See accompanying notes.

                   INDEPENDENT BANKSHARES, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                      1995           1994           1993
                                                                      ----           ----           ----
Cash Flows from Operating Activities:
    Net Income                                                        $ 1,132,000    $   450,000    $ 1,229,000
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
    Cumulative Effect of Change in Accounting for Income Taxes                  0              0       (200,000)
    Deferred Federal Income Tax Expense                                   547,000        222,000        493,000
    Depreciation and Amortization                                         367,000        397,000        424,000
    Provision for Loan Losses                                             206,000        147,000        154,000
    Gain on Sale of Premises and Equipment                                 (4,000)             0              0
    Losses (Gains) on Sales of Real Estate and Other
      Repossessed Assets                                                  (45,000)        52,000        (16,000)
    Gain on Sale of Subsidiary                                                  0              0       (286,000)
    Writedown of Real Estate and Other Repossessed Assets                  32,000         27,000         81,000
    Decrease (Increase) in Accrued Interest Receivable                   (549,000)       376,000        422,000
    Decrease (Increase) in Other Assets                                  (176,000)       (41,000)      (133,000)
    Increase (Decrease) in Accrued Interest Payable                       474,000        115,000        (40,000)
    Increase (Decrease) in Other Liabilities                             (840,000)       670,000          4,000
                                                                      -----------    -----------    -----------
       Net Cash Provided by Operating Activities                        1,144,000      2,415,000      2,132,000
                                                                      -----------    -----------    -----------
Cash Flows from Investing Activities:
    Proceeds from Maturities of Available-for-sale Securities          21,828,000     34,436,000              0
    Proceeds from Maturities of Held-to-maturity Securities            12,930,000     19,428,000     46,696,000
    Proceeds from Sales of Available-for-sale Securities                        0          8,000              0
    Purchases of Available-for-sale Securities                        (21,242,000)   (12,873,000)             0
    Purchases of Held-to-maturity Securities                          (35,864,000)    (9,909,000)   (37,173,000)
    Net Increase in Loans                                              (1,603,000)   (12,361,000)    (9,489,000)
    Proceeds from Sales of Premises and Equipment                           4,000              0              0
    Additions to Premises and Equipment                                  (177,000)      (214,000)      (706,000)
    Proceeds from Sales of Real Estate and Other Repossessed Assets     1,025,000        569,000        729,000
    Cash Consideration Paid for Net Liabilities of
      Olton State Transferred on January 1, 1993                                0              0    (14,002,000)
    Cash and Cash Equivalents Held by Winters State on
      August 31, 1993                                                           0              0      2,853,000
                                                                      -----------    -----------    -----------
       Net Cash Provided by (Used in) Investing Activities            (23,099,000)    19,084,000    (11,092,000)
                                                                      -----------    -----------    -----------
 Cash Flows from Financing Activities:
    Increase (Decrease) in Deposits                                    18,520,000     (1,601,000)    (1,973,000)
    Proceeds from Notes Payable                                           275,000              0        450,000
    Repayment of Notes Payable                                           (690,000)      (264,000)    (1,546,000)
    Net Proceeds from Issuance of Equity Securities                        34,000          2,000         10,000
    Payment of Cash Dividends                                            (187,000)      (140,000)       (75,000)
    Cash Paid for Fractional Shares in Stock Dividend                      (2,000)             0         (3,000)
    Repurchase of Series A Preferred Stock                                      0              0       (173,000)
                                                                      -----------    -----------    -----------
       Net Cash Provided by (Used In) Financing Activities             17,950,000     (2,003,000)    (3,310,000)
                                                                      -----------    -----------    -----------
Net Increase (Decrease) in Cash and Cash Equivalents                   (4,005,000)    19,496,000    (12,270,000)
Cash and Cash Equivalents at Beginning of Year                         38,764,000     19,268,000     31,538,000
                                                                      -----------    -----------    -----------
    Cash and Cash Equivalents at End of Year                          $34,759,000    $38,764,000    $19,268,000
                                                                      ===========    ===========    ===========


                            See accompanying notes.

                   INDEPENDENT BANKSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1995, 1994 AND 1993

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statements

     The accounting and reporting policies of Independent
Bankshares, Inc. (the "Company") conform with generally accepted accounting principles followed by the banking industry.

Principles of Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiary, Independent Financial Corp. ("Independent Financial") which, in turn, owns 100% of First State Bank, National Association, Abilene, Texas ("First State, N.A., Abilene") and First State Bank, National Association, Odessa, Texas ("First State, N.A., Odessa") (collectively, the "Banks"). First State, N.A., Abilene has two branches in Abilene and one each in Stamford, Texas, and Winters, Texas. First State, N.A., Odessa, has two branches in Odessa. All significant intercompany accounts and transactions have been eliminated upon consolidation.

     Effective November 1, 1994, two of the Company's then existing subsidiary banks, The Winters State Bank, Winters, Texas ("Winters State"), and The First National Bank in Stamford, Stamford, Texas ("First National"), were merged with and into First State, N.A., Abilene. As a result of the merger, the offices of these two banks became branches of First State, N.A., Abilene. All references to Winters State and First National in the Company's Consolidated Financial Statements are to these banks prior to the merger.

     The Consolidated Income Statements include the detail income and expense accounts of Winters State from August 31, 1993 (the date of acquisition), through December 31, 1995. The transfer of certain assets and liabilities of Olton State Bank, Olton, Texas ("Olton State"), a former subsidiary bank of the Company, was completed on January 1, 1993. See "Note 3: Sale of Subsidiary Bank."

Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

     Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value.

     In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). As permitted under FAS 115, the Company elected to adopt the provisions of the new standard as of December 31, 1993. The effect at December 31, 1993, of adopting FAS 115 was an increase in stockholders' equity of $206,000 (net of $105,000 in deferred income taxes) to reflect the net unrealized holding gain on available-for-sale securities. The effect for the year ended December 31, 1994, was a decrease in stockholders' equity of $306,000 (net of $154,000 in deferred income tax benefit) to reflect the net unrealized holding loss on available-for-sale securities at that date. The effect for the year ended December 31, 1995, was an increase in stockholders' equity of $168,000 (net of $86,000 in deferred income taxes) to reflect the net unrealized holding gain on available-for-sale securities at that date.

Loans

     Loans are stated at the principal amount outstanding.
Interest on the various types of commercial loans is accrued daily based on the principal balances outstanding. Income on installment loans is recognized using the interest method or other methods under which income approximates the interest method.

     The recognition of income on a loan is discontinued, and previously accrued interest is reversed, when interest or principal payments become ninety (90) days past due unless, in the opinion of management, the outstanding interest remains collectible. Interest is subsequently recognized only as received until the loan is returned to accrual status.

Allowance for Possible Loan Losses

     The allowance for possible loan losses is maintained at a level that, in management's opinion, is adequate to absorb possible losses in the loan portfolio. The allowance is based on a number of factors, including risk ratings of individual credits, current business and economic conditions, the size and diversity of the portfolio, collateral values and past loan loss experience.

     In June 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). FAS 114 requires that impaired loans (including certain nonaccrual loans and troubled debt restructurings) be measured at the present value of expected cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company adopted FAS 114 on January 1, 1995.

     At December 31, 1995, the Company had a total of $100,000 in impaired loans. There was a related allowance for possible loan losses of $25,000 recorded for such loans. Impaired loans are normally placed on nonaccrual status and, as a result, interest income is recorded only as cash is received. The average balance of impaired loans during the year ended December 31, 1995, was approximately $125,000. There was no interest income recognized on such loans during the year ended December 31, 1995.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is computed primarily on the straight-line method over the estimated useful lives of five (5) to forty (40) years.

Federal Income Taxes

     In February 1992, the FASB issued Statement No. 109, "Accounting for Income Taxes" ("FAS 109"), which required companies to adopt the liability method for computing income taxes no later than 1993. In applying the new method in 1993, the Company established a gross deferred tax asset of $3,190,000, a portion of which relates to federal tax net operating loss carryforwards and deductible temporary differences arising prior to the Company's quasi-reorganization as of December 31, 1989. FAS 109 requires that consideration be given to establishing a valuation allowance against such deferred tax assets. The Company established a valuation allowance of $2,290,000, resulting in a net deferred tax asset of $900,000. As a result of the quasi-reorganization, approximately $700,000 of the cumulative effect of the change in accounting method was credited directly to additional paid-in capital and $200,000 was credited to income during 1993 as a cumulative effect of an accounting change. As a result of the acquisition of Winters State, the Company increased its gross deferred tax asset and the related valuation allowance by approximately $972,000 during 1993. This gross deferred tax asset arose mainly due to net operating loss carryforwards and other future deductible temporary differences. As a result of the utilization of a portion of its net operating loss carryforwards, the Company reduced its gross deferred tax asset and the related valuation allowance by $222,000 and $493,000 during the years ended December 31, 1994 and 1993, respectively. During 1995, the Company reduced its gross deferred tax asset by $547,000 as of a result of the utilization of a portion of its net operating loss carryforwards. The Company also reduced the valuation allowance during 1995 by $1,600,000 and transferred such amount to additional paid-in-capital due to the Company's belief, based on the Company's recent earnings history, that it is more likely than not that sufficient pre-tax income will be generated in the foreseeable future to realize its net deferred tax asset. Additionally, the Company reduced its gross deferred tax asset and related valuation allowance by $708,000 as a result of the write-off of a portion of the deferred tax asset related to the Winters State net operating loss carryforwards which will not be utilized. The Company may reduce or increase its valuation allowance depending on changes in the expectation of future earnings and other circumstances.

Real Estate and Other Repossessed Assets

     Real estate and other repossessed assets consist principally of real estate properties acquired by the Company through foreclosure. Such assets are carried at the lower of cost (generally the outstanding loan balance) or estimated fair value, net of estimated costs of disposal, if any. If the estimated fair value of the collateral securing the loan is less than the amount outstanding on the loan at the time the assets are acquired, the difference is charged against the allowance for possible loan losses. Subsequent declines in estimated fair value, if any, are charged to noninterest expense.

Fair Value of Financial Instruments

     FASB Statement No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain 1994 and 1993 amounts have been reclassified to conform with the consolidated financial presentation adopted in 1995 and 1994, respectively.

NOTE 2:  QUASI-REORGANIZATION

     In connection with the restructuring of its indebtedness to a financial institution in Dallas, Texas (the "Dallas Bank"), the Company effected a quasi-reorganization as of December 31, 1989.
A quasi-reorganization is an elective accounting procedure under Generally Accepted Accounting Principles ("GAAP") in which assets and liabilities of the Company were restated to fair value and the Company's accumulated deficit was reduced to zero. Under GAAP, utilization of any of the Company's net operating loss carryforwards subsequent to the quasi-reorganization date will not be credited to future income. For periods prior to January 1, 1995, the tax effect of the utilization of the Company's net operating loss carryforwards was credited directly to additional paid-in capital. For periods subsequent to December 31, 1994, the effect of such utilization has been and will be credited against the Company's gross deferred tax asset. The tax effect of utilization of these net operating losses in 1995, 1994 and 1993 totaled $547,000, $222,000 and $493,000, respectively.

NOTE 3:  SALE OF SUBSIDIARY BANK

     The Company entered into a letter of intent to transfer the deposits, premises and equipment and certain loans of Olton State during the second quarter of 1992. The various regulatory approvals necessary to complete the transfer were received during the third and fourth quarters of 1992. The transfer of the various assets and liabilities of Olton State was completed on January 1, 1993, and the Company recognized a gain of $286,000, which is included in noninterest income for the year ended December 31, 1993.

     In connection with and immediately prior to the transfer of certain assets and liabilities of Olton State, that bank was merged with and into First National, on January 1, 1993, in a transaction accounted for in a manner similar to a pooling of interests. As a result of the merger, the additional paid-in capital of First National was increased by the amount of the net equity of Olton State, or $1,854,000. Subsequent to the merger, First National received regulatory approval to reduce its additional paid-in capital by $1,500,000 through a capital distribution to the Company and a total of $1,487,000 of the distribution was used by the Company to make principal reductions on its note payable to a financial institution in Amarillo, Texas (the "Amarillo Bank"), during March and April of 1993.

NOTE 4:  ACQUISITION OF SUBSIDIARY BANK

     In the second quarter of 1990, the Banks foreclosed on the stock of Winters State that collateralized a loan and, as a result, the Banks became beneficial owners of an aggregate of 28.2% of the outstanding stock of Winters State. During the third quarter of 1993, the Company acquired the aggregate 28.2% interest in Winters State from the Banks and agreed with Winters State to purchase the Company's pro rata share of a $450,000 new stock offering conducted by Winters State or to purchase the entire offering if none of the other Winters State stockholders elected to participate in the offering. None of the other stockholders elected to participate in the offering, and, upon regulatory approval, the Company purchased the entire offering for cash consideration of $450,000. As a result of its purchase in the offering, the Company acquired control and increased its ownership of Winters State from 28.2% to 94.3%. The Company's equity in the net book value of Winters State was $1,077,000 at August 31, 1993, the date of acquisition. The acquisition was accounted for under the purchase method of accounting and the assets and liabilities of Winters State were recorded at their estimated fair value. At August 31, 1993, Winters State had $16,316,000 in total assets, $7,453,000 in total loans, net of unearned income, $15,079,000 in total deposits and stockholders' equity of $1,142,000.

     In December 1993, the Company purchased an additional interest in Winters State from one of the remaining minority stockholders. The purchase increased the Company's ownership of Winters State to 94.9%. On October 31, 1994, the Company purchased the remaining minority interest in Winters State.

     To fund the original stock purchase the Company obtained a $450,000 loan from the Amarillo Bank, which was paid off during 1995.

     The operations of Winters State from August 31, 1993, through December 31, 1993, are included in the Consolidated Income Statement for the year ended December 31, 1993. Net interest income of Winters State for the last four months of 1993 was $233,000. Income before federal income taxes of Winters State for that same period was $14,000.

NOTE 5:  SECURITIES

     The amortized cost and estimated fair value of available-for-sale securities at December 31, 1995 and 1994, were as follows:


                                                                      1995
                                                                      ----
                                                            Gross          Gross          Estimated
                                             Amortized      Unrealized     Unrealized     Fair
                                             Cost           Gains          Losses         Value
                                             ---------      ----------     ----------     ---------
U.S. Treasury securities                     $16,042,000    $101,000       $0             $16,143,000
Mortgage-backed securities                       158,000       2,000        0                 160,000
Other securities                                 443,000           0        0                 443,000
                                             -----------    --------       --             -----------
    Total available-for-sale securities      $16,643,000    $103,000       $0             $16,746,000
                                             ===========    ========       ==             ===========



                                                                      1994
                                                                      ----
                                                            Gross          Gross          Estimated
                                             Amortized      Unrealized     Unrealized     Fair
                                             Cost           Gains          Losses         Value
                                             ---------      ----------     ----------     ---------
U.S. Treasury securities                     $15,905,000    $ 6,000        $(162,000)     $15,749,000
Obligations of U.S. Government agencies
  and corporations                               879,000      7,000                0          886,000
Other securities                                 443,000          0                0          443,000
                                             -----------    -------        ---------      -----------
    Total available-for-sale securities      $17,227,000    $13,000        $(162,000)     $17,078,000
                                             ===========    =======        =========      ===========



     The amortized cost and estimated fair value of held-to-maturity securities at December 31, 1995 and 1994, were as follows:


                                                                      1995
                                                                      ----
                                                            Gross          Gross          Estimated
                                             Amortized      Unrealized     Unrealized     Fair
                                             Cost           Gains          Losses         Value
                                             ---------      ----------     ----------     ---------
U.S. Treasury securities                     $16,152,000    $ 98,000       $(5,000)       $16,245,000
Obligations of U.S. Government agencies
  and corporations                            23,009,000     130,000             0         23,139,000
                                             -----------    --------       -------        -----------
    Total held-to-maturity securities        $39,161,000    $228,000       $(5,000)       $39,384,000
                                             ===========    ========       =======        ===========



                                                                      1994
                                                                      ----
                                                            Gross          Gross          Estimated
                                             Amortized      Unrealized     Unrealized     Fair
                                             Cost           Gains          Losses         Value
                                             ---------      ----------     ----------     ---------
U.S. Treasury securities                     $15,692,000    $2,000         $(322,000)     $15,372,000
Obligations of U.S. Government agencies
  and corporations                               268,000     2,000                 0          270,000
Mortgage-backed securities                       177,000     2,000                 0          179,000
Obligations of states and political
  subdivisions                                    90,000     2,000                 0           92,000
                                             -----------    ------         ---------      -----------
    Total held-to-maturity securities        $16,227,000    $8,000         $(322,000)     $15,913,000
                                             ===========    ======         =========      ===========


     The amortized cost and estimated fair value of securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Estimated
                                             Amortized      Fair
Available-for-sale Securities                Cost           Value
- -----------------------------                ---------      ----------
Due in one year or less                      $ 8,046,000    $ 8,073,000
Due after one year through five years          8,001,000      8,075,000
Due after ten years                              438,000        438,000
                                             -----------    -----------
                                              16,485,000     16,586,000
Mortgage-backed securities                       158,000        160,000
                                             -----------    -----------
  Total available-for-sale securities        $16,643,000    $16,746,000
                                             ===========    ===========

                                                            Estimated
                                             Amortized      Fair
Held-to-maturity Securities                  Cost           Value
- ---------------------------                  ---------      ---------
Due in one year or less                      $ 8,240,000    $ 8,247,000
Due after one year through five years         30,921,000     31,137,000
                                             -----------    -----------
  Total held-to-maturity securities          $39,161,000    $39,384,000
                                             ===========    ===========


     At December 31, 1995, securities with an amortized cost and estimated fair value of $6,423,000 and $6,482,000, respectively, were pledged as collateral for public and trust fund deposits and for other purposes required or permitted by law. At December 31, 1994, the amortized cost and estimated fair value of pledged securities were $5,332,000 and $5,219,000, respectively.

     During 1995, a transfer was made from held-to-maturity securities to available-for-sale securities in accordance with the Financial Accounting Standards Board's "Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The amortized cost of the securities transferred totaled $158,000 and the unrealized gain of $2,000 was included as a separate component of stockholders' equity.

NOTE 6:  LOANS

     The composition of loans at December 31, 1995 and 1994, was as follows:


                                                  1995           1994
                                                  ----           ----
Loans to Individuals                              $39,868,000    $43,113,000
Real estate loans                                  23,265,000     22,760,000
Commercial and industrial loans                    19,510,000     16,702,000
Other loans                                         2,638,000      2,943,000
                                                  -----------    -----------
  Total loans                                      85,281,000     85,518,000
Less unearned income                                3,354,000      4,212,000
                                                  -----------    -----------
  Total loans, net of unearned income             $81,927,000    $81,306,000
                                                  ===========    ===========


     An analysis of nonperforming assets at December 31, 1995, 1994 and 1993, is as follows:


                                             1995      1994      1993
                                             ----      ----      ----
Nonaccrual loans                             $204,000  $ 48,000  $1,646,000
Accruing loans past due over ninety days       23,000    26,000     293,000
Restructured loans                             65,000    80,000     195,000
Real estate and other repossessed assets      337,000   631,000     803,000
                                             --------  --------  ----------
  Total nonperforming assets                 $629,000  $785,000  $2,937,000
                                             ========  ========  ==========


     The amount of interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1995, 1994 and 1993, based on the loans' original terms was $14,000, $26,000 and $117,000, respectively. No interest was collected on such loans and recorded as income during 1995. A total of $38,000 and $70,000 in interest on nonaccrual loans was actually collected and recorded as income during the years ended December 31, 1994 and 1993, respectively.

     Real estate and other repossessed assets at December 31, 1994, included $125,000 of assets classified as in-substance repossessions.

     A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 1995, 1994 and 1993, is as follows:


                                             1995      1994      1993
                                             ----      ----      ----
Balance at beginning of year                 $817,000  $896,000  $617,000
Provision for loan losses                     206,000   147,000   154,000
Loans charged off                            (376,000) (378,000) (241,000)
Recoveries of loans charged off               112,000   152,000   133,000
Acquisition of subsidiary                           0         0   233,000
                                             --------  --------  --------
  Balance at end of year                     $759,000  $817,000  $896,000
                                             ========  ========  ========


NOTE 7:  PREMISES AND EQUIPMENT

     The following is a summary of premises and equipment at December 31, 1995 and 1994:


                                             1995           1994
                                             ----           ----
Land                                         $  707,000     $  707,000
Buildings and improvements                    4,100,000      4,092,000
Furniture and equipment                       1,285,000      1,332,000
                                             ----------     ----------
                                              6,092,000      6,131,000
Less accumulated depreciation                 1,937,000      1,786,000
                                             ----------     ----------
  Net premises and equipment                 $4,155,000     $4,345,000
                                             ==========     ==========


NOTE 8:  DEPOSITS

     At December 31, 1995 and 1994, interest-bearing time deposits of $100,000 or more were $23,808,000 and $14,588,000, respectively.

NOTE 9:  NOTES PAYABLE

     The Company had two notes payable to the Amarillo Bank during 1995. The term note (the "Term Note") had an outstanding principal balance of $498,000 at December 31, 1995. The Term Note has a maturity of April 15, 1996, and equal principal payments based on a seven-year amortization, plus accrued interest, are due quarterly on January 15, April 15, July 15 and October 15. The Term Note bears interest at the Amarillo Bank's floating base rate plus 1% (9.5% at December 31, 1995). The Term Note is collateralized by 100% of the stock of First State, N.A., Abilene, and First State, N.A., Odessa. The second note, the proceeds from which were used for the acquisition of Winters State (the "Acquisition Note"), had an original principal balance of $450,000 and matured on August 30, 1994. The Company paid the Amarillo Bank $150,000 to reduce the outstanding balance of the Acquisition Note to $300,000 and the maturity date was extended to August 30, 1997. The Acquisition Note was paid off during the fourth quarter of 1995. The loan agreement between the Company and the Amarillo Bank contains certain covenants that, among other things, restrict the ability of the Company to incur additional debt, to create liens on its property, to merge or to consolidate with any other person or entity, to make certain investments, to purchase or sell assets or to pay cash dividends on the common stock without the approval of the Amarillo Bank if the indebtedness due to the Amarillo Bank is $1,000,000 or greater. The loan agreement also requires the Company and the Banks to meet certain financial ratios, all of which were met at December 31, 1995 and 1994.

     In addition, at December 31, 1995, the Company had notes payable to one current and two former directors of the Company aggregating $334,000. The notes have a face amount of $350,000 but were discounted upon issuance because they bear interest at a below-market interest rate (6%). The notes are payable in three equal annual installments, plus accrued interest, beginning
March 1, 1996. The notes represent a portion of the final settlement of certain litigation. See "Note 15: Commitments and Contingent Liabilities."

     First State, N.A., Abilene has a $17,000 note payable to an individual which matures in March 1999. Principal and interest at 7.5% are payable monthly. The note is collateralized by a two-story commercial building in Abilene, Texas.

NOTE 10:  FEDERAL INCOME TAXES

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by FAS 109. As permitted under FAS 109, prior years' financial statements have not been restated. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1995 and 1994, were as follows:


                                                            1995           1994
                                                            ----           ----

     Deferred tax assets:
       Net operating loss carryforwards                     $1,655,000     $2,584,000
       Allowance for possible loan losses                      225,000        220,000
       Tax credit carryforwards                                142,000              0
       Director indemnification                                119,000        306,000
       Real estate and other repossessed assets                 82,000        252,000
       Unrealized loss on available-for-sale securities              0         49,000
       Depreciation and amortization                                 0          3,000
       Other, net                                                8,000         89,000
                                                            ----------     ----------
         Total gross deferred tax assets                     2,231,000      3,503,000
         Less valuation allowance for deferred tax assets     (227,000)    (2,547,000)
                                                            ----------     ----------
           Net deferred tax assets                           2,004,000        956,000
                                                            ----------     ----------
     Deferred tax liabilities:
       Unrealized gain on available-for-sale securities        (37,000)             0
       Depreciation and amortization                           (30,000)             0
                                                            ----------     ----------
         Total gross deferred tax liabilities                  (67,000)             0
                                                            ----------     ----------
              Net deferred tax asset                        $1,937,000     $  956,000
                                                            ==========     ==========


     At December 31, 1995, the Company had available net operating loss carryforwards and tax credit carryforwards to reduce future federal income taxes. These carryforwards expire approximately as follows:


                                   Net
                                   Operating
                                   Losses         Tax Credits
                                   ---------      -----------
         1996-2000                 $        0     $ 39,000
         2001-2005                  1,490,000            0
         2006-2010                    165,000            0
         No expiration                      0      103,000
                                   ----------     --------
           Total carryforwards     $1,655,000     $142,000
                                   ==========     ========


     Included in the $1,655,000 of net operating loss carryforwards is approximately $447,000 acquired as part of the Winters State acquisition. For federal income tax purposes, due to certain change of ownership requirements of the Internal Revenue Code, utilization of the Winters State net operating loss carryforwards is limited to approximately $40,000 per year. If the full amount of that limitation is not used in any year, the amount not used increases the allowable limit in the subsequent year. These net operating loss carryforwards, if not used, expire between 2003 and 2008.

     The comprehensive provisions for federal income taxes for the years ended December 31, 1995, 1994 and 1993, consist of the following:


                                                  1995      1994      1993
                                                  ----      ----      ----
     Current tax provision                        $ 35,000  $  5,000  $ 31,000
     Deferred tax provision                        547,000   222,000   493,000
                                                  --------  --------  --------
         Provision for tax expense charged to
           results of operations                   582,000   227,000   524,000
     Tax on unrealized gain(loss) on
       available-for-sale securities                86,000  (154,000)  105,000
                                                  --------  --------  --------
             Comprehensive provision for
               federal income taxes               $668,000  $ 73,000  $629,000
                                                  ========  ========  ========


NOTE 11:  STOCKHOLDERS' EQUITY

     In December 1992, the Company's board of directors approved the granting of nonqualified stock options for certain officers of the Company under which an original aggregate of 14,000 shares of Common Stock, adjusted for the 5% stock dividend paid to stockholders in May 1993 and the 33-1/3% stock dividend paid to stockholders in May 1995, could be issued. These options were exercisable at any time during the period January 1, 1993, to December 31, 1995, at a price of $3.75 per share, adjusted for the 5% stock dividend paid to stockholders in May 1993 and the 33-1/3% stock dividend paid to stockholders in May 1995. During the years ended December 31, 1993, 1994 and 1995, after adjustments for the two stock dividends noted above, options for 771, 428 and 9,037 shares, respectively, were exercised and options for 1,471, 1,261 and 1,032 shares, respectively, expired.

     In December 1993, the Company's board of directors approved the granting of nonqualified stock options to certain executive officers of the Company under which an original aggregate of 14,667 shares of Common Stock, adjusted for the 33-1/3% stock dividend paid to stockholders in May 1995, may be issued. Options are exercisable at any time during the period January 1, 1994, to December 31, 1997, at a price of $6.75 per share, adjusted for the 33-1/3% stock dividend paid to stockholders in May 1995. No options were exercised or expired during the years ended December 31, 1994 and 1995.

     At December 31, 1992, the Company had 2,200 shares of its Series A Cumulative Convertible Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") outstanding. The Series A Preferred Stock had a face value of $220,000, was cumulative, paid quarterly dividends at the annual rate of $10.00 per share, was senior to the Company's Common Stock and the Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") with respect to dividends and liquidation rights, was convertible into Common Stock at a price of $6.00 per share and had certain voting rights. On January 20, 1993, the Company repurchased the outstanding 2,200 shares of Series A Preferred Stock ($220,000 face value) for $173,000. The $47,000 was credited directly to additional paid-in capital.

     The Company's Series C Preferred Stock is cumulative, pays quarterly dividends at the annual rate of $4.20 per share, is senior to the Common Stock with respect to dividends and liquidation rights, is convertible into Common Stock at a price of $2.29 per share, adjusted for the 5% stock dividend paid to stockholders in May 1993 and the 33-1/3% stock dividend paid to stockholders in May 1995, and has certain voting rights if dividends are in arrears for three quarters. A total of 232 shares of the Series C Preferred Stock were converted into a total of 4,263 shares of Common Stock, adjusted for the 33-1/3% stock dividend paid to stockholders in May 1995, during 1995. The Series C Preferred Stock is redeemable in cash and/or Common Stock at the Company's option beginning December 12, 1997, at $42.00 per share.

     An additional 36,415 shares of Common Stock were issued as a result of the 5% stock dividend paid to stockholders in May 1993. The stock dividend was accounted for by a $9,000 transfer from retained earnings to common stock, representing the above number of shares at a par value of $0.25 per share. An additional 259,371 shares of Common Stock were issued as a result of the 33-1/3% stock dividend paid to stockholders in May 1995. The stock dividend was accounted for by a $65,000 transfer from retained earnings to common stock, representing the above number of shares at a par value of $0.25 per share.

     The following is a summary at December 31, 1995, of the number of shares of Common Stock reserved for issuance upon exercise or conversion and the related exercise or conversion price per share, adjusted for the 5% stock dividend paid to stockholders in May 1993 and the 33-1/3% stock dividend paid to stockholders in May 1995:


                                                                           Exercise or
                                                            Shares         Conversion
                                                            Reserved for   Price
                                                            Issuance       Per Share
                                                            ------------   -----------
Unexercised stock options granted to certain executive
  officers of the Company                                    14,667        $      6.75
Series C Preferred Stock                                    302,011               2.29
                                                            -------        -----------
    Total shares reserved for issuance and related
      exercise or conversion price per share                316,678        $2.29-$6.75
                                                            =======        ===========


NOTE 12:  EARNINGS PER SHARE

     Primary earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of shares and share equivalents outstanding during the period. Because the Company's outstanding preferred stock is cumulative, the dividends allocable to such preferred stock reduces income available to common stockholders in the earnings per share calculations. The Series A Preferred Stock and Series C Preferred Stock issued in December 1990 were determined not to be common stock equivalents and, therefore, are not used to calculate primary earnings per common share. In computing fully diluted earnings per common share for the years ended December 31, 1995, 1994 and 1993, the conversion of the preferred stock was assumed, as the effect is dilutive. As noted above, the outstanding Series A Preferred Stock was repurchased and retired by the Company in January 1993. The following table presents information necessary to calculate earnings per share for the years ended December 31, 1995, 1994 and 1993 (adjusted for the 5% stock dividend paid to stockholders in May 1993 and the 33-1/3% stock dividend paid to stockholders in May 1995):


                                                            Year Ended December 31,
                                                            -----------------------
                                                       1995           1994           1993
                                                       ----           ----           ----
Primary Earnings Per Common Share                                (In thousands)
- ---------------------------------
Shares Outstanding:
  Weighted average shares outstanding                   1,039          1,037          1,036
  Share equivalents                                         8              5              5
                                                       ------         ------         ------
    Adjusted shares outstanding                         1,047          1,042          1,041
                                                       ======         ======         ======
Net Income:
  Net income                                           $1,132         $  450         $1,229
  Less-preferred stock dividends                           70             70             75

                                                       ------         ------         ------
    Net income available to common stockholders        $1,062         $  380         $1,154
                                                       ======         ======         ======

                                                            Year Ended December 31,
                                                            -----------------------
                                                       1995           1994           1993
                                                       ----           ----           ----
Fully Diluted Earnings Per Common Share                          (In thousands)
- ---------------------------------------
Shares Outstanding:
  Weighted average shares outstanding                   1,039          1,037          1,036
  Share equivalents                                         8              5              5
  Conversion of Series A Preferred Stock                    0              0              2
  Conversion of Series C Preferred Stock                  305            306            306
                                                       ------         ------         ------
    Adjusted shares outstanding                         1,352          1,348          1,349
                                                       ======         ======         ======
    Net Income                                         $1,132         $  450         $1,229
                                                       ======         ======         ======


NOTE 13:  BENEFIT PLANS

     The Company has an employee stock ownership/401(k) plan (the "Plan") that covers most of its officers and employees. The Plan stipulates, among other things, that vesting in employer contributions begins after one year of service, each participant will become fully vested in employer contributions after seven years of service and the determination of the level of vesting began with the original date of current employment of each participant. Contributions made to the employee stock ownership portion of the Plan by the Company were $72,000, $62,000 and $66,000 for the years ended December 31, 1995, 1994 and 1993, respectively. These contributions were used to make distributions to employees who left the Company's employment in the respective years and to purchase Common Stock of the Company. No contributions have been made by the Company to match contributions made by plan participants to the 401(k) portion of the Plan. The amount of all such contributions is at the discretion of the Company's board of directors. Employee contributions are invested in various equity, debt and money market investments, including Common Stock of the Company. At December 31, 1995, 55,338 shares of Common Stock and 2,918 shares of Series C Preferred Stock of the Company were held by the Plan.

NOTE 14:  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company has loans, deposits and other transactions with its senior officers and directors and businesses with which such persons are associated.
It is the Company's policy that all such transactions are entered into on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. The balances of loans to all such persons were $1,053,000, $1,587,000 and $1,290,000 at December 31, 1995, 1994 and 1993, respectively. Additions and reductions on such loans were $1,254,000 and $1,788,000, respectively, for the year ended December 31, 1995.

     The Company and its subsidiaries paid $19,000, $55,000 and $110,000 in fees to a director-related company for services rendered on various legal matters during 1995, 1994 and 1993, respectively.

     During the year ended December 31, 1995, the Company reimbursed $800,000 ($450,000 in cash and $350,000 in notes payable) to three former directors (one of whom is also a current director of the Company) of a bank which was a repossessed asset of a former subsidiary bank for payment of reasonable legal fees and expenses in connection with their defense of an action brought by the Federal Deposit Insurance Corporation (the "FDIC"). See "Note 15: Commitments and Contingent Liabilities."

     During the year ended December 31, 1993, the Company reimbursed $200,000 to twenty-two former directors of a former subsidiary bank (six of whom are also current directors of the Company) for payment of reasonable legal fees and expenses in connection with their defense of an action brought by two plaintiffs who purchased debentures previously sold by the former subsidiary bank. The Company had accrued and expensed such reimbursement during the year ended December 31, 1991.

NOTE 15:  COMMITMENTS AND CONTINGENT LIABILITIES

     In 1985, a former subsidiary bank of the Company foreclosed on the stock of Texas Bank & Trust Company, Sweetwater, Texas ("TB&T-Sweetwater"), which became a repossessed asset of the former subsidiary. TB&T-Sweetwater subsequently failed, resulting in a legal action being brought in federal court against the thirteen TB&T-Sweetwater directors by the FDIC. In September 1993, nine former outside directors of TB&T-Sweetwater (the "Outside Directors") settled with the FDIC for an aggregate of $60,000. All former directors of TB&T-Sweetwater requested that the Company reimburse them for their expenses and settlement costs incurred by them in their defense of the FDIC litigation. This request was based on their interpretation of certain indemnification provisions contained in the Company's Articles of Incorporation.

     In January 1994, the Company filed a declaratory judgment action in state district court to petition the court to rule on certain matters that would have precluded indemnification. Certain of the directors filed counterclaims against the Company asserting their right to be indemnified. A hearing occurred in July 1994, and the court issued an order in September 1994, denying the Company's petition and upholding the directors' counterclaims.

     In December 1994, a settlement was entered into between the FDIC, one Outside Director and the three management directors of TB&T-Sweetwater, who were also management directors of the Company (the "Inside Directors"), with the Inside Directors paying the FDIC a total of $450,000. As a result of the two settlements and indemnification requests, the Outside Directors claimed indemnification in the amount of approximately $467,000 and the Inside Directors claimed indemnification in the amount of approximately $900,000. In 1994, the Company accrued $900,000 for the potential reimbursement of the $1,367,000 in claims.

     On March 7, 1995, the Company agreed to settle the indemnification requests of the Inside Directors for $450,000 in cash and by delivery of three promissory notes in the aggregate principal amount of $350,000. These notes are payable in three equal annual installments beginning March 1, 1996, and bear interest at 6% per annum. As a result of the below-market interest rate, the notes were originally discounted to an aggregate of $323,000. In April and May 1995, the Company consummated this settlement with the Inside Directors by paying them an aggregate of $450,000 and delivering such promissory notes to them. In May and June 1995, the Company settled with the Outside Directors by paying them a aggregate of $252,000 in cash.

     The Company is involved in various other litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such other litigation would not be material in relation to the Company's financial condition.

     The Banks lease certain of their premises and equipment under noncancellable operating leases. Rental expense under such operating leases was approximately $290,000, $235,000 and $142,000 in 1995, 1994 and 1993, respectively.

     The minimum payments due under these leases at December 31, 1995, are as follows:


                1996                    $298,000
                1997                     232,000
                1998                      87,000
                1999                      39,000
                2000                      39,000
                2001-2003                 61,000
                                        --------
                  Total                 $756,000
                                        ========


NOTE 16:  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of financial assets and financial liabilities at December 31, 1995 and 1994, were as follows:


                                                       1995                          1994
                                                       ----                          ----
                                             Carrying                      Carrying
                                             Amount         Fair Value     Amount         Fair Value
                                             --------       ----------     --------       ----------
     Financial Assets
     ----------------
       Cash and due from banks               $ 8,559,000    $ 8,559,000    $ 7,564,000    $ 7,564,000
       Federal funds sold                     26,200,000     26,200,000     31,200,000     31,200,000
       Available-for-sale securities          16,746,000     16,746,000     17,078,000     17,078,000
       Held-to-maturity securities            39,161,000     39,384,000     16,227,000     15,913,000
       Loans, net of unearned income          81,927,000     83,857,000     81,306,000     80,761,000
       Accrued interest receivable             1,494,000      1,494,000        945,000        945,000

     Financial Liabilities
     ---------------------
       Noninterest-bearing demand deposits   $33,267,000    $33,267,000    $30,210,000    $30,210,000
       Interest-bearing demand deposits       52,430,000     52,430,000     56,520,000     56,520,000
       Interest-bearing time deposits         79,007,000     79,475,000     59,454,000     59,473,000
       Notes payable                             849,000        849,000        930,000        930,000
       Accrued interest payable                  882,000        882,000        408,000        408,000


     Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated using discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     The fair values of noninterest and interest-bearing demand deposits are, by definition, equal to the amount payable on demand, i.e., their carrying amount. The fair values of interest-bearing time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar maturities.

     The carrying amounts for cash and due from banks, federal funds sold, accrued interest receivable, notes payable and accrued interest payable approximate the fair values of such assets and liabilities.

     Fair values for the Company's off-balance-sheet instruments, which consist of lending commitments and standby letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Management believes that the fair value of these off-balance-sheet instruments is not materially different from the commitment amount.

NOTE 17:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the accompanying financial statements. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk. The Company had outstanding loan commitments of approximately $6,162,000 and $4,715,000 and outstanding standby letters of credit and financial guarantees of approximately $178,000 and $152,000 at December 31, 1995 and 1994, respectively.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making loans to customers.

     The Company does not expect any material losses as a result of loan commitments, standby letters of credit and financial guarantees that were outstanding at December 31, 1995.

     In the normal course of business, the Company maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage limits.

NOTE 18:  REGULATORY MATTERS

     At December 31, 1995, retained earnings of subsidiaries included approximately $1,208,000 that was available for payment of dividends to the Company without prior approval of regulatory authorities.

NOTE 19:  PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial statements of the Company, parent only, are presented below:

                   INDEPENDENT BANKSHARES, INC.
                     CONDENSED BALANCE SHEETS
                    DECEMBER 31, 1995 AND 1994


                                                  1995           1994
                                                  ----           ----
Assets:
Cash                                              $   191,000    $   241,000
Investment in subsidiaries                         12,908,000     12,065,000
Premises and equipment                                  4,000          6,000
Other assets                                        1,577,000        427,000
                                                  -----------    -----------
    Total assets                                  $14,680,000    $12,739,000
                                                  ===========    ===========
Liabilities:
Notes payable                                     $   832,000    $   909,000
Accrued interest payable and other liabilities         30,000        757,000
                                                  -----------    -----------
  Total liabilities                                   862,000      1,666,000
Stockholders' equity                               13,818,000     11,073,000
                                                  -----------    -----------
    Total liabilities and stockholders' equity    $14,680,000    $12,739,000
                                                  ===========    ===========


                   INDEPENDENT BANKSHARES, INC.
                    CONDENSED INCOME STATEMENTS
           YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                      1995           1994           1993
                                                                      ----           ----           ----
Income:
  Dividends from subsidiaries (see Note 18)                           $  905,000     $  450,000     $  510,000
  Management fees from subsidiaries                                      177,000        158,000        164,000
  Interest from subsidiaries                                               2,000          2,000          2,000
  Other income                                                                 0              0         77,000
                                                                      ----------     ----------     ----------
    Total income                                                       1,084,000        610,000        753,000
                                                                      ----------     ----------     ----------
Expenses:
  Interest                                                               107,000         86,000        102,000
  Other expenses                                                         756,000      1,381,000        524,000
                                                                      ----------     ----------     ----------
    Total expenses                                                       863,000      1,467,000        626,000
                                                                      ----------     ----------     ----------
Income (loss) before federal income taxes, equity in
 undistributed earnings of subsidiaries, and cumulative
 effect of accounting change                                             221,000       (857,000)       127,000
  Federal income tax benefit                                            (236,000)      (490,000)       (76,000)
                                                                      ----------     ----------     ----------
Income (loss) before equity in undistributed earnings
 of subsidiaries and cumulative effect of accounting change              457,000       (367,000)        51,000
  Equity in undistributed earnings of subsidiaries                       675,000        817,000        978,000
                                                                      ----------     ----------     ----------
Income before cumulative effect of accounting change                   1,132,000        450,000      1,029,000
  Cumulative effect of change in accounting for income
    taxes                                                                      0              0        200,000
                                                                      ----------     ----------     ----------
Net income                                                            $1,132,000     $  450,000     $1,229,000
                                                                      ==========     ==========     ==========


                   INDEPENDENT BANKSHARES, INC.
                CONDENSED STATEMENTS OF CASH FLOWS
           YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995           1994           1993
                                                                      ----           ----           ----
Cash flows from operating activities:
    Net income                                                        $1,132,000     $450,000       $1,229,000
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Cumulative effect of change in accounting
      for income taxes                                                         0            0         (200,000)
    Deferred federal income tax expense                                  547,000      222,000          493,000
    Depreciation and amortization                                          2,000        1,000            2,000
    Equity in undistributed earnings of subsidiaries                    (675,000)    (817,000)        (978,000)
    Gain on sale of subsidiary                                                 0            0          (75,000)
    Decrease (increase) in other assets                                  (97,000)       4,000           25,000
    Increase (decrease) in accrued interest payable
      and other liabilities                                             (390,000)     681,000         (134,000)
                                                                      ----------     --------       ----------
        Net cash provided by operating activities                        519,000      541,000          362,000
                                                                      ----------     --------       ----------
Cash flows from investing activities:
    Proceeds from sale of premises and equipment                               0            0            1,000
    Proceeds from sale of subsidiary                                           0            0           75,000
    Acquisition of subsidiary                                                  0            0         (650,000)
    Capital distribution from subsidiary                                       0            0        1,500,000
                                                                      ----------     --------       ----------
        Net cash provided by investing activities                              0            0          926,000
                                                                      ----------     --------       ----------
Cash flows from financing activities:
    Proceeds from notes payable                                          275,000            0          450,000
    Repayment of notes payable                                          (687,000)    (261,000)      (1,542,000)
    Net proceeds from issuance of equity securities                       34,000        2,000           10,000
    Cash paid for fractional shares in stock dividend                     (4,000)           0           (4,000)
    Repurchase of Series A Preferred Stock                                     0            0         (173,000)
    Payment of cash dividends                                           (187,000)    (140,000)         (75,000)
                                                                      ----------     --------       ----------
       Net cash used in financing activities                            (569,000)    (399,000)      (1,334,000)
                                                                      ----------     --------       ----------
Net increase (decrease) in cash and cash equivalents                     (50,000)     142,000          (46,000)
Cash and cash equivalents at beginning of year                           241,000       99,000          145,000
                                                                      ----------     --------       ----------
    Cash and cash equivalents at end of year                          $  191,000     $241,000       $   99,000
                                                                      ==========     ========       ==========


NOTE 20:  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended
December 31, 1995, 1994 and 1993, is as follows:


                                                                      1995           1994           1993
                                                                      ----           ----           ----
Cash paid during the year for:
  Interest                                                            $4,835,000     $3,337,000     $3,215,000
  Federal income taxes                                                    15,000         17,000         38,000
Noncash investing activities:
  Additions to real estate and other repossessed assets
    during the year through foreclosures                               1,039,000        424,000        457,000
  Sales of real estate and other repossessed assets
    financed with loans                                                  196,000        335,000        202,000
  Transfer of real estate and other repossessed assets
    to loans                                                             125,000              0              0
  Increase (decrease) in unrealized gain/loss on
    available-for-sale securities, net of tax                            168,000       (306,000)       206,000
  Other liabilities replaced with notes payable                          334,000              0              0


NOTE 21:  SUBSEQUENT EVENT

     First State, N.A., Abilene completed the acquisition of Peoples National Bank in Winters, Texas ("Peoples National") effective January 1, 1996. At December 31, 1995, Peoples National had total assets of $5,505,000, total loans, net of unearned income, of $2,767,000, total deposits of $4,958,000 and stockholders' equity of $525,000. These amounts are not included in the Consolidated Balance Sheet for the Company at December 31, 1995.

QUARTERLY DATA (UNAUDITED)

     The following table presents the unaudited results of operations for the past two years by quarter. See "Note 12:
Earnings Per Share" in the Company's Consolidated Financial
Statements.


                                                                      1995
                                                                      ----
                                                  First     Second    Third     Fourth
                                                  Quarter   Quarter   Quarter   Quarter   Total
                                                  -------   -------   -------   -------   -----
                                                     (In thousands, except per share amounts)
Interest income                                   $2,811    $2,971    $3,049    $3,131    $11,962
Interest expense                                   1,128     1,331     1,401     1,449      5,309
Net interest income                                1,683     1,640     1,648     1,682      6,653
Provision for loan losses                             42        30        69        65        206
Income before federal income taxes                   502       277       479       456      1,714
Net income                                           332       182       317       301      1,132

Primary earnings per common share
  available to common stockholders:
    Income before federal income taxes            $ 0.46    $ 0.25    $ 0.44    $ 0.42    $  1.57
    Net income                                      0.30      0.16      0.29      0.27       1.02

Fully diluted earnings per common share
  available to common stockholders:
    Income before federal income taxes            $ 0.37    $ 0.20    $ 0.36    $ 0.34    $  1.27
    Net income                                      0.25      0.14      0.23      0.22       0.84

                                                                      1994
                                                                      ----
                                                  First     Second    Third     Fourth
                                                  Quarter   Quarter   Quarter   Quarter   Total
                                                  -------   -------   -------   -------   -----
                                                     (In thousands, except per share amounts)
Interest income                                   $2,471    $2,491    $2,506    $2,663    $10,131
Interest expense                                     791       821       875       965      3,452
Net interest income                                1,680     1,670     1,631     1,698      6,679
Provision for loan losses                             21        31        40        55        147
Income (loss) before federal income taxes            324       397       119      (163)       677
Net income (loss)                                    215       262        79      (106)       450

Primary earnings per common share
  available to common stockholders:
    Income (loss) before federal income taxes     $ 0.29    $ 0.36    $ 0.10    $(0.17)   $  0.58
    Net income (loss)                               0.19      0.23      0.06     (0.12)      0.36

Fully diluted earnings per common share
  available to common stockholders:
    Income (loss) before federal income taxes     $ 0.24    $ 0.29    $ 0.09     $(0.12)  $  0.50
    Net income (loss)                               0.16      0.19      0.06      (0.12)     0.33


     The above unaudited financial information reflects all adjustments that are, in the opinion of management, necessary to present a fair statement of the results of operations for the interim periods presented.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected consolidated financial information for the last five years. Such financial information has been restated to reflect the 5% stock dividend paid to stockholders in May 1993 and the 33-1/3% stock dividend paid to stockholders in May 1995. See "Note 1: Summary of Significant Accounting Policies-Principles of Consolidation," "Note 2: Quasi-reorganization," "Note 3: Sale of Subsidiary Bank," "Note 4:
Acquisition of Subsidiary Bank," "Note 9: Notes Payable" and "Note 12: Earnings Per Share" in the Company's Consolidated Financial Statements for other significant changes in financial statement items.


                                                  1995      1994      1993      1992      1991
                                                  ----      ----      ----      ----      ----
                                                    (In thousands, except per share amounts)
Balance sheet information:
  Assets                                          $180,344  $159,860  $160,712  $160,554  $149,052
  Loans, net of unearned income                     81,927    81,306    69,647    52,967    52,545
  Deposits                                         164,704   146,184   147,785   134,679   137,535
  Notes payable                                        849       930     1,194     2,290     2,610
  Stockholders' equity                              13,818    11,073    10,845     8,238     6,380

Income statement information:
  Total interest income                           $ 11,962  $ 10,131  $  9,221  $  9,715  $ 11,438
  Net interest income                                6,653     6,679     6,045     5,639     5,188
  Income before extraordinary item and
    cumulative effect of accounting change           1,132       450     1,029       839       224
  Extraordinary item                                     0         0         0       192         0
  Cumulative effect of accounting change                 0         0       200         0         0
  Net income                                         1,132       450     1,229     1,031       224

Primary earnings per common share
  available to common stockholders:
    Income before extraordinary item and
      cumulative effective of accounting change   $   1.02  $   0.36  $   0.92  $   0.72  $   0.13
    Extraordinary item                                0.00      0.00      0.00      0.19      0.00
    Cumulative effect of accounting change            0.00      0.00      0.19      0.00      0.00
                                                  --------  --------  --------  --------  --------
    Net income                                    $   1.02  $   0.36  $   1.11  $   0.91  $   0.13
                                                  ========  ========  ========  ========  ========
Fully diluted earnings per common share
  available to common stockholders:
    Income before extraordinary item and
      cumulative effect of accounting change      $   0.84  $   0.33  $   0.76  $   0.60  $   0.13
    Extraordinary item                                0.00      0.00      0.00      0.14      0.00
    Cumulative effect of accounting change            0.00      0.00      0.15      0.00      0.00
                                                  --------  --------  --------  --------  --------
    Net income                                    $   0.84  $   0.33  $   0.91  $   0.74  $   0.13
                                                  ========  ========  ========  ========  ========
 Cash dividends per common share                  $   0.11  $   0.07  $   0.00  $   0.00  $   0.00
                                                  ========  ========  ========  ========  ========


MARKET INFORMATION

     Since September 12, 1995, the Company's Common Stock has traded on the American Stock Exchange (the "AMEX") under the symbol "IBK." Prior to September 12, 1995, the Common Stock traded on the Nasdaq Small-Cap Market.

     The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock as quoted on the AMEX and Nasdaq Small-Cap Market and the amount of cash dividends paid per share, adjusted for the 33-1/3% stock dividend paid to stockholders in May 1995.


                                                                      Cash
                                                                      Dividends
                                                  High      Low       Per Share
                                                  -----     ---       ---------
     1994
     ----
     First Quarter                                $ 6-3/4   $6        $     0
     Second Quarter                                 7-1/8    6-1/8     0.0225
     Third Quarter                                  7-1/8    6-3/8     0.0225
     Fourth Quarter                                 6-3/4    5-3/4     0.0225

     1995
     ----
     First Quarter                                  6         5-1/4    0.0225
     Second Quarter                                 7-1/2     5-1/4    0.03
     Third Quarter                                 11-1/4     7-1/4    0.03
     Fourth Quarter                                10-7/8    10-1/4    0.03

     1996
     ----
     First Quarter (through March 15, 1996)        10-1/2     9-3/4    0.03


     The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

     According to the records of the Company's transfer agent, there were 1,268 stockholders of record at December 31, 1995.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Company

     Independent Bankshares, Inc. (the "Company") is a multi-bank holding company that, at December 31, 1995, owned 100% of Independent Financial Corp. ("Independent Financial") which, in turn, owned 100% of First State Bank, National Association, Abilene, Texas ("First State, N.A., Abilene") and First State Bank, National Association, Odessa, Texas ("First State, N.A., Odessa") (collectively, the "Banks"). First State, N.A., Abilene has two branches in Abilene, one in Stamford, Texas, and one in Winters, Texas, and First State, N.A., Odessa has two branches in Odessa.

     First State, N.A., Abilene, acquired Peoples National Bank, Winters, Texas ("Peoples National") effective January 1, 1996. The existing location of Peoples National has subsequently been closed and merged with and into First State, N.A., Abilene's existing branch facility in Winters.

General

     The following discussion and analysis presents the more significant factors affecting the Company's financial condition at December 31, 1995 and 1994, and results of operations for each of the three years in the period ended December 31, 1995, after accounting for the sale and acquisition of the subsidiary banks noted below and after giving effect to the quasi-reorganization of the Company effective December 31, 1989. This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements, notes thereto and other financial information appearing elsewhere in this annual report.

Acquisition of Subsidiary Bank

     During the third quarter of 1993, as a result of its purchase of $450,000 of stock, the Company acquired control and increased its ownership of Winters State Bank, Winters, Texas ("Winters State") from 28.2% to 94.3%. The acquisition was accounted for under the purchase method of accounting, and the assets and liabilities of Winters State were recorded at their estimated fair value. To fund the original stock purchase, the Company obtained a $450,000 loan from a financial institution in Amarillo, Texas (the "Amarillo Bank"), which was paid off during 1995. Subsequent to the date of acquisition, the Company purchased the remaining minority interests in Winters State.

     The operations of Winters State from August 31, 1993 through December 31, 1993, are included in the Company's Consolidated Income Statement for the year ended December 31, 1993. Net interest income of Winters State for the last four months of 1993 was $233,000. Income before federal income taxes of Winters State for that same period was $14,000. At August 31, 1993, the date of acquisition, Winters State had $16,316,000 in total assets, $7,453,000 in total loans, net of unearned income, $15,079,000 in total deposits and stockholders' equity of $1,142,000.

Results of Operations

General

     Net income for the year ended December 31, 1995, amounted to $1,132,000 ($1.02 primary earnings per common share) compared to net income of $450,000 ($0.36 primary earnings per common share) for the year ended December 31, 1994, and net income of $1,229,000 ($1.11 primary earnings per common share) for the year ended December 31, 1993. The results of operations for 1995 included legal and settlement expenses of $205,000 ($135,000, net of tax), or $0.13 primary earnings per common share, incurred as a result of the final settlement of certain litigation. The results of operations for 1994 were negatively impacted by the accrual of $900,000 ($594,000, net of tax), or $0.57 primary earnings per common share, for the reimbursement of certain legal fees, expenses and settlement costs in connection with the same litigation. See "Note 15: Commitments and Contingent Liabilities" to the Company's Consolidated Financial Statements. The results of operations for 1993 included a $286,000 ($189,000, net of tax) gain, or $0.18 primary earnings per common share, recognized on the transfer of the deposits, premises and equipment and certain loans of a former subsidiary of the Company, Olton State Bank, Olton, Texas ("Olton State") on January 1, 1993.

     The results for 1993 also included income of $200,000, or $0.19 primary earnings per common share, from the cumulative effect of a change in accounting for income taxes as a result of the Company's adoption of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"), effective January 1, 1993. FAS 109 permits the recognition of deferred tax assets to a greater extent than previously permitted and requires companies to adopt the liability method for computing income taxes. In adopting FAS 109, the Company established a gross deferred tax asset of $3,190,000, a portion of which related to the Company's federal tax net operating loss carryforwards and deductible temporary differences arising prior to the Company's quasi-reorganization as of December 31, 1989. FAS 109 requires that consideration be given to establishing a valuation allowance against such deferred tax assets. The Company established a valuation allowance of $2,290,000, resulting in a net deferred tax asset of $900,000. As a result of the quasi-reorganization, approximately $700,000 of the cumulative effect of the change in accounting method was credited directly to additional paid-in capital and $200,000 was credited to income during 1993 as a cumulative effect of an accounting change.

     Two industry measures of the performance by a banking institution are its return on average assets and return on average stockholders' equity. Return on average assets ("ROA") measures net income in relation to average total assets and indicates a company's ability to employ its resources profitably. During 1995, the Company's ROA was 0.67%, compared to 0.28% for 1994 and 0.81% for 1993. Excluding the unusual and extraordinary items noted above, the Company's ROA for 1995, 1994 and 1993 would have been 0.75%, 0.65% and 0.55%, respectively.

     Return on average stockholders' equity ("ROE") is determined by dividing net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. During 1995, the Company's ROE was 8.99%, compared to 3.98% for 1994 and 12.50% for 1993.
Excluding the unusual and extraordinary items noted above, the Company's ROE for 1995, 1994 and 1993 would have been 10.06%, 9.24% and 8.54%, respectively.

Net Interest Income

     Net interest income represents the amount by which interest income on interest-earning assets, including loans and securities, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company's earnings. Interest rate fluctuations, as well as changes in the amount and type of interest-earning assets and interest-bearing liabilities, combine to affect net interest income.

     Net interest income amounted to $6,653,000 for 1995, a decrease of $26,000 or 0.4% from 1994. Net interest income for 1994 was $6,679,000, an increase of $634,000, or 10.5%, from net interest income of $6,045,000 for 1993. The small decrease in 1995 was due to an increase in average net earning assets (average interest-earning assets minus average interest-bearing liabilities), which was offset by a decrease in the Company's net interest margin. The increase in 1994 was due primarily to a significant increase in the amount of loans outstanding, which generally earn a higher rate of interest than securities and federal funds sold. The net interest margin on a fully taxable-equivalent basis was 4.29% for 1995, compared to 4.62% for 1994 and 4.37% for 1993. The decrease in the net interest margin in 1995 was a result of a decrease of $7,423,000 in average noninterest-bearing and interest-bearing demand deposits and an increase of $15,362,000 in average interest-bearing time deposits, combined with a rising interest rate environment on such time deposits during most of 1995. The improvement in the net interest margin in 1994 was a result of the same reasons noted above for the increase in net interest income.

     The quoted national prime interest rate began the year at 8.50%, increased to 9.00% in February, but decreased to 8.75% in July and to 8.50% in December 1995. At December 31, 1995, approximately $21,360,000, or 26.1%, of the Company's total loans, net of unearned income, were tied to fluctuations in the prime rate. This amount represented 47.0% of loans, excluding loans to individuals, which are always fixed rate in nature. Average rates paid for various types of deposits increased in 1995. For example, the average rate paid by the Company for certificates of deposit and other time deposits of $100,000 or more increased to 5.61% during 1995 from 3.78% in 1994. The average rate paid for certificates of deposit less than $100,000 also increased from 3.62% in 1994 to 5.41% in 1995. Rates on other types of deposits, such as savings accounts, money market accounts and NOW accounts, increased slightly from an average of 2.16% in 1994 to an average of 2.35% in 1995. Given the fact that the Company's interest-bearing liabilities are subject to repricing faster than its interest-earning assets in the very short term, a rising interest rate environment normally produces a lower net interest margin than a falling interest rate environment. As noted under "Analysis of Financial Condition - Interest Rate Sensitivity" below, because the Company's interest-bearing demand, savings and money market deposits are somewhat less rate-sensitive (as indicated above), the Company's net interest margin does not necessarily decrease in a rising interest rate environment.

     The following table presents the average balance sheets of the Company for each of the last three fiscal years and indicates the interest earned or paid on each major category of interest-earning assets and interest-bearing liabilities on a fully taxable-equivalent basis, and the average rates earned or paid on each major category. This analysis details the contribution of interest-earning assets and the overall impact of the cost of funds on net interest income.


                                                                      Year Ended December 31,
                                   --------------------------------------------------------------------------------------
                                             1995                          1994                          1993
                                             ----                          ----                          ----
                                             Interest                      Interest                      Interest
                                   Average   Income/   Yield/    Average   Income/   Yield/    Average   Income/   Yield/
                                   Balance   Expense   Rate      Balance   Expense   Rate      Balance   Expense   Rate
                                   -------   --------  ------    -------   --------  ------    -------   --------  ------
ASSETS(1)                                                          (Dollars in thousands)
Interest-earning assets:
  Loans, net of unearned income(2) $ 82,302  $ 7,726    9.39%    $ 74,727  $ 6,918   9.26%     $ 59,767  $5,333    8.92%
  Securities(3)                      41,846    2,391    5.71       53,986    2,521   4.67        68,409   3,595    5.26
  Federal funds sold                 31,076    1,847    5.94       15,939      697   4.37        10,171     300    2.95
                                   --------  -------   -----     --------  -------   ----      --------  ------    ----
    Total interest-earning assets   155,224   11,964    7.71      144,652   10,136   7.01       138,347   9,228    6.67
                                   --------  -------   -----     --------  -------   ----      --------  ------    ----
Noninterest-earning assets:
  Cash and due from banks             7,066                         8,060                         7,138
  Premises and equipment, net         4,211                         4,458                         4,052
  Accrued interest receivable
    and other assets                  3,817                         3,617                         3,660
  Allowance for possible loan
    losses                             (786)                         (805)                         (725)
                                   --------                      --------                      --------
    Total noninterest-earning
      assets                         14,308                        15,330                        14,125
                                   --------                      --------                      --------
          Total assets             $169,532                      $159,982                      $152,472
                                   ========                      ========                      ========
LIABILITIES AND STOCKHOLDERS' EQUITY(1)
Interest-bearing liabilities:
  Demand, savings and money
    market deposits                $ 53,391  $ 1,257    2.35%    $ 59,689  $ 1,288   2.16%     $ 57,880  $1,237    2.14%
  Time deposits                      72,137    3,944    5.47       56,775    2,076   3.66        54,132   1,835    3.39
                                   --------  -------   -----     --------  -------   ----      --------  ------    ----
    Total interest-bearing deposits 125,528    5,201    4.14      116,464    3,364   2.89       112,012   3,072    2.74
  Notes payable                       1,069      108   10.10        1,061       88   8.29         1,260     104    8.25
                                   --------  -------   -----     --------  -------   ----      --------  ------    ----
    Total interest-bearing
      liabilities                   126,597    5,309    4.19      117,525    3,452   2.94       113,272   3,176    2.80
                                   --------  -------   -----     --------  -------   ----      --------  ------    ----
Noninterest-bearing liabilities:
  Demand deposits                    29,019                        30,144                        28,416
  Accrued interest payable and
    other liabilities                 1,322                         1,011                           942
                                   --------                      --------                      --------
     Total noninterest-bearing
       liabilities                   30,341                        31,155                        29,358
                                   --------                      --------                      --------
         Total liabilities          156,938                       148,680                       142,630
                                   --------                      --------                      --------
Series A preferred stock                  0                             0                            11
Stockholders' equity                 12,594                        11,302                         9,831
                                   --------                      --------                      --------
         Total liabilities and
           stockholders' equity    $169,532                      $159,982                      $152,472
                                   ========                      ========                      ========
Net interest income                          $ 6,655                       $ 6,684                       $6,052
                                             =======                       =======                       ======
Interest rate spread(4)                                 3.52%                        4.07%                         3.87%
                                                       =====                         ====                          ====
Net interest margin(5)                                  4.29%                        4.62%                         4.37%
                                                       =====                         ====                          ====

______________________________

(1) The Average Balance and Interest Income/Expense columns include all of the balance sheet and income statement accounts of Winters State beginning August 31, 1993 (the date of acquisition of such bank).

(2) Nonaccrual loans are included in the Average Balance columns and income recognized on these loans, if any, is included in the Interest Income/Expense columns. Interest income on loans includes fees on loans, which are not material in amount.

(3) Nontaxable interest income on securities was adjusted to a taxable yield assuming a tax rate of 34%.

(4) The interest rate spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5) The net interest margin is equal to net interest income, on a fully taxable-equivalent basis, divided by average interest-earning assets.


     The following table presents the changes in the components of net interest income and identifies the part of each change due to differences in the average volume of interest-earning assets and interest-bearing liabilities and the part of each change due to the average rate on those assets and liabilities. The changes in interest due to both volume and rate in the table have been allocated to volume or rate change in proportion to the absolute amounts of the change in each.


                                   1995 vs 1994                       1994 vs 1993 (1)
                                   ------------                       ----------------
                                   Increase (Decrease) Due To         Increase (Decrease) Due To
                                   Changes In:                        Changes In:
                                   --------------------------         ---------------------------
                                   Volume    Rate      Total          Volume    Rate      Total
                                   ------    ----      -----          ------    ----      -----
                                                            (In thousands)
  Interest-earning assets:
    Loans, net of unearned income  $710      $   98    $  808         $1,376    $ 209     $1,585
    Securities (2)                 (629)        499      (130)          (702)    (372)    (1,074)
    Federal funds sold              834         316     1,150            268      129        397
                                   ----      ------    ------         ------    -----     ------
            Total interest income   915         913     1,828            942      (34)       908
                                   ----      ------    ------         ------    -----     ------
  Interest-bearing liabilities:
    Deposits:
      Demand, savings and money
        market deposits            (140)        109       (31)            39       12         51
      Time deposits                 660       1,208     1,868             92      149        241
                                   ----      ------    ------         ------    -----     ------
            Total deposits          520       1,317     1,837            131      161        292
    Notes payable                     1          19        20            (17)       1        (16)
                                   ----      ------    ------         ------    -----     ------
            Total interest expense  521       1,336     1,857            114      162        276
                                   ----      ------    ------         ------    -----     ------
  Increase (decrease) in net
    interest income                $394      $ (423)   $  (29)        $  828    $(196)    $  632
                                   ====      ======    ======         ======    =====     ======

______________________________


(1) Income statement items include all of the income statement accounts of Winters State beginning August 31, 1993 (the date of acquisition of such bank).

(2) Information with respect to interest income on tax-exempt securities is provided on a fully taxable-equivalent basis assuming a tax rate of 34%.


Provision for Loan Losses

     The amount of the provision for loan losses is based on periodic (not less than quarterly) evaluations of the loan portfolio, especially nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process conducted by the Company that is independent of the management of the Banks; expectations of future economic conditions and their impact on particular industries and individual borrowers; the market value of collateral; the strength of available guarantees; concentrations of credits; and other judgmental factors. The provision for loan losses for the year ended December 31, 1995, was $206,000, compared to $147,000 for the year ended December 31, 1994, which represents an increase of $59,000, or 40.1%. The increase in the provision for loan losses during 1995 was a result of increased repossessions and associated charge-offs relating to the Company's indirect installment lending program.
The provision for loan losses for the year ended December 31, 1993, was $154,000. The reduced provisions over the past several years reflect the general stabilization of the economic conditions in the Company's primary service area. In addition, the overall quality of the Company's loan portfolio has improved during that same period of time, necessitating generally lower provisions.

Noninterest Income

     Noninterest income increased $12,000, or 0.8%, from $1,497,000 in 1994 to $1,509,000 in 1995. The amount for 1994 decreased
$387,000, or 20.5%, from $1,884,000 in 1993.

     Service charges on deposit accounts and charges for other types of services are the major source of noninterest income to the Company. Service charge income decreased $59,000, or 4.8%, from $1,226,000 in 1994 to $1,167,000 in 1995, primarily due to a reclassification of income received in relation to printed checks from service charges to other income. This source of income increased $145,000, or 13.4%, from $1,081,000 in 1993 to $1,226,000 in 1994. The 1994 increase was a result of an increase in the average amount of demand deposits at the Banks and the fact that the operations of Winters State were included in the Consolidated Income Statement for all of 1994, but only for the last four months of 1993.

     Trust fees from the operation of the trust department of First State, N.A., Odessa increased $32,000, or 18.9%, from $169,000 during 1994 to $201,000 during 1995 and increased $29,000, or 20.7%, from $140,000 in 1993, to $169,000 in 1994. The respective increases are due to the growth in assets under management by the trust department in 1995 and 1994 and to a one-time fee of $24,000 received in 1995 for services performed as executor of an estate.

     As noted above, the Company recorded a gain of $286,000 on the transfer of the various assets and liabilities of Olton State in January 1993. There were no sales of securities during 1993 or 1995 and $8,000 of securities were sold during 1994. The securities portfolio had an average maturity of approximately 1.46 years at December 31, 1995, compared to approximately 1.02 years at December 31, 1994.

     Other income is the sum of several small components of other operating income including safe deposit box rental income and other sources of miscellaneous income. Other income increased $39,000, or 38.2% from $102,000 in 1994 to $141,000 in 1995, as a result of the reclassification of income relating to printed checks noted above. This increase was offset somewhat by a reduction in insurance premium income from the sale of single interest insurance on automobiles securing indirect installment loans. The reduction in other income in 1994 was primarily due to the reclassification of certain other charges from other income to service charges in 1994.

Noninterest Expenses

     Noninterest expenses decreased $1,110,000, or 15.1%, from $7,352,000 in 1994 to $6,242,000 in 1995. The amount for 1994 was up $1,130,000, or 18.2%, from $6,222,000 in 1993.  The decrease from 1994 to 1995 and the increase from 1993 to 1994 was primarily due to the accrual during 1994 of $900,000 for the reimbursement of certain legal fees, expenses and settlement costs in connection with certain litigation. See "Note 15: Commitments and Contingent Liabilities" to the Company's Consolidated Financial Statements and "Item 3. Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     Salaries and employee benefits increased $11,000, or 0.4%, from $2,838,000 in 1994 to $2,849,000 in 1995. Despite overall salary increases effective January 1, 1995, salaries and benefits have been stable due to the ecomonies of scale achieved as a result of the branching of The First National Bank in Stamford, Stamford, Texas ("First National"), and Winters State with and into First State, N.A., Abilene during the fourth quarter of 1994. The amount for 1994 increased $263,000, or 10.2%, from $2,575,000 in 1993 to
$2,838,000 in 1994.  Approximately $195,000, or 74.1%, of the
increase in 1994 was due to the fact that a full year of operations for Winters State is included in the 1994 amount while only four months of operations for that bank is included in the 1993 amount.

     Equipment expense increased from $641,000 in 1994 to $723,000 in 1995, an increase of $82,000, or 12.8%, and increased $188,000, or 41.5%, from $453,000 in 1993 to $641,000 in 1994. Equipment leased to enable the Banks to do their own data processing internally was the primary cause of the increase. First National was converted to the new data processing system during the fourth quarter of 1993 and First State, N.A., Abilene and First State, N.A., Odessa were converted during the first quarter of 1994. The Company's third-party data processing contracts expired during the first five months of 1994. In addition, Winters State performed its own data processing prior to conversion to the new system in February 1995.

     Net occupancy expense decreased $30,000, or 4.5%, from $673,000 in 1994 to $643,000 in 1995, primarily due to lower amounts of depreciation expense as a result of certain fixed assets whose estimated useful lives have expired. Net occupancy expense increased $71,000, or 11.8%, from $602,000 in 1993 to $673,000 in

1994. Approximately two-thirds of the increase in 1994 was a result of the operations of Winters State being included for a full year in the Company's 1994 Consolidated Income Statement.

     Legal fees and expense decreased $863,000, or 71.5%, from $1,207,000 in 1994 to $344,000 in 1995, and increased $919,000, or
319.1%, from $288,000 in 1993 to the 1994 amount as a result of the $900,000 accrual in 1994 noted above.

     Stationery, printing and supplies expense increased $45,000, or 19.9%, from $226,000 in 1994 to $271,000 in 1995 due primarily to an increase in paper costs. Accounting fees decreased $25,000, or 18.5%, from $135,000 in 1994 to $110,000 in 1995, as a result of the change in independent public accountants, which was made in 1994. Data processing expense decreased $139,000, or 58.6%, from $237,000 in 1994 to $98,000 in 1995, directly as a result of the conversion to an in-house data processing system as noted above. The Company expects to continue significant savings in the future in the area of data processing expense.

     Federal Deposit Insurance Corporation ("FDIC") insurance expense decreased $170,000, or 50.6%, from $336,000 in 1994 to
$166,000 in 1995 as a result of a reduction by the FDIC of deposit insurance rates for banks, which became effective June 1, 1995. The deposit insurance rate that the Banks pay decreased from $0.23 per $100 of deposits to $0.04 per $100 of deposits.

     Net costs applicable to real estate and other repossessed assets consists of expenses associated with holding and maintaining various repossessed assets, the net gain or loss on the sales of such assets, the write-down of the carrying value of the assets and any rental income on such assets that is credited as a reduction in such expenses. These expenses decreased $3,000, from $4,000 in net income in 1994 to $7,000 net income in 1995, as a result of gains on sales of, and rental income received on, such assets. The amount of the Company's real estate and other repossessed assets has continued to decline over the past few years.

     Other noninterest expense includes, among many other items, postage, advertising, insurance, directors' fees, dues and subscriptions, regulatory examinations, franchise taxes, travel and entertainment and due from bank account charges. These expenses decreased $18,000, or 1.7%, from $1,063,000 in 1994 to $1,045,000 in 1995. The decrease was primarily due to savings achieved as a result of the merger of Winters State and First National into First State, N.A., Abilene in November 1994.

     All of the major categories of noninterest expense, with the exception of accounting fees, data processing expense and net costs applicable to real estate and other repossessed assets, increased from 1993 to 1994, primarily due to the inclusion of a full year's results of operations of Winters State in the Company's 1994 Consolidated Income Statement.

Federal Income Taxes

     The Company effected a quasi-reorganization as of December 31, 1989. A quasi-reorganization is an elective accounting procedure under Generally Accepted Accounting Principles ("GAAP") in which assets and liabilities of the Company were restated to fair value and the Company's accumulated deficit was reduced to zero. As a result of this transaction, the Company's net operating loss carryforwards existing at December 31, 1989, and utilized subsequent to the quasi-reorganization date will not be credited to future income. For periods prior to January 1, 1995, the tax effect of the utilization of the Company's net operating loss carryforwards was credited directly to additional paid-in capital. For periods subsequent to December 31, 1994, the tax effect of such utilization has been and will be credited against the Company's gross deferred tax asset. The Company accrued $582,000, $227,000 and $524,000 in federal income taxes in 1995, 1994 and 1993, respectively, and all of these amounts but $35,000 in 1995, $5,000 in 1994 and $31,000 in 1993 were transferred from federal income taxes payable to reduce the Company's deferred tax asset in 1995 and to increase additional paid-in capital in 1994 and 1993. Accordingly, the tax effect of utilization of these net operating losses in 1995, 1994 and 1993 totaled $547,000, $222,000 and
$493,000, respectively.  The $35,000, $5,000 and $31,000 not transferred from federal income taxes payable represents alternative minimum taxes accrued by the Company for 1995, 1994 and 1993, respectively.

Cumulative Effect of Change in Accounting for Income Taxes

     Effective January 1, 1993, the Company adopted FAS 109. FAS 109 permits the recognition of deferred tax assets to a greater extent than previously permitted and requires companies to adopt the liability method for computing income taxes. In adopting FAS 109, the Company established a gross deferred tax asset of $3,190,000, a portion of which relates to the Company's federal tax net operating loss carryforwards and deductible temporary differences arising prior to the Company's quasi-reorganization as of December 31, 1989. FAS 109 requires that consideration be given to establishing a valuation allowance against such deferred tax assets. The Company established a valuation allowance of $2,290,000, resulting in a net deferred tax asset of $900,000. As a result of the quasi-reorganization, approximately $700,000 of the cumulative effect of the change in accounting method was credited directly to additional paid-in capital and $200,000 was credited to income during 1993 as a cumulative effect of an accounting change.

Impact of Inflation

     The effects of inflation on the local economy and on the Company's operating results have been relatively modest for the past several years. Because substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Company attempts to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "Analysis of Financial Condition - Interest Rate Sensitivity" below.

Analysis of Financial Condition

Assets

     Total assets increased $20,484,000, or 12.8%, from $159,860,000 at December 31, 1994, to $180,344,000 at December 31,
1995, primarily due to the growth in deposits at the Banks in 1995. Total assets of the Company decreased $852,000, or 0.5%, from $160,712,000 at December 31, 1993, to $159,860,000 at December 31,
1994. The slight decrease during 1994 was due to a decrease in deposits at the Company's Stamford and Winters branch locations, which was partially offset by deposit growth at the Abilene and Odessa locations.

Cash and Cash Equivalents

     At December 31, 1995, cash and cash equivalents were $34,759,000, a decrease of $4,005,000, or 10.3%, from the December
31, 1994, balance of $38,764,000, which represented an increase of $19,496,000, or 101.2%, over the December 31, 1993, balance of
$19,268,000.  At December 31, 1995, the Company had $26,200,000 in
federal funds sold, down from $31,200,000 at December 31, 1994, due to an increased amount of funds being invested in investment securities. Cash and cash equivalents averaged $38,142,000, $23,999,000 and $17,309,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

Securities

     Securities increased $22,602,000, or 67.9%, from $33,305,000 at December 31, 1994, to $55,907,000 at December 31, 1995.  The
increase in 1995 was due primarily to an increase in deposits, which were used to purchase investment securities. The December 31, 1994, balance decreased $31,396,000, or 48.5%, from the
December 31, 1993, balance of $64,701,000. The decline in 1994 was attributed to the fact that the Banks had collectively increased the amount of loans outstanding and the Company had decided to invest temporarily in federal funds sold.

     The board of directors of each Bank reviews all securities transactions monthly and the securities portfolio periodically.
The Company's current investment policy provides for the purchase of U.S. Treasury securities and federal agency securities having maturities of five years or less and for the purchase of state, county and municipal agency's securities with maximum maturities of 10 years. The Company's policy is to maintain a securities portfolio with a mixture of securities classified as held-to-maturity and available-for-sale with staggered maturities to meet its overall liquidity needs. Municipal securities must be rated A or better. Certain school district issues, however, are acceptable with a Baa rating. Securities totaling $16,746,000 are classified as available-for-sale and are carried at fair value at December 31, 1995. Securities totaling $39,161,000 are classified as held-to-maturity and are carried at amortized cost. During the fourth quarter of 1995, the Company transferred $160,000 of mortgage-backed securities from held-to-maturity securities to available-for-sale securities. The decision to sell securities classified as available-for-sale is based upon management's assessment of changes in economic or financial market conditions.

     Certain of the Company's securities are pledged to secure public and trust fund deposits and for other purposes required or permitted by law. At December 31, 1995, the book value of U.S. Government and other securities so pledged amounted to $6,423,000, or 11.5% of the total securities portfolio.

     The following table summarizes the amounts and the distribution of the Company's investment securities held at the dates indicated:


                                                            December 31,
                                                            ------------
                                        1995                     1994                1993
                                        ----                     ----                ----
                                   Amount    %              Amount    %         Amount    %
                                   ------    -              ------    -         ------    -
                                                            (In thousands)
Carrying value:
  U.S. Treasury securities         $32,297    57.8%         $31,441    94.4%    $55,664    86.0%
  Obligations of other U.S.
    Government agencies and
    corporations                    23,021    41.2            1,154     3.5       8,179    12.6
  Mortgage-backed securities           146     0.2              177     0.5         300     0.5
  Obligations of states and
    political subdivisions               0      --               90     0.3         130     0.2
  Other securities                     443     0.8              443     1.3         428     0.7
                                   -------   -----          -------   -----     -------   -----
     Total securities              $55,907   100.0%         $33,305   100.0%    $64,701   100.0%
                                   =======   =====          =======   =====     =======   =====
     Total market value            $56,132                  $32,991             $64,856
                                   =======                  =======             =======


     The market value of held-to-maturity securities is usually different from the reported carrying value of such securities due to interest rate fluctuations that cause market valuations to change.

     The following table provides the maturity distribution and weighted average interest rates of the Company's total securities portfolio at December 31, 1995. The yield has been computed by relating the forward income stream on the securities, plus or minus the anticipated amortization of premium or accretion of discount, to the book value of the securities. The book value of available-for-sale securities is their fair value. The book value of held-to-maturity securities is their cost, adjusted for previous amortization or accretion. The restatement of the yields on tax-exempt securities to a fully taxable-equivalent basis has been computed assuming a tax rate of 34%.


                                                                           Estimated      Weighted
Type and Maturity Grouping                   Principal      Carrying       Fair           Average
at December 31, 1995                         Amount         Value          Value          Yield
- --------------------------                   ---------      --------       ---------      --------
                                                                      (Dollars in thousands)
U.S. Treasury securities:
    Within one year                          $16,250        $16,313        $16,320        5.59%
    After one but within five years           16,000         15,984         16,068        5.95
                                             -------        -------        -------        ----
      Total U.S. Treasury securities          32,250         32,297         32,388        5.77
                                             -------        -------        -------        ----
Obligations of other U.S. Government
  agencies and corporations:
    After one but within five years           23,000         23,007         23,139        6.60
                                             -------        -------        -------        ----
      Total obligations of other U.S.
        government agencies and corporations  23,000         23,007         23,139        6.60
                                             -------        -------        -------        ----
Mortgage-backed securities                       158            160            160        9.40
                                             -------        -------        -------        ----
Other securities:
    After one but within five years                5              5              5        5.50
    After ten years                              438            438            438        3.56
                                             -------        -------        -------        ----
      Total other securities                     443            443            443        3.59
                                             -------        -------        -------        ----
          Total securities                   $55,851        $55,907        $56,130        6.10%
                                             =======        =======        =======        ====


Loan Portfolio

     Total loans, net of unearned income, increased $621,000, or 0.8%, from $81,306,000 at December 31, 1994, to $81,927,000 at
December 31, 1995. The December 31, 1994, amount is an increase of $11,659,000, or 16.7%, from $69,647,000 at December 31, 1993. The increase during 1995 was a result of an increase in commercial and industrial loans, which was partially offset by decreases in loans to individuals and other loans. The increase in 1994 was due to primarily to an increase in loans to individuals, principally in indirect installment loans.

     The Banks primarily make installment loans to individuals and commercial loans to small to medium-sized businesses and professionals. The Banks offer a variety of commercial lending products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. Typically, the Banks' commercial loans have floating rates of interest, are for varying terms (generally not exceeding five years), are personally guaranteed by the borrower and are collateralized by accounts receivable, inventory or other business assets.

     Due to diminished loan demand in most areas, during the second quarter of 1992, First State, N.A., Odessa instituted an installment loan program whereby it began to purchase automobile loans from automobile dealerships in the Abilene and Odessa/Midland, Texas areas. Under this program, an automobile dealership will agree to make a loan to a prospective customer to finance the purchase of a new or used automobile. The different financial institutions that have a pre-established relationship with the particular dealership review the transaction, including the credit history of the prospective borrower, and decide if they would agree to purchase the loan from the dealership and, if so, at what rate of interest. The dealership selects the financial institution to which it decides to sell the loan. The financial institution purchasing the loan has a direct loan to the borrower collateralized by the automobile, and the dealership realizes a profit based on the difference between the interest rate quoted to the buyer by the dealership and the interest rate at which the loan is purchased by the financial institution. During the second quarter of 1993, First State, N.A., Abilene began a similar indirect installment loan program. At December 31, 1995 and 1994, the Company had approximately $30,206,000 and $29,402,000 net of unearned income, respectively, of this type of loan outstanding.

     The following table presents the Company's loan balances at the dates indicated separated by loan type:


                                                       December 31,
                                                       ------------
                                        1995      1994      1993      1992(1)   1991
                                        ----      ----      ----      -------   ----
                                                       (In thousands)
Loans to individuals                    $39,868   $43,113   $28,538   $17,718   $12,729
Real estate loans                        23,265    22,760    22,658    16,535    16,690
Commercial and industrial loans          19,510    16,702    16,723    16,221    17,533
Other loans                               2,638     2,943     4,322     3,767     5,878
                                        -------   -------   -------   -------   -------
  Total loans                            85,281    85,518    72,241    54,241    52,830
Less unearned income                      3,354     4,212     2,594     1,274       285
                                        -------   -------   -------   -------   -------
    Loans, net of unearned income       $81,927   $81,306   $69,647   $52,967   $52,545
                                        =======   =======   =======   =======   =======
______________________________


(1) Balances at December 31, 1992, do not include the loans of Olton State sold as of January 1, 1993.



     Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. The Company had no concentrations of loans at December 31, 1995, except for those described above. The Banks had no loans outstanding to foreign countries or borrowers headquartered in foreign countries at December 31, 1995.

     Management of each Bank may renew loans at maturity when requested by a customer whose financial strength appears to support such renewal or when such renewal appears to be in the Company's best interest. The Company requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction or modify other terms of the loan at the time of renewal.

     The following table presents the distribution of the maturity of the Company's loans and the interest rate sensitivity of those loans, excluding loans to individuals, at December 31, 1995. The table also presents the portion of loans that have fixed interest rates or interest rates that fluctuate over the life of the loans in accordance with changes in the interest rate environment as represented by the prime rate.


                                             One to    Over      Total
                                   One Year  Five      Five      Carrying
                                   and Less  Years     Years     Value
                                   --------  ------    -----     --------
                                            (In thousands)
Real estate loans                  $ 2,324   $15,916   $5,025    $23,265
Commercial and industrial loans      6,683    10,415    2,412     19,510
Other loans                          1,742       314      582      2,638
                                   -------   -------   ------    -------
  Total loans                      $10,749   $26,645   $8,019    $45,413
                                   =======   =======   ======    =======
With fixed interest rates          $ 2,004   $17,497   $4,552    $24,053
With variable interest rates         8,745     9,148    3,467     21,360
                                   -------   -------   ------    -------
  Total loans                      $10,749   $26,645   $8,019    $45,413
                                   =======   =======   ======    =======


Allowance for Possible Loan Losses

     Implicit in the Company's lending activities is the fact that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with the Company's loan portfolio, additions are made to the Company's allowance for possible loan losses (the "allowance"). The allowance is created by direct charges against income (the "provision" for loan losses), and the allowance is available to absorb possible loan losses. See "Results of Operations - Provision for Loan Losses" above.

     The amount of the allowance equals the cumulative total of the provisions made from time to time, reduced by loan charge-offs and increased by recoveries of loans previously charged off. The Company's allowance was $759,000, or 0.93% of loans, net of unearned income, at December 31, 1995, compared to $817,000, or 1.00% of loans, net of unearned income, at December 31, 1994, and $896,000, or 1.29% of loans, net of unearned income, at December 31, 1993. The reduction in the allowance is primarily due to the improvement in the overall credit quality of the Company's loan portfolio.

     Credit and loan decisions are made by management and the board of directors of each Bank in conformity with loan policies established by the board of directors of the Company. The Company's practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners or for other reasons. The Company charged off $376,000 in loans during 1995. Charge-offs for 1995 were concentrated in the following categories: loans to individuals - $297,000, or 79.0%, and real estate - $72,000, or 19.1%. Charge-
offs on three loans totaled $57,000, or 15.2%, of total charge-offs. The remainder of loan charge-offs were spread among numerous loans, and no other charge-off to any one single borrower during 1995 exceeded $8,000. Recoveries during 1995 were $112,000 and were concentrated in the following categories: commercial and industrial - $52,000, or 46.4%, and loans to individuals - $43,000, or 38.4%. Recoveries of $49,000 on six commercial and industrial loans, $7,000 on one loan to an individual and $15,000 on one other loan accounted for 63.4% of total recoveries during 1995.

     The following table presents the provisions, loans charged off and recoveries of loans previously charged off, the amount of the allowance, average loans outstanding and certain pertinent ratios for the last five years.


                                             1995      1994      1993(1)   1992(1)   1991(1)
                                             ----      ----      -------   -------   -------
                                                            (Dollars in thousands)
Analysis of allowance for
  possible loan losses:
Balance at January 1                         $   817   $   896   $   617   $   669   $ 1,317
    Provision for loan losses                    206       147       154       185       139
    Acquisition of subsidiary                      0         0       233         0         0
                                             -------   -------   -------   -------   -------
                                               1,023     1,043     1,004       854     1,456
                                             -------   -------   -------   -------   -------
Loans charged off:
    Loans to individuals                         297       150        88        40        94
    Real estate loans                             72       119        68       179        44
    Commercial and industrial loans                7        32        69       114       800
    Other loans                                    0        77        16       311        28
                                             -------   -------   -------   -------   -------
      Total charge-offs                          376       378       241       644       966
                                             -------   -------   -------   -------   -------
Recoveries of loans previously
  charged off:
    Loans to individuals                          43        45        28        11        25
    Real estate loans                              2         0         4        56        46
    Commercial and industrial loans               52        48        84        59        90
    Other loans                                   15        59        17       281        18
                                             -------   -------   -------   -------   -------
      Total recoveries                           112       152       133       407       179
                                             -------   -------   -------   -------   -------
        Net loans charged off                    264       226       108       237       787
                                             -------   -------   -------   -------   -------
          Balance at December 31             $   759   $   817   $   896   $   617   $   669
                                             =======   =======   =======   =======   =======
Average loans outstanding,
  net of unearned income                     $82,302   $74,727   $59,767   $50,507   $55,091
                                             =======   =======   =======   =======   =======

                                44


Ratio of net loan charge-offs
  to average loans, net of
  unearned income                               0.32%     0.30%     0.18%     0.47%     1.43%
Ratio of allowance for possible
  loan losses to total loans,
  net of unearned income, at
  December 31                                   0.93      1.00      1.29      1.16      1.27
______________________________


(1) Average loans, net of unearned income, for 1993, 1992 and 1991 include the average loans, net of unearned income, of Winters State from August 31, 1993, through December 31, 1993, and of Olton State from January 1, 1991, through June 30, 1992.


     In the latter half of the 1980's, there was a downward trend in the market value of collateral securing real estate loans and commercial and industrial loans. Foreclosures on defaulted loans resulted in the Company acquiring real estate and other repossessed assets. Foreclosures have continued to occur, although recently at a lower rate, and the amount of real estate and other repossessed assets being carried on the Company's books, although decreasing, is still significant. Accordingly, the Company incurs other expenses, specifically net costs applicable to real estate and other repossessed assets, in maintaining, insuring and selling such assets. The Banks attempt to convert nonperforming loans into interest-earning assets, although usually at a lower dollar amount than the face value of such loans, either through liquidation of the collateral securing the loan or through intensified collection efforts.

     As the economy has recovered and stabilized, there has been a steady reduction in total loan losses and in the amount of the provision necessary to maintain an adequate balance in the allowance. This reflects not only the loan loss trend, but management's assessment of the continued reduction of credit risks associated with the loan portfolio.

     The amount of the allowance is established by management based upon estimated risks inherent in the existing loan portfolio. Management reviews the loan portfolio on a continuing basis to evaluate potential problems. This review encompasses management's estimate of current economic conditions and the potential impact on various industries, prior loan loss experience and financial conditions of individual borrowers. Loans that have been specifically identified as nonperforming or potential problem loans are reviewed on at least a quarterly basis, and management critically evaluates the prospect of ultimate losses arising from such loans, based on the borrower's financial condition and the value of available collateral. When a risk can be specifically quantified for a loan, that amount is specifically allocated in the allowance. In addition, the Company allocates the allowance based upon the historical loan loss experience of the different types of loans. Despite such allocation, both the allocated and unallocated portions of the allowance are available for charge-offs of all loans.

     On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for
Impairment of a Loan" ("FAS 114"). In accordance with FAS 114, any change in the present value of such loans will be recognized as an adjustment to the Company's allowance.

     The following table shows the allocations in the allowance and the respective percentages of each loan category to total loans at year-end for each of the past five years.


                                                                      December 31,
                                                                      ------------
                                             1995                          1994                          1993
                                             ----                          ----                          ----
                                                  Percent of                    Percent of                    Percent of
                                   Amount of      Loans by       Amount of      Loans by       Amount of      Loans by
                                   Allowance      Category to    Allowance      Category to    Allowance      Category to
                                   Allocated      Loans, Net     Allocated      Loans, Net     Allocated      Loans, Net
                                   to             of Unearned    to             of Unearned    to             of Unearned
                                   Category       Income         Category       Income         Category       Income
                                   ---------      -----------    ---------      -----------    ---------      -----------
                                                                      (Dollars in thousands)
Loans to individuals               $136            44.6%         $207            47.8%         $178            37.3%
Real estate loans                   197            28.4           165            28.0           272            32.5
Commercial and industrial loans      96            23.8           122            20.5           212            24.0
Other loans                          59             3.2            68             3.7           108             6.2
                                   ----           -----          ----           -----          ----           -----
  Total allocated                   488           100.0%          562           100.0%          770           100.0%
                                                  =====                         =====                         =====
  Unallocated                       271                           255                           126
                                   ----                          ----                          ----
    Total allowance for possible
      loan losses                  $759                          $817                          $896
                                   ====                          ====                          ====




                                                            December 31,
                                                            ------------
                                                  1992(1)                       1991
                                                  -------                       ----
                                        Percent of     Percent of
                                        Amount of      Loans by       Amount of      Loans by
                                        Allowance      Category to    Allowance      Category to
                                        Allocated      Loans, Net     Allocated      Loans, Net
                                        to             of Unearned    to             of Unearned
                                        Category       Income         Category       Income
                                        ---------      ------------   ---------      -----------
                                                            (Dollars in thousands)
Loans to individuals                    $101            31.0%         $ 18            23.7%
Real estate loans                        142            31.2           123            31.8
Commercial and industrial loans          142            30.7           170            33.4
Other loans                               53             7.1            27            11.1
                                        ----           -----          ----           -----
  Total allocated                        438           100.0%          338           100.0%
                                                       =====                         =====
  Unallocated                            179                           331
                                        ----                          ----
    Total allowance for possible
      loan losses                       $617                          $669
                                        ====                          ====
______________________________


(1) The categories of loans at December 31, 1992, do not include the loans of Olton State transferred on January 1, 1993.


Loan Review Process

  The Company follows a loan review program to evaluate the credit risk in its loan portfolio. Through the loan review process, the Banks maintain an internally classified loan list that, along with the list of nonperforming loans discussed below, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans classified as "loss" are those loans that are in the process of being charged off. At December 31, 1995, substandard loans totaled $1,640,000, of which $223,000 were loans designated as nonaccrual or 90 days past due, and there were no doubtful or loss loans.

  In addition to the internally classified loans, each Bank also has a "watch list" of loans that further assists each Bank in monitoring its loan portfolio. A loan is included on the watch list if it demonstrates one or more deficiencies requiring attention in the near term or if the loan's ratios have weakened to a point where more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard, doubtful or loss), but do have weakened elements as compared with those of a satisfactory credit. The Banks review these loans to assist in assessing the adequacy of the allowance. Substantially all of the loans on the watch list as of December 31, 1995, are current and paying in accordance with loan terms. At December 31, 1995, watch list loans totaled $779,000 (including $179,000 of loans guaranteed by U.S. governmental agencies). At such date, none of the watch list loans were designated as nonaccrual, past due or restructured loans. At such date, $70,000 of loans not classified and not on the watch list were designated as 90 days past due or restructured. See "Nonperforming Assets" below.

Nonperforming Assets

     Nonperforming loans consist of nonaccrual, past due and restructured loans. A past due loan is an accruing loan that is contractually past due 90 days or more as to principal or interest payments. Loans on which management does not expect to collect interest in the normal course of business are placed on nonaccrual or are restructured. When a loan is placed on nonaccrual, any interest previously accrued but not yet collected is reversed against current income unless, in the opinion of management, the outstanding interest remains collectible. Thereafter, interest is included in income only to the extent of cash received. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated to management the ability to make payments of principal and interest as scheduled.

     A "troubled debt restructuring" is a restructured loan upon which interest accrues at a below market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is accrued based upon the new loan terms.

     Nonperforming loans are fully or substantially collateralized by assets, with any excess of loan balances over collateral values allocated in the allowance. Assets acquired through foreclosure are carried at the lower of cost or estimated fair value, net of estimated costs of disposal, if any. See "Real Estate and Other Repossessed Assets" below.

     The following table lists nonaccrual, past due and restructured loans and real estate and other repossessed assets at year-end for each of the past five years.


                                                       December 31,
                                                       ------------
                                   1995      1994      1993      1992(1)   1991
                                   ----      ----      ----      -------   ----
                                                       (In thousands)

Nonaccrual loans                   $204      $ 48      $1,646    $  773    $2,167
Accruing loans contractually
  past due over 90 days              23        26         293        17        20
Restructured loans                   65        80         195       295       517
Real estate and other repossessed
  assets                            337       631         803       849     1,140
                                   ----      ----      ------    ------    ------
    Total nonperforming assets     $629      $785      $2,937    $1,934    $3,844
                                   ====      ====      ======    ======    ======

_______________________________


(1) Balances at December 31, 1992, do not include the assets of Olton State that were sold on January 1, 1993.


     The gross interest income that would have been recorded in 1995 on the Company's nonaccrual loans if such loans had been current, in accordance with the original terms thereof and had been outstanding throughout the period or, if shorter, since origination, was approximately $14,000. No interest was collected on such loans and recorded as income during 1995.

     A potential problem loan is defined as a loan where information about possible credit problems of the borrower is known, causing management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may result in the inclusion of such loan in one of the nonperforming asset categories. The Company does not believe it has any potential problem loans other than these reported in the above table.

Real Estate and Other Repossessed Assets

     Real estate and other repossessed assets consist of real property and other assets unrelated to banking premises or facilities. Income derived from real estate and other repossessed assets, if any, is generally less than that which would have been earned as interest at the original contract rates on the related loans. At December 31, 1995, 1994 and 1993, real estate and other repossessed assets had an aggregate book value of $337,000, $631,000 and $803,000, respectively. Real estate and other repossessed assets declined $294,000, or 46.6%, during 1995 to $337,000 at December 31, 1995, primarily as a result of sales of certain of these assets. Of the December 31, 1995, balance, $184,000 represents twenty repossessed automobiles, $73,000 represents four commercial buildings and lots and $43,000 represents unimproved lots in a residential subdivision. The December 31, 1994, balance of $631,000 represented a decrease of $172,000, or 21.4%, from the December 31, 1993, balance of $803,000.

Premises and Equipment

     Premises and equipment decreased $190,000, or 4.4%, from $4,345,000 at December 31, 1994, to $4,155,000 at December 31,
1995. The decrease was due to $177,000 in additions made during 1995, which were offset by depreciation expense of $367,000 recorded for 1995. Premises and equipment decreased $183,000, or 4.0%, during 1994, from $4,528,000 at December 31, 1993, to
$4,345,000 at December 31, 1994. The decrease was due to $256,000 in additions made during 1994, primarily in leasehold improvements at First State, N.A., Odessa, which were offset by depreciation expense of $397,000 recorded for 1994.

Accrued Interest Receivable

     Accrued interest receivable consists of interest that has accrued on securities and loans, but is not yet payable under the terms of the related agreements. The balance of accrued interest receivable increased $549,000, or 58.1%, from $945,000 at December 31, 1994, to $1,494,000 at December 31, 1995. The increase during 1995 was a result of additional funds being invested in securities on which interest is collected semi-annually, as opposed to federal funds sold on which interest is collected daily. Of the total balance at December 31, 1995, $920,000, or 61.6%, was interest accrued on securities and $574,000, or 38.4%, was interest accrued on loans. The amounts of accrued interest receivable and percentages attributable to securities and loans at December 31, 1994, were $385,000, or 40.7%, and $560,000, or 59.3%, respectively. Total accrued interest receivable declined $376,000, or 28.5%, from $1,321,000 at December 31, 1993, to $945,000 at
December 31, 1994. The decrease was a result of additional funds being invested at December 31, 1994, in federal funds sold on which interest is collected daily.

Other Assets

     The most significant component of other assets at December 31, 1995 and 1994, is a net deferred tax asset of $1,937,000 and $956,000, respectively. The balance of other assets increased $1,143,000, or 82.8%, to $2,524,000 at December 31, 1995, from
$1,381,000 at December 31, 1994, as a result of a $1,600,000 decrease in the Company's valuation allowance on its deferred tax asset, which was partially offset by a $547,000 decrease in the gross deferred tax asset due to the utilization of a portion of the Company's net operating loss carryforwards. Other assets increased $41,000, or 3.1%, in 1994, from the December 31, 1993, balance of $1,340,000. See "Results of Operations - Cumulative Effect of Change in Accounting for Income Taxes" above.

Deposits

     The Banks' lending and investing activities are funded almost entirely by core deposits, approximately 52.0% of which are demand, savings and money market deposits at December 31, 1995. Total deposits increased $18,520,000, or 12.7%, from $146,184,000 at
December 31, 1994, to $164,704,000 at December 31, 1995.  The
increase is due to an increase in interest-bearing time deposits at the Banks, primarily as a result of an increase in rates paid on such deposits. Total deposits at December 31, 1994, were $1,601,000, or 1.1%, lower than the $147,785,000 balance at
December 31, 1993. The decrease was due to a decrease in deposits at the Company's

Stamford and Winters branch locations, which was partially offset by deposit growth at the Abilene and Odessa locations. The Banks do not accept brokered deposits.

     The following table presents the average amounts of and the average rate paid on deposits of the Company for each of the last three years:


                                                       Year Ended December 31,
                                                       -----------------------
                                        1995                1994                1993(1)
                                        ----                ----                -------
                                   Average   Average   Average   Average   Average   Average
                                   Amount    Rate      Amount    Rate      Amount    Rate
                                   -------   -------   -------   -------   -------   -------
                                                       (Dollars in thousands)
Noninterest-bearing
  demand deposits                  $ 29,019    --%     $ 30,144    --%     $ 28,416    --%
Interest-bearing demand, savings
  and money market deposits          53,391  2.35        59,689  2.16        57,880  2.14
Time deposits of less
  than $100,000                      52,452  5.41        43,158  3.62        41,776  3.39
Time deposits of $100,000
  or more                            19,685  5.61        13,617  3.78        12,356  3.38
                                   --------  ----      --------  ----      --------  ----
    Total deposits                 $154,547  3.36%     $146,608  2.29%     $140,428  2.19%
                                   ========  ====      ========  ====      ========  ====
______________________


(1) The average amounts and average rates paid on deposits for the year ended December 31, 1993, include the averages of Winters State from August 31 (the date of acquisition) through December 31, 1993.



     The maturity distribution of time deposits of $100,000 or more at December 31, 1995, is presented below:


                                                  December 31, 1995
                                                  -----------------
                                                  (In thousands)
          3 months or less                             $ 9,220
          Over 3 through 6 months                        5,983
          Over 6 through 12 months                       4,925
          Over 12 months                                 3,680
                                                       -------

             Total time deposits of $100,000 or more   $23,808
                                                       =======


     The Banks experience relatively limited reliance on time deposits of $100,000 or more. Time deposits of $100,000 or more are a more volatile and costly source of funds than other deposits and are most likely to affect the Company's future earnings because of interest rate sensitivity. At December 31, 1995, deposits of $100,000 or more represented 13.2% of the Company's total assets, compared to 9.1% of the Company's total assets at December 31, 1994.

Notes Payable

     The Company's notes payable decreased $81,000, or 8.7%, from $930,000 at December 31, 1994, to $849,000 at December 31, 1995.
The decrease was a result of regular quarterly principal payments made on the Term Note (as defined below) and the payoff of the Acquisition Note (as defined below) during 1995, which were partially offset by an increase in debt incurred as a result of the final settlement of certain litigation. See "Note 15: Commitments and Contingent Liabilities" to the Company's Consolidated Financial Statements. The December 31, 1994, balance was $264,000, or 22.1%, less than the December 31, 1993, balance of $1,194,000. The 1994 decrease represents principal payments made by the Company during 1994.

     In March 1992, First State, N.A., Abilene purchased a two-story commercial building across the street from its downtown facility for a note payable in the amount of $30,000. The balance of this note, on which principal and interest is payable monthly, was $17,000 at December 31, 1995.

Accrued Interest Payable

     Accrued interest payable consists of interest that has accrued on deposits and notes payable, but is not yet payable under the terms of the related agreements. The balance of accrued interest payable increased $474,000, or 116.2%, from $408,000 at December 31, 1994, to $882,000 at December 31, 1995. The increase was a result of an increase in the amount of outstanding certificates of deposit and the rising interest rate environment on certificates of deposit during the last year. Accrued interest payable increased $115,000, or 39.2%, from $293,000 at December 31, 1993, to $408,000
at December 31, 1994.   The increase during 1994 was a result of a
rising interest rate environment, particularly during the last quarter of 1994.

Other Liabilities

     The most significant components of other liabilities are amounts accrued for various types of expenses. The balance of other liabilities decreased $1,174,000, or 92.8%, from $1,265,000 at December 31, 1994, to $91,000 at December 31, 1995. The 1994
balance represented an increase of $670,000, or 112.6%, from the December 31, 1993, balance of $595,000. The reason for the high balance at December 31, 1994, was that the Company had accrued $900,000 for the potential reimbursement of legal fees, expenses and settlement costs for certain litigation. See "Note 15:
Commitments and Contingent Liabilities" to the Company's Consolidated Financial Statements.

Interest Rate Sensitivity

     Interest rate risk arises when an interest-earning asset matures or when such asset's rate of interest changes in a time frame different from that of the supporting interest-bearing liability. The Company seeks to minimize the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities on which interest rates could change in the same time frame in an attempt to reduce the risk of significant adverse effects on the Company's net interest income caused by interest rate changes. The Company does not attempt to match each interest-earning asset with a specific interest-bearing liability. Instead, as shown in the table below, it aggregates all of its interest-earning assets and interest-bearing liabilities to determine the difference between the two in specific time frames. This difference is known as the rate-sensitivity gap. A positive gap indicates that more interest-earning assets than interest-bearing liabilities mature in a time frame, and a negative gap indicates the opposite. Maintaining a balanced position will reduce the risk associated with interest rate changes, but it will not guarantee a stable interest rate spread since various rates within a particular time frame may change by differing amounts and in different directions. Management regularly monitors the interest sensitivity position and considers this position in its decisions with regards to interest rates and maturities for interest-earning assets acquired and interest-bearing liabilities accepted.

     The Company's objective is to maintain a ratio of interest-sensitive assets to interest-sensitive liabilities that is as balanced as possible. The following tables show that ratio to be 72.0% at the 90-day interval, 69.0% at the 180-day interval and 62.5% at the 365-day interval at December 31, 1995. Currently, the Company is in a liability-sensitive position at the three intervals. During a rising interest rate environment, this position normally produces a lower net interest margin than in a falling interest rate environment; however, because the Company had $52,430,000 of interest-bearing demand, savings and money market deposits at December 31, 1995, that are somewhat less rate-sensitive, the Company's net interest margin does not necessarily decrease in a rising interest rate environment. The interest sensitivity position is presented as of a point in time and can be modified to some extent by management as changing conditions dictate.

     The following table shows the interest rate sensitivity position of the Company at December 31, 1995:


                                                                                     Volumes
                                             Cumulative Volumes Subject to           Subject to
                                                  Repricing Within                   Repricing
                                        90 Days        180 Days       365 Days       After 1 Year   Total
                                        -------        -------        --------       -----------    -----
                                                            (Dollars in thousands)
Interest-earning assets:
  Federal funds sold                    $ 26,200       $ 26,200       $ 26,200       $     0        $ 26,200
  Securities                               6,244         10,548         16,313        39,594          55,907
  Loans, net of unearned income           23,888         26,382         31,447        50,480          81,927
                                        --------       --------       --------       -------        --------
    Total interest-earning assets         56,332         63,130         73,960        90,074         164,034
                                        --------       --------       --------       -------        --------
Interest-bearing liabilities:
  Demand, savings and money market
    deposits                              52,430         52,430         52,430             0          52,430
  Time deposits                           25,242         38,453         65,275        13,732          79,007
  Notes payable                              614            615            616           233             849
                                        --------       --------       --------       -------        --------
    Total interest-bearing liabilities    78,286         91,498        118,321        13,965         132,286
                                        --------       --------       --------       -------        --------
Rate-sensitivity gap(1)                 $(21,954)      $(28,368)      $(44,361)      $76,109        $ 31,748
                                        ========       ========       ========       =======        ========
Rate-sensitivity ratio (2)                  72.0%          69.0%          62.5%
                                            ====           ====           ====
______________________________


(1) Rate-sensitive interest-earning assets less rate-sensitive interest-bearing liabilities.

(2) Rate-sensitive interest-earning assets divided by rate-sensitive interest-bearing liabilities.


Selected Financial Ratios

     The following table presents selected financial ratios for each of the last three fiscal years:


                                             Year Ended December 31,
                                             -----------------------
                                             1995      1994      1993(1)
                                             ----      ----      -------
Net income to:
  Average assets                               0.67%    0.28%     0.81%
  Average interest-earning assets              0.73     0.31      0.89
  Average stockholders' equity (2)             8.99     3.98     12.50
Dividend payout (3) to:
  Net income                                  10.34    15.56     N/A
  Average stockholders' equity                 0.93     0.62     N/A
Average stockholders' equity to:
  Average total assets (2)                     7.43     7.06      6.45
  Average loans (4)                           15.30    15.12     16.48
  Average total deposits                       8.15     7.71      7.00
Average interest-earning assets to:
  Average total assets                        91.56    90.42     90.74
  Average total deposits                     100.44    98.67     98.52
  Average total liabilities                   98.91    97.29     97.00
Ratio to total average deposits of:
  Average loans (4)                           53.25    50.97     42.56
  Average noninterest-bearing deposits        18.78    20.56     20.24
  Average interest-bearing deposits           81.22    79.44     79.76
Total interest expense to total
 interest income                              44.38    34.07     34.44
_________________________


(1) Averages and income items for 1993 include average balance sheet and income statement items of Winters State for the period August 31 (the date of acquisition) through December 31, 1993.

                                51


(2) If the Series A Cumulative Convertible Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") had been included in average stockholders' equity, net income to average stockholders' equity for the year ended December 31, 1993, would have been 12.49% and average stockholders' equity to average total assets for the year ended December 31, 1993, would have been 6.46%.

(3)  Dividends for Common Stock only.

(4)  Before allowance for possible loan losses.


Liquidity

The Banks

  Liquidity with respect to a financial institution is the ability to meet its short-term needs for cash without suffering an unfavorable impact on its on-going operations. The need for the Banks to maintain funds on hand arises principally from maturities of short-term money market borrowings, deposit withdrawals, customers' borrowing needs and the maintenance of reserve requirements. Liquidity with respect to a financial institution can be met from either assets or liabilities. On the asset side, the primary sources of liquidity are cash and due from banks, federal funds sold, maturities of securities and scheduled repayments and maturities of loans. The Banks maintain adequate levels of cash and near-cash investments to meet their day-to-day needs. Cash and due from banks averaged $7,066,000 in 1995 and $8,060,000 in 1994. These amounts comprised 4.2% and 5.0% of average total assets during 1995 and 1994, respectively. The average level of securities and federal funds sold was $72,922,000 during 1995 and $69,925,000 during 1994. Loan demand has increased over the past two years in the market areas served by First State, N.A., Abilene and First State, N.A., Odessa. As a result, more funds have been invested in the lending area. Due to the increase in deposits in 1995, the level of funds invested in federal funds sold and investment securities also increased.

  No sales of securities were made during 1995 or 1993. During 1994, the Banks sold Federal Reserve Bank stock with a book value of $8,000 and realized no gain or loss. At December 31, 1995, $16,313,000, or 29.2%, of the Company's securities portfolio matured within one year and $39,156,000, or 70.0%, matured after one but within five years. The Banks' commercial lending activities are concentrated in loans with maturities of less than five years and with adjustable interest rates, while their installment lending activities are concentrated in loans with maturities of three to five years with fixed interest rates. At December 31, 1995, approximately $31,447,000, or 38.4%, of the Company's loan portfolio matured within one year and/or had adjustable interest rates. See "Analysis of Financial Condition - Interest Rate Sensitivity" above.

  On the liability side, the principal sources of liquidity are deposits, borrowed funds and the accessibility to money and capital markets. Customer deposits are by far the largest source of funds. In 1995, the Company's average deposits were $154,547,000, or 91.2%, of average total assets, compared to $146,608,000, or 91.6% of average total assets, in 1994. The Company attracts its deposits primarily from individuals and businesses located within the market areas served by the Banks. See "Analysis of Financial Condition - Deposits" above.

  The level of nonperforming assets has squeezed interest margins and has resulted in noninterest expenses from net operating costs and write-downs associated with nonperforming assets, although the impact of nonperforming assets was minimal during 1995 and 1994.
In order to improve liquidity, the Banks implemented various cost-cutting and revenue-generating measures and extended efforts to reduce nonperforming assets. The liquidity ratios for the Banks at December 31, 1995, ranged from 46.1% to 63.8%.

The Company

  The Company depends on the Banks for liquidity in the form of cash flow, primarily to meet debt service and dividend requirements and to cover other operating expenses. This cash flow from subsidiaries comes from three sources: (1) dividends resulting from earnings of the Banks, (2) current tax liabilities generated by the Banks and (3) management and service fees for services performed for the Banks.

  The payment of dividends from the Banks is subject to applicable law and the scrutiny of regulatory authorities. Dividends paid by the Banks to Independent Financial in 1995 aggregated $700,000; in turn, Independent Financial paid dividends to the Company totaling $905,000 during 1995. Dividends paid by the Banks to Independent

Financial and by Independent Financial to the Company totaled $625,000 and $450,000, respectively, during 1994. At December 31, 1995, there were approximately $1,208,000 in dividends available for payment to Independent Financial by the Banks without prior regulatory approval.

  The payment of current tax liabilities generated by the Banks and management and service fees constituted approximately 40% and 7%, respectively, of the Company's cash flow during 1995. Pursuant to a tax-sharing agreement, the Banks pay to the Company an amount equal to their individual tax liabilities on the accrual method of federal income tax reporting. The accrual method generates more timely payments of current tax liabilities by the Banks to the Company, increasing the regularity of cash flow and shifting the time value of such funds to the Company. In the event that the Banks incur losses, the Company may be required to refund tax liabilities previously collected. Current tax liabilities totaling $930,000 were paid by the Banks to the Company during 1995, compared to a total of $676,000 in 1994.

  The Banks pay management fees to the Company for services performed. These services include, but are not limited to, financial and accounting consultation, attendance at the Banks' board meetings, audit and loan review services and related expenses. The Banks paid a total of $175,000 in management fees to the Company in 1995, compared to $158,000 in 1994. The Company's fees must be reasonable in relation to the management services rendered, and each Bank is prohibited from paying management fees to the Company if the Bank would be undercapitalized after any such distribution or payment.

  The Company had two notes payable to the Amarillo Bank during 1995. The term note (the "Term Note") had an outstanding principal balance of $498,000 at December 31, 1995. The Term Note has a maturity of April 15, 1996, and equal principal payments based on a seven-year amortization, plus accrued interest, are due quarterly on January 15, April 15, July 15 and October 15. The Term Note bears interest at the Amarillo Bank's floating base rate plus 1% (9.5% at December 31, 1995). The Term Note is collateralized by 100% of the stock of First State, N.A., Abilene, and First State, N.A., Odessa. The second note, which was used for the acquisition of Winters State (the "Acquisition Note"), had an original principal balance of $450,000 and matured on August 30, 1994. The Company paid the Amarillo Bank $150,000 to reduce the outstanding balance of the Acquisition Note to $300,000 and the maturity date was extended to August 30, 1997. The Acquisition Note was paid off during the fourth quarter of 1995. The loan agreement between the Company and the Amarillo Bank contains certain covenants that, among other things, restrict the ability of the Company to incur additional debt, to create liens on its property, to merge or to consolidate with any other person or entity, to make certain investments, to purchase or sell assets or to pay cash dividends on the common stock without the approval of the Amarillo Bank if the indebtedness due to the Amarillo Bank is $1,000,000 or greater.
The loan agreement also requires the Company and the Banks to meet certain financial ratios, all of which were met at December 31, 1995 and 1994.

  In addition, at December 31, 1995, the Company had notes payable to one current and two former directors of the Company aggregating $334,000. The notes have a face amount of $350,000, but were discounted upon issuance because they bear interest at a below-market interest rate (6%). The notes are payable in three equal annual installments beginning March 1, 1996. The notes represent a portion of the final settlement of certain litigation. See "Note 15: Commitments and Contingent Liabilities" to the Company's Consolidated Financial Statements.

  First State, N.A., Abilene has a $17,000 note payable to an individual which matures in March 1999. Principal and interest at 7.5% are payable monthly. The note is collateralized by a two-story commercial building in Abilene, Texas.

Capital Resources

  At December 31, 1995, stockholders' equity totaled $13,818,000, or 7.7% of total assets, compared to $11,073,000, or 6.9% of total assets, at December 31, 1994.

  Bank regulatory authorities in the United States have issued risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These guidelines relate a banking company's capital to the risk profile of its assets. The risk-based capital standards require all banks to have Tier 1 capital of at least 4%, and total capital (Tier 1 and Tier 2) of at least 8%, of risk-weighted assets. Tier 1 capital includes common stockholders' equity, qualifying perpetual preferred stock and minority interests in unconsolidated subsidiaries, reduced by goodwill and net deferred tax assets in excess of regulatory capital limits. Tier 2 capital may be comprised of certain other preferred stock, qualifying debt instruments and all or part of the allowance for possible loan losses.

  Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted quarterly average assets. The following table provides a calculation of the Company's risk-based capital and leverage ratios and a comparison of the Company's and the Banks' risk-based capital ratios and leverage ratios to the minimum regulatory requirements at December 31, 1995.


  The Company                                                    December 31, 1995
  -----------                                                    -----------------
                                                                 (Dollars in thousands)
  Tier 1 capital:
    Common stockholders' equity, excluding unrealized
       gain on available-for-sale securities                     $ 13,060
    Preferred stockholders' equity (1)                                690
    Net deferred tax asset in excess of regulatory
       capital limits (2)                                            (171)
                                                                 --------
         Total Tier 1 capital                                      13,579
                                                                 --------
  Tier 2 capital:
    Allowance for possible loan losses (3)                            759
                                                                 --------
         Total Tier 2 capital                                         759
                                                                 --------
            Total capital                                        $ 14,338
                                                                 ========
  Risk-weighted assets                                           $ 89,172
                                                                 ========
  Adjusted quarterly average assets                              $177,445
                                                                 ========



                                                  Minimum             Actual
                                                  Regulatory          Ratios for
The Company                                       Requirement(4)      December 31, 1995
- -----------                                       --------------      -----------------
Tier 1 capital to risk-weighted assets ratio      4.00%               15.23%
Total capital to risk-weighted assets ratio       8.00                16.08
Leverage ratio                                    3.00                 7.65

The Banks
- ---------

Tier 1 capital to risk-weighted assets ratio      4.00%               12.42 - 16.04%
Total capital to risk-weighted assets ratio       8.00                13.27 - 16.91
Leverage ratio                                    3.00                 7.10 -  7.57
_______________________________


(1) Limited to 25% of total Tier 1 capital, with any remainder qualifying as Tier 2 capital.

(2)  The amount of the net deferred tax asset in excess of the lesser of
(i) 10% of Tier 1 capital or (ii) the amount of the tax benefit from utilization of net operating loss carryforwards expected to be realized within one year.

(3)  Limited to 1.25% of risk-weighted assets.

(4)  For top-rated banking organizations.



  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The law also requires each federal banking agency to specify the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, the Company, First State, N.A., Abilene and First State, N.A., Odessa were all "well capitalized" at December 31, 1995.

  The Company's ability to generate capital internally through retention of earnings and access to capital markets is essential for satisfying the capital guidelines for bank holding companies as prescribed by the Board of Governors of the Federal Reserve System.

  The payment of dividends on the Common Stock and the Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") is determined by the Company's board of directors in light of circumstances and conditions then existing, including the earnings of the Company and the Banks, funding requirements and financial condition, applicable loan covenants and applicable laws and regulations. The Company's ability to pay cash dividends is restricted by the requirement that it maintain a certain level of capital as discussed above in accordance with regulatory guidelines and by the terms of its loan agreement with the Amarillo Bank. Holders of the Series C Preferred Stock are entitled to receive, if, as and when declared by the Company's board of directors, out of funds legally available therefor, quarterly cumulative cash dividends at the annual rate of 10%. The Federal Reserve Board has promulgated a policy prohibiting bank holding companies from paying dividends on common stock unless such bank holding company can pay such dividends from current earnings. The Federal Reserve Board has asserted that this policy is also applicable to payment of dividends on preferred stock. Such an interpretation may limit the ability of the Company to pay dividends on the Series C Preferred Stock.

  The Company began paying quarterly cash dividends of $0.03 per share on its Common Stock during the second quarter of 1994. Cash dividends of $0.03 per share have been paid quarterly since that time. The Company also paid a 33-1/3% stock dividend on May 31, 1995.

Subsequent Event

  First State, N.A., Abilene completed the acquisition of Peoples National effective January 1, 1996. At December 31, 1995, Peoples National had total assets of $5,505,000, total loans, net of unearned income, of $2,767,000, total deposits of $4,958,000 and stockholders' equity of $525,000. These amounts are not included in the Consolidated Balance Sheet for the Company at December 31, 1995.

                [Independent Bankshares, Inc. Logo]

                [Independent Bankshares, Inc. Logo]
                           P.O. Box 3296
                       Abilene, Texas  79604
                           915-677-5550