Form 10-K405, Exhibit 13
period 1998-12-31
INDEPENDENT BANKSHARES INC
filed 1999-03-31
CIK 318870

ANNUAL REPORT 98

SHAPING OUR COMPANY THROUGH GROWTH AND ACQUISITION

[Photograph: two individuals standing by pillars of a building, enclosed in square]

[Photograph: eyeglasses placed on a sheet of graph paper, enclosed in a circle]

[Photograph: man holding up a boy, enclosed in a triangle]

[Independent Bankshares Logo]

INDEPENDENT BANKSHARES, INC. 1998 ANNUAL REPORT

[Illustration of Texas with an inset showing different Texas cities in the West and North Central Regions]

[Independent Bankshares, Inc. Logo]

First State Bank, N.A.

Banking Locations in West Texas
=================================================================

ABILENE - MAIN BANK      AZLE - MAIN BRANCH       ODESSA - WINWOOD BRANCH
547 Chestnut Street      150 Industrial Avenue    3898 E. 42nd Street
Abilene, Texas 79602     Azle, Texas 76020        Odessa, Texas 79762
(915)672-2902            (817) 444-2525           (915) 366-5903

SAN ANGELO BRANCH        ABILENE - WYLIE BRANCH   AZLE - NORTH BRANCH
4112 College             6301 Buffalo Gap Road    11588 FM 730 North
Hills Boulevard          Abilene, Texas 79606     Azle, Texas 76020
San Angelo, Texas 76904  (915) 691-0000           (817) 270-1112
(915) 942-8757

ODESSA - 42nd STREET     STAMFORD BRANCH          ABILENE - BUFFALO
BRANCH                   210 S. Swenson Street    GAP ROAD BRANCH
4950 E. 42nd Street      Stamford, Texas 79553    4450 Buffalo Gap Road
Odessa, Texas 79762      (915) 773-5755           Abilene, Texas 79606
(915) 362-2106                                    (915) 793-2477

LUBBOCK BRANCH           ODESSA - COUNTY ROAD     WINTERS BRANCH
82nd Street and          WEST BRANCH              500 S. Main Street
Nashville Avenue         2751 County Road West    Winters, Texas 79567
Lubbock, Texas 79423     Odessa, Texas 79763      (915) 754-5511
(806) 794-8300           (915) 335-8200

ODESSA - MAIN BRANCH
1330 E. 8th Street
Odessa, Texas 79761
(915) 332-0141

AR|98



[Graphic: large square and a small circle]

FINANCIAL HIGHLIGHTS 98



INCOME STATEMENT DATA
FOR THE YEAR             1998           1997           1996
==================================================================
Net Income          $2,188,000     $2,110,000     $1,422,000
Basic Earnings
  Per Common Share        1.07           1.12           1.00
Diluted Earnings
     Per Common Share     1.02           1.03           0.84


BALANCE SHEET DATA
AT YEAR END                   1998           1997           1996
==============================================================================
Assets                   $370,178,000   $264,574,000   $205,968,000
Loans                     184,560,000    140,853,000     92,017,000
Deposits                  330,804,000    242,801,000    189,575,000
Stockholders' Equity       24,505,000     20,527,000     14,937,000


BALANCE SHEET DATA
DAILY AVERAGES           1998           1997           1996
==============================================================================
Assets              $293,579,000   $258,874,000   $196,155,000
Loans                153,188,000    132,891,000     85,880,000
Deposits             265,959,000    237,379,000    180,005,000
Stockholders' Equity  22,114,000     19,275,000     14,375,000


STOCK TRANSFER AGENT          STOCK EXCHANGE LISTING
===============================================================
First State Bank, N.A.        American Stock Exchange
547 Chestnut Street           (AMEX)
P.O. Box 3296
Abilene, Texas 79604


COMPANY SECURITIES       AMEX TRADING SYMBOL      AMEX LISTING
===============================================================
Common Stock                  IBK                      Indep Bksh
Trust Preferred Securities    IBK.Pr                   Indep Cap


INDEPENDENT BANKSHARES, INC.
                                                          1


[Graphic: large triangle with small circle] PRESIDENT'S LETTER

BRYAN STEPHENSON [PHOTOGRAPH OF BRYAN STEPHENSON AND RANDAL
CROSSWHITE]
President and Chief Executive Officer

RANDAL CROSSWHITE
Senior Vice President and Chief Financial Officer

TO OUR SHAREHOLDERS: Independent Bankshares, Inc. is a bank holding company headquartered in Abilene, Texas. Through its subsidiary, First State Bank, N.A., the Company offers a full range of financial products to businesses and individuals located in and around five of the more populated communities in West
Texas. With thirteen branches and a loan limit in excess of $4,000,000, the Company has the management, the visibility and the size to compete effectively in its market.

During 1998, the Company continued its philosophy of growth through acquisition with the purchase of Azle Bancorp and its subsidiary, Azle State Bank, Azle, Texas. The Company obtained the funds necessary to complete this transaction through a successful secondary Common Stock offering and an offering of Trust Preferred Securities. The purchase of Azle follows acquisitions of Western National Bank, Lubbock, Texas in 1997, and Peoples National Bank, Winters, Texas and a savings bank branch in San Angelo, Texas, both in 1996. The acquisitions contributed significantly to the Company's market diversification and provided important economies of scale.

While located in West Texas, a review of the accompanying map indicates the geographic diversification the Company currently enjoys. Each market is driven by a different set of economic forces. Lubbock, for example, enjoys the benefits of higher education, a large medical complex and agriculture, primarily cotton. Odessa, on the other hand, continues to be largely dependent on the petroleum industry. Abilene relies on a strong military base, healthcare, education and retail distribution for its economic base, while the San Angelo economy is centered around ranching, retail businesses and a large retirement community.

The Company's purchase of Azle State Bank provides a new and exciting opportunity for market diversification. Azle, located on the doorstep of the Fort Worth/Dallas metroplex, is a growing bedroom community. As small businesses spring up to support this population growth, the Company's marketing efforts will be directed toward the solicitation of these small businesses and the attendant consumer relationships.

As noted above, our acquisitions have brought important economies of scale. There has been significant discussion in analytical circles about the "urge to merge" and whether or not merging companies actually realize expected economies of scale. Our
Company has benefited from its acquisition savings in many areas, the most notable being

AR|98
                                                          2


greater employee efficiencies and utilization of excess computing capacity. The results of these economies of scale can be seen in our five-year trend of improving efficiency ratios.

The movement to change the mix of our loan portfolio began in earnest in January 1997. Due in part to the acquisition of Western National Bank, the Company had achieved a concentration in consumer loans that was significantly higher than desired.
Because of our perception that the consumer was becoming overextended and due to competitive market forces that prevented the Company from charging interest rates that would compensate for the increased risk associated with such loans, we determined to scale back our solicitation of this type of business and to redirect our efforts toward increasing our commercial business and commercial real estate lending. The interest rates on commercial loans were higher and we believed the market was underserved.

As a result of this change in direction, the Company (excluding the Azle acquisition) experienced a 30.7% reduction in loans to individuals and a 32% increase in commercial business and commercial real estate loans during 1998. This shift, along with the acquisition of Azle State Bank, allowed the Company to increase its net interest margin in a generally decreasing net interest margin environment.

Year 2000, or Y2K, computer issues have been high on our list of operational priorities during 1998, and will undoubtedly consume considerable time and effort during 1999. Because the Company had planned to upgrade all computer hardware during 1998 and 1999, and because the cost of hardware has continued to decline over the last few years, the economic impact of the hardware replacement has not been material to the Company. All replacement hardware is certified to be Y2K compliant. The
Company is concluding the installation of software upgrades and in-house tests as this letter is being written. The goal is, of course, to assure that our operating systems will not be negatively affected by the Y2K bug. Because external Y2K disruptions cannot be controlled by the Company, we have devised a contingency plan and business resumption plan aimed at assuring that the customers' faith in our Company will not be diminished.

Lastly, we are a large community bank. A community bank, by our definition, is one in which qualified banking professionals take care of the financial needs of the businesses and individuals within its community. This definition

[Photograph: man holding up a boy in front of a house]

[Independent Bankshares, Inc. Logo]

[Photograph caption: The West Texas market area experienced a stable economy. Our Company was able to capitalize on this environment by increasing loans to small businesses]

Independent Bankshares, Inc.
                                                          3


requires that we concentrate our efforts on hiring, training and retraining highly qualified personnel. We are fortunate to have added several high-caliber lending officers and support staff and two highly motivated individuals to our Company's Board of Directors.

As pleased as we are with our staff, I am particularly pleased with the two newest members of our Board: Nancy Jones, Executive
Director of The Community Foundation of Abilene, and John Beckham of the Beckham, Eargle & Rector Law Firm. They are young, energetic individuals who bring new ideas and renewed vigor to our Board.

Officers, employees and directors of this caliber enable the Company to prepare for the future. The future, as always, if filled with challenges and opportunities.

Thank you for your continued support.

/s/ Bryan Stephenson

Bryan Stephenson

[Graphic: large circle and small triangle] PERFORMANCE HIGHLIGHTS

[Bar Chart illustrating the Company's total assets at year end for each of the five years in the period ended December 31, 1998]

TOTAL ASSETS

The Company recorded consistent growth over the last four years.
Acquisitions of other financial institutions, including a bank in Winters and a saving bank branch in San Angelo in 1996. Western
National Bank in Lubbock in 1997 and Azle State Bank in 1998, contributed to this trend.

[Bar Chart illustrating the Company's total loans at year end for each of the five years in the period ended December 31, 1998]

TOTAL LOANS

While acquisitions have fueled loan growth, the Company has focused lending efforts to replace consumer loan roll-off with commercial and commercial real estate loans.

AR|98

                                                            4


[Bar Chart illustrating the Company's net income for each of the five years in the period ended December 31, 1998]

NET INCOME

Increases in net income have been achieved through economies of scale and an improved net interest margin.

[Bar Chart illustrating the Company's diluted earnings per share for each of the five years in the period ended December 31, 1998]

DILUTED EARNINGS PER SHARE

Diluted earnings per share declined $0.01 in 1998 because of an increase in the common shares outstanding.

[Bar Chart illustrating the Company's efficiency ratio for each of the five years in the period ended December 31, 1998]

EFFICIENCY RATIO

The Company's efficiency ratio, calculated as noninterest expenses, less goodwill amortization and expenses associated with other real estate and other repossessed assets, divided by net interest income and total noninterest income, excluding securities gains (losses), has continued to improve with the growth of the Company.

[Bar Chart illustrating the Company's return on average stockholders' equity for each of the five years in the period ended December 31, 1998]

RETURN ON AVERAGE STOCKHOLDERS' EQUITY

The decline in the return on average stockholders' equity for 1998 is a result of increases in stockholders' equity.

Independent Bankshares, Inc.
                                                          5


[Text enclosed in a square with Independent Bankshares, Inc.
Logo]

BOARD OF DIRECTORS

Bryan W. Stephenson
President & Chief Executive Officer
Independent Bankshares, Inc.

John L. Beckham
Attorney
Beckham, Rector & Eargle, L.L.P.

Scott L. Taliaferro
Chairman of the Board
Independent Bankshares, Inc.
President
Scott Oils, Inc.

Lee Caldwell
Attorney

Mrs. William R. (Amber) Cree
Entrepreneuse

Randal N. Crosswhite
Senior Vice President &
Chief Financial Officer
Independent Bankshares, Inc.

James D. Webster, M.D.
Physician
Nephrology Associates

Louis S. Gee
Chairman of the Board &
Chief Executive Officer
Tippett & Gee, Inc.,
Consulting Engineers

C.G. Whitten
Attorney, Whitten & Young, P.C.

Nancy E. Jones
Executive Director
Community Foundation of Abilene

Marshal M. Keller
Chairman of the Board
West Texas Wholesale Supply Co.

Tommy McAlister
President
McAlister, Inc.

[Text enclosed in a circle]

ADVISORY DIRECTORS

L.H. Mosley
President
Mosley Investments, Inc.

J.E. Smith
Investments

John A. Wright*
Banking Consultant

*Emeritus

[Text enclosed in a triangle]

Bryan W. Stephenson
President & Chief
Executive Officer

Randal N. Crosswhite
Senior Vice President &
Chief Financial Officer

CORPORATE OFFICERS


AR|98
                                                          7


[Text enclosed in a square] REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Independent Bankshares, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Independent Bankshares, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management;
our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, accessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

January 29, 1998

Independent Bankshares, Inc.
                                                       7


[Independent Bankshares, Inc. Logo]

                  INDEPENDENT BANKSHARES, INC.
                   CONSOLIDATED BALANCE SHEETS
                   DECEMBER 31, 1998 AND 1997


                             ASSETS
                                                                           1998               1997
                                                                      -------------       -------------
Assets:
Cash and Cash Equivalents:
  Cash and Due from Banks                                             $  22,562,000       $  14,518,000
  Federal Funds Sold                                                     42,175,000          24,900,000
                                                                      -------------       -------------
      Total Cash and Cash Equivalents                                    64,737,000          39,418,000
                                                                      -------------       -------------
Securities (Note 3):
  Available-for-sale                                                     30,370,000          22,501,000
  Held-to-maturity                                                       64,838,000          47,293,000
                                                                      -------------       -------------
      Total Securities                                                   95,208,000          69,794,000
                                                                      -------------       -------------
Loans (Note 4):
  Total Loans                                                           186,326,000         142,315,000
  Less:
    Unearned Income on Installment Loans                                  1,766,000           1,462,000
    Allowance for Possible Loan Losses                                    1,842,000           1,173,000
                                                                      -------------       -------------
      Net Loans                                                         182,718,000         139,680,000
                                                                      -------------       -------------
Intangible Assets (Note 5)                                               10,831,000           3,159,000
Premises and Equipment (Note 6)                                          10,294,000           7,518,000
Accrued Interest Receivable                                               3,254,000           2,208,000
Other Real Estate and Other Repossessed Assets                              630,000             739,000
Other Assets                                                              2,506,000           2,058,000
                                                                      -------------       -------------

     Total Assets                                                     $ 370,178,000       $ 264,574,000
                                                                      =============       =============

               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (Note 7):
  Noninterest-bearing Demand Deposits                                 $  60,086,000       $  43,868,000
  Interest-bearing Demand Deposits                                      110,485,000          77,495,000
  Interest-bearing Time Deposits                                        160,233,000         121,438,000
                                                                      -------------       -------------
     Total Deposits                                                     330,804,000         242,801,000
Accrued Interest Payable                                                  1,163,000             947,000
Notes Payable (Note 8)                                                        1,000              57,000
Other Liabilities                                                           705,000             242,000
                                                                      -------------       -------------
     Total Liabilities                                                  332,673,000         244,047,000
                                                                      -------------       -------------

Guaranteed Preferred Beneficial Interests in the Company's
  Subordinated Debentures (Note 10)                                      13,000,000                   0
                                                                      -------------       -------------

Commitments and Contingent Liabilities (Notes 15 and 17)

Stockholders' Equity (Notes 11 and 18):
Preferred Stock - Par Value $10.00; 5,000,000 Shares Authorized:
    Series C Preferred Stock - Stated Value $42.00; 50,000 Shares
      Designated; 5,066 and 5,590 Shares Issued and Outstanding at
      December 31, 1998 and 1997, Respectively                               51,000              56,000
Common Stock - Par Value $0.25; 30,000,000 Shares Authorized;
  2,217,296 and 1,975,263 Shares Issued and Outstanding
  at December 31, 1998 and 1997, Respectively                               554,000             494,000
Additional Paid-in Capital                                               15,933,000          13,921,000
Retained Earnings                                                         7,975,000           6,218,000
Net Unrealized Gain on Available-for-sale Securities (Note 3)               161,000              31,000
Unearned Employee Stock Ownership Plan Stock (Note 11)                     (169,000)           (193,000)
                                                                      -------------       -------------
     Total Stockholders' Equity                                          24,505,000          20,527,000
                                                                      -------------       -------------

     Total Liabilities and Stockholders' Equity                       $ 370,178,000       $ 264,574,000
                                                                      =============       =============

                     See accompanying notes.

                  INDEPENDENT BANKSHARES, INC.
   CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                      1998           1997          1996
                                                                 -------------  -------------  -------------
Interest Income:
  Interest and Fees on Loans (Note 4)                            $  14,150,000  $  12,236,000  $   8,005,000
  Interest on Securities                                             4,425,000      5,176,000      4,504,000
  Interest on Federal Funds Sold                                     1,859,000        912,000      1,047,000
                                                                 -------------  -------------  -------------
      Total Interest Income                                         20,434,000     18,324,000     13,556,000
                                                                 -------------  -------------  -------------
Interest Expense:
  Interest on Deposits                                               9,268,000      8,600,000      6,382,000
  Interest on Notes Payable (Note 8)                                     8,000         59,000         59,000
                                                                 -------------  -------------  -------------
      Total Interest Expense                                         9,276,000      8,659,000      6,441,000
                                                                 -------------  -------------  -------------
     Net Interest Income                                            11,158,000      9,665,000      7,115,000
  Provision for Loan Losses (Note 4)                                   570,000        250,000        201,000
                                                                 -------------  -------------  -------------
     Net Interest Income After Provision for Loan Losses            10,588,000      9,415,000      6,914,000
                                                                 -------------  -------------  -------------
Noninterest Income:
  Service Charges                                                    2,227,000      1,605,000      1,259,000
  Trust Fees                                                           199,000        195,000        189,000
  Other Income                                                         365,000        109,000        103,000
                                                                 -------------  -------------  -------------
      Total Noninterest Income                                       2,791,000      1,909,000      1,551,000
                                                                 -------------  -------------  -------------
Noninterest Expenses:
  Salaries and Employee Benefits                                     4,752,000      3,970,000      3,082,000
  Net Occupancy Expense                                              1,099,000        857,000        716,000
  Equipment Expense                                                    887,000        834,000        663,000
  Stationery, Printing and Supplies Expense                            442,000        419,000        288,000
  Amortization of Intangible Assets                                    339,000        218,000         46,000
  Professional Fees                                                    305,000        333,000        304,000
  Distributions on Guaranteed Preferred Beneficial Interests
    in the Company's Subordinated Debentures (Note 10)                 304,000              0              0
  Net Costs (Revenues) Applicable to Other Real Estate
    and Other Repossessed Assets                                       106,000         23,000        (24,000)
  Other Expenses                                                     1,764,000      1,583,000      1,215,000
                                                                 -------------  -------------  -------------
      Total Noninterest Expenses                                     9,998,000      8,237,000      6,290,000
                                                                 -------------  -------------  -------------
     Income Before Federal Income Taxes                              3,381,000      3,087,000      2,175,000
  Federal Income Taxes (Note 9)                                      1,193,000        977,000        753,000
                                                                 -------------  -------------  -------------
     Net Income                                                      2,188,000      2,110,000      1,422,000
Other Comprehensive Income, Net of Tax:
  Unrealized Holding Gains (Losses) on Available-for-sale
     Securities Arising During the Period                              130,000          6,000        (43,000)
                                                                 -------------  -------------  -------------

          Comprehensive Income                                   $   2,318,000  $   2,116,000  $   1,379,000
                                                                 =============  =============  =============

Preferred Stock Dividends (Note 11)                              $      22,000  $      41,000  $      63,000
                                                                 =============  =============  =============

Net Income Available to Common Stockholders                      $   2,166,000  $   2,069,000  $   1,359,000
                                                                 =============  =============  =============

Basic Earnings Per Common Share
  Available to Common Stockholders (Note 12)                     $        1.07  $        1.12  $        1.00
                                                                 =============  =============  =============

Diluted Earnings Per Common Share
  Available to Common Stockholders (Note 12)                     $        1.02  $        1.03  $        0.84
                                                                 =============  =============  =============


                     See accompanying notes.

                  INDEPENDENT BANKSHARES, INC.
   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                        SERIES C
                                                    PREFERRED STOCK            COMMON STOCK          ADDITIONAL
                                                  --------------------     --------------------        PAID-IN      RETAINED
                                                   SHARES     AMOUNT         SHARES    AMOUNT          CAPITAL      EARNINGS
                                                  --------- ----------     --------- ----------      -----------   -----------

Balances-January 1, 1996                             16,436 $  164,000     1,050,292 $  263,000      $ 9,875,000   $ 3,448,000
  Net Income                                                                                                         1,422,000
  Adjustment to Unrealized Gain
     on Available-for-sale Securities,
     Net of Tax of $22,000 (Note 3)
  Cash Dividends                                                                                                      (260,000)
  Conversion of Series C
    Preferred Stock (Note 11)                        (2,958)   (29,000)       54,352     13,000           16,000
                                                  --------- ----------     --------- ----------      -----------   -----------
Balances-December 31, 1996                           13,478    135,000     1,104,644    276,000        9,891,000     4,610,000
  Net Income                                                                                                         2,110,000
  Adjustment to Unrealized Gain
     on Available-for-sale Securities,
     Net of Tax of $3,000 (Note 3)
  Cash Dividends                                                                                                      (405,000)
  Sale of Stock in Secondary Offering (Note 11)                              316,250     79,000        3,899,000
  Purchase of Stock in Secondary Offering by
    ESOP, Financed by a Loan from the
    Company - Unearned Stock (Note 11)
  Principal Payments on Loan to ESOP for
     Stock Purchase - Earned Stock (Note 11)
  5-for-4 Stock Split (Note 11)                                              388,911     97,000           (5,000)      (97,000)
  Exercise of Stock Options (Note 11)                                         17,499      5,000           94,000
  Conversion of Series C Preferred
      Stock (Note 11)                                (7,888)   (79,000)      147,959     37,000           42,000
                                                  --------- ----------     --------- ----------      -----------   -----------
Balances--December 31, 1997                           5,590     56,000     1,975,263    494,000       13,921,000     6,218,000
  Net Income                                                                                                         2,188,000
  Adjustment to Unrealized Gain
     on Available-for-sale Securities, Net
     of Tax of $67,000 (Note 3)
  Cash Dividends                                                                                                      (431,000)
  Sale of Stock in Secondary Offering (Note 11)                              230,000     57,000        2,010,000
  Principal Payments on Loan to ESOP for
     Stock Purchase - Earned Stock (Note 11)
  Conversion of Series C Preferred
     Stock (Note 11)                                   (524)   (5,000)        12,033      3,000            2,000
                                                  --------- ---------      --------- ----------      -----------   -----------

Balances--December 31, 1998                           5,066 $  51,000      2,217,296 $  554,000      $15,933,000   $ 7,975,000
                                                  ========= =========      ========= ==========      ===========   ===========




                                                  UNREALIZED            UNEARNED EMPLOYEE
                                                  GAIN ON                STOCK OWNERSHIP
                                                  AVAILABLE-                PLAN STOCK
                                                  FOR-SALE            ---------------------
                                                  SECURITIES           SHARES     AMOUNT
                                                  ----------          --------  -----------
Balances-January 1, 1996                          $   68,000                 0  $         0
  Net Income
  Adjustment to Unrealized Gain
     on Available-for-sale Securities,
     Net of Tax of $22,000 (Note 3)                  (43,000)
  Cash Dividends
  Conversion of Series C
    Preferred Stock (Note 11)
                                                  -----------         --------  -----------
Balances-December 31, 1996                             25,000                0            0
  Net Income
  Adjustment to Unrealized Gain
     on Available-for-sale Securities,
     Net of Tax of $3,000 (Note 3)                      6,000
  Cash Dividends
  Sale of Stock in Secondary Offering (Note 11)
  Purchase of Stock in Secondary Offering by
    ESOP, Financed by a Loan from the
    Company - Unearned Stock (Note 11)                                 (15,000)    (214,000)
  Principal Payments on Loan to ESOP for
     Stock Purchase - Earned Stock (Note 11)                             1,789       21,000
  5-for-4 Stock Split (Note 11)                                         (3,750)
  Exercise of Stock Options (Note 11)
  Conversion of Series C Preferred
      Stock (Note 11)                             -----------         --------  -----------
Balances--December 31, 1997                            31,000          (16,961)    (193,000)
  Net Income
  Adjustment to Unrealized Gain
     on Available-for-sale Securities, Net
     of Tax of $67,000 (Note 3)                       130,000
  Cash Dividends
  Sale of Stock in Secondary Offering (Note 11)
  Principal Payments on Loan to ESOP for
     Stock Purchase - Earned Stock (Note 11)                             2,122       24,000
  Conversion of Series C Preferred
     Stock (Note 11)
                                                  -----------         --------  -----------
Balances--December 31, 1998                       $   161,000          (14,839) $  (169,000)
                                                  ===========         ========  ===========




                           See accompanying notes.


                                    -10-


                        INDEPENDENT BANKSHARES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996





                                                                                     1998           1997           1996
                                                                                ------------   ------------   ------------
Cash Flows from Operating Activities:
    Net Income                                                                  $  2,188,000   $  2,110,000   $  1,422,000
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
    Deferred Federal Income Tax Expense                                              488,000        772,000        677,000
    Depreciation and Amortization                                                    962,000        733,000        404,000
    Provision for Loan Losses                                                        570,000        250,000        201,000
    Losses on Sales of Investment Securities                                               0              0         10,000
    Gains on Sales of Other Real Estate and Other Repossessed Assets                 (12,000)       (58,000)       (50,000)
    Writedown of Other Real Estate and Other Repossessed Assets                        3,000          2,000         21,000
    Increase in Accrued Interest Receivable                                         (190,000)      (192,000)       (17,000)
    Decrease (Increase) in Other Assets                                             (698,000)       452,000       (382,000)
    Decrease in Accrued Interest Payable                                             (92,000)      (182,000)       (14,000)
    Increase (Decrease) in Other Liabilities                                          84,000     (1,106,000)       166,000
                                                                                ------------   ------------   ------------
       Net Cash Provided by Operating Activities                                   3,303,000      2,781,000      2,438,000
                                                                                ------------   ------------   ------------
Cash Flows from Investing Activities:
    Proceeds from Maturities of Available-for-sale Securities                     15,766,000     17,809,000      9,437,000
    Proceeds from Maturities of Held-to-maturity Securities                       36,745,000     20,195,000     26,461,000
    Proceeds from Sales of Available-for-sale Securities                                   0        193,000         30,000
    Proceeds from Sales of Held-to-maturity Securities                                     0              0      2,000,000
    Purchases of Available-for-sale Securities                                   (19,489,000)    (8,060,000)   (19,382,000)
    Purchases of Held-to-maturity Securities                                     (22,627,000)   (15,080,000)   (36,680,000)
    Net Increase in Loans                                                           (254,000)    (8,692,000)    (8,160,000)
    Proceeds from Sales of Premises and Equipment                                          0              0         94,000
    Additions to Premises and Equipment                                             (651,000)      (819,000)      (138,000)
    Proceeds from Sales of Other Real Estate and Other Repossessed Assets          1,551,000      1,352,000        754,000
    Net Cash and Cash Equivalents Acquired (Paid) in Acquisitions                (10,133,000)    (1,236,000)    14,203,000
                                                                                ------------   ------------   ------------
        Net Cash Provided by (Used in) Investing Activities                          908,000      5,662,000    (11,381,000)
                                                                                ------------   ------------   ------------
Cash Flows from Financing Activities:
    Net Increase (Decrease) in Deposits                                            7,048,000       (378,000)     5,018,000
    Proceeds from Notes Payable                                                    4,300,000      1,300,000              0
    Repayment of Notes Payable                                                    (4,356,000)    (3,572,000)      (616,000)
    Net Proceeds from Issuance of Equity Securities                                2,067,000      4,077,000              0
    Net Proceeds from Issuance of Guaranteed Preferred Beneficial
       Interests in the Company's Subordinated Debentures                         12,480,000              0              0
    Payment of Cash Dividends                                                       (431,000)      (405,000)      (260,000)
    Cash Paid for Fractional Shares in Stock Dividend                                      0         (5,000)             0
                                                                                ------------   ------------   ------------
        Net Cash Provided by Financing Activities                                 21,108,000      1,017,000      4,142,000
                                                                                ------------   ------------   ------------
Net Increase (Decrease) in Cash and Cash Equivalents                              25,319,000      9,460,000     (4,801,000)
Cash and Cash Equivalents at Beginning of Year                                    39,418,000     29,958,000     34,759,000
                                                                                ------------   ------------   ------------
Cash and Cash Equivalents at End of Year                                        $ 64,737,000   $ 39,418,000   $ 29,958,000
                                                                                ============   ============   ============



                           See accompanying notes.

                        INDEPENDENT BANKSHARES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998, 1997 AND 1996


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Business

     Independent Bankshares, Inc., a Texas corporation (the "Company"), is a bank holding company headquartered in Abilene, Texas. The Company owns all of the common securities of Independent Capital Trust ("Independent Capital") and indirectly owns through a Delaware subsidiary, Independent Financial Corp. ("Independent Financial"), 100% of the stock of First State Bank, National Association, Abilene, Texas ("First State"), and Azle State Bank, Azle, Texas ("Azle State") (collectively, the "Banks"). The Banks currently operate full-service banking locations in the Texas cities of Abilene (3 locations), Azle (2 locations), Lubbock, Odessa (4 locations), San Angelo, Stamford and Winters.

     The Company's primary activities are to assist the Banks in the management and coordination of their financial resources and to provide capital, business development, long range planning and public relations for the Banks. The Banks operate under the day-to-day management of their own officers and boards of directors and formulate their own policies with respect to banking matters.

     The principal services provided by the Banks are as follows:

     Commercial Services. The Banks provide a full range of banking services for their commercial customers. Commercial lending activities include short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing and interim and permanent real estate lending. Other services include cash management programs and federal tax depository and night depository services.

     Consumer Services. The Banks also provide a wide range of consumer banking services, including checking, savings and money market accounts, savings programs and installment and personal loans. The Banks make automobile and other installment loans directly to customers, as well as indirectly through automobile dealers. The Banks make home improvement, home equity and real estate loans and provide safe deposit services. As a result of sharing arrangements with the Pulse automated teller machine system network, the Banks provide 24-hour routine banking services through automated teller machines ("ATMs"). The Pulse network provides ATM accessibility throughout the United States. The Banks also offer investment services and banking by phone or personal computer.

     Trust Services. First State provides trust and agency services to individuals, partnerships and corporations from its offices in Abilene, Lubbock and Odessa. The trust division also provides investment management, administration and advisory services for agency and trust accounts, and acts as trustee for pension and profit sharing plans.

PRINCIPLES OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of the Company, Independent Capital, Independent Financial and the Banks. All significant intercompany accounts and transactions have been eliminated upon consolidation.

STATEMENTS OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

SECURITIES

     Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates the interest method. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of taxes, related to securities available-for-sale are recorded as a separate component of stockholders' equity. The Company has no securities classified as trading as of December 31, 1998 and 1997. The cost of securities sold is based on the specific identification method.

LOANS

     Loans are stated at the principal amount outstanding. Interest on the various types of commercial loans is accrued daily based on the principal balances outstanding. Income on installment loans is recognized using this method or other methods under which income approximates the effective interest method.

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

     Impaired loans, should they occur, are normally placed on nonaccrual status and, as a result, interest income is recorded only as cash is received. There was no interest income recognized on such loans during the years ended December 31, 1998, 1997 or 1996.

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

INTANGIBLE ASSETS

     A core deposit intangible resulting from the acquisition of Azle State is being amortized over a twelve (12) year period. Goodwill resulting from the acquisition of Azle State and other acquisitions accounted for using the purchase method is being amortized on the straight-line method over a period of fifteen (15) to twenty-five (25) years. Management assesses the recoverability of goodwill by comparing the goodwill to the undiscounted cash flows expected to be generated by the acquired banks during the anticipated period of benefit. As of December 31, 1998, management believes that no impairment has occurred.

FEDERAL INCOME TAXES

     The Company uses the liability method of accounting for income taxes as required by the Financial Accounting Standards Board (the "FASB") Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("FAS 109"). Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

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

COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted FAS 130 on January 1, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2:  BANK ACQUISITIONS
--------------------------

     The Company completed the acquisition of Azle Bancorp and its subsidiary bank, Azle State, effective September 22, 1998, for an aggregate cash consideration of $19,025,000. To obtain funding for the acquisition, the Company sold an aggregate of 230,000 shares of Common Stock at a price of $11.50 per share, and Independent Capital, a Delaware business trust formed by the Company, sold 1,300,000 of its 8.5% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") at $10.00 per preferred security (having a liquidation value of $13,000,000) in an underwritten offering (the "1998 Offering"). The proceeds from the sale of the Trust Preferred Securities were used by Independent Capital to purchase an equivalent amount of Subordinated Debentures ("Subordinated Debentures") of the Company. The Company also borrowed $4,300,000 from a financial institution in Fort Worth, Texas (the "Fort Worth Bank") to finance a portion of the cost of acquiring Azle Bancorp. The borrowings from the Fort Worth Bank were paid off on September 30, 1998, from the proceeds of a cash dividend paid to the Company by Azle State. At the date of acquisition, Azle Bancorp had total assets of $93,158,000, total loans, net of unearned income, of $45,163,000, total deposits of $80,955,000 and stockholders' equity of $9,872,000. This acquisition was accounted for using the purchase method of accounting. A total of $8,014,000 of intangible assets, including $2,895,000 of core deposit intangible and $5,119,000 of goodwill, was recorded as a result of this acquisition. The core deposit intangible is being amortized over a period of 12 years and the goodwill is being amortized over a period of 25 years.

     The Company completed the acquisition of Crown Park Bancshares, Inc. ("Crown Park") and its wholly owned subsidiary bank, Western National Bank, Lubbock, Texas ("Western National"), effective January 28, 1997, for an aggregate cash consideration of $7,510,000. On the acquisition date, Crown Park was merged with and into a wholly owned subsidiary of the Company and Western National was merged with and into the First State. To obtain funding for the acquisition, the Company sold an aggregate of 395,312 shares of its common stock ("Common Stock") in an underwritten offering at a price of $11.40 per share (the "1997 Offering"). The 1997 Offering included the sale of 51,562 shares covered by the underwriter's over-allotment option. The above number of shares and price per share have been adjusted for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to the Company's shareholders in May 1997. The Company borrowed $800,000 from a financial institution in Amarillo, Texas (the "Amarillo Bank") to finance a portion of the cost of acquiring Crown Park. The $800,000 of borrowings was reduced to $400,000 with the proceeds of the sale of the over-allotment shares. The borrowing was paid off on December 31, 1997. At the date of acquisition, Crown Park had total assets of $60,420,000, total loans, net of unearned income, of $41,688,000, total deposits of $53,604,000 and stockholders' equity of $4,238,000. This acquisition was accounted for using the purchase method of accounting. A total of $2,486,000 of goodwill was recorded as a result of this acquisition. Such goodwill is being amortized over a period of 15 years.

     A total of $339,000, $218,000 and $46,000 in amortization expense of intangible assets was recorded during the years ended December 31, 1998, 1997 and 1996, respectively.

     The following pro forma financial information combines the historical results of the Company as if the Azle Bancorp acquisition had occurred as of the beginning of each period presented. The pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred at the beginning of each period presented or that may be obtained in the future:

                                   Year Ended December 31,
                                   -----------------------
                                      1998           1997
                                   ---------      --------
                                        (In thousands,
                                   except per share amounts)

     Net interest income           $  14,195      $  13,667
     Net income                        1,889          2,333
     Basic earnings per share           0.85           1.11
     Diluted earnings per share         0.82           1.02

     Certain amounts, specifically the pro forma amounts for net income and basic and diluted earnings per share for the year ended December 31, 1998, are less than the amounts reported herein.

NOTE 3:  SECURITIES
-------------------

     The amortized cost and estimated fair value of available-for-sale securities at December 31, 1998 and 1997, were as follows:


                                                                       1998
                                             ---------------------------------------------------------
                                                Gross          Gross        Estimated
                                               Amortized    Unrealized      Unrealized        Fair
                                                 Cost          Gains         Losses           Value
                                             ------------   ------------   ------------   ------------
Obligations of U.S. Government agencies
  and corporations                           $ 18,085,000   $    158,000   $     13,000   $ 18,230,000
Mortgage-backed securities                      2,426,000          1,000         16,000      2,411,000
U.S. Treasury securities                        9,031,000        115,000              0      9,146,000
Other securities                                  583,000              0              0        583,000
                                             ------------   ------------   ------------   ------------

    Total available-for-sale securities      $ 30,125,000   $    274,000   $     29,000   $ 30,370,000
                                             ============   ============   ============   ============


                                                                       1997
                                             ---------------------------------------------------------
                                                Gross          Gross        Estimated
                                               Amortized    Unrealized      Unrealized        Fair
                                                 Cost          Gains         Losses           Value
                                             ------------   ------------   ------------   ------------
Obligations of U.S. Government agencies
  and corporations                           $  4,520,000   $     20,000   $      2,000   $  4,538,000
U.S. Treasury securities                       16,280,000         40,000         13,000     16,307,000
Mortgage-backed securities                      1,066,000          7,000              0      1,073,000
Other securities                                  583,000              0              0        583,000
                                             ------------   ------------   ------------   ------------

    Total available-for-sale securities      $ 22,449,000   $     67,000   $     15,000   $ 22,501,000
                                             ============   ============   ============   ============

     The amortized cost and estimated fair value of held-to-maturity securities at December 31, 1998 and 1997, were as follows:


                                                                       1998
                                             ---------------------------------------------------------
                                                Gross          Gross        Estimated
                                               Amortized    Unrealized      Unrealized        Fair
                                                 Cost          Gains         Losses           Value
                                             ------------   ------------   ------------   ------------
Obligations of U.S. Government agencies
  and corporations                           $ 43,452,000   $     49,000   $    116,000   $ 43,385,000
Mortgage-backed securities                      9,697,000         42,000         10,000      9,729,000
U.S. Treasury securities                        2,427,000         27,000              0      2,454,000
Obligations of states and political
  subdivisions                                  9,262,000         76,000              0      9,338,000
                                             ------------   ------------   ------------   ------------

    Total held-to-maturity securities        $ 64,838,000   $    194,000   $    126,000   $ 64,906,000
                                             ============   ============   ============   ============


                                                                       1997
                                             ---------------------------------------------------------
                                                Gross          Gross        Estimated
                                               Amortized    Unrealized      Unrealized        Fair
                                                 Cost          Gains         Losses           Value
                                             ------------   ------------   ------------   ------------
Obligations of U.S. Government agencies
  and corporations                           $ 31,584,000   $    119,000   $    113,000   $ 31,590,000
U.S. Treasury securities                        4,985,000          7,000              0      4,992,000
Mortgage-backed securities                     10,549,000         82,000         21,000     10,610,000
Obligations of states and political
  subdivisions                                    175,000          9,000              0        184,000
                                             ------------   ------------   ------------   ------------

    Total held-to-maturity securities        $ 47,293,000   $    217,000   $    134,000   $ 47,376,000
                                             ============   ============   ============   ============


     The amortized cost and estimated fair value of securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                              Amortized      Estimated
     Available-for-sale Securities               Cost        Fair Value
     -----------------------------           ------------   ------------
     Due in one year or less                 $  5,014,000   $  5,063,000
     Due after one year through five years     22,102,000     22,313,000
     Due after five years through ten years             0              0
     Due after ten years                          583,000        583,000
                                             ------------   ------------
                                               27,699,000     27,959,000
     Mortgage-backed securities                 2,426,000      2,411,000
                                             ------------   ------------

       Total available-for-sale securities   $ 30,125,000   $ 30,370,000
                                             ============   ============

                                               Amortized      Estimated
     Held-to-maturity Securities                 Cost         Fair Value
     ---------------------------             ------------   -------------
     Due in one year or less                 $  7,453,000   $  7,468,000
     Due after one year through five years     38,607,000     38,567,000
     Due after five years through ten years     8,079,000      8,124,000
     Due after ten years                        1,002,000      1,018,000
                                             ------------   ------------
                                               55,141,000     55,177,000
     Mortgage-backed securities                 9,697,000      9,729,000
                                             ------------   ------------

       Total held-to-maturity securities     $ 64,838,000   $ 64,906,000
                                             ============   ============



     At December 31, 1998, securities with an amortized cost and estimated fair value of $17,094,000 and $17,355,000, respectively, were pledged as collateral for public and trust fund deposits and for other purposes required or permitted by law. At December 31, 1997, the amortized cost and estimated fair value of pledged securities were $9,666,000 and $9,650,000, respectively.

     During 1998, the Company did not sell any securities prior to marturity. During 1997, the Company sold available-for-sale securities with a book value of $193,000 and recorded no gain or loss on such sale. During 1996, the Company sold available-for-sale securities with a book value of $42,000 and recorded a $12,000 loss on such sale. In addition, the Company sold held-to-maturity securities with a book value of $1,198,000 approximately thirty (30) days prior to their scheduled maturity and recorded a $2,000 gain on such sale.

NOTE 4:  LOANS
--------------

     The composition of loans at December 31, 1998 and 1997, was as follows:


                                                          1998           1997
                                                      ------------   ------------
     Real estate loans                                $ 71,901,000   $ 44,569,000
     Loans to individuals                               57,564,000     67,453,000
     Commercial and industrial loans                    47,551,000     24,184,000
     Other loans                                         9,310,000      6,109,000
                                                      ------------   ------------
       Total loans                                     186,326,000    142,315,000
     Less unearned income                                1,766,000      1,462,000
                                                      ------------   ------------

       Total loans, net of unearned income            $184,560,000   $140,853,000
                                                      ============   ============

     Nonperforming assets at December 31, 1998 and 1997, were as follows:

                                                           1998           1997
                                                       ----------     ----------
     Nonaccrual loans                                  $  238,000     $   70,000
     Accruing loans past due over ninety days             198,000        121,000
     Restructured loans                                   110,000        104,000
     Other real estate and other repossessed assets       630,000        739,000
                                                       ----------     ----------

       Total nonperforming assets                      $1,176,000     $1,034,000
                                                       ==========     ==========



     The amount of interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1998, 1997 and 1996, based on the loans' original terms was $12,000, $16,000 and $17,000, respectively. A total of $1,000 and $2,000 in interest on nonaccrual loans was actually collected and recorded as income during the year ended December 31, 1998 and 1997, respectively. No interest was collected on such loans and recorded as income during 1996.

     A summary of the activity in the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996, is as follows:



                                                          1998           1997           1996
                                                       ----------     ----------     ----------
     Balance at beginning of year                      $1,173,000     $  793,000     $  759,000
     Provision for loan losses                            570,000        250,000        201,000
     Loans charged off                                   (729,000)      (581,000)      (389,000)
     Recoveries of loans charged off                      102,000        316,000         73,000
     Bank acquisitions                                    726,000        395,000        149,000
                                                       ----------     ----------     ----------

       Balance at end of year                          $1,842,000     $1,173,000     $  793,000
                                                       ==========     ==========     ==========


NOTE 5:  INTANGIBLE ASSETS
--------------------------

     The following is a summary of intangible assets at December 31, 1998 and 1997:


                                            1998           1997
                                        -----------    -----------
     Goodwill                           $ 8,539,000    $ 3,423,000
     Core deposit intangible              2,895,000              0
                                        -----------    -----------
                                         11,434,000      3,423,000
     Less accumulated amortization          603,000        264,000
                                        -----------    -----------

       Net intangible assets            $10,831,000    $ 3,159,000
                                        ===========    ===========


NOTE 6:  PREMISES AND EQUIPMENT
-------------------------------

     The following is a summary of premises and equipment at December 31, 1998 and 1997:

                                             1998           1997
                                        -----------    -----------
     Land                               $ 1,684,000    $ 1,486,000
     Buildings and improvements           9,207,000      6,821,000
     Furniture and equipment              2,573,000      2,028,000
                                        -----------    -----------
                                         13,464,000     10,335,000
     Less accumulated depreciation        3,170,000      2,817,000
                                        -----------    -----------

       Net premises and equipment       $10,294,000    $ 7,518,000
                                        ===========    ===========

NOTE 7:  DEPOSITS
-----------------

     At December 31, 1998 and 1997, interest-bearing time deposits of $100,000 or more were $49,674,000, and $38,371,000, respectively.

     At December 31, 1998, the scheduled maturities of interest-bearing time deposits was as follows:

                                        Interest-bearing
                                          Time Deposits
                                        -----------------
               1999                     $    140,926,000
               2000                           12,504,000
               2001                            2,987,000
               2002                            2,214,000
               2003                            1,602,000
                                        ----------------
              Total interest-bearing
                 time deposits          $    160,233,000
                                        =================

NOTE 8:  NOTES PAYABLE
----------------------

     The Company has a revolving line of credit with the Fort Worth Bank. Proceeds of $4,300,000 under the $6,500,000 line of credit were used to fund the purchase of Azle Bancorp on September 22, 1998. These borrowings were paid off on September 30, 1998, from the proceeds of a $4,500,000 dividend that was paid to the Company by Azle State. The amount available under the line of credit was reduced to $1,500,000 on January 5, 1999, and reduces further to $1,000,000 on October 5, 1999. The line of credit matures on October 1, 2000, bears interest at the floating prime interest rate of the Fort Worth Bank (7.75% at December 31, 1998) and is collateralized by 100% of the stock of Independent Financial and First State. There was no balance outstanding under the line of credit at December 31, 1998.

     At December 31, 1998, First State had a $1,000 note payable to an individual which matures in March 1999. Principal, plus interest at 7.5%, is payable monthly. The note is collateralized by a two-story commercial building in Abilene, Texas.

     The Company had a note payable to the Amarillo Bank. The note, proceeds of which were used to help fund the purchase of Crown Park, originated on January 23, 1997, in the amount of $800,000. The balance was reduced to $200,000 by July 23, 1997. The note bore interest at the Amarillo Bank's floating base rate plus 1% and was collateralized by 100% of the stock of First State. On December 31, 1997, the Company paid off the remaining principal balance of the note.

     At December 31, 1997, the Company had a note payable to one current director of the Company with a balance of $50,000. The note had an original face amount of $152,000, but was discounted upon issuance because it bore interest at a below-market interest rate (6%). The note was payable in three equal annual installments, plus accrued interest beginning March 1, 1996. The note was paid off on January 2, 1998. The note represented a portion of the final settlement of certain litigation.

NOTE 9:  FEDERAL INCOME TAXES
-----------------------------

     Due to the fact that the Company effected a quasi-reorganization as of December 31, 1989, utilization of any of the Company's net operating loss carryforwards subsequent to that date will not be credited to future income. For periods subsequent to December 31, 1994, the effect of such utilization has been credited against the Company's gross deferred tax asset. The Company's deferred tax provision for 1998, 1997 and 1996 totaled $488,000, $772,000 and $677,000, respectively.

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1997, were as follows:

                                                                      1998          1997
                                                                 ------------   ------------
     Deferred tax assets:
       Tax credit carryforwards                                  $    527,000   $    998,000
       Net operating loss carryforwards                               211,000        238,000
       Retirement plan                                                228,000              0
       Allowance for possible loan losses                              67,000        265,000
       Other real estate and other repossessed assets                  55,000        115,000
       Director indemnification                                             0         17,000
                                                                 ------------   ------------
         Total gross deferred tax assets                            1,088,000      1,633,000
         Less valuation allowance for deferred tax assets            (132,000)      (167,000)
                                                                 ------------   ------------
           Net deferred tax assets                                    956,000      1,466,000
                                                                 ------------   ------------
     Deferred tax liabilities:
       Depreciation and amortization                                 (257,000)       (93,000)
       Net unrealized gain on available-for-sale securities           (83,000)       (17,000)
       Other, net                                                    (108,000)       (74,000)
                                                                 ------------   ------------
         Total gross deferred tax liabilities                        (448,000)      (184,000)
                                                                 ------------   ------------

              Net deferred tax asset                             $    508,000   $  1,282,000
                                                                 ============   ============



     Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As a result of the acquisition of Peoples National Bank in Winters, Texas ("Peoples National") in 1996, the Company increased its gross deferred tax asset and the related valuation allowance by $162,000. The Company decreased the valuation allowance relating to Peoples National and Winters State Bank, Winters, Texas ("Winters State"), which was acquired in 1993, by $35,000 and $112,000 during 1998 and 1997, respectively, based on the Company's trend of positive operating results. The Company may reduce or increase its valuation allowance depending on changes in the expectation of future earnings and other circumstances. Management believes that it is more likely than not that the Company will generate sufficient future taxable income to realize the deferred tax asset less the related valuation allowance.

     At December 31, 1998, the Company had available net operating loss carryforwards of approximately $335,000 acquired as part of the Winters State acquisition and approximately $325,000 acquired as part of the Peoples National acquisition. For federal income tax purposes, due to certain change of ownership requirements of the Internal Revenue Code, utilization of the Winters State and Peoples National net operating loss carryforwards are limited to approximately $37,000 per year and $42,000 per year, respectively. If the full amount of these limitations is not used in any year, the amount not used increases the allowable limit in the subsequent year. These net operating loss carryforwards, if not used, expire between 2003 and 2010.

     At December 31, 1998, the Company had available general business credit and alternative minimum tax credit carryforwards of approximately $17,000 and $510,000, respectively. If not utilized, the general business credit carryforwards will expire as follows: 1999-$6,000 and 2000-$11,000. The alternative minimum tax credit will carryforward until utilized to reduce future federal income taxes.

     The comprehensive provisions for federal income taxes for the years ended December 31, 1998, 1997 and 1996, consist of the following:



                                                          1998           1997           1996
                                                       -----------    -----------    -----------
     Current tax provision                             $   705,000    $   205,000    $    76,000
     Deferred tax provision                                488,000        772,000        677,000
                                                       -----------    -----------    -----------
       Provision for tax expense charged to
        results of operations                            1,193,000        977,000        753,000
     Tax (benefit) on adjustment to unrealized
       gain/loss on available-for-sale securities           67,000          3,000        (23,000)
                                                       -----------    -----------    -----------
             Comprehensive provision for
               federal income taxes                    $ 1,260,000    $   980,000    $   730,000
                                                       ===========    ===========    ===========


NOTE 10: GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S SUBORDINATED DEBENTURES
-------------------------------------------------------------------

     Independent Capital sold 1,300,000 of Trust Preferred Securities at $10.00 per preferred security in the 1998 Offering. The proceeds from the sale of the Trust Preferred Securities were used by Independent Capital to purchase an equivalent amount of Subordinated Debentures of the Company. The Trust Preferred Securities carry a distribution rate of 8.5%, have a stated maturity of September 22, 2028, and are guaranteed by the Company. The securities are redeemable at par after September 22, 2003, and can be redeemed during the first five years after issuance for a premium to par.

     Distributions on the Trust Preferred Securities are payable quarterly on March 31, June 30, September 30 and December 31. Distributions paid during the year ended December 31, 1998, totaled $304,000.

NOTE 11:  STOCKHOLDERS' EQUITY
------------------------------

     The Company's Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") pays quarterly dividends at the annual rate of $4.20 per share, is senior to the Common Stock with respect to dividends and liquidation rights, is convertible into Common Stock at a price of $1.83 per share, adjusted for stock dividends, and has certain voting rights if dividends are in arrears for three quarters. The Series C Preferred Stock is redeemable in cash and/or Common Stock at the Company's option at $42.00 per share.

     An additional 388,911 shares of Common Stock were issued as a result of the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to stockholders in May 1997. The stock dividend was accounted for by a transfer from retained earnings to common stock of $97,000, representing the above respective number of shares at a par value of $0.25 per share. Cash paid in lieu of fractional shares was transferred from additional paid-in capital.

     All references throughout these consolidated financial statements to the number of shares of Common Stock, per share amounts, stock option data and market prices of the Common Stock have been restated for stock dividends.

     The following are summaries of the number of shares of Series C Preferred Stock, the number of shares of Common Stock reserved for issuance upon conversion of Series C Preferred Stock and the related conversion price per share, adjusted for stock dividends, for the three years ended December 31, 1998:

                                               Shares         Conversion
                                             Reserved for       Price
     Series C Preferred Stock                  Issuance        Per Share
     ------------------------                ------------   -------------
     Balance January 1, 1996                    302,010        $  2.29
         Shares Converted                       (54,352)             0
                                               --------        -------
     Balance December 31, 1996                  247,658           2.29
         5-for-4 Stock Split                     28,697          (0.46)
         Shares Converted                      (147,959)             0
                                               --------        -------
     Balance December 31, 1997                  128,396           1.83
         Shares Converted                       (12,033)             0
                                               --------        -------
     Balance December 31, 1998                  116,363        $  1.83
                                               ========        =======


     The Company's Employee Stock Ownership/401(k) Plan (the "ESOP/401(k) Plan") purchased 18,750 shares of the Company's Common Stock in the 1997 Offering for $214,000. The funds used for the purchase were borrowed from the Company. The note evidencing such borrowing is due in eighty-four equal monthly installments of $4,000, including interest, and matures on February 27, 2004. The note bears interest at the Company's floating base rate plus 1% (8.75% at December 31, 1998). The note is collateralized by the stock purchased in the stock offering.

     As a result of the lending arrangement between the Company and the ESOP/401(k) Plan, the shares are considered "unearned." The shares are "earned" on a pro rata basis as principal payments are made on the note used to purchase the shares. The shares are included in the Company's earnings per share calculations only as they are earned. At December 31, 1998, a total 14,839 shares with an original cost of $169,000 are considered to be unearned.

NOTE 12:  EARNINGS PER SHARE
----------------------------

     Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Because the Company's outstanding Series C Preferred Stock is cumulative, the dividends allocable to such preferred stock reduces income available to common stockholders in the basic earnings per share calculations. In computing diluted earnings per common share for the years ended December 31, 1998, 1997 and 1996, the conversion of the Series C Preferred Stock and the exercise of any outstanding stock options were assumed, as the effects are dilutive. The following table presents information necessary to calculate earnings per share for the years ended December 31, 1998, 1997 and 1996 (adjusted for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to stockholders in May
1997):

                                                                Year Ended December 31,
                                                       ----------------------------------------
                                                          1998           1997           1996
                                                       ----------     ----------     ----------
Basic Earnings Per Common Share                                     (In thousands)
-------------------------------
Net income                                             $    2,188     $    2,110     $    1,422
Preferred stock dividends                                     (22)           (41)           (63)
                                                       ----------     ----------     ----------

    Net income available to common stockholders        $    2,166     $    2,069     $    1,359
                                                       ==========     ==========     ==========

Weighted average shares outstanding                         2,031          1,842          1,355
                                                       ==========     ==========     ==========


                                                                Year Ended December 31,
                                                       ----------------------------------------
                                                          1998           1997           1996
                                                       ----------     ----------     ----------
Diluted Earnings Per Common Share                                   (In thousands)
---------------------------------
Net income                                             $    2,188     $    2,110     $    1,422
                                                       ==========     ==========     ==========

Weighted average shares outstanding                         2,031          1,842          1,355
Exercise of stock options                                       0              9              8
Conversion of Series C Preferred Stock                        120            197            335
                                                       ----------     ----------     ----------

    Adjusted weighted average shares outstanding            2,151          2,048          1,698
                                                       ==========     ==========     ==========


NOTE 13:  BENEFIT PLANS
-----------------------

     The Company's ESOP/401(k) Plan covers most of its officers and employees. The ESOP/401(k) Plan stipulates, among other things, that vesting in employer contributions begins after one year of service, each participant will become fully vested in employer contributions after seven years of service and the determination of the level of vesting began with the original date of current employment of each participant with the Company or the Banks. Contributions made to the employee stock ownership portion of the ESOP/401(k) Plan by the Company were $106,000, $100,000 and $77,000 for the years ended December 31, 1998, 1997 and 1996, respectively. These contributions were used to make distributions to employees who left the Company's employment in the respective years and to purchase Common Stock of the Company. No contributions have been made by the Company to match contributions made by plan participants in the 401(k) portion of the ESOP/401(k) Plan. The amount of all such contributions is at the discretion of the Company's board of directors. Employee contributions are invested in various equity, debt and money market investments, including Common Stock of the Company. At December 31, 1998, 157,059 shares of Common Stock of the Company were held by the ESOP/401(k) Plan.

NOTE 14:  RELATED PARTY TRANSACTIONS
------------------------------------

     In the ordinary course of business, the Company and the Banks have loans, deposits and other transactions with their respective directors and businesses with which such persons are associated. It is the Company's policy that all such transactions are entered into on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. The balances of loans to all such persons were $3,880,000, $2,511,000 and $3,025,000 at December 31, 1998, 1997 and 1996, respectively.
Additions and reductions on such loans were $4,338,000 and $2,969,000, respectively, for the year ended December 31, 1998.

     The Company and its subsidiaries paid $39,000, $42,000 and $28,000 in fees to a director-related company for services rendered on various legal matters during 1998, 1997 and 1996, respectively.

NOTE 15:  COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

     The Company is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such other litigation would not be material in relation to the Company's financial condition, results of operations and liquidity.

     The Banks lease certain of their premises and equipment under noncancellable operating leases. Rental expense under such operating leases was approximately $322,000, $289,000 and $336,000 in 1998, 1997 and 1996,
respectively.

     The minimum payments due under these leases at December 31, 1998, are as follows:

                              1999           $   404,000
                              2000               403,000
                              2001               364,000
                              2002               327,000
                              2003               121,000
                                             -----------
                              Total          $ 1,619,000
                                             ===========

NOTE 16:  FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

     The carrying amounts and fair values of financial assets and financial liabilities at December 31, 1998 and 1997, were as follows:


                                                              1998                         1997
                                                  ---------------------------   ---------------------------
                                                    Carrying                      Carrying
                                                     Amount       Fair Value       Amount       Fair Value
     Financial Assets                             ------------   ------------   ------------   ------------
     ----------------
       Cash and due from banks                    $ 22,562,000   $ 22,562,000   $ 14,518,000   $ 14,518,000
       Federal funds sold                           42,175,000     42,175,000     24,900,000     24,900,000
       Available-for-sale securities                30,370,000     30,370,000     22,501,000     22,501,000
       Held-to-maturity securities                  64,838,000     64,906,000     47,293,000     47,376,000
       Loans, net of unearned income               184,560,000    186,194,000    140,853,000    143,744,000
       Accrued interest receivable                   3,254,000      3,254,000      2,208,000      2,208,000

     Financial Liabilities
     ---------------------
       Noninterest-bearing demand deposits        $ 60,086,000   $ 60,086,000   $ 43,868,000   $ 43,868,000
       Interest-bearing demand deposits            110,485,000    110,485,000     77,495,000     77,495,000
       Interest-bearing time deposits              160,233,000    161,035,000    121,438,000    121,724,000
       Accrued interest payable                      1,163,000      1,163,000        947,000        947,000
       Notes payable                                     1,000          1,000         57,000         57,000
       Guaranteed preferred beneficial
          interests in the Company's
          subordinated debentures                   13,000,000     13,000,000              -              -


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

     Fair value for the guaranteed preferred beneficial interests in the Company's subordinated debentures is based on the closing price for the Trust Preferred Securities as quoted on the American Stock Exchange at December 31, 1998.

     The carrying amounts for cash and due from banks, federal funds sold, accrued interest receivable, accrued interest payable, notes payable and approximate the fair values of such assets and liabilities.

     Fair values for the Company's off-balance-sheet instruments, which consist of lending commitments and standby and commercial letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Management believes that the fair value of these off-balance-sheet instruments is not materially different from the commitment amount.

NOTE 17:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
-----------------------------------------------------------

     The Company is a party to financial instruments with off-balance-sheet risk entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the accompanying financial statements. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit or standby or commercial letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk. The Company had outstanding loan commitments of approximately $19,606,000 and outstanding standby and commercial letters of credit of approximately $206,000 at December 31, 1998.

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

     Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing standby or commercial letters of credit is essentially the same as that involved in making loans to customers.

     The Company does not expect any material losses as a result of loan commitments or standby or commercial letters of credit that were outstanding at December 31, 1998.

     In the normal course of business, the Company maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage limits.

NOTE 18:  REGULATORY MATTERS
----------------------------

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could cause the initiation of certain mandatory, and possibly additional discretionary, actions by the regulatory authorities that, if undertaken, could have a direct material effect on the Company's and each of the Banks' respective financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and each of the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and each Banks' respective assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and each Banks' respective capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and each of the Banks to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital and total capital (Tier 1 and Tier 2) to risk-weighted assets and of Tier 1 capital to adjusted quarterly average assets. At December 31, 1998, the Company and the Banks met all capital adequacy requirements to which they were subject.

     At December 31, 1998, the most recent notifications from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Banks must maintain minimum Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and Tier 1 capital to adjusted quarterly average assets ratios as set forth in the tables. There are no other conditions or events since the most recent notification that management believes have changed either the Company's or any of the Banks' category.

     The minimum regulatory capital ratios, minimum capital ratios for well capitalized bank holding companies and the Company's actual capital amounts and ratios at December 31, 1998 and 1997, were as follows:

                                                              December 31,           Minimum      Well
                                                       ------------------------      Capital   Capitalized
                                                          1998          1997         Ratios       Ratios
                                                       ---------      ---------      -------   -----------
     (Dollars in thousands)
     Tier 1 capital                                    $  21,344      $  17,737

     Total capital                                        28,356         18,510

     Risk-weighted assets                                205,971        154,036

     Adjusted quarterly average assets                   357,815        258,496

     Capital ratios:

     Tier 1 capital to risk-weighted assets                10.36%         11.26%       4.00%       6.00%

     Total capital to risk-weighted assets                 13.77          12.02        8.00       10.00

     Tier 1 capital to adjusted quarterly average
       assets                                               5.97           6.71        4.00        5.00



     The minimum capital ratios for well capitalized banks and the Banks' actual capital ratios at December 31, 1998, were as follows:


                                                                Minimum
                                                             Ratios for Well         Actual Ratios at
                                                            Capitalized Banks        December 31, 1998
                                                            -----------------        -----------------
     Tier 1 capital to risk-weighted assets                       6.00%                 11.46-12.04%

     Total capital to risk-weighted assets                       10.00                  12.21-13.22

     Tier 1 capital to adjusted quarterly average assets          5.00                   6.77-7.53


     At December 31, 1998, retained earnings of the Banks included approximately $4,254,000 that was available for payment of dividends to the Company without prior approval of regulatory authorities.

NOTE 19:  PARENT COMPANY FINANCIAL INFORMATION
----------------------------------------------

     Condensed financial statements of the Company, parent only, are presented below:

                        INDEPENDENT BANKSHARES, INC.
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 1998 AND 1997



                                                                                1998           1997
                                                                           ------------   ------------
Assets:
 Cash                                                                      $    550,000   $    326,000
 Loans                                                                           65,000              0
 Investment in subsidiaries                                                  36,314,000     19,125,000
 Premises and equipment                                                               0          2,000
 Other assets                                                                 1,033,000      1,214,000
                                                                           ------------   ------------

    Total assets                                                           $ 37,962,000   $ 20,667,000
                                                                           ============   ============

Liabilities:
 Note payable                                                              $          0   $     50,000
 Accrued interest payable and other liabilities                                  55,000         90,000
                                                                           ------------   ------------
  Total liabilities                                                              55,000        140,000

Subordinated debentures                                                      13,402,000              0
Stockholders' equity                                                         24,505,000     20,527,000
                                                                           ------------   ------------

    Total liabilities and stockholders' equity                             $ 37,962,000   $ 20,667,000
                                                                           ============   ============


                         INDEPENDENT BANKSHARES, INC.
                         CONDENSED INCOME STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                1998           1997           1996
                                                            ------------   ------------   ------------
Income:
  Dividends from subsidiaries (see Note 18)                 $  5,259,000   $    900,000   $  1,000,000
  Management fees from subsidiaries                              145,000        150,000        161,000
  Interest on loan to the ESOP/401(k) Plan                        23,000         18,000              0
  Interest from subsidiaries                                       6,000          1,000          3,000
  Other income                                                    11,000              0              0
                                                            ------------   ------------   ------------

    Total income                                               5,444,000      1,069,000      1,164,000
                                                            ------------   ------------   ------------
Expenses:
  Interest                                                       321,000         33,000         58,000
  Other expenses                                                 680,000        570,000        557,000
                                                            ------------   ------------   ------------
    Total expenses                                             1,001,000        603,000        615,000
                                                            ------------   ------------   ------------
     Income before federal income taxes and equity in
     undistributed earnings of subsidiaries                    4,443,000        466,000        549,000
  Federal income tax benefit                                     (93,000)      (276,000)      (162,000)
                                                            ------------   ------------   ------------
     Income before equity in undistributed
         earnings of subsidiaries                              4,536,000        742,000        711,000
  Equity in undistributed earnings of subsidiaries            (2,348,000)     1,368,000        711,000
                                                            ------------   ------------   ------------

     Net income                                             $  2,188,000   $  2,110,000   $  1,422,000
                                                            ============   ============   ============


                        INDEPENDENT BANKSHARES, INC.
                     CONDENSED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                                      1998          1997           1996
                                                                 ------------   ------------   ------------
Cash flows from operating activities:
    Net income                                                   $  2,188,000   $  2,110,000   $  1,422,000
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Deferred federal income tax expense                               488,000        772,000        677,000
    Depreciation and amortization                                       2,000          1,000          1,000
    Equity in undistributed earnings of subsidiaries                2,348,000     (1,368,000)      (711,000)
    Increase in other assets                                         (398,000)      (197,000)      (540,000)
    Increase (decrease) in accrued interest payable
      and other liabilities                                            76,000       (231,000)       (16,000)
                                                                 ------------   ------------   ------------
        Net cash provided by operating activities                   4,704,000      1,087,000        833,000
                                                                 ------------   ------------   ------------
Cash flows from investing activities:
    Loans made to employee stock ownership plan                       (95,000)      (239,000)             0
    Proceeds from repayments of loans made to
       employee stock ownership plan                                   54,000         46,000              0
    Purchase of subsidiary bank                                   (19,025,000)             0              0
    Capital contributions made to subsidiaries                       (402,000)    (4,200,000)             0
                                                                 ------------   ------------   ------------
        Net cash used in investing activities                     (19,468,000)    (4,393,000)             0
                                                                 ------------   ------------   ------------
Cash flows from financing activities:
    Proceeds from notes payable                                     4,300,000        800,000              0
    Repayment of notes payable                                     (4,350,000)      (983,000)      (616,000)
    Proceeds from issuance of subordinated debentures              13,402,000              0              0
    Net proceeds from issuance of equity securities                 2,067,000      4,077,000              0
    Cash paid for fractional shares in stock dividend                       0         (5,000)             0
    Payment of cash dividends                                        (431,000)      (405,000)      (260,000)
                                                                 ------------   ------------   ------------
       Net cash provided by (used in) financing activities         14,988,000      3,484,000       (876,000)
                                                                 ------------   ------------   ------------
Net increase (decrease) in cash and cash equivalents                  224,000        178,000        (43,000)
Cash and cash equivalents at beginning of year                        326,000        148,000        191,000
                                                                 ------------   ------------   ------------

    Cash and cash equivalents at end of year                     $    550,000   $    326,000   $    148,000
                                                                 ============   ============   ============



NOTE 20:  SUPPLEMENTAL CASH FLOW INFORMATION
--------------------------------------------

     Supplemental cash flow information for the years ended December 31, 1998, 1997 and 1996, is as follows:



                                                                     1998           1997           1996
                                                                 ------------   ------------   ------------
Cash paid during the year for:
  Interest                                                       $  9,368,000   $  8,663,000   $  6,372,000
  Federal income taxes                                                630,000        670,000        438,000
Noncash investing activities:
  Additions to other real estate and other repossessed assets
    during the year through foreclosures                         $  1,433,000   $  1,283,000   $  1,015,000
  Sales of other real estate and other repossessed assets
    financed with loans                                               167,000         93,000        240,000
Increase (decrease) in unrealized gain on
    available-for-sale securities, net of tax                    $    130,000   $      6,000   $    (43,000)
Details of acquisitions:
  Cash paid in acquisitions                                      $ 19,025,000   $  7,510,000   $  1,505,000
  Cash and cash equivalents held by companies acquired
    at dates of acquisition                                        (8,892,000)    (6,274,000)   (15,708,000)
                                                                 ------------   ------------   ------------

        Net cash paid (acquired) in acquisitions                 $ 10,133,000   $  1,236,000   $(14,203,000)
                                                                 ============   ============   ============


                                    -26-



QUARTERLY DATA (UNAUDITED)
-------------------------

     The following table presents the unaudited results of operations for the past two years by quarter. See "Note 12: Earnings Per Share" in the Company's
Consolidated Financial Statements.




                                                              1998
                                        ------------------------------------------------
                                        First     Second     Third    Fourth
                                        Quarter   Quarter   Quarter   Quarter     Total
                                        --------  --------  --------  --------  --------
                                             (In thousands, except per share amounts)
Interest income                         $  4,575  $  4,649  $  4,872  $  6,338  $ 20,434
Interest expense                           2,153     2,134     2,196     2,793     9,276
Net interest income                        2,422     2,515     2,676     3,545    11,158
Provision for loan losses                    175       125       135       135       570
Income before federal income taxes           723       814       890       954     3,381
Net income                                   455       519       568       646     2,188

Basic earnings per common share
  available to common stockholders      $   0.23  $   0.26  $   0.28  $   0.30  $   1.07
Diluted earnings per common share
  available to common stockholders          0.22      0.25      0.27      0.28      1.02



                                                              1997
                                        -------------------------------------------------
                                        First     Second     Third    Fourth
                                        Quarter   Quarter   Quarter   Quarter     Total
                                        --------  --------  --------  --------  ---------
                                             (In thousands, except per share amounts)
Interest income                         $  4,296  $  4,678  $  4,678  $  4,672  $  18,324
Interest expense                           2,056     2,193     2,204     2,206      8,659
Net interest income                        2,240     2,485     2,474     2,466      9,665
Provision for loan losses                      0        60       150        40        250
Income before federal income taxes           772       821       698       796      3,087
Net income                                   493       562       550       505      2,110

Basic earnings per common share
  available to common stockholders      $   0.29  $   0.30  $   0.27  $   0.26  $    1.12
Diluted earnings per common share
  available to common stockholders          0.26      0.27      0.26      0.24       1.03



     The above unaudited financial information reflects all adjustments that are, in the opinion of management, necessary to present a fair statement of the results of operations for the interim periods presented.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected consolidated financial information for the last five years. Such financial information has been restated to reflect the 4-for-3 stock split, effected in the form of a 33-1/3% stock dividend, paid to stockholders in May 1995 and the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to stockholders in May 1997. See "Note 1: Summary of Significant Accounting Policies-Principles of Consolidation," "Note 2: Bank Acquisitions," Note 12: Earnings Per Share" and the Other Notes in the Company's Consolidated Financial Statements for an explanation of changes in financial statement items.



                                           1998           1997             1996          1995           1994
                                        -----------    -----------    -----------    -----------    -----------
                                                           (In thousands, except per share amounts)
Balance sheet information:
  Assets                                $   370,178    $   264,574    $   205,698    $   180,344    $   159,860
  Loans, net of unearned income             184,560        140,853         92,017         81,927         81,306
  Deposits                                  330,804        242,801        189,575        164,704        146,184
  Notes payable                                   1             57            240            849            930
  Stockholders' equity                       24,505         20,527         14,937         13,818         11,073

Income statement information:
  Total interest income                 $    20,434    $    18,324    $    13,556    $    11,962    $    10,131
  Net interest income                        11,158          9,665          7,115          6,653          6,679
Net income                                    2,188          2,110          1,422          1,132            450

Basic earnings per common share
  available to common stockholders      $      1.07    $      1.12    $      1.00    $      0.82    $      0.29

Diluted earnings per common share
  available to common stockholders             1.02           1.03            0.84          0.67           0.27

Cash dividends per common share                0.20           0.19            0.14          0.09           0.06

Weighted average common shares
  outstanding:
     Basic                                    2,031          1,842           1,355         1,299          1,302
     Diluted                                  2,151          2,048           1,698         1,689          1,685


MARKET INFORMATION

     The Company's Common Stock trades on the American Stock Exchange (the "AMEX") under the symbol "IBK." Independent Capital's Trust Preferred Securities trade on the AMEX under the symbol "IBK.Pr." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock and Trust Preferred Securities as quoted on the AMEX and the amount of cash dividends and distributions paid per share, adjusted for the 5-for-4 stock split of the Common Stock, effected in the form of a 25% stock dividend, paid to stockholders in May 1997.


                                                Common Stock                   Trust Preferred Securities
                                        -----------------------------      ---------------------------------
                                                              Cash                             Distributions
                                                            Dividends                               Per
                                         High       Low     Per Share       High       Low        Security
                                        -------   -------   ---------      ------    ------    --------------
     Year Ended December 31, 1997
     ----------------------------
     First Quarter                      $13-5/8   $11-1/2     $0.04         $  -      $  -        $    -
     Second Quarter                      13-1/4   11-13/16     0.05            -         -             -
     Third Quarter                       18-1/4   13-1/8       0.05            -         -             -
     Fourth Quarter                      19-3/4   16-1/8       0.05            -         -             -

     Year Ended December 31, 1998
     ----------------------------
     First Quarter                      $19-5/8   $15-3/4      $0.05         $ -       $ -        $    -
     Second Quarter                      19        14-3/8       0.05           -         -             -
     Third Quarter                       15-9/16   11           0.05          10-1/16   10-1/16        -
     Fourth Quarter                      11-7/8    10-1/4       0.05          10-3/4     9-1/2      0.23

     Year Ending December 31, 1999
     -----------------------------
     First Quarter (through March 18)   $12-1/8   $10-1/2      $0.05(1)       10-7/8     9-1/2      0.21(2)

_____________
(1)  This cash dividend was paid February 26, 1999, to shareholders of record on February 12, 1999.
(2)  This distribution is scheduled to be paid on March 31, 1999, to security holders of record on such date.

     At March 18, 1999, there were approximately 1,777 stockholders who were individual participants in security position listings.


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

The Company
-----------

     The Company is a bank holding company headquartered in Abilene, Texas. The Company owns all of the common securities of Independent Capital Trust ("Independent Capital") and indirectly owns through a Delaware subsidiary, Independent Financial Corp. ("Independent Financial"), 100% of the stock of First State Bank, N.A., Abilene, Texas ("First State") and Azle State Bank, Azle, Texas ("Azle State") (collectively, the "Banks"). The Banks currently operate full-service banking locations in the Texas cities of Abilene (3 locations), Azle (2 locations), Lubbock, Odessa (4 locations), San Angelo, Stamford and Winters. On March 12, 1999, Azle State was merged with and into First State and Azle State's two locations became branches of First State.

General
-------

     The following discussion and analysis presents the more significant factors affecting the Company's financial condition at December 31, 1998 and 1997, and results of operations for each of the three years in the period ended December 31, 1998, after accounting for the acquisition of the subsidiary banks noted below. This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements, notes thereto and other financial information appearing elsewhere in this annual report. All references herein to the number of shares of Common Stock, per share amounts and market prices of the Common Stock have been restated for the stock split, effected in the form of a stock dividend, described in Note 11 to the Company's Consolidated Financial Statements.

Bank Acquisitions
-----------------

     AZLE BANCORP AND AZLE STATE. The Company completed the acquisition of Azle Bancorp and its subsidiary bank, Azle State, effective September 22, 1998, for an aggregate cash consideration of $19,025,000. To obtain funding for the acquisition, the Company sold an aggregate of 230,000 shares of Common Stock at a price of $11.50 per share, and Independent Capital, a Delaware business trust formed by the Company, sold 1,300,000 of its 8.5% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") at $10.00 per preferred security (having a liquidation value of $13,000,000) in an underwritten offering (collectively, the "1998 Offering"). The proceeds from the sale of the Trust Preferred Securities were used by Independent Capital to purchase an equivalent amount of Subordinated Debentures of the Company. The Company also borrowed $4,300,000 from a financial institution in Fort Worth, Texas (the "Fort Worth Bank") to finance a portion of the cost of acquiring Azle Bancorp. The borrowings from the Fort Worth Bank were paid off on September 30, 1998, from the proceeds of a cash dividend paid to the Company by Azle State. At the date of acquisition, Azle Bancorp had total assets of $93,158,000, total loans, net of unearned income, of $45,163,000, total deposits of $80,955,000 and stockholders' equity of $9,872,000. This acquisition was accounted for using the purchase method of accounting. A total of $8,014,000 of intangible assets, including $2,895,000 of core deposit intangible and $5,119,000 of goodwill, was recorded as a result of this acquisition. The core deposit intangible is being amortized over a period of 12 years and the goodwill is being amortized over a period of 25 years.

     CROWN PARK AND WESTERN NATIONAL. The Company completed the acquisition of Crown Park Bancshares, Inc. ("Crown Park") and its wholly owned subsidiary bank, Western National Bank, Lubbock, Texas ("Western National"), effective January 28, 1997, for an aggregate cash consideration of $7,510,000. On the acquisition date, Crown Park was merged with and into a wholly owned subsidiary of the Company and Western National was merged with and into First State. To obtain funding for the acquisition, the Company sold an aggregate of 395,312 shares of its common stock ("Common Stock") in an underwritten offering at a price of $11.40 per share (the "1997 Offering"). The 1997 Offering included the sale of 51,562 shares covered by the underwriter's over-allotment option. The above number of shares and price per share have been adjusted for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to the Company's shareholders in May 1997. The Company borrowed $800,000 from a financial institution in Amarillo, Texas (the "Amarillo Bank") to finance a portion of the cost of acquiring Crown Park. The $800,000 of borrowings was reduced to $400,000 with the proceeds of the sale of the over-allotment shares. The borrowing was paid off on December 31, 1997. At the date of acquisition, Crown Park had total assets of $60,420,000, total loans, net of unearned income, of $41,688,000, total deposits of $53,604,000 and stockholders' equity of $4,238,000. This acquisition was accounted for using the purchase method of accounting. A total of $2,486,000 of goodwill was recorded as a result of this acquisition. Such goodwill is being amortized over a period of 15 years.

     SAN ANGELO BRANCH. On May 27, 1996, First State assumed the deposits and certain other liabilities and purchased the loans and certain other assets of the San Angelo, Texas branch of Coastal Banc ssb ("Coastal Banc - San Angelo") in a cash transaction, and Coastal Banc - San Angelo became a branch of First State. On the date of the acquisition, Coastal Banc - San Angelo had approximately $14,895,000 in total deposits and $155,000 in total loans. A total of $743,000 of goodwill was recorded as a result of this acquisition and is being amortized over a period of 15 years.

     Peoples National. First State completed the acquisition of Peoples National Bank, Winters, Texas ("Peoples National") effective January 1, 1996, and Peoples National became part of the Winters branch of First State. At December 31, 1995, Peoples National had total assets of $5,505,000, total loans, net of unearned income, of $2,767,000, total deposits of $4,958,000 and stockholders' equity of $525,000. A total of $260,000 of goodwill was recorded as a result of this acquisition and is being amortized over a period of 15 years.

     These acquisitions were accounted for under the purchase method of accounting, and the results of operations of Azle State, Western National, Coastal Banc - San Angelo and Peoples National are included in the Company's results of operations from their respective dates of purchase. The assets and liabilities of Azle State, Western National, Coastal Banc - San Angelo and Peoples National were recorded at their estimated fair value.

Results of Operations
---------------------

GENERAL

     Net income for the year ended December 31, 1998, amounted to $2,188,000 ($1.02 diluted earnings per common share) compared to net income of $2,110,000 ($1.03 diluted earnings per common share) for the year ended December 31, 1997, and compared to net income of $1,422,000 ($0.84 diluted earnings per common share) for the year ended December 31, 1996. The results of operations for 1998 were negatively impacted by $125,000 ($83,000, net of tax), or $0.04 diluted earnings per common share, as a result of the settlement of certain potential litigation.

     Two industry measures of the performance by a banking institution are its return on average assets and return on average stockholders' equity. Return on average assets ("ROA") measures net income in relation to average total assets and indicates a company's ability to employ its resources profitably. During 1998, the Company's ROA was 0.75%, compared to 0.82% for 1997 and compared to 0.72% for 1996. Excluding the nonrecurring item noted above, the Company's ROA for 1998 would have been 0.77%.

     Return on average stockholders' equity ("ROE") is determined by dividing net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. During 1998, the Company's ROE was 9.89%, compared to 10.95% for 1997 and 9.89% for 1996. Excluding the nonrecurring item noted above, the Company's ROE for 1998 would have been 10.27%.

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

     Net interest income amounted to $11,158,000 for 1998, an increase of $1,493,000, or 15.4%, from 1997. Net interest income for 1997 was $9,665,000, an increase of $2,550,000, or 35.8%, from 1996. The increase in 1998 was primarily due to the acquisition of Azle State in September 1998. The increase in 1997 was primarily due to the acquisition of Western National in January 1997. The net interest margin on a fully taxable-equivalent basis was 4.30% for 1998, compared to 4.13% for 1997 and 3.95% for 1996. The primary reasons for the increase in net interest margin during 1998 were a small increase in the Company's average loan-to-deposit ratio, a decrease in the Company's overall costs of funds and a shift within the loan portfolio to more commercial and real estate loans and away from lower-yielding indirect installment loans. The primary reason for the increase in 1997 was the acquisition of Western National, which had a higher loan-to-deposit ratio than First State.

     At December 31, 1998, approximately $48,093,000, or 26.1%, of the Company's total loans, net of unearned income, were loans with floating interest rates. This amount represented 37.4% of loans, excluding loans to individuals, which are exclusively fixed rate in nature. The overall average rate paid for total deposits decreased slightly in 1998. The average rate paid by the Company for certificates of deposit and other time deposits of $100,000 or more decreased to 5.35% during 1998 from 5.54% in 1997. The average rate paid for certificates of deposit less than $100,000 decreased from 5.36% in 1997 to 5.31% in 1998. Rates on other types of deposits, such as savings accounts, money market accounts and NOW accounts, decreased from an average of 2.69% in 1997 to an average of 2.55% in 1998. Given the fact that the Company's interest-bearing liabilities are subject to repricing faster than its interest-earning assets in the very short term, an overall falling interest rate environment would normally produce a higher net interest margin than a rising interest rate environment. As noted under "Analysis of Financial Condition - Interest Rate Sensitivity" below, because the Company's interest-bearing demand, savings and money market deposits are somewhat less rate-sensitive, the Company's net interest margin does not necessarily increase significantly in an overall falling interest rate environment.

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


                                                                           Year Ended December 31,
                                             -------------------------------------------------------------------------------------
                                                         1998                         1997                          1996
                                             --------------------------    --------------------------    -------------------------
                                                       Interest                      Interest                      Interest
                                             Average   Income/   Yield/    Average   Income/   Yield/    Average   Income/   Yield/
                                             Balance   Expense   Rate      Balance   Expense   Rate      Balance   Expense    Rate
                                             -------   -------   ------    -------   -------   ------    -------   -------   ------
ASSETS (1)                                                    (Dollars in thousands)
Interest-earning assets:
  Loans, net of unearned income (2)          $153,188  $ 14,150    9.24%   $132,891  $ 12,236    9.21%   $ 85,880  $  8,005    9.32%
  Securities (3)                               73,363     4,498    6.13      84,566     5,181    6.13      74,920     4,507    6.02
  Federal funds sold                           34,472     1,859    5.39      16,469       912    5.54      19,406     1,047    5.40
                                             --------  --------  ------    --------  --------  ------    --------  --------  ------
      Total interest-earning assets           261,023    20,507    7.86     233,926    18,329    7.84     180,206    13,559    7.52
                                             --------  --------  ------    --------  --------  ------    --------  --------  ------

Noninterest-earning assets:
  Cash and due from banks                      15,149                        11,051                         7,151
  Premises and equipment, net                   8,233                         6,951                         4,427
  Intangible assets                             5,242                         3,116                           689
  Accrued interest receivable
    and other assets                            5,220                         5,030                         4,507
  Allowance for possible loan losses           (1,288)                       (1,200)                         (825)
                                             --------                      --------                      --------
      Total noninterest-earning assets         32,556                        24,948                        15,949
                                             --------                      --------                      --------

             Total assets                    $293,579                      $258,874                      $196,155
                                             ========                      ========                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY (1)
Interest-bearing liabilities:
  Demand, savings and money
    market deposits                          $ 86,428  $  2,207     2.55%  $ 75,833  $  2,037    2.69%   $ 57,847  $  1,397    2.41%
  Time deposits                               132,654     7,061     5.32    121,218     6,563    5.41      92,065     4,985    5.41
                                             --------  --------  -------   --------  --------  ------    --------  --------  ------
      Total interest-bearing deposits         219,082     9,268     4.23    197,051     8,600    4.36     149,912     6,382    4.26
  Notes payable                                   100         8     8.00        714        59    8.26         568        59   10.39
                                             --------  --------  -------   --------  --------  ------    --------  --------  ------
      Total interest-bearing liabilities      219,182     9,276     4.23    197,765     8,659    4.38     150,480     6,441    4.28
                                             --------  --------  -------   --------  --------  ------    --------  --------  ------

Noninterest-bearing liabilities:
  Demand deposits                              46,877                        40,328                        30,093
  Accrued interest payable and
    other liabilities                           1,809                         1,506                         1,207
                                             --------                      --------                      --------
      Total noninterest-bearing liabilities    48,686                        41,834                        31,300
                                             --------                      --------                      --------
             Total liabilities                267,868                       239,599                       181,780
Guaranteed preferred beneficial
   interests in the Company's
   subordinated debentures                      3,597                             0                             0
Stockholders' equity                           22,114                        19,275                        14,375
                                             --------                      --------                      --------
               Total liabilities and
                 stockholders' equity        $293,579                      $258,874                      $196,155
                                             ========                      ========                      ========

Net interest income                                    $ 11,231                      $  9,670                      $  7,118
                                                       ========                      ========                      ========

Interest rate spread (4)                                           3.63%                         3.46%                         3.24%
                                                                 ======                        ======                        ======

Net interest margin (5)                                            4.30%                         4.13%                         3.95%
                                                                 ======                        ======                        ======


______________________________
(1)  The Average Balance and Interest Income/Expense columns include the balance sheet and income statement accounts of Peoples National, Coastal
     Banc-San Angelo, Western National and Azle State from January 1, 1996,
     May 27, 1996, January 28, 1997 and September 22, 1998 (the respective dates of acquisition of such banks), through December 31, 1998.
(2)  Nonaccrual loans are included in the Average Balance columns and income recognized on these loans, if any, is included in the Interest
     Income/Expense columns. Interest income on loans includes fees on loans, which are not material in amount.
(3)  Nontaxable interest income on securities was adjusted to a taxable yield assuming a tax rate of 34%.
(4)  The interest rate spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)  The net interest margin is equal to net interest income, on a fully taxable-equivalent basis, divided by average interest-earning assets.


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

                                        1998(1) vs 1997                      1997(1) vs 1996
                                   ---------------------------        ---------------------------
                                   Increase (Decrease) Due To         Increase (Decrease) Due To
                                           Changes In:                        Changes In:
                                   ---------------------------        ---------------------------
                                   Volume      Rate     Total         Volume     Rate      Total
                                   -------   -------   -------        -------   -------   -------
                                                           (In thousands)
  Interest-earning assets:
    Loans, net of unearned income  $ 1,875   $    39   $ 1,914        $ 4,377   $  (146)  $ 4,231
    Securities (2)                    (683)        0      (683)           581        93       674
    Federal funds sold                 971       (24)      947           (158)       23      (135)
                                   -------   -------   -------        -------   -------   -------
            Total interest income    2,163        15     2,178          4,800       (30)    4,770
                                   -------   -------   -------        -------   -------   -------

  Interest-bearing liabilities:
    Deposits:
      Demand, savings and money
        market deposits                270      (100)      170            430       210       640
      Time deposits                    608      (110)      498          1,578         0     1,578
                                   -------   -------   -------        -------   -------   -------
          Total deposits               878      (210)      668          2,008       210     2,218
    Notes payable                      (49)       (2)      (51)            15       (15)        0
                                   -------   -------   -------        -------   -------   -------
            Total interest expense     829      (212)      617          2,023       195     2,218
                                   -------   -------   -------        -------   -------   -------
  Increase (decrease) in net
    interest income                $ 1,334   $   227   $ 1,561        $ 2,777   $  (225)  $ 2,552
                                   =======   =======   =======        =======   =======   =======


______________________________
(1)  Income statement items include the income statement accounts of Peoples National, Coastal Banc - San Angelo Western
     National and Azle State beginning January 1, 1996, May 27,
     1996, January 28, 1997 and September 22, 1998 (the
     respective dates of acquisition of such banks), through
     December 31, 1998.
(2)  Information with respect to interest income on tax-exempt securities is provided on a fully taxable-equivalent basis assuming a tax rate of 34%.



Provision for Loan Losses
-------------------------

     The amount of the provision for loan losses is based on periodic (not less than quarterly) evaluations of the loan portfolio, especially nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process conducted by the Company that is independent of the management of the Banks; expectations of future economic conditions and their impact on particular industries and individual borrowers; the market value of collateral; the strength of available guarantees; concentrations of credit; and other judgmental factors. The provision for loan losses for the year ended December 31, 1998, was $570,000, compared to $250,000 for the previous year. The provision in 1998 represented an increase of $320,000, or 128%, from the 1997 provision. The higher provision in 1998 is due to increased charge-offs during 1998, primarily in the indirect installment loan portfolio. This situation was mitigated somewhat by the fact that the Company's classified loans have continued to decline, notwithstanding the acquisitions made during 1996, 1997 and 1998. The provision in 1997 represented an increase of $49,000, or 24.4%, from the 1996 provision due to increased charge-offs in the indirect installment loan portfolio noted above.

Noninterest Income
------------------

     Noninterest income increased $882,000, or 46.2%, from $1,909,000 in 1997 to $2,791,000 in 1998. The amount for 1997 increased $358,000, or 23.1%, from $1,551,000 in 1996.

     Service charges on deposit accounts and charges for other types of services are the major source of noninterest income to the Company. This source of income increased $622,000, or 38.8%, from $1,605,000 for 1997 to $2,227,000 for 1998. Approximately
33% of the increase was attributable to the acquisition of Azle State in September 1998. The remainder of the increase was due to service charges on the accounts of seven (7) large grocery stores, which began in October 1997, and an increase in rates on selected charges during the first quarter of 1998. Service charge income increased $346,000, or 27.5%, from $1,259,000 for 1996 to
$1,605,000 for 1997, primarily due to the acquisition of Western National in January 1997.

     Trust fees from trust operations increased $4,000, or 2.1%, from $195,000 in 1997 to $199,000 in 1998. Trust fees increased $6,000, or 3.2%, from $189,000 during 1996 to $195,000 during
1997. The increases in 1998 and 1997 are due to an overall increase in the value of assets under management of the trust department.

     There were no sales of securities during 1998. Securities with a carrying value of $193,000 were sold during 1997. There was no gain or loss recorded on such sale. Securities with a carrying value of $2,028,000 were sold during 1996. Net losses of $10,000 were recorded on the securities sold during 1996. The securities portfolio had an average life of approximately 2.36 years at December 31, 1998, compared to approximately 1.32 years at December 31, 1997. The increase in average life is due to the acquisition of Azle State, whose securities, particularly obligations of states and political subdivisions, have a longer average maturity than First State's securities portfolio.

     Other income is the sum of several components of noninterest income including insurance premiums earned on automobiles financed through the Company's indirect installment loan program, check printing income, commissions earned on the sale of mutual funds and annuities, bankcard royalty income and other sources of miscellaneous income. Other income increased $256,000, or 234.9%, from $109,000 in 1997 to $365,000 in 1998 due to the acquisition of Azle State in September 1998, a significant increase in insurance premiums received during the first half of 1998 on automobiles financed through the Company's indirect installment lending program and an increase in check printing income. The Company also had a significant increase in commissions earned from investment services, which the Company began promoting during the second quarter of 1997. Other income increased $6,000, or 5.8%, from $103,000 in 1996 to $109,000 for 1997, due to the acquisition of Western National in January 1997.

Noninterest Expenses
--------------------

     Noninterest expenses increased $1,761,000, or 21.4%, from $8,237,000 in 1997 to $9,998,000 in 1998. Over two-thirds of the increase was attributable to the acquisition of Azle State and the payment of distributions on the Company's Trust Preferred Securities that were sold in the 1998 Offering. Noninterest expenses increased $1,947,000, or 31.0%, from $6,290,000 in 1996 to $8,237,000 in 1997. Approximately 80% of the increase was due to the acquisition of Western National.

     Salaries and benefits rose $782,000, or 19.7%, from $3,970,000 in 1997 to $4,752,000 in 1998. Approximately 61% of
the increase was a result of the acquisition of Azle State in September 1998. An additional 23% of the increase was due to the opening of three supermarket branch locations, two in October 1997 and one in May 1998. Salaries and employee benefits increased $888,000, or 28.8%, from $3,082,000 in 1996 to
$3,970,000 in 1997. Approximately 79% of the increase was a result of the acquisition of Western National.

     Net occupancy expense increased $242,000, or 28.2%, from $857,000 in 1997 to $1,099,000 in 1998. Approximately 37% of the
increase was due to the acquisition of Azle State. An additional 42% of the increase was due to the opening of the three supermarket branch locations. Net occupancy expense increased $141,000, or 19.7%, from $716,000 in 1996 to $857,000 in 1997.
The increase was due entirely to the acquisition of Western
National.

     Equipment expense increased $53,000, or 6.4%, from $834,000 in 1997, to $887,000 in 1998. The relatively small increase was due to the expiration of operating leases on certain data processing equipment during the first half of 1998. The equipment was purchased at the end of the leases. The depreciation expense on this equipment and other replacement equipment purchased later in 1998 was less than the lease expense previously recorded. The reduction in these expenses helped offset additional equipment expense incurred as a result of the acquisition of Azle State and the opening of the three supermarket branches. Equipment expense increased $171,000, or 25.8%, from $663,000 in 1996 to $834,000 for 1997. Approximately three-fourths of this increase was the result of the Western
National acquisition.

     Stationery, printing and supplies expense increased $23,000, or 5.5%, from $419,000 for 1997 to $442,000 for 1998.
Approximately three-fourths of the increase was due to the Azle State acquisition and the opening of the three supermarket bank branches. Stationery, printing and supplies expense increased $131,000, or 45.5%, from $288,000 for 1996 to $419,000 for 1997, primarily due to the acquisition of Western National and the opening of two of the supermarket branches during the fourth quarter of 1997.

     Amortization of intangible assets increased $121,000 or 55.5%, from $218,000 for 1997 to $339,000 for 1998 as a result of the amortization of the core deposit intangible and goodwill incurred in conjunction with the acquisition of Azle State.
These expenses increased $172,000, or 373.9%, from $46,000 for 1996 to $218,000 for 1997 as a result of amortization of goodwill recorded upon the acquisition of Western National.

     Professional fees, which include legal and accounting fees, decreased $28,000, or 8.4%, from $333,000 during 1997 to $305,000 during 1998. The decrease was a result of increased legal fees incurred immediately after the 1997 acquisition related to Western National and legal fees incurred during the first quarter of 1997 to settle litigation, which resulted in a recovery of approximately $108,000 of a previously charged off loan. Professional fees increased $29,000, or 9.5%, from $304,000 during 1996 to $333,000 for 1997. The increase during 1997 was due to the additional legal fees incurred on collection of loans made by Western National noted above.

     Distributions on guaranteed preferred beneficial interests in the Company's Subordinated Debentures totaled $304,000 for 1998. Independent Capital issued $13,000,000 of Trust Preferred Securities in the 1998 Offering, on which distributions are payable quarterly at the rate of 8.5%.

     Net costs (revenues) applicable to other real estate and other repossessed assets consist of expenses associated with holding and maintaining various repossessed assets, the net gain or loss on the sales of such assets, the write-down of the carrying value of the assets and any rental income on such assets that is credited as a reduction in such expenses. The Company recorded net costs of $106,000 in 1998 compared to net costs of $23,000 in 1997, an increase of $83,000, or 360.9%. The increase in net costs during 1998 was partially due to an increase in the number of repossessed automobiles during 1998 and the acquisition of Azle State. In addition, net gains on sales and rental income received on such assets totaled $27,000 for 1998, compared to $81,000 for 1997. Net costs of the Company were $23,000 in 1997 compared to net revenues of $24,000 in 1996 as a result of $52,000 of such expenses recorded by the Lubbock branch of First State during 1997.

     Other noninterest expense includes, among many other items, postage, due from bank account charges, data processing, armored car and courier fees, travel and entertainment, advertising, insurance, regulatory examinations, directors' fees, dues and subscriptions, franchise taxes and Federal Deposit Insurance Corporation ("FDIC") insurance. These expenses increased $181,000, or 11.4%, from $1,583,000 during 1997 to $1,764,000 during 1998. Approximately 71% of the increase was due to the acquisition of Azle State in September 1998. These expenses increased $368,000, or 30.3%, from $1,215,000 for 1996 to
$1,583,000 for 1997. The entire increase in 1997 was due to the acquisition of Western National.

Federal Income Taxes
--------------------

     Due to the fact that the Company effected a quasi-reorganization as of December 31, 1989, utilization of any of the Company's net operating loss carryforwards subsequent to that date will not be credited to future income. For periods subsequent to December 31, 1994, the tax effect of such utilization has been credited against the Company's gross deferred tax asset. The Company provided for $1,193,000, $977,000 and $753,000 in federal income taxes in 1998, 1997 and 1996, respectively. The 1998 and 1997 amounts were lowered by $35,000 and $112,000, respectfully, as a result of a reduction made in the Company's deferred tax asset valuation allowance relating to Peoples National and Winters State based on the Company's trend of positive operating results.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     The business of the Company and the composition of its consolidated balance sheet consists of investments in interest-earning assets (primarily loans and investment securities) which are primarily funded by interest-bearing liabilities (deposits). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in the market risk.

Interest Rate Risk Measurement
------------------------------

     Interest rate risk arises when an interest-earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. The Company seeks to minimize the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that could change interest rates in the same time frame in an attempt to reduce the risk of significant adverse effects on the Company's net interest income caused by interest rate changes. The Company does not attempt to match each interest-earning asset with a specific interest-bearing liability. Instead, as shown in the table below, it aggregates all of its interest-earning assets and interest-bearing liabilities to determine the difference between the two in specific time frames. This difference is known as the rate-sensitivity gap. A positive gap indicates that more interest-earning assets than interest-bearing liabilities mature in a time frame, and a negative gap indicates the opposite. Maintaining a balanced position will reduce risk associated with interest rate changes, but it will not guarantee a stable interest rate spread because the various rates within a time frame may change by differing amounts and occasionally change in different directions. Management regularly monitors the interest sensitivity position and considers this position in its decisions in regard to interest rates and maturities for interest-earning assets acquired and interest-bearing liabilities accepted.

     In adjusting the Company's asset/liability position, management attempts to manage the Company's interest rate risk while enhancing net interest margins. The rates, terms and interest rate indices of the Company's interest-earning assets result primarily from the Company's strategy of investing in loans and securities, which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

     The Company's objective is to maintain a ratio of interest-sensitive assets to interest-sensitive liabilities that is as balanced as possible. The following tables show that ratio to be 70.2% at the 90-day interval, 64.7% at the 180-day interval and 63.0% at the 365-day interval at December 31, 1998. Currently, the Company is in a liability-sensitive position at the three intervals. During an overall falling interest rate environment, this position would normally produce a higher net interest margin than in a rising interest rate environment; however, because the Company had $110,485,000 of interest-bearing demand, savings and money market deposits at December 31, 1998, that are somewhat less rate-sensitive, the Company's net interest margin does not necessarily increase significantly in an overall declining interest rate environment. Excluding these types of deposits, the Company's interest-sensitive assets to interest sensitive liabilities ratio at the 365-day interval would have been 112.3% at December 31, 1998. The interest sensitivity position is presented as of a point in time and can be modified to some extent by management as changing conditions dictate.

     The following table shows the interest rate sensitivity position of the Company at December 31, 1998:

                                                                                 Volumes
                                                                                Subject to
                                                  Cumulative Volumes            Repricing
                                              Subject to Repricing Within          After
                                             90 Days   180 Days  365 Days         1 Year        Total
                                             --------  --------  --------       ----------     --------
                                                          (Dollars in thousands)
Interest-earning assets:
  Federal funds sold                         $ 42,175  $ 42,175  $ 42,175        $      0      $ 42,175
  Securities                                    4,404     7,411    13,450          81,758        95,208
  Loans, net of unearned income                68,205    81,634   102,707          81,853       184,560
                                             --------  --------  --------        --------      --------
      Total interest-earning assets           114,784   131,220   158,332         163,611       321,943
                                             --------  --------  --------        --------      --------

Interest-bearing liabilities:
  Demand, savings and money market
    deposits                                  110,485   110,485   110,485               0       110,485
  Time deposits                                52,939    92,215   140,926          19,307       160,233
  Notes payable                                     1         1         1               0             1
                                             --------  --------  --------        --------      --------
      Total interest-bearing liabilities      163,425   202,701   251,412          19,307       270,719
                                             --------  --------  --------        --------      --------

Rate-sensitivity gap(1)                      $(48,641) $(71,481) $(93,080)       $144,304      $ 51,224
                                             ========  ========  ========        ========      ========

Rate-sensitivity ratio (2)                       70.2%     64.7%     63.0%
                                                 ====      ====      ====

______________________________
(1)  Rate-sensitive interest-earning assets less rate-sensitive interest-bearing liabilities.
(2)  Rate-sensitive interest-earning assets divided by rate-
     sensitive interest-bearing liabilities.



Net Economic Value
------------------

     The interest rate risk ("IRR") component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net economic value ("NEV") to changes in interest rates. An institution's NEV is calculated as the net discounted cash flows from assets, liabilities and off-balance sheet contracts. As an institution's IRR component is measured as the change in the ratio of NEV to the net present value of total assets as a result of a hypothetical 200 basis point change in market interest rates. A resulting decline in this ratio of more than 2% of the estimated present value of an institution's total assets prior to the hypothetical 200 basis point change will require the institution to deduct from its regulatory capital 50% of that excess decline. Based on quarterly calculations, the Banks experienced no such decline.

     Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

     The repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

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



                                        Year Ending December 31
                              -------------------------------------------------                                 Fair
                                 1999      2000      2001      2002      2003   Thereafter       Total          Value
                              --------- --------- --------- --------- --------- ---------      ---------      ---------
                                                            (Dollars in thousands)
Fixed Rate Loans:
   Maturities                 $  54,679 $  27,137 $  18,876 $  17,952 $  15,387 $   2,436      $   136,467    $ 138,101
   Average interest rate          9.51%     9.90%     9.79%     9.73%     8.87%     9.11%            9.58%

Adjustable Rate Loans:
   Maturities                    22,747     6,570     4,720     3,750     3,055     7,251           48,093       48,093
   Average interest rate          9.49%     9.23%     9.44%     9.39%     9.17%     8.94%            9.34%

Investments and Other
  Interest-earning Assets:
   Maturities                    55,625    28,253    15,841     9,249    17,680    10,735          137,383      137,450
   Average interest rate          5.21%     5.56%     6.08%     6.36%     6.43%     8.11%            5.84%

Total Interest-earning
  Assets:
   Maturities                 $ 133,051 $  61,960 $  39,437 $  30,951 $  36,122 $  20,422      $   321,943    $ 323,644
   Average interest rate           7.71%    7.85%     8.26%     8.68%     7.70%     8.52%            7.95%

Savings Deposits:
   Maturities                 $       0 $       0 $       0 $       0 $       0 $  22,864      $    22,864    $  22,864
   Average interest rate            --%       --%       --%       --%       --%     2.63%            2.63%

NOW Deposits:
   Maturities                         0         0         0         0         0    52,006           52,006       52,006
   Average interest rate            --%       --%       --%       --%       --%     1.67%            1.67%

Money Market Deposits:
   Maturities                         0         0         0         0         0    35,615           35,615       35,615
   Average interest rate            --%       --%       --%       --%       --%     3.15%            3.15%

Certificates of Deposit:
   Maturities                   140,926    12,504     2,987     2,214     1,602         0          160,233      161,035
   Average interest rate          5.08%     5.59%     5.64%     5.78%     3.95%       --%            5.13%

Notes Payable:
   Maturities                         1         0         0         0         0         0                1            1
   Average interest rate          7.50%       --%       --%       --%       --%       --%            7.50%

Total Interest-bearing
  Liabilities:
   Maturities                 $ 140,927 $  12,504 $   2,987 $   2,214 $   1,602 $ 110,485        $ 270,719    $ 271,521
   Average interest rate          5.08%     5.59%     5.64%     5.78%     3.95%     2.35%            3.99%


     The Company assumes that 100% of savings, NOW and money market deposits at December 31, 1998, are core deposits and are, therefore, expected to roll off after five years. No roll-off is applied to certificates of deposit. Fixed maturity deposits reprice at maturity.

ANALYSIS OF FINANCIAL CONDITION

Assets
------

     Total assets increased $105,604,000, or 39.9%, from $264,574,000 at December 31, 1997, to $370,178,000 at December
31, 1998, due to the acquisition of Azle Bancorp, which had total assets of $93,158,000 at September 22, 1998, the date of acquisition. Total assets increased $58,606,000, or 28.5%, from $205,968,000 at year-end 1996 to

$264,574,000 at December 31, 1997, due to the acquisition of Crown Park, which had total assets of $60,420,000 at January 28, 1997, the date of acquisition.

Cash and Cash Equivalents
-------------------------

     At December 31, 1998, the Company had $64,737,000 in cash and cash equivalents, up $25,319,000, or 64.2%, from $39,418,000 at December 31, 1997, due to the acquisition of Azle State, which had $8,892,000 at the date of acquisition, and due to an increased amount of funds being invested temporarily in federal funds sold. During 1997, cash and cash equivalents increased $9,460,000, or 31.6%, from the December 31, 1996, balance of $29,958,000 as a result of the then-existing interest rate environment. Cash and cash equivalents averaged $49,621,000, $27,520,000 and $26,557,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Securities
----------

     Securities increased $25,414,000, or 36.4%, from $69,794,000 at December 31, 1997, to $95,208,000 at December 31, 1998. The
increase in 1998 was due to the acquisition of Azle State, which had $35,808,000 in securities at the date of acquisition. This increase was offset somewhat by a decrease in securities due to lower interest rates that were being paid on securities during the fourth quarter of 1998. As a result, more of the Company's available funds were being invested temporarily in federal funds sold as noted above.

     The boards of directors of the Banks review all securities transactions monthly and the securities portfolio periodically. The Company's current investment policy provides for the purchase of U.S. Treasury securities and federal agency securities having maturities of five years or less and for the purchase of state, county and municipal agencies' securities with maximum maturities of 10 years. The Company's policy is to maintain a securities portfolio with a mixture of securities classified as held-to-maturity and available-for-sale with staggered maturities to meet its overall liquidity needs. Municipal securities must be rated A or better. Certain school district issues, however, are acceptable with a Baa rating. Securities totaling $30,370,000 are classified as available-for-sale and are carried at fair value at December 31, 1998. Securities totaling $64,838,000 are classified as held-to-maturity and are carried at amortized cost. The securities portfolio had an average life of approximately 2.36 years at December 31, 1998, compared to approximately 1.32 years at December 31, 1996. The decision to sell securities classified as available-for-sale is based upon management's assessment of changes in economic or financial market conditions.

     Certain of the Company's securities are pledged to secure public and trust fund deposits and for other purposes required or permitted by law. At December 31, 1998, the book value of U.S.
Government and other securities so pledged amounted to $17,094,000, or 18.0% of the total securities portfolio.

     The following table summarizes the amounts and the distribution of the Company's investment securities held at the dates indicated:

                                                         December 31,
                                   --------------------------------------------------------
                                         1998                1997                1996
                                   ----------------    ----------------    ----------------
                                    Amount      %       Amount      %       Amount     %
                                   --------  ------    --------  ------    --------  ------
                                                     (Dollars in thousands)
Carrying value:
  Obligations of U.S. Government
    agencies and corporations      $ 61,669    64.8%   $ 36,122    51.8%   $ 29,928    39.8%
  Mortgage-backed securities         12,121    12.7      11,622    16.7       9,438    12.6
  U.S. Treasury securities           11,573    12.2      21,292    30.5      35,143    46.8
  Obligations of states and
    political subdivisions            9,262     9.7         175     0.2         200     0.2
  Other securities                      583     0.6         583     0.8         443     0.6
                                   --------  ------    --------  ------    --------  ------

     Total securities              $ 95,208   100.0%   $ 69,794   100.0%   $ 75,152   100.0%
                                   ========  ======    ========  ======    ========  ======

     Total fair value              $ 95,276            $ 69,877            $ 75,062
                                   ========            ========            ========

     The fair value of held-to-maturity securities is usually different from the reported carrying value of such securities due to interest rate fluctuations that cause market valuations to change.

     The following table provides the maturity distribution and weighted average interest rates of the Company's total securities portfolio at December 31, 1998. The yield has been computed by relating the forward income stream on the securities, plus or minus the anticipated amortization of premium or accretion of discount, to the book value of the securities. The book value of available-for-sale securities is their fair value. The book value of held-to-maturity securities is their cost, adjusted for previous amortization or accretion. The restatement of the yields on tax-exempt securities to a fully taxable-equivalent basis has been computed assuming a tax rate of 34%.


                                                                                     Estimated      Weighted
                                                       Principal      Carrying         Fair         Average
Type and Maturity Grouping at December 31, 1998         Amount          Value          Value         Yield
-----------------------------------------------        ---------      --------       ---------      --------
                                                                       (Dollars in thousands)
Obligations of U.S. Government
  agencies and corporations:
    Within one year                                    $   7,000      $   7,000      $   7,016         6.19%
    After one but within five years                       52,800         53,182         53,097         5.80
    After five but within ten years                        1,500          1,500          1,500         6.08
                                                       ---------      ---------      ---------      --------
       Total obligations of U.S. government
         agencies and corporations                        61,300         61,682         61,613         5.86
                                                       ---------      ---------      ---------      --------

Mortgage-backed securities                                11,999         12,108         12,140         6.03
                                                       ---------      ---------      ---------      --------

U.S. Treasury securities:
    Within one year                                        5,400          5,465          5,465         6.15
    After one but within five years                        6,000          6,108          6,135         5.62
                                                       ---------      ---------      ---------      --------
       Total U.S. Treasury securities                     11,400         11,573         11,600         5.87
                                                       ---------      ---------      ---------      --------

Obligations of states and political subdivisions:
    Within one year                                           50             50             50         6.36
    After one but within five years                        1,545          1,631          1,648         8.87
    After five but within ten years                        6,185          6,579          6,624         9.24
    After ten years                                          945          1,002          1,018         8.36
                                                       ---------      ---------      ---------      --------
       Total obligations of states and
          political subdivisions                           8,725          9,262          9,340         9.05
                                                       ---------      ---------      ---------      --------

Other securities:
    Within one year                                            0              0              0           --
    After one but within five years                            0              0              0           --
    After five but within ten years                            0              0              0           --
    After ten years                                          583            583            583         3.96
                                                       ---------      ---------      ---------      --------

       Total other securities                                583            583            583         3.96
                                                       ---------      ---------      ---------      --------

          Total securities                             $  94,007      $  95,208      $  95,276         6.15%
                                                       =========      =========      =========      ========


Loan Portfolio
--------------

     Total loans, net of unearned income, increased $43,707,000, or 31.0%, from $140,853,000 at December 31, 1997, to $184,560,000 at December 31, 1998. The increase during 1998 was due to the acquisition of Azle State, which had $45,163,000 in loans, net of unearned income, at the date of acquisition.

     The Banks primarily make installment loans to individuals and commercial loans to small to medium-sized businesses and professionals. The Banks offer a variety of commercial lending products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. Typically, the Banks' commercial loans have floating rates of interest, are for varying terms (generally not exceeding five years), are personally guaranteed by the borrower and are collateralized by real estate, accounts receivable, inventory or other business assets.

     Due to the diminished loan demand during the early 1990's, First State instituted an installment loan program whereby it began to purchase automobile loans from automobile dealerships in its market areas. Under this program, an automobile dealership will agree to make a loan to a prospective customer to finance the purchase of a new or used automobile. The different financial institutions that have a pre-established relationship with the particular dealership review the transaction, including the credit history of the prospective borrower, and decide if they would agree to purchase the loan from the dealership and, if so, at what rate of interest. The dealership selects the financial institution to which it decides to sell the loan. The financial institution purchasing the loan has a direct loan to the borrower collateralized by the automobile, and the dealership realizes a profit based on the difference between the interest rate quoted to the buyer by the dealership and the interest rate at which the loan is purchased by the financial institution. At December 31, 1998 and 1997, the Company had approximately $29,890,000 and $50,052,000 net of unearned income, respectively, of this type of loan outstanding. The decrease is due to management's decision to shift the loan portfolio toward more commercial and real estate loans and less toward indirect installment loans.

     The following table presents the Company's loan balances at the dates indicated separated by loan type:


                                                                       December 31,
                                   ---------------------------------------------------------------------
                                      1998           1997           1996          1995            1994
                                   ---------      ---------      ---------      ---------      ---------
                                                               (In thousands)
Real estate loans                  $  71,901      $  44,569      $  26,233      $  23,265      $  22,760
Loans to individuals                  57,564         67,453         46,975         42,142         43,113
Commercial and industrial loans       47,551         24,184         18,430         17,236         16,702
Other loans                            9,310          6,109          2,626          2,638          2,943
                                   ---------      ---------      ---------      ---------      ---------
  Total loans                        186,326        142,315         94,264         85,281         85,518
Less unearned income                   1,766          1,462          2,247          3,354          4,212
                                   ---------      ---------      ---------      ---------      ---------

    Loans, net of unearned income  $ 184,560      $ 140,853      $  92,017      $  81,927      $  81,306
                                   =========      =========      =========      =========      =========


     Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. The Company had no concentrations of loans at December 31, 1998, except for those described above. The Banks had no loans outstanding to foreign countries or borrowers headquartered in foreign countries at December 31, 1998.

     Management of the Banks may renew loans at maturity when requested by a customer whose financial strength appears to support such renewal or when such renewal appears to be in the Company's best interest. The Company requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction or modify other terms of the loan at the time of renewal.

     The following table presents the distribution of the maturity of the Company's loans and the interest rate sensitivity of those loans, excluding loans to individuals, at December 31, 1998. The table also presents the portion of loans that have fixed interest rates or interest rates that fluctuate over the life of the loans in accordance with changes in the interest rate environment as represented by the prime rate.


                                                   One to          Over          Total
                                   One Year         Five           Five         Carrying
                                   and Less         Years          Years         Value
                                   ---------      ---------      ---------      ---------
                                                       (In thousands)
Real estate loans                  $  24,323      $  43,388      $   4,190      $  71,901
Commercial and industrial loans       25,438         18,163          3,950         47,551
Other loans                            5,847          3,125            338          9,310
                                   ---------      ---------      ---------      ---------
  Total loans                      $  55,608      $  64,676      $   8,478      $ 128,762
                                   =========      =========      =========      =========

With fixed interest rates          $  32,861      $  46,581      $   1,227      $  80,669
With variable interest rates          22,747         18,095          7,251         48,093
                                   ---------      ---------      ---------      ---------
  Total loans                      $  55,608      $  64,676      $   8,478      $ 128,762
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


                                                          December 31,
                                        ----------------------------------------------
                                         1998      1997      1996      1995      1994
                                        ------    ------    ------    ------    ------
                                                        (In thousands)
Nonaccrual loans                        $  238    $   70    $   82    $  204    $   48
Accruing loans contractually past
  due over 90 days                         198       121        41        23        26
Restructured loans                         110       104        73        65        80
Other real estate and other
  repossessed assets                       630       739       389       337       631
                                        ------    ------    ------    ------    ------
    Total nonperforming assets          $1,176    $1,034    $  585    $  629    $  785
                                        ======    ======    ======    ======    ======


     The gross interest income that would have been recorded in 1998 on the Company's nonaccrual loans if such loans had been current, in accordance with the original terms thereof and had been outstanding throughout the period or, if shorter, since origination, was approximately $12,000. A total of $1,000 in interest on nonaccrual loans was actually recorded (received) during 1998.

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

     The Company follows a loan review program to evaluate the credit risk in its loan portfolio. Through the loan review process, the Banks maintain an internally classified loan list that, along with the list of nonperforming loans discussed below, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans classified as "loss" are those loans that are in the process of being charged off. At December 31, 1998, substandard loans totaled $880,000, of which $188,000 were loans designated as nonaccrual, 90 days past due or restructured, there was one $5,000 doubtful loan and one $10,000 loss loan. Both the doubtful and loss loans were on nonaccrual.

     In addition to the internally classified loans, the Banks also have a "watch list" of loans that further assists the Banks in monitoring their respective loan portfolios. A loan is included on the watch list if it demonstrates one or more deficiencies requiring attention in the near term or if the loan's ratios have weakened to a point where more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard, doubtful or loss), but do have weakened elements as compared with those of a satisfactory credit. Management of the Banks review these loans to assist in assessing the adequacy of the allowance. Substantially all of the loans on the watch list at December 31, 1998, were current and paying in accordance with loan terms. At December 31, 1998, watch list loans totaled $2,198,000 (including $197,000 of loans guaranteed by U.S. governmental agencies). At such date, $214,000 (including $60,000 of loans guaranteed by U.S. Governmental agencies) of loans on the watch list were designated as nonaccural, 90 days past due or restructured loans. In addition, at December 31, 1998, $129,000 of loans not classified and not on the watch list were designated as 90 days past due or restructured loans.

Other Real Estate and Other Repossessed Assets
----------------------------------------------

     Other real estate and other repossessed assets consist of real property and other assets unrelated to banking premises or facilities. Income derived from other real estate and other repossessed assets, if any, is generally less than that which would have been earned as interest at the original contract rates on the related loans. At December 31, 1998 and 1997, other real estate and other repossessed assets had an aggregate book value of $630,000 and $739,000, respectively. Other real estate and other repossessed assets decreased $109,000, or 14.7%, during 1998 even after the acquisition of Azle State. At the date of acquisition, Azle State had a total of $162,000 in other real estate and other repossessed assets. The reduction in 1998 was primarily due to the sale of a parcel of real estate for $357,000. This decrease was partially offset by an increase in the number of repossessed automobiles held by the Company at December 31, 1998. The December 31, 1998, balance of $630,000 included fifty repossessed automobiles ($416,000), three commercial properties ($169,000) and two residential properties ($45,000). Of the December 31, 1997, balance, $391,000 represented three commercial properties, $302,000 represented thirty-eight repossessed automobiles and $46,000 represented five residential properties.

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

     The amount of the allowance equals the cumulative total of the provisions made from time to time, reduced by loan charge-offs and increased by recoveries of loans previously charged off. The Company's allowance was $1,842,000, or 1.00% of loans, net of unearned income, at December 31, 1998, compared to $1,173,000, or 0.83% of loans, net of unearned income, at December 31, 1997, and $793,000, or 0.86% of loans, net of unearned income, at December 31, 1996. The increase in the balance of the allowance from December 31, 1997, to December 31, 1998, was a result of the acquisition of Azle State, which had an allowance of $726,000 at the date of acquisition. The reduction in the ratio of the allowance to total loans, net of unearned income during the past several years, is primarily due to the improvement in the overall credit quality of the Company's loan portfolio.

     Credit and loan decisions are made by management and the boards of directors of the Banks in conformity with loan policies established by the board of directors of the Company. The Company's practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners or for other reasons. The Company charged off $729,000 in loans during 1998. Charge-offs for 1998 were concentrated in the following categories: loans to individuals-$671,000, or 92.0%, real estate-$40,000, or 5.5%, and commercial and industrial-$18,000, or 2.5%. A charge-off on one real estate loan was $37,000, or 5.1%, of total charge-offs. All but $21,000 of the remaining $692,000 in charge-offs were installment loans, of which $573,000 represented indirect loans secured by automobiles. Recoveries during 1998 were $102,000 and were concentrated in the following categories: loans to individuals-$45,000, or 44.1%, commercial and industrial-$41,000, or 40.2%, and real estate-$16,000, or 15.7%. Recoveries of $27,000 on one commercial and industrial loan, and $15,000 on one real estate loan accounted for 41.2% of total recoveries during 1998.

     The following table presents the provisions, loans charged off and recoveries of loans previously charged off, the amount of the allowance, average loans outstanding and certain pertinent ratios for the last five years.


                                                   1998(1)        1997(2)        1996(3)         1995           1994
                                                  --------       --------       --------       --------       --------
Analysis of allowance for possible loan losses:                               (Dollars in thousands)
Balance at January 1                              $  1,173       $    793       $    759       $    817       $    896
  Provision for loan losses                            570            250            201            206            147
  Acquisition of subsidiary                            726            395            149              0              0
                                                  --------       --------       --------       --------       --------
                                                     2,469          1,438          1,109          1,023          1,043
                                                  --------       --------       --------       --------       --------
Loans charged off:
  Loans to individuals                                 671            457            231            297            150
  Real estate loans                                     40              6            100             72            119
  Commercial and industrial loans                       18            107             58              7             32
  Other loans                                            0             11              0              0             77
                                                  --------       --------       --------       --------       --------
    Total charge-offs                                  729            581            389            376            378
                                                  --------       --------       --------       --------       --------

Recoveries of loans previously charged off:
  Loans to individuals                                  45             60             28              43            45
  Real estate loans                                     16             35             20               2             0
  Commercial and industrial loans                       41            220             25              52            48
  Other loans                                            0              1              0              15            59
                                                  --------       --------       --------       ---------      --------
    Total recoveries                                   102            316             73             112           152
                                                  --------       --------       --------       ---------      --------

      Net loans charged off                            627            265            316             264           226
                                                  --------       --------       --------       ---------      --------

        Balance at December 31                    $  1,842       $  1,173       $    793       $    759       $    817
                                                  ========       ========       ========       ========       ========

Average loans outstanding,
  net of unearned income                          $153,188       $132,891       $ 85,880       $ 82,302       $ 74,727
                                                  ========       ========       ========       ========       ========
Ratio of net loan charge-offs to average loans,
  net of unearned income                              0.41%          0.20%          0.37%          0.32%          0.30%
                                                      ====           ====           ====           ====           ====
Ratio of allowance for possible loan losses
  to total loans, net of unearned income, at
  December 31                                         1.00%          0.83%          0.86%          0.93%          1.00%
                                                      ====           ====           ====           ====           ====

______________________________
(1)  Average loans, net of unearned income, for 1998 include the average loans, net of unearned income, of Azle State from
     September 22 through December 31, 1998.
(2)  Average loans, net of unearned income, for 1997 include the average loans, net of unearned income, of Western National from January 28 through December 31, 1997.
(3)  Average loans, net of unearned income, for 1996 include the average loans, net of unearned income, of Peoples National from January 1 through December 31, 1996, and of Coastal
     Banc - San Angelo from May 27 through December 31, 1996.


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

     As the economies of the Company's market areas recovered and stabilized during the early 1990's, there was a steady reduction in the amount of the provision, as a percentage of average loans outstanding, necessary to maintain an adequate balance in the allowance. The amount of the provision was fairly stable during the mid-1990's. This reflected management's assessment of the continued reduction of credit risks associated with the loan portfolio. The Company increased the provision in 1998, however, due to the higher amount of net charge-offs in the Company's indirect installment loan portfolio, which declined significantly during 1998.

     The amount of the allowance is established by management based upon estimated risks inherent in the existing loan portfolio. Management reviews the loan portfolio on a continuing basis to evaluate potential problems. This review encompasses management's estimate of current economic conditions and the potential impact on various industries, prior loan loss experience and financial conditions of individual borrowers. Loans that have been specifically identified as problem or nonperforming loans are reviewed on at least a quarterly basis, and management critically evaluates the prospect of the ultimate losses arising from such loans, based on the borrower's financial condition and the value of available collateral. When a risk can be specifically quantified for a loan, that amount is specifically allocated in the allowance. In addition, the Company allocates the allowance based upon the historical loan loss experience of the different types of loans. Despite such allocation, both the allocated and unallocated portions of the allowance are available for charge-offs of all loans.

     The following table shows the allocations in the allowance and the respective percentages of each loan category to total loans at year-end for each of the past five years.


                                                                       December 31,
                                   --------------------------------------------------------------------------------------
                                              1998                         1997                          1996
                                   --------------------------    ---------------------------   --------------------------
                                                  Percent of                    Percent of                    Percent of
                                   Amount of       Loans by      Amount of       Loans by      Amount of       Loans by
                                   Allowance      Category to    Allowance      Category to    Allowance      Category to
                                   Allocated      Loans, Net     Allocated       Loans, Net    Allocated       Loans, Net
                                       to         of Unearned       to          of Unearned       to          of Unearned
                                    Category        Income       Category          Income       Category         Income
                                   ----------     -----------    ---------      ------------   ----------     -----------
                                                                  (Dollars in thousands)
Real estate loans                    $  106           39.0%        $   52          31.6%         $  128           28.5%
Loans to individuals                    577           30.2            570          46.8             323           48.6
Commercial and industrial loans         164           25.8            193          17.2              97           20.0
Other loans                               9            5.0             28           4.4              43            2.9
                                   ----------     ------------   ----------     ------------   ----------     -----------
  Total allocated                       856          100.0%           843         100.0%            591          100.0%
                                                  ============                  ============                  ===========
  Unallocated                           986                           330                           202
                                   ==========                    ==========                    ==========
    Total allowance for possible
      loan losses                    $1,842                        $1,173                        $  793
                                   ==========                    ==========                    ==========


                                                         December 31,
                                   ---------------------------------------------------------
                                              1995                         1997
                                   --------------------------    ---------------------------
                                                  Percent of                    Percent of
                                   Amount of       Loans by      Amount of       Loans by
                                   Allowance      Category to    Allowance      Category to
                                   Allocated      Loans, Net     Allocated       Loans, Net
                                       to         of Unearned       to          of Unearned
                                    Category        Income       Category          Income
                                   ----------     -----------    ----------     ------------
                                                     (Dollars in thousands)
Real estate loans                    $  197           28.4%        $  165          28.0%
Loans to individuals                    136           47.4            207          47.8
Commercial and industrial loans          96           21.0            122          20.5
Other loans                              59            3.2             68           3.7
                                   ----------     ------------   ----------     -------------
  Total allocated                       488          100.0%           562         100.0%
                                   ==========     ============   ==========     =============
  Unallocated                           271                           255
                                   ----------                    ----------
    Total allowance for possible
      loan losses                    $  759                        $  817
                                   ==========                   ==========



Intangible Assets
-----------------

     Intangible assets increased $7,672,000, or 242.9%, from $3,159,000 at December 31, 1997, to $10,831,000 at December 31,
1998, due to the acquisition of Azle State. A total of $8,014,000 of intangible assets were recorded as a result of this acquisition, which was partially offset by $339,000 in amortization expense during 1998.

Premises and Equipment
----------------------

     Premises and equipment increased $2,776,000, or 36.9%, from $7,518,000 at December 31, 1997, to $10,294,000 at December 31,
1998. The increase was due to the purchase of Azle State, which had $2,748,000 in net premises and equipment at the date of acquisition, and the opening of one additional supermarket branch banking facility during 1998. These increases were partially offset by depreciation expense of $623,000 recorded for 1998.

Accrued Interest Receivable
---------------------------

     Accrued interest receivable consists of interest that has accrued on securities and loans, but is not yet payable under the terms of the related agreements. The balance of accrued interest receivable increased $1,046,000, or 47.4%, from $2,208,000 at December 31, 1997, to $3,254,000 at December 31, 1998. The
increase during 1998 was primarily a result of the purchase of Azle State, which had $856,000 in accrued interest receivable at the date of acquisition. Of the total balance at December 31, 1998, $1,819,000, or 55.9%, was interest accrued on loans and $1,435,000, or 44.1%, was interest accrued on securities.

Other Assets
------------

     The most significant component of other assets at December 31, 1998 and 1997, is a net deferred tax asset of $508,000 and $1,282,000, respectively. The balance of other assets increased $448,000, or 21.8%, to $2,506,000 at December 31, 1998, from
$2,058,000 at December 31, 1997 due to the acquisition of Azle State, which has $255,000 in other assets at the date of acquisition and an increase in other assets at the Company due to the payment of a $520,000 underwriting fee related to the sale of Independent Capital's Trust Preferred Securities in the 1998 Offering. These increases were partially offset by a decrease in the Company's net deferred tax asset due principally to the utilization of a portion of the Company's tax credit carryforwards.

Deposits
--------

     The Banks' lending and investing activities are funded almost entirely by core deposits, 51.5% of which are demand, savings and money market deposits at December 31, 1998. Total deposits increased $88,003,000, or 36.2%, from $242,801,000 at
December 31, 1997, to $330,804,000 at December 31, 1998. The
increase is due primarily to the purchase of Azle State, which had $80,955,000 in total deposits at the date of acquisition. The Banks do not have any brokered deposits.

     The following table presents the average amounts of and the average rate paid on deposits of the Company for each of the last three years:

                                                     Year Ended December 31,
                                   ---------------------------------------------------------
                                        1998(1)             1997(2)             1996(3)
                                   -----------------   -----------------   -----------------
                                   Average   Average   Average   Average   Average   Average
                                    Amount    Rate      Amount    Rate      Amount    Rate
                                   --------  -------   --------  -------   --------  -------
                                                     (Dollars in thousands)
Noninterest-bearing
  demand deposits                  $ 46,887      --%   $ 40,328      --%   $ 30,093      --%
Interest-bearing demand, savings
  and money market deposits          86,428    2.55      75,833    2.69      57,847    2.41
Time deposits of less
  than $100,000                      91,087    5.31      84,267    5.36      64,112    5.42
Time deposits of $100,000
  or more                            41,567    5.35      36,951    5.54      27,953    5.39
                                   --------  -------   --------  -------   --------  -------

    Total deposits                 $265,959    3.48%   $237,379    3.62%   $180,005    3.55%
                                   ========  =======   ========  =======   ========  =======

______________________
(1)  The average amounts and average rates paid on deposits for the year ended December 31, 1998, include the averages of
     Azle State from September 22 through December 31, 1998.
(2)  The average amounts and average rates paid on deposits for the year ended December 31, 1997, include the averages of
     Western National from January 28 through December 31, 1997.
(3)  The average amounts and average rates paid on deposits for the year ended December 31, 1996, include the averages of
     Peoples National and Coastal Banc - San Angelo from January
     1 and May 27 (the respective dates of acquisition of such
     banks) through December 31, 1996.


     The maturity distribution of time deposits of $100,000 or more at December 31, 1998, is presented below:

                                             December 31, 1998
                                             -----------------
                                               (In thousands)
     3 months or less                             $  17,515
     Over 3 through 6 months                         11,737
     Over 6 through 12 months                        16,173
     Over 12 months                                   4,249
                                                  ---------
        Total time deposits of $100,000 or more   $  49,674
                                                  =========

     The Banks experience relatively limited reliance on time deposits of $100,000 or more. Time deposits of $100,000 or more are a more volatile and costly source of funds than other deposits and are most likely to affect the Company's future earnings because of interest rate sensitivity. At December 31, 1998, time deposits of $100,000 or more represented 13.4% of the Company's total assets, compared to 14.5% of the Company's total assets at December 31, 1997.

Accrued Interest Payable
------------------------

     Accrued interest payable consists of interest that has accrued on deposits and notes payable, but is not yet payable under the terms of the related agreements. The balance of accrued interest payable increased $216,000, or 22.8%, from $947,000 at December 31, 1997, to $1,163,000 at December 31, 1998. The
increase was due to the acquisition of Azle State, which had $308,000 in accrued interest payable at the date of acquisition. This increase was offset somewhat by a decrease in accrued interest payable at First State due to overall lower interest rates on deposits at December 31, 1998, when compared to December 31, 1997.

Notes Payable
-------------

     The Company's notes payable decreased $56,000, or 98.2%, from $57,000 at December 31, 1997, to $1,000 at December 31,
1998. The decrease was a result of the payoff of the one remaining note payable to the current and former directors during 1998.

Other Liabilities
-----------------

     The most significant components of other liabilities are amounts accrued for various types of expenses. The balance of other liabilities increased $463,000, or 191.3%, from $242,000 at December 31, 1997, to $705,000 at December 31, 1998, due to the acquisition of Azle State, which had $884,000 in other liabilities at the date of acquisition and $342,000 at December 31, 1998, and an increase in other liabilities, primarily federal income taxes payable at the Company at December 31, 1998.

Selected Financial Ratios

     The following table presents selected financial ratios for each of the last three fiscal years:

                                                   Year Ended December 31,
                                                  ---------------------------
                                                  1998(1)   1997(2)   1996(3)
                                                  -------   -------   -------
Net income to:
  Average assets                                    0.75%     0.82%     0.72%
  Average interest-earning assets                   0.84      0.90      0.79
  Average stockholders' equity                      9.89     10.95      9.89
Dividend payout (4) to:
  Net income                                       18.69     17.30     13.85
  Average stockholders' equity                      1.84      1.89      1.37
Average stockholders' equity to:
  Average total assets                              7.53      7.45      7.33
  Average loans (5)                                14.44     14.50     16.74
  Average total deposits                            8.31      8.12      7.99
Average interest-earning assets to:
  Average total assets                             88.91     90.36     91.87
  Average total deposits                           98.14     98.55    100.11
  Average total liabilities                        97.44     97.63     99.13
Ratio to total average deposits of:
  Average loans (5)                                57.60     55.98     47.71
  Average noninterest-bearing deposits             17.63     16.99     16.72
  Average interest-bearing deposits                82.37     83.01     83.28
Total interest expense to total interest income    45.39     47.25     47.51
Efficiency ratio (6)                               68.49     69.09     72.78

_________________________
(1)  Average balance sheet and income statement items for 1998 include the averages for Azle State from September 22
     through December 31, 1998.
(2)  Average balance sheet and income statement items for 1997 include the averages for Western National from January 28
     through December 31, 1997.
(3)  Average balance sheet and income statement items for 1996 include the averages for Peoples National and Coastal Banc -
     San Angelo from January 1 and May 27 (the respective dates of acquisition of such banks) through December 31, 1996.
(4)  Dividends for Common Stock only.
(5)  Before allowance for possible loan losses.
(6)  Calculated as noninterest expense less amortization of
     intangibles and expenses related to other real estate and
     other repossessed assets divided by the sum of net interest income before provision for loan losses and total
     noninterest income, excluding securities gains and losses.



LIQUIDITY

The Bank
--------
     Liquidity with respect to a financial institution is the ability to meet its short-term needs for cash without suffering an unfavorable impact on its on-going operations. The need for the Banks to maintain funds on hand arises principally from maturities of short-term borrowings, deposit withdrawals, customers' borrowing needs and the maintenance of reserve requirements. Liquidity with respect to a financial institution can be met from either assets or liabilities. On the asset side, the primary sources of liquidity are cash and due from banks, federal funds sold, maturities of securities and scheduled repayments and maturities of loans. The Banks maintain adequate levels of cash and near-cash investments to meet their day-to-day needs. Cash and due from banks averaged $15,149,000 and $11,051,000 during the years ended December 31, 1998 and 1997, respectively. These amounts comprised 5.2% and 4.3% of average total assets during the years ended December 31, 1998 and 1997, respectively. The average level of securities and federal funds sold was $107,835,000 and $101,035,000 during the years ended December 31, 1998 and 1997, respectively. The increases from 1997 to 1998 were primarily due to the acquisition of Azle State on September 22, 1998.

     The Banks sold no securities during the year ended December 31, 1998. First State sold securities classified as available-for-sale with a book value of $193,000 during the year ended December 31, 1997. At December 31, 1998, $12,515,000, or 15.1%,
of the Company's securities portfolio, excluding mortgage-backed securities, matured within one year and $60,921,000, or 73.3%, excluding mortgage-backed securities, matured after one but within five years. The Banks' commercial lending activities are concentrated in loans with maturities of less than five years and with both fixed and adjustable interest rates, while its installment lending activities are concentrated in loans with maturities of three to five years and with fixed interest rates. The Banks' experience, however, has been that these installment loans are paid off in an average of approximately thirty months. At December 31, 1998, approximately $102,707,000, or 55.6%, of the Company's loans, net of unearned income, matured within one year and/or had adjustable interest rates. Approximately $80,954,000, or 62.9%, of the Company's loans (excluding loans to individuals) matured within one year and/or had adjustable interest rates. See "Analysis of Financial Condition - Loan Portfolio" above.

     On the liability side, the principal sources of liquidity are deposits, borrowed funds and the accessibility to money and capital markets. Customer deposits are by far the largest source of funds. During the years ended December 31, 1998 and 1997, the Company's average deposits were $265,959,000, or 90.6% of average total assets, and $237,379,000, or 91.7% of average total assets, respectively. The Company attracts its deposits primarily from individuals and businesses located within the market areas served by the Banks. See "Analysis of Financial Condition - Deposits" above.

     The level of nonperforming assets has squeezed interest margins and has resulted in noninterest expenses from net operating costs and write-downs associated with nonperforming assets, although the ratio of such nonperforming assets to total assets has generally been decreasing over the past several years. To improve liquidity, the Banks have implemented various cost-cutting and revenue-generating measures and extended efforts to reduce nonperforming assets.

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

     The payment of dividends from the Banks is subject to applicable law and the scrutiny of regulatory authorities. Dividends paid by the Banks to Independent Financial in 1998 aggregated $5,250,000; in turn, Independent Financial paid dividends to the Company totaling $5,250,000 during 1998. Independent Capital, organized during the third quarter of 1998, paid dividends totaling $9,000 to the Company during 1998. Dividends paid by the Banks during 1998 include a $4,500,000 dividend paid by Azle State after the acquisition of such bank. Proceeds from this dividend were used to pay off the borrowings from the Fort Worth Bank. Dividends paid by First State to Independent Financial and by Independent Financial to the Company totaled $900,000 and $900,000, respectively, during 1997. At December 31, 1998, there were approximately $4,254,000 in dividends available for payment to Independent Financial by the Banks without prior regulatory approval.

     The payment of current tax liabilities generated by the Banks and management and service fees constituted approximately 21.5% and 2.1%, respectively, of the Company's cash flow from the Banks during 1998. Pursuant to a tax-sharing agreement, the Banks pay to the Company an amount equal to its individual tax liability on the accrual method of federal income tax reporting. The accrual method generates more timely payments of current tax liabilities by the Banks to the Company, increasing the regularity of cash flow and shifting the time value of such funds to the Company. In the event that the Banks incur losses, the Company may be required to refund tax liabilities previously collected. Current tax liabilities totaling $1,480,000 were paid by the Banks to the Company during 1998, compared to a total of $1,266,000 in 1997.

     From January 1, 1989, through December 31, 1995, the Company collected federal income taxes from its subsidiaries based on an effective tax rate of approximately 34% and paid taxes to the federal government at the rate of approximately 2% as a result of the utilization of the Company's net operating loss carryforwards for both regular tax and alternative minimum tax purposes. At December 31, 1995, the Company's net operating loss carryforwards for alternative tax purposes had been fully utilized. As a result, the Company began paying federal income taxes at the effective tax rate of approximately 20% during the first quarter of 1996. The net operating carryforwards available for regular federal income tax purposes were fully utilized by the fourth quarter of 1997.

     The Banks pay management fees to the Company for services performed. These services include, but are not limited to, financial and accounting consultation, attendance at the Banks' board meetings, audit and loan review services and related expenses. The Banks paid a total of $147,000 in management fees to the Company in 1998, compared to $150,000 in 1997. The Company's fees must be reasonable in relation to the management services rendered, and the Banks are prohibited from paying management fees to the Company if the Banks would be undercapitalized after any such distribution or payment.

     The Company has a revolving line of credit with the Fort Worth Bank. Proceeds of $4,300,000 under the $6,500,000 line of credit were used to fund the purchase of Azle Bancorp on September 22, 1998. These borrowings were paid off on September 30, 1998, from the proceeds of a $4,500,000 dividend that was paid to the Company by Azle State. The amount available under the line of credit was reduced to $1,500,000 on January 5, 1999, and reduces further to $1,000,000 on October 5, 1999. The line of credit matures on October 1, 2000, bears interest at the floating prime interest rate of the Fort Worth Bank and is collateralized by 100% of the stock of Independent Financial and First State. There was no balance outstanding under the line of credit at December 31, 1998.

     The Company had a note payable to the Amarillo Bank. The note, proceeds of which were used to help fund the purchase of Crown Park, originated on January 23, 1997, in the amount of $800,000. The balance was reduced to $200,000 by July 23, 1997. The note bore interest at the Amarillo Bank's floating base rate plus 1% and was collateralized by 100% of the stock of First State. On December 31, 1997, the Company paid off the remaining principal balance of the note.

     In addition, at December 31, 1997, the Company had a note payable to one current director of the Company with a balance of $50,000. The note had an original face amount of $152,000, but was discounted upon issuance because it bore interest at a below-market interest rate (6%). The note was payable in three equal annual installments, plus accrued interest beginning March 1, 1996. The note was paid off on January 2, 1998. The note represented a portion of the final settlement of certain litigation.

     At December 31, 1998, First State had a $1,000 note payable to an individual which matures in March 1999. Principal, plus interest at 7.5%, is payable monthly. The note is collateralized by a two-story commercial building in Abilene, Texas.

CAPITAL RESOURCES

     At December 31, 1998, stockholders' equity totaled
$24,505,000, or 6.6% of total assets, compared to $20,527,000, or
7.8% of total assets, at December 31, 1997.

     Bank regulatory authorities in the United States have risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These guidelines relate a banking company's capital to the risk profile of its assets. The risk-based capital standards require all banks to have Tier 1 capital of at least 4%, and total capital (Tier 1 and Tier 2 capital) of at least 8%, of risk-weighted assets, and to be designated as well-capitalized, the banking company must have Tier 1 and total capital ratios of 6% and 10%, respectively. For the Company, Tier 1 capital includes common stockholders' equity and qualifying Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") and guaranteed preferred beneficial interests in the Company's subordinated debentures, reduced by intangible assets. Tier 2 capital for the Company is comprised of the remainder of guaranteed preferred beneficial interests in the Company's subordinated debentures not qualifying as Tier 1 capital and all of the allowance for possible loan losses.

     Banking regulators also have leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted quarterly average assets. The leverage ratio standards require all banking companies to have a minimum leverage ratio of 4%, and to be designated as well-capitalized, the banking company must have a leverage ratio of at least 5%. The following table provides a calculation of the Company's risk-based capital and leverage ratios and a comparison of the Company's and the Banks' risk-based capital ratios and leverage ratios to the minimum regulatory and well-capitalized minimum requirements at December 31, 1998:


     The Company                                                                                    December 31, 1998
     -----------                                                                                    -----------------
                                                                                                      (In thousands)
     Tier 1 capital:
       Common stockholders' equity, excluding unrealized
          gain on available-for-sale securities                                                        $   24,132
       Qualifying Series C Preferred Stock and guaranteed preferred beneficial interests
         in the Company's Subordinated Debentures (1)                                                       8,043
       Intangible assets                                                                                  (10,831)
                                                                                                       ----------
            Total Tier 1 capital                                                                           21,344
                                                                                                       ----------

     Tier 2 capital:
       Guaranteed preferred beneficial interests in the Company's Subordinated Debentures (1)               5,170
       Allowance for possible loan losses (2)                                                               1,842
                                                                                                       ----------
            Total Tier 2 capital                                                                            7,012
                                                                                                       ----------

               Total capital                                                                           $   28,356
                                                                                                       ==========

     Risk-weighted assets                                                                              $  205,971
                                                                                                       ==========

     Adjusted quarterly average assets                                                                 $  357,815
                                                                                                       ==========


_______________________________
(1)  Limited to 25% of total Tier 1 capital, with any remainder qualifying as Tier 2 capital.
(2)  Limited to 1.25% of risk-weighted assets.


     The minimum regulatory capital ratios, minimum capital ratios for well capitalized holding companies and the Company's actual capital amounts and ratios at December 31, 1998 and 1997, were as follows:


                                                            December 31,             Minimum      Well
                                                       ------------------------      Capital   Capitalized
                                                         1998           1997          Ratios     Ratios
                                                       ---------      ---------      -------   -----------
                                                                        (Dollars in thousands)
     Tier 1 capital                                    $  21,344      $  17,737

     Total capital                                        28,356         18,510

     Risk-weighted assets                                205,971        154,036

     Adjusted quarterly average assets                   357,815        258,496

     Capital ratios:

     Tier 1 capital to risk-weighted assets                10.36%         11.26%       4.00%      6.00%

     Total capital to risk-weighted assets                 13.77          12.02        8.00      10.00

     Tier 1 capital to adjusted quarterly average
       assets                                               5.97           6.71        4.00       5.00


     The minimum regulatory capital ratios, minimum capital ratios for well capitalized banks and the Banks' actual capital ratios at December 31, 1998, were as follows:

                                         Regulatory Minimum       Minimum Ratio for            Actual Ratios at
                                          Ratio for Banks        Well Capitalized Banks        December 31, 1998
                                        -------------------      ----------------------        -----------------
Tier 1 capital to risk-weighted assets          4.00%                   6.00%                    11.46-12.04%

Total capital to risk-weighted assets           8.00                   10.00                     12.21-13.22

Tier 1 capital to adjusted quarterly
  average assets                                4.00                    5.00                      6.77-7.53


     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The law also requires each federal banking agency to specify the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, the Company and the Banks were all "well capitalized" at December 31, 1998.

     The Company's ability to generate capital internally through retention of earnings and access to capital markets is essential for satisfying the capital guidelines for bank holding companies as prescribed by the Federal Reserve Board.

     The payment of dividends on the Common Stock and the Series C Preferred Stock is determined by the Company's board of directors in light of circumstances and conditions then existing, including the earnings of the Company and the Banks, funding requirements and financial condition, applicable loan covenants and applicable laws and regulations. The Company's ability to pay cash dividends is restricted by the requirement that it maintain a certain level of capital as discussed above in accordance with regulatory guidelines. Holders of the Series C Preferred Stock are entitled to receive, if, as and when declared by the Company's board of directors, out of funds legally available therefor, quarterly cumulative cash dividends at the annual rate of 10%. The Federal Reserve Board has promulgated a policy prohibiting bank holding companies from paying dividends on common stock unless such bank holding company can pay such dividends from current earnings. The Federal Reserve Board has asserted that this policy is also applicable to payment of dividends on preferred stock. Such an interpretation may limit the ability of the Company to pay dividends on the Series C Preferred Stock.

     At December 31, 1998, retained earnings of the Banks included approximately $4,254,000 that was available for payment of dividends to the Company without prior approval of regulatory authorities.

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

     In connection with the Company's acquisition of Crown Park, the Company sold an aggregate of 395,312 shares of Common Stock in the 1997 Offering at a price of $11.40 per share. This amount included 51,562 shares covered by the underwriters' over-allotment option. The Company received net proceeds of approximately $3,978,000 from the 1997 Offering.

     In connection with the Company's acquisition of Azle Bancorp, the Company sold an aggregate of 230,000 shares of Common Stock and 1,300,000 Trust Preferred Securities in the 1998 Offering at a price of $11.50 and $10.00 per share or security, respectively. The Company received net proceeds of approximately $14,547,000 from the 1998 Offering.

YEAR 2000 READINESS DISCLOSURE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a four digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information. The Year 2000 will have a broad impact on the business environment in which the Company operates due to the possibility that many computerized systems across all industries will be unable to process information containing the dates beginning in the Year 2000.

     The Company believes it has identified all significant applications that will require modification to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and test Year 2000 Compliance. The Company leased virtually all of its computer hardware under leases that expired during 1998. The Company replaced this hardware, as well as the software used for its main operating system and major banking applications, during this same time period. The modification process of all significant mission-critical applications by outside hardware and software suppliers is complete. The testing process of all significant mission-critical applications has been substantially completed and all such hardware and software tested to date was found to be Year 2000 compliant. It is anticipated that the testing on the remaining mission-critical applications will be completed by March 31, 1999. Management currently anticipates that testing of all nonmission-critical applications will take place by mid-1999.

     In addition, the Company has had formal communications with other vendors with which it does significant business and with significant loan and deposit customers to determine their Year 2000 readiness and the extent to which the Company appears vulnerable to any third party Year 2000 issues. The Company will continue to seek information from nonresponsive vendors and customers. There can be no assurance, however, that the systems of other companies will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

     As a result of the timing of the replacement and upgrade of the Company's hardware and software, the total cost to the Company of Year 2000 Compliance activities has not been, and is not anticipated to be, material to the Company's financial position or results of operations in any given year. Year 2000 compliance costs and the date on which the Company plans to complete the Year 2000 modifications and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. There can be no assurance, however, that these estimates will be achieved and actual results could differ from those plans.

     The Company has developed a contingency plan and a business resumption plan to address issues that may not be corrected in a timely manner by implementation of the Company's own Year 2000 Compliance plan and to address the possibilities that third party vendor or supplier systems may not be Year 2000 compliant. The Company has prepared alternate strategies where necessary if significant exposures are identified.

[Independent Bankshares, Inc. Logo]

P.O. Box 3296, Abilene, Texas 79604  (915) 677-5550