Form 10-K405, Exhibit 13
period 1999-12-31
INDEPENDENT BANKSHARES INC
filed 2000-03-31
CIK 318870

[Photograph:U.S. one hundred dollar bills, enclosed in a square]

Diversifying Within Our Markets

[Independent Bankshares logo]

Independent Bankshares, Inc.

1999 Annual Report


[Illustration of Texas with an inset showing different Texas cities in the West and North Central Regions]
[Independent Bankshares, Inc. Logo]
First State Bank, N.A.
B a n k i n g    L o c a t i o n s    i n    W e s t    T e x a s
==============================================================================
ABILENE - MAIN BANK 547 Chestnut Street Abilene, Texas 79602 (915)672-2902	AZLE - MAIN BRANCH 150 Industrial Avenue Azle, Texas 76020 (817) 444-2525	ODESSA - WINWOOD BRANCH 3898 E. 42nd Street Odessa, Texas 79762 (915) 366-5903	SAN ANGELO BRANCH 4112 College Hills Boulevard San Angelo, Texas 76904 (915) 942-8757
ABILENE - WYLIE BRANCH 6301 Buffalo Gap Road Abilene, Texas 79606 (915) 691-0000	AZLE - NORTH BRANCH 11588 FM 730 North Azle, Texas 76020 (817) 270-1112	ODESSA - 42ND STREET BRANCH 4950 E.42nd Street Odessa, Texas 79762 (915) 362-2106	STAMFORD BRANCH 210 S. Swenson Street Stamford, Texas 79553 (915) 773-5755
ABILENE - BUFFALO GAP ROAD BRANCH 4450 Buffalo Gap Road Abilene, Texas 79606 (915) 793-2477	LUBBOCK BRANCH 82nd Street and Nashville Avenue Lubbock, Texas 79423 (806) 794-8300	ODESSA - COUNTY ROAD WEST BRANCH 2751 County Road West Odessa, Texas 79763 (915) 335-8200	WINTERS BRANCH 500 S. Main Street Winters, Texas 79567 (915) 754-5511
ODESSA - MAIN BRANCH 1330 E. 8th Street Odessa, Texas 79761 (915) 332-0141

Annual Report 99


[Photograph: Magnifying glass placed on one hundred dollar bill, enclosed in a square]

[Photograph: Profile of the U.S. President, enclosed in a square]

Financial Highlights
     1999     THIS YEAR'S
          MONETARY REPORT
INCOME STATEMENT DATA FOR THE YEAR	1999	1998	1997
============================================================================
Net Income Basic Earnings Per Common Share Diluted Earnings Per Common Share	$2,452,000 1.12 1.08	$2,188,000 1.07 1.02	$2,110,000 1.12 1.03
BALANCE SHEET DATA AT YEAR END	1999	1998	1997
============================================================================
Assets Loans Deposits Stockholders' Equity	$358,262,000 186,626,000 318,299,000 25,356,000	$370,178,000 184,560,000 330,804,000 24,505,000	$264,574,000 140,853,000 242,801,000 20,527,000
BALANCE SHEET DATA DAILY AVERAGES	1999	1998	1997
============================================================================
Assets Loans Deposits Stockholders' Equity	$362,444,000 184,471,000 322,520,000 24,854,000	$293,579,000 153,188,000 265,959,000 22,114,000	$258,874,000 132,891,000 237,379,000 19,275,000
STOCK TRANSFER AGENT	STOCK EXCHANGE LISTING
============================================================================
First State Bank, N.A. 547 Chestnut Street P.O. Box 3296 Abilene, Texas 79604	American Stock Exchange (AMEX)

COMPANY SECURITIES	AMEX TRADING SYMBOL		AMEX LISTING
============================================================================
Common Stock Trust Preferred Securities	IBK IBK.Pr		Indep Bksh Indep Cap

Independent Bankshares, Inc.


President's Letter

     A   W O R D   T O   O U R   S H A R E H O L D E R S
[Graphic: Profile of the U.S. President, enclosed in a large square and part of a dollar bill, enclosed in a small square]

[PHOTOGRAPH OF BRYAN STEPHENSON AND RANDAL CROSSWHITE]

BRYAN STEPHENSON

President and Chief Executive Officer

RANDAL CROSSWHITE

Senior VP and Chief Financial Officer

[two columns]

[column 1]

For the year ended December 31, 1999, Independent Bankshares, Inc. (the "Company") reported net income of $2,452,000. This represented an increase of $264,000, or 12.1 percent, over net income reported for the year ended December 31, 1998. The increase can be attributed to a 27 basis point increase in the Company's net interest margin (4.57 percent for 1999, compared to 4.30 percent for 1998) and a $125,000 ($83,000 net of tax) reduction in the Company's provision for loan losses for 1999. Both improvements are directly related to the Company's

[PHOTOGRAPH OF JIM FITZHUGH AND STEVE STRAIN]

[Photograph caption: Jim Fitzhugh (left) Branch President, First State Bank, N.A.,

Abilene Branch, Steve Strain-President, J.H. Strain and Son, Inc.]

[column 2]

decision in the fall of 1997 to reduce its concentration in indirect consumer lending and to focus more on commercial and real estate lending.

     This focus over the two year period provided for a $34 million, or 50 percent, increase in commercial and real estate loans (not counting the acquisition of Azle State Bank in September 1998) and has offset the $36 million, or 72 percent, net paydown in the Company's indirect lending portfolio. Historically, the Company's commercial and real estate loan portfolios have provided a higher yield than the indirect lending portfolio and have generated fewer loan losses in the last several years.

     With the Company's primary market area spanning approximately 100,000 square miles, the success in this endeavor can be attributed to experienced lending and support personnel. This experience level, in turn, allows for a decentralized approach to the lending function. Video conferencing and other forms of technology provide management oversight and the rapid response needed to compete effectively for today's commercial customers.

     Experience and oversight are evident in the Company's superior asset quality. At year-end 1999, the Company's nonperforming assets to total assets ratio was 0.25 percent, compared to a peer group average of 0.65 percent.

Annual Report 99


[two columns]

[column 1, top half of page]

     While our lending staff was busy soliciting new relationships, our operational and technical personnel were converting the Company's Azle locations to our data processing system, standardizing product offerings and expending significant time and energy on Y2K preparation and testing. The Y2K efforts were rewarded with a smooth transition into the new millennium.

     These success, and the successes of past years, have created a desirable franchise. On March 1, 2000, the Company entered into a definitive agreement with State National Bancshares, Inc., a privately held bank holding company headquartered in Lubbock, Texas. The agreement calls for a cash purchase of the Company's common stock for approximately $45,473,000, or $20.00 per share, and the assumption of the Company's $13,000,000 of Trust Preferred Securities. This transaction is subject to approval by the shareholders of the Company as well as regulatory agencies and is expected to be completed in the third quarter of 2000.

     Because of this pending transaction, in addition to our normal year-to-date graphic analysis of the Company's performance, we have included a brief history of the Company's achievements. This history contains a brief description of the 1980's and chronicles the Company's efforts from January 1989, as it began to rise from the ashes of a severely troubled financial

[column 2, top half of page]

Photograph of Virgil Trower, Mike Jarrett, and Mike Trout]

[Photograph caption: (From left to right) Virgil Trower, President of Trower Realtors Mike Jarrett, President of First State Bank, N.A., Odessa Branch Mike Trout, President of Rototech, Inc.]

institution. The process involved a dedicated Board of Directors, the retention of experienced employees, the solidification of strong customer relationships, diversification of the Company's markets and, ultimately, the maximization of shareholder value. I believe this is all you can ask of a publicly traded company, and I am proud to have been associated with the success.

Sincerely,

/s/ Bryan Stephenson

[heading for columns 1 and 2, bottom half of page]
Independent Bankshares, Inc. History

[column 1, bottom half of page]
January 1981 - Independent Bankshares, Inc. (the "Company") exchanges shares of its Common Stock for stock in the First State Bank, Abilene, Texas.
June 1981 - The Company issues additional shares in an initial public offering.
December 1984 - The annual report indicates total deposits of $727 million, total loans of $513.4 million and stockholders equity of $46 million.
December 1985 - The Company reports its first of what turns out to be a string of operating losses, brought on by the "Texas Depression." Poor oil and gas prices contributed to a collapse in real estate, agriculture and industry.
December 1988 - The Company announces its fourth consecutive year of operating losses. All told, the
[column 2, bottom half of page]
Company had recorded a total of $60 million in losses since year-end 1984. With the imminent failure of the Company's lead bank accounted for, deposits totaled $228 million, loans were $143.6 million and stockholders' equity was a negative $18 million.
January 1989 -The Company names Bryan Stephenson President and CEO and retains Randal Crosswhite as Chief Financial Officer. Stephenson presents to the Company's Board of Directors a proposal to save the Company's solvent subsidiaries. The Board authorizes Stephenson to implement the proposal.
February 1989 - The FDIC declares The First State Bank insolvent, but is unable to close the Company's remaining seven subsidiary banks.
March 1989 - the Company reports deposits of $233

Independent Banckshares, Inc.


million, loans of $133.8 million and stockholders' equity of a negative $18 million. In addition to the negative stockholders' equity, the Company is severely past due on $28 million in debt. This debt is secured by, among other things, the Common Stock of the Company's subsidiary banks. Past due interest totals $8 million.
June 1989 - The Company fails to meet the listing requirements for NASDAQ and is delisted. The Company successfully negotiates a transfer of collateral on $4.5 million of its debt and in the process realizes extraordinary gains of $1.2 million.
December 1989 - the Company enters into a restructure agreement on its remaining debt. The restructure provides for the forgiveness of $15.8 million in principal and $8.8 million in interest in exchange for a new $8 million note, collateralized by the common stock of the Company's subsidiary banks, and $220,000 of its Series A Preferred Stock.
December 1989 - The Company effects a quasi-reorganization which marks the Company's assets to market and allows a transfer of $33 million from surplus to retained earnings allowing for a "fresh start." As part of the reorganization, the Company retains $18 million of its net operating loss for utilization in future years.
December 1990 - The Company completes a unit offering of its Common Stock and Series C Preferred Stock, raising $1 million. The Company sells its Muleshoe and Wellington banks for a total of $4.6 million. Proceeds are applied to the Company's debt.
December 1990 - The Company reports its first operating profit in six years.
April 1991 - The Company's Common Stock is relisted on NASDAQ.
May 1991 - Because of the reduced size of the Company, its large shareholder base and the need to meet a $3.00 minimum Common Stock price to remain listed on NASDAQ, the Company effects a 1-for-8 reverse stock split.
January 1993 - The Company completes the sale of its Olton Bank and applies $1.5 million to its debt.
January 1993 - The Company redeems its Series A Preferred Stock.
December 1993 - The Company purchases The Winters State Bank, Winters, Texas at a discount to book value.
November 1994 - The Company merges its Winters and Stamford banks into First State Bank, N.A., Abilene.
September 1995 - The Company lists its Common Stock on the American Stock Exchange.
January 1996 - The Company purchases Peoples National Bank, Winters, Texas and merges it into First State Bank, N.A., Abilene.
May 1996 - The Company purchases a branch of Coastal Savings Bank in San Angelo, Texas.
July 1996 - The Company signs an agreement to purchase Crown Park Bancshares, Inc. and its subsidiary bank, Western National Bank, Lubbock, Texas, for $7,510,000.
November 1996 - The Company files a registration statement to raise approximately $4 million in a secondary offering of its Common Stock.
December 1996 - The Company reports $189.6 million in deposits, $92 million in loans, $14.9 million in stockholders' equity and net income for the year of $1.4 million. The Company's Odessa bank is merged into First State Bank, N.A., Abilene, leaving the Company with a single subsidiary bank.
January 1997 - The Company completes its stock offering and the purchase of Crown Park Bancshares. Western National Bank merges into First Sate Bank, N.A., Abilene.
October 1997 - First State Bank, N.A., Abilene opens two additional branches located in Albertson's supermarkets in Abilene and Odessa.
December 1997 - The Company reports $242.8 million in deposits, $140.9 million in loans, $20.5 million in stockholders' equity and net income for the year of $2.1 million.
May 1998 - First State Bank, N.A., opens its third supermarket branch in an Odessa Albertson's.
June 1998 - The Company announces that it has entered into a definitive agreement to acquire Azle Bankcorp and it subsidiary, Azle State Bank for $19,025,000.
July 1998 - The Company files a registration statement to raise approximately $2.6 million in a secondary offering of its Common Stock and $13 million of Trust Preferred Securities.
September 1998 - The Company completes its stock offerings and the purchase of Azle Bancorp and its subsidiary, Azle State Bank.
March 1999 - The Company mergers Azle State Bank into First State Bank, N.A., Abilene.
December 1999 - The Company reports $318.3 in deposits, $186.6 million in loans, $25.4 million in stockholders' equity and net income of $2.5 million.
March 2000 - The Company enters into a definitive agreement with State National Bancshares, Inc. The agreement calls for a cash purchase of the Company's Common Stock for approximately $45,473,000 or $20.00 per share.

Annual Report 99


[Graphic: Triangle with an eye enclosed in a large square and part of a dollar bill enclosed in a small square]     Performance Highlights

A   L O O K   A T   O U R    E F F O R T S   F O R   1 9 9 9

[Bar Chart illustrating the Company's total assets at year end for each of the ten years in the period ended December 31, 1999]

TOTAL ASSETS

After reaching a low in 1990 of $142 million in assets, the Company grew through the solicitation of new customer relationships and acquisitions. During 1999, the Company directed its efforts to asset/liability management which resulted in a reduction in total assets and an increased net interest margin.

[Bar Chart illustrating the Company's total loans at year end for each of the ten years in the period ended December 31, 1999]

TOTAL LOANS

A weak West Texas economy limited loan growth during the early 1990's. As the economy improved, the Company experienced loan growth due to a favorable competitive environment and acquisitions.

[Bar Chart illustrating the Company's net income at year end for each of the ten years in the period ended December 31, 1999]

NET INCOME

After the resolution in 1994 of litigation pertaining to problems resulting from the 1980's, the Company consistently provided increases in net income.

[Bar Chart illustrating the Company's diluted earnings per share at year end for each of the ten years in the period ended December 31, 1999]

DILUTED EARNINGS PER SHARE

Diluted earnings per share increased from a low of $0.10 in 1991 to a record $1.08 in 1999.

[Bar Chart illustrating the Company's return on average stockholders' equity for each of the ten years in the period ended December 31, 1999]

Independent Bankshares, Inc.


STOCKHOLDERS' EQUITY

The preservation of a large net operating loss carry forward, retained net income and secondary common stock offerings contributed to consistent increases in stockholders' equity.

[Bar Chart illustrating the Company's diluted book value per share for each of the ten years in the period ended December 31, 1999]

DILUTED BOOK VALUE PER SHARE

The Company created shareholder value as diluted book value per share increased approximately 216 percent during the 1990's.

[Graphic: Bank enclosed in a large square and U.S. dollar bills enclosed in a small square]

Board of Directors
John L. Beckham Attorney Beckham, Rector & Eargle, L.L.P.	Marshal M. Kellar Chairman of the Board West Texas Wholesale Supply Co.	James D. Webster, M.D. Physician Nephrology Associates
Lee Caldwell Attorney	Tammy McAlister President McAlister, Inc.	C.G. Whitten Attorney, Whitten & Young, P.C.
Mrs. William R. (Amber) Cree Entrepreneuse Randal N. Crosswhite Senior Vice President & Chief Financial Officer Independent Bankshares, Inc.	Bryan W. Stephenson President & Chief Executive Officer Independent Bankshares, Inc.	Advisory Directors L.H. Mosley President Mosley Investments, Inc.
Scott L. Taliaferro Chairman of the Board Independent Bankshares, Inc. President Scott Oils, Inc.
J.E. Smith Investments
Nancy E. Jones Executive Director Community Foundation of Abilene		John A. Wright* Banking Consultant *Emeritus

Annual Report 99


Report of Independent Accountants
To the Board of Directors and Shareholders of Independent Bankshares, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Independent Bankshares, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
January 28, 2000, except as to the information presented in
Note 21, for which the date is March 1, 2000

INDEPENDENT BANKSHARES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

ASSETS
	1999	1998
Assets:

Cash and Cash Equivalents:
  Cash and Due from Banks
  Federal Funds Sold
    Total Cash and Cash Equivalents
Securities (Note 3):
  Available-for-sale
  Held-to-maturity
   Total Securities
Loans (Note 4):
  Total Loans
  Less:
   Unearned Income on Installment Loans
   Allowance for Possible Loan Losses
     Net Loans
Intangible Assets (Note 5)
Premises and Equipment (Note 6)
Accrued Interest Receivable
Other Real Estate and Other Repossessed Assets
Other Assets

         Total Assets

	$ 22,985,000 15,775,000 38,760,000 48,387,000 60,516,000 108,903,000 187,143,000 517,000 1,833,000 184,793,000 10,158,000 9,816,000 3,538,000 272,000 2,022,000 $358,262,000 ==========	$ 22,562,000 42,175,000 64,737,000 30,370,000 64,838,000 95,208,000 186,326,000 1,766,000 1,842,000 182,718,000 10,831,000 10,294,000 3,254,000 630,000 2,506,000 $370,178,000 ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits (Note 7):
  Noninterest-bearing Demand Deposits
  Interest-bearing Demand Deposits
  Interest-bearing Time Deposits
   Total Deposits
Accrued Interest Payable
Notes Payable (Note 8)
Other Liabilities
   Total Liabilities
Guaranteed Preferred Beneficial Interests in the Company's
  Subordinated Debentures (Note 10)

Commitments and Contingent Liabilities (Notes 15 and 17)
Stockholders' Equity (Notes 11 and 18):
Preferred Stock - Par Value $10.00; 5,000,000 Shares Authorized:
    Series C Preferred Stock - Stated Value $42.00; 50,000 Shares
    Designated; 5,066 Shares Issued at December 31, 1998
Common Stock - Par Value $0.25; 30,000,000 Shares Authorized;
  2,333,647 and 2,217,296 Shares Issued at December 31, 1999
  and 1998, Respectively
Additional Paid-in Capital
Retained Earnings
Unrealized Gain (Loss) on Available-for-sale Securities (Note 3)
Unearned Employee Stock Ownership Plan Stock
Treasury Stock, 60,000 Shares Held at December 31, 1999, at Cost
    Total Stockholders' Equity

      Total Liabilities and Stockholders' Equity

	$ 57,441,000 102,573,000 158,285,000 318,299,000 1,074,000 0 533,000 319,906,000 13,000,000 0 583,000 15,955,000 9,972,000 (343,000) (142,000) (669,000) 25,356,000 $358,262,000 ==========	$ 60,086,000 110,485,000 160,233,000 330,804,000 1,163,000 1,000 705,000 332,673,000 13,000,000 51,000 554,000 15,933,000 7,975,000 161,000 (169,000) 0 24,505,000 $370,178,000 ==========

See accompanying notes.


INDEPENDENT BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
1999	1998	1997

Interest Income:
  Interest and Fees on Loans (Note 4)
  Interest on Securities
  Interest on Federal Funds Sold
    Total Interest Income
Interest Expense:
  Interest on Deposits
  Interest on Notes Payable (Note 8)
    Total Interest Expense
      Net Interest Income
  Provision for Loan Losses (Note 4)
          Net Interest Income After Provision for Loan Losses
Noninterest Income:
  Service Charges
  Trust Fees
  Other Income
    Total Noninterest Income
Noninterest Expenses:
  Salaries and Employee Benefits
  Net Occupancy Expense
  Distributions on Guaranteed Preferred Beneficial Interests
    in the Company's Subordinated Debentures (Note 10)
  Equipment Expense
  Amortization of Intangible Assets
  Stationery, Printing and Supplies Expense
  Professional Fees
  Net Costs Applicable to Other Real Estate and Other
   Repossessed Assets
  Other Expenses
    Total Noninterest Expenses
         Income Before Federal Income Taxes
  Federal Income Taxes (Note 9)
         Net Income
  Other Comprehensive Income, Net of Tax:
  Unrealized Holding Gains (Losses) on Available-for-sale
    Securities Arising During the Period
         Comprehensive Income

Preferred Stock Dividends (Note 11)

Net Income Available to Common Stockholders

Basic Earnings Per Common Share
  Available to Common Stockholders (Note 12)

Diluted Earnings Per Common Share
  Available to Common Stockholders (Note 12)

$17,027,000
5,847,000
 1,332,000
24,206,000

9,898,000
          0
 9,898,000
14,308,000
   445,000
13,863,000

2,842,000
208,000
   217,000
 3,267,000

6,046,000
1,433,000

1,105,000
1,103,000
673,000
574,000
436,000

91,000
 2,043,000
13,504,000
3,626,000
 1,174,000
2,452,000

  (504,000)
$1,948,000
========
$   20,000
========

$2,432,000
========

$      1.12
========

$      1.08
========

$14,150,000
4,425,000
 1,859,000
20,434,000

9,268,000
      8,000
 9,276,000
11,158,000
   570,000
10,588,000

2,227,000
199,000
   365,000
 2,791,000

4,752,000
1,099,000

304,000
887,000
339,000
442,000
305,000

106,000
  1,764,000
  9,998,000
3,381,000
  1,193,000
2,188,000

   130,000
$2,318,000
========
$   22,000
========

$2,166,000
========

$      1.07
========

$      1.02
========

$12,236,000
5,176,000
   912,000
18,324,000

8,600,000
    59,000
 8,659,000
9,665,000
   250,000
 9,415,000

1,605,000
195,000
   109,000
 1,909,000

3,970,000
857,000

0
834,000
218,000
419,000
333,000

23,000
  1,583,000
  8,237,000
3,087,000
    977,000
2,110,000

      6,000
$2,116,000
========
$   41,000
========

$2,069,000
========

$      1.12
========

$      1.03
========

See accompanying notes.


INDEPENDENT BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
SERIES C PREFERRED STOCK SHARES AMOUNT	COMMON STOCK SHARES AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	UNREALIZED GAIN (LOSS) ON AVAILABLE FOR-SALE SECURITIES	UNEARNED EMPLOYEE STOCK OWNERSHIP PLAN STOCK SHARES AMOUNT	TREASUREY STOCK SHARES AMOUNT

BalancesJanuary 1, 1997
  Net Income Adjustment to Unrealized Gain
   on Available-for-sale Securities,
    Net of Tax of $3,000 (Note 3)
  Cash Dividends ($0.19 Per Share)
  Sale of Stock in Secondary Offering
   (Note 11)
  Purchase of Stock in Secondary Offering
    by ESOP, Financed by a Loan from
    the Company - Unearned Stock (Note 11)
  Principal Payments on Loan to ESOP
  for Stock Purchase - Earned Stock
   (Note 11)
  5-for-4 Stock Split (Note 11)
  Exercise of Stock Options
  Conversion of Series C Preferred
   Stock (Note 11)
Balances December 31, 1997
  Net Income
Adjustment to Unrealized Gain
   on Available-for-sale Securities,
   Net of Tax of $67,000 (Note 3)
Cash Dividends ($0.20 Per Share)
 Sale of Stock in Secondary Offering
   (Note 11)
Principal Payments on Loan to ESOP for
   Stock Purchase - Earned Stock
   (Note 11)
Conversion of Series C Preferred
   Stock (Note 11)
Balances--December 31, 1998
  Net Income
  Adjustment to Unrealized Loss
  on Available-for-sale Securities,
   Net of Tax of $260,000 (Note 3)
  Cash Dividends ($0.20 Per Share)
  Principal Payments on Loan to ESOP
   for Stock Purchase - Earned Stock
   (Note 11)
  Conversion of Series C Preferred
  Stock (Note 11)
  Purchase of Treasury Stock (Note 11)
Balances--December 31, 1999

13,478 $135,000 (7,888) (79,000) 5,590 56,000 (524) (5,000) 5,066 51,000 (5,066) (51,000) _______ 0 $ 0 ===== ======

1,104,644      $276,000

316,250          79,000

388,911         97,000
17,499            5,000

 147,959         37,000
1,975,263       494,000

230,000          57,000

12,033           3,000
2,217,296       554,000

116,351         29,000
_______     ________
2,333,647   $  583,000
=======    =======

		$9,891,000 3,899,000 (5,000) 94,000 42,000 13,921,000 2,010,000 2,000 15,933,000 22,000 __________ $15,955,000 =========	$ 4,610,000 2,110,000 (405,000) (97,000) 6,218,000 2,188,000 (431,000) 7,975,000 2,452,000 (455,000) __________ $ 9,972,000 =========	$ 25,000 6,000 31,000 130,000 161,000 (504,000) _____________ $ (343,000) ===========	0 $ 0 (15.000) (214,000) 1,789 21,000 (3,750) (16,961) (193,000) 2,122 24,000 (14,839) (169,000) 2,369 27,000 __________ ________ (12,470) $(142,000) ======= ========	0 $ 0 0 0 0 0 (60,000) (669,000) (60,000) $(669,000) ======= ========

See accompanying notes.

INDEPENDENT BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1999	1998	1997

Cash Flows from Operating Activities:
  Net Income
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
   Deferred Federal Income Tax Expense
   Depreciation and Amortization
   Provision for Loan Losses
   Gain on Sale of Premises and Equipment
   Gains on Sales of Other Real Estate and Other Repossessed Assets
   Writedown of Other Real Estate and Other Repossessed Assets
   Increase in Accrued Interest Receivable
   Decrease (Increase) in Other Assets
   Decrease in Accrued Interest Payable
   Increase (Decrease) in Other Liabilities
     Net Cash Provided by Operating Activities
Cash Flows from Investing Activities:
   Proceeds from Maturities of Available-for-sale Securities
   Proceeds from Maturities of Held-to-maturity Securities
   Proceeds from Sale of Available-for-sale Securities
   Purchases of Available-for-sale Securities
   Purchases of Held-to-maturity Securities
   Net Increase in Loans
   Proceeds from Sale of Premises and Equipment
   Additions to Premises and Equipment
   Proceeds from Sales of Other Real Estate and Other Repossessed Assets
   Net Cash and Cash Equivalents Paid in Acquisitions
     Net Cash Provided by (Used in) Investing Activities
Cash Flows from Financing Activities:
   Net Increase (Decrease) in Deposits
   Proceeds from Notes Payable
   Repayment of Notes Payable
   Net Proceeds from Issuance of Equity Securities
   Net Proceeds from Issuance of Guaranteed Preferred Beneficial
    Interests in the Company's Subordinated Debentures
   Payment of Cash Dividends
   Purchase of Treasury Stock
   Cash Paid for Fractional Shares in Stock Dividend
     Net Cash Provided by (Used in) Financing Activities
Net Increase (Decrease) in Cash and Cash Equivalents
Cash and Cash Equivalents at Beginning of Year
Cash and Cash Equivalents at End of Year

$2,452,000

260,000
1,424,000
445,000
(1,000)
(1,000)
6,000
(284,000)
224,000
(89,000)
      88,000
  4,524,000

6,768,000
34,031,000
0
(25,663,000)
(29,918,000)
(3,027,000)
1,000
(273,000)
1,210,000
             0
(16,871,000)

(12,505,000)
0
(1,000)
0

0
(455,000)
(669,000)
             0
(13,630,000)
(25,977,000)
  64,737,000
$ 38,760,000
=========

$2,188,000

488,000
962,000
570,000
0
(12,000)
3,000
(190,000)
(698,000)
(92,000)
   84,000
3,303,000

15,766,000
36,745,000
0
(19,489,000)
(22,627,000)
(254,000)
0
(651,000)
1,551,000
(10,133,000)
    908,000

7,048,000
4,300,000
(4,356,000)
2,067,000

12,480,000
(431,000)
0
             0
  21,108,000
25,319,000
  39,418,000
$ 64,737,000
=========

$2,110,000

772,000
733,000
250,000
0
(58,000)
2,000
(192,000)
452,000
(182,000)
(1,106,000)
 2,781,000

17,809,000
20,195,000
193,000
(8,060,000)
(15,080,000)
(8,692,000)
0
(819,000)
1,352,000
(1,236,000)
  5,662,000

(378,000)
1,300,000
(3,572,000)
4,077,000

0
(405,000)
0
      (5,000)
   1,017,000
   9,460,000
  29,958,000
$ 39,418,000
=========

See accompanying notes.


INDEPENDENT BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

     Independent Bankshares, Inc., a Texas corporation (the "Company"), is a bank holding company headquartered in Abilene, Texas. The Company owns all of the common securities of Independent Capital Trust ("Independent Capital") and indirectly owns through a Delaware subsidiary, Independent Financial Corp. ("Independent Financial"), 100% of the stock of First State Bank, National Association, Abilene, Texas (the "Bank"). The Bank currently operates full-service banking locations in the Texas cities of Abilene (3 locations), Azle (2 locations), Lubbock, Odessa (4 locations), San Angelo, Stamford and Winters.

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

     Consumer Services. The Bank also provides a wide range of consumer banking services, including checking, savings and money market accounts, savings programs and installment and personal loans. The Bank makes automobile and other installment loans directly to customers, as well as indirectly through automobile dealers. The Bank makes home improvement, home equity and real estate loans and provide safe deposit services. As a result of sharing arrangements with the Pulse automated teller machine system network, the Bank provides 24-hour routine banking services through automated teller machines ("ATMs"). The Pulse network provides ATM accessibility throughout the United States. The Bank also offers investment services and banking by phone or personal computer.

     Trust Services. The Bank provides trust and agency services to individuals, partnerships and corporations from its offices in Abilene, Lubbock and Odessa. The trust division also provides investment management, administration and advisory services for agency and trust accounts, and acts as trustee for pension and profit sharing plans.

Principles of Consolidation

     The Consolidated Financial Statements include the accounts of the Company, Independent Capital, Independent Financial and the Bank. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

     Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates the interest method. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of taxes, related to securities available-for-sale are recorded as a separate component of stockholders' equity. The Company has no securities classified as trading as of December 31, 1999 and 1998. The cost of securities sold is based on the specific identification method.


Loans

     Loans are stated at the principal amount outstanding. Interest on the various types of commercial, real estate and other loans is accrued daily based on the principal balances outstanding. Income on installment loans is recognized using this method or other methods under which income approximates the effective interest method.

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

     Impaired loans, should they occur, are normally placed on nonaccrual status and, as a result, interest income is recorded only as cash is received. There was no interest income recognized on such loans during the years ended December 31, 1999, 1998 or 1997.

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

Intangible Assets

     A core deposit intangible resulting from the acquisition of Azle State Bank, Azle, Texas ("Azle State") is being amortized over a twelve (12) year period. Goodwill resulting from the acquisition of Azle State and other acquisitions accounted for using the purchase method is being amortized on the straight-line method over periods ranging from fifteen (15) to twenty-five (25) years. Management assesses the recoverability of goodwill by comparing the goodwill to the undiscounted cash flows expected to be generated by the acquired banks during the anticipated period of benefit. As of December 31, 1999, management believes that no impairment has occurred.

Federal Income Taxes

     The Company uses the liability method of accounting for deferred income taxes as required by the Financial Accounting Standards Board (the "FASB") Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

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

Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated balance


specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended, by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of SFAS No. 133" is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

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

NOTE 2: BANK ACQUISITIONS

     The Company completed the acquisition of Azle Bancorp and its subsidiary bank, Azle State, effective September 22, 1998, for an aggregate cash consideration of $19,025,000. To obtain funding for the acquisition, the Company sold an aggregate of 230,000 shares of its common stock ("Common Stock") at a price of $11.50 per share, and Independent Capital, a Delaware business trust formed by the Company, sold 1,300,000 of its 8.5% Cumulative Trust Preferred Se t of Subordinated Debentures ("Subordinated Debentures") of the Company. The Company also borrowed $4,300,000 from a financial institution in Fort Worth, Texas (the "Fort Worth Bank") to finance a portion of the cost of acquiring Azle Bancorp. The borrowings from the Fort Worth Bank were paid off on September 30, 1998, from the proceeds of a cash dividend paid to the Company by Azle State. At the date of acquisition, Azle Bancorp had total assets of $93,158,000, total loans, net of unearned income, of $45,1 lt of this acquisition. The core deposit intangible is being amortized over a period of 12 years and the goodwill is being amortized over a period of 25 years.

     The Company completed the acquisition of Crown Park Bancshares, Inc. ("Crown Park") and its wholly owned subsidiary bank, Western National Bank, Lubbock, Texas ("Western National"), effective January 28, 1997, for an aggregate cash consideration of $7,510,000. On the acquisition date, Crown Park was merged with and into a wholly owned subsidiary of the Company and Western National was merged with and into the Bank. To obtain funding for the acquisition, the Company sold an aggregate of 395,312 shares of Common Stock in an underwritten offering at a price of $11.40 per shares ( the "1997 Offering"). The 1997 Offering included the sale of 51,562 shares covered by the underwriter's over-allotmemt option. The above number of shares and price per share have been adjusted for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to the Company's shareholders in May 1997. The Company borrowed $800,000 from a financial institution in Amarillo, Texas (the "Amarillo Bank") to finance a portion of the cost of acquiring Crown Park. The $800,000 of borrowings was reduced to $400,000 with the proceeds of the sale of the over-allotment shares. The borrowing was paid off on December 31, 1997. At the date of acquisition, Crown Park had total assets of $60,420,000, total loans, net of unearned income, of $41,688,000, total deposits of $53,604,000 and stockholders' equity of $4,238,000. This acquisition was accounted for using the purchase method of accounting. A total of $2,486,000 of goodwill was recorded as a result of this acquisition. Such goodwill is being amortized over a period of 15 years.

     A total of $673,000, $339,000 and $218,000 in amortization expense of intangible assets was recorded during the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE 3: SECURITIES

     The amortized cost and estimated fair value of available-for-sale securities at December 31, 1999 and 1998, were as follows:
1999
	Amortized Cost ----------------	Gross Unrealized Gains ----------------	Gross Unrealized Loses ------------------	Estimated Fair Value -----------------

Obligations of U.S. Government agencies and corporations U.S. Treasury securities Mortgage-backed securities Other securities Total available-for-sale securities	$32,128,000 14,099,000 1,648,000 1,019,000 $48,894,000 =========	$ 5,000 0 1,000 0 $6,000 ========	$355,000 123,000 35,000 0 $513,000 =======	$31,778,000 13,976,000 1,614,000 1,019,000 $48,387,000 =========

1998
	Amortized Cost ----------------	Gross Unrealized Gains ----------------	Gross Unrealized Losses ------------------	Estimated Fair Value -----------------
Obligations of U.S. Government agencies and corporations U.S. Treasury securities Mortgage-backed securities Other securities Total available-for-sale securities	$18,085,000 9,031,000 2,426,000 583,000 $30,125,000 =========	$158,000 115,000 1,000 0 $274,000 ========	$13,000 0 16,000 0 $29,000 ========	$18,230,000 9,146,000 2,411,000 583,000 $30,370,000 =========

The amortized cost and estimated fair value of held-to-maturity securities at December 31, 1999 and 1998, were as follows:
1999
	Amortized Cost ---------------	Gross Unrealized Gains ----------------	Gross Unrealized Losses -----------------	Estimated Fair Value ------------------
Obligations of U.S. Government agencies and corporations U.S. Treasury securities Obligations of states and political subdivisions Mortgage-backed securities Total held-to-maturity securities	$43,238,000 2,006,000 9,103,000 6,169,000 $60,516,000 =========	$0 0 0 0 $0 =======	$1,014,000 0 205,000 76,000 $1,295,000 ========	$42,224,000 2,006,000 8,898,000 6,093,000 $59,221,000 =========

1998
	Amortized Cost ------------------	Gross Unrealized Gains ------------------	Gross Unrealized Losses ------------------	Estimated Fair Value -------------------
Obligations of U.S. Government agencies and corporations U.S. Treasury securities Obligations of states and political subdivisions Mortgage-backed securities Total held-to-maturity securities	$43,452,000 2,427,000 9,262,000 9,697,000 $64,838,000 =========	$ 49,000 27,000 76,000 42,000 $ 194,000 ========	$116,000 0 0 10,000 $126,000 =======	$43,385,000 2,454,000 9,338,000 9,729,000 $64,906,000 =========


     The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available-for-sale Securities -------------------------------------------	Amortized Cost ------------------	Estimated Fair Value -----------------------
Due in one year or less Due after one year through five years Due after five years through ten years Due after ten years Mortgage-backed securities Total available-for-sale securities	$27,037,000 19,190,000 0 1,019,000 47,246,000 1,648,000 $48,894,000 =========	$26,896,000 18,858,000 0 1,019,000 46,773,000 1,614,000 $48,387,000 =========

Held-to-maturity Securities -------------------------------------------	Amortized Cost ------------------	Estimated Fair Value -----------------------
Due in one year or less Due after one year through five years Due after five years through ten years Due after ten years Mortgage-backed securities Total held-to-maturity securities	$5,327,000 44,927,000 3,619,000 474,000 54,347,000 6,169,000 $60,516,000 =========	$5,270,000 43,994,000 3,557,000 307,000 53,128,000 6,093,000 $59,221,000 =========

     At December 31, 1999, securities with an amortized cost and estimated fair value of $21,802,000 and $21,647,000, respectively, were pledged as collateral for public and trust fund deposits and for other purposes required or permitted by law. At December 31, 1998, the amortized cost and estimated fair value of pledged securities were $17,094,000 and $17,355,000, respectively.

     During 1999 and 1998, the Company did not sell any securities prior to maturity. During 1997, the Company sold available-for-sale securities with a book value of $193,000 and recorded no gain or loss on such sale.

NOTE 4: LOANS

     The composition of loans at December 31, 1999 and 1998, was as follows:

	1999	1998

Real estate loans Commercial loans Loans to individuals Other loans Total loans Less unearned income Total loans, net of unearned income	$ 72,268,000 55,270,000 46,748,000 12,857,000 187,143,000 517,000 $186,626,000 ==========	$ 71,901,000 47,551,000 57,564,000 9,310,000 186,326,000 1,766,000 $184,560,000 ==========

Nonperforming assets at December 31, 1999 and 1998, were as follows:

	1999	1998
Nonaccrual loans Accruing loans past due over ninety days Restructured loans Other real estate and other repossessed assets Total nonperforming assets	$ 236,000 203,000 186,000 272,000 $ 897,000 ==========	$ 238,000 198,000 110,000 630,000 $ 1,176,000 ==========

The amount of interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1999, 1998 and 1997, based on the loans' original terms was $23,000, $12,000 and $16,000, respectively. A total of $2,000, $1,000 and $2,000 in interest on nonaccrual loans was actually collected and recorded as income during the year ended December 31, 1999, 1998 and 1997, respectively.


     A summary of the activity in the allowance for possible loan losses for the years ended December 31, 1999, 1998 and 1997, is as follows:

	1999	1998	1997
Balance at beginning of year Provision for loan losses Loans charged off Recoveries of loans charged off Bank acquisition Balance at end of year	$1,842,000 445,000 (697,000) 243,000 0 $1,833,000 ========	$1,173,000 570,000 (729,000) 102,000 726,000 $1,842,000 ========	$ 793,000 250,000 (581,000) 316,000 395,000 $1,173,000 ========

NOTE 5: INTANGIBLE ASSETS

     The following is a summary of intangible assets at December 31, 1999 and 1998:

	1999	1998
Goodwill Core deposit intangible Less accumulated amortization Net intangible assets	$ 8,539,000 2,895,000 11,434,000 1,276,000 $10,158,000 =========	$ 8,539,000 2,895,000 11,434,000 603,000 $10,831,000 =========

NOTE 6: PREMISES AND EQUIPMENT

     The following is a summary of premises and equipment at December 31, 1999 and 1998:

	1999	1998
Land Buildings and improvements Furniture and equipment Less accumulated depreciation Net premises and equipment	$1,684,000 9,242,000 2,135,000 13,061,000 3,245,000 $9,816,000 ========	$1,684,000 9,207,000 2,573,000 13,464,000 3,170,000 $10,294,000 =========

NOTE 7: DEPOSITS

     At December 31, 1999, the scheduled maturities of interest-bearing time deposits was as follows:

Interest-bearing Time Deposits
2000 2001 2002 2003 2004 Total interest-bearing time deposits	$ 141,073,000 11,720,000 2,556,000 2,107,000 829,000 $ 158,285,000 ===========

     At December 31, 1999 and 1998, interest-bearing time deposits of $100,000 or more were $53,232,000, and $49,674,000, respectively.

NOTE 8: NOTE PAYABLE

     The Company has a revolving line of credit with the Fort Worth Bank. Proceeds of $4,300,000 under the $6,500,000 line of credit were used to fund the purchase of Azle Bancorp on September 22, 1998. These borrowings were paid off on September 30, 1998, from the proceeds of a $4,500,000 dividend that was paid to the Company by Azle State. The amount available under the line of credit was reduced to $1,500,000 on January 5, 1999, and further to $1,000,000 on October 5, 1999. The line of credit matures on October 1, 2000, bears interest at the floating prime interest rate of the Fort Worth Bank (8.50% at December 31, 1999) and is collateralized by 100% of the stock of Independent Financial and the Bank. There was no balance outstanding under the line of credit at December 31, 1999 or 1998.


     At December 31, 1998, the Bank had a $1,000 note payable to an individual which matured in March 1999. Principal, plus interest at 7.5%, was payable monthly. The note was collateralized by a two-story commercial building in Abilene, Texas.

NOTE 9: FEDERAL INCOME TAXES

     Due to the fact that the Company effected a quasi-reorganization as of December 31, 1989, utilization of any of the Company's net operating loss carryforwards subsequent to that date was not credited to income. For periods subsequent to December 31, 1994, the effect of such utilization has been credited against the Company's gross deferred tax asset. The Company's deferred tax provision for 1999, 1998 and 1997 totaled $260,000, $488,000 and $772,000, respectively.

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 and 1998, were as follows:
1999	1998

Deferred tax assets:
  Tax credit carryforwards
  Net operating loss carryforwards
  Retirement plan
  Allowance for possible loan losses
  Other real estate and other repossessed assets
  Net unrealized loss on available-for-sale securities
   Total gross deferred tax assets
   Less valuation allowance for deferred tax assets
    Net deferred tax assets
Deferred tax liabilities:
  Depreciation and amortization
  Net unrealized gain on available-for-sale securities
  Other, net
   Total gross deferred tax liabilities

     Net deferred tax asset

$ 48,000 197,000 255,000 200,000 15,000 177,000 892,000 (94,000) 798,000 (269,000) 0 (21,000) (290,000) $508,000 ========	$527,000 211,000 228,000 67,000 55,000 0 1,088,000 (132,000) 956,000 (257,000) (83,000) (108,000) (448,000) $508,000 =========

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As a result of the acquisition of Peoples National Bank in Winters, Texas ("Peoples National") in 1996, the Company increased its gross deferred tax asset and the related valuation allowance by $162,000. The Company decreased the valuation allowance relating to Peoples National and Winters State Bank, Winters, Texas ("Winters State"), which was acquired in 1993, by $35,000 during both 1999 and 1998, respectively, based on the Company's trend of positive operating results. The Company may reduce or increase its valuation allowance depending on changes in the expectation of future earnings and other circumstances. Management believes that it is more likely than not that the Company will generate sufficient future taxable income to realize the net deferred tax asset less the related valuation allowance.

At December 31, 1999, the Company had available net operating loss carryforwards of approximately $298,000 acquired as part of the Winters State acquisition and approximately $283,000 acquired as part of the Peoples National acquisition. For federal income tax purposes, due to certain change of ownership requirements of the Internal Revenue Code, utilization of the Winters State and Peoples National net operating loss carryforwards are limited to approximately $37,000 per year and $42,000 per year, respectively. If the full amount of these limitations is not used in any year, the amount not used increases the allowable limit in the subsequent year. These net operating loss carryforwards, if not used, expire between 2003 and 2010.

     At December 31, 1999, the Company had available an alternative minimum tax credit carryforward of approximately $48,000. The alternative minimum tax credit will carryforward until utilized to reduce future federal income taxes.


     The comprehensive provisions for federal income taxes for the years ended December 31, 1999, 1998 and 1997, consist of the following:

1999	1998	1997

Current tax provision
Deferred tax provision
   Provision for tax expense charged to
     results of operations
Tax provision (benefit) on adjustment to
  unrealized gain/loss on available-for-sale
  securities
    Comprehensive provision for
     federal income taxes

$ 914,000 260,000 1,174,000 (260,000) $ 914,000 ========	$ 705,000 488,000 1,193,000 67,000 $1,260,000 ========	$ 205,000 772,000 977,000 3,000 $ 980,000 ========

NOTE 10:     GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S SUBORDINATED DEBENTURES

     Independent Capital sold 1,300,000 of Trust Preferred Securities at $10.00 per preferred security in the 1998 Offering. The proceeds from the sale of the Trust Preferred Securities were used by Independent Capital to purchase an equivalent amount of Subordinated Debentures of the Company. The Trust Preferred Securities carry a distribution rate of 8.5%, have a stated maturity of September 22, 2028, and are guaranteed by the Company. The securities are redeemable at par after September 22, 2003.

     Distributions on the Trust Preferred Securities are payable quarterly on March 31, June 30, September 30 and December 31. Distributions paid during the year ended December 31, 1999 and 1998, totaled $1,105,000 and $304,000, respectively.

NOTE 11: STOCKHOLDERS' EQUITY

     The Company's Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") paid quarterly dividends at the annual rate of $4.20 per share, was senior to the Common Stock with respect to dividends and liquidation rights, was convertible into Common Stock at a price of $1.83 per share, adjusted for stock dividends, and had certain voting rights if dividends were in arrears for three quarters. The Series C Preferred Stock was redeemable in cash and/or Common Stock at the Company's option at $42.00 per share. All of the remaining outstanding shares of Series C Preferred Stock were converted to Common Stock during 1999.

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

     The Company's Employee Stock Ownership/401(k) Plan (the "ESOP/401(k) Plan") purchased 18,750 shares of the Company's Common Stock in the 1997 Offering for $214,000. The funds used for the purchase were borrowed from the Company. The note evidencing such borrowing is due in eighty-four equal monthly installments of $4,000, including interest, and matures on February 27, 2004. The note bears interest at the Company's floating base rate plus 1% (9.50% at December 31, 1999). The note is collateralized by the stock purchased in the 1997 Offering.

     As a result of the lending arrangement between the Company and the ESOP/401(k) Plan, the shares are considered "unearned." The shares are "earned" on a pro rata basis as principal payments are made on the note used to purchase the shares. The shares are included in the Company's earnings per share calculations only as they are earned. At December 31, 1999, a total 12,470 shares with an original cost of $142,000 are considered to be unearned.

     During the first half of 1999, the Company authorized the repurchase of up to 80,000 shares of the Company's Common Stock in the open market. As of December 31, 1999, the Company had repurchased a total of 60,000 shares of its Common Stock at an average price of $11.15 per share. The repurchased shares are currently being held as treasury shares.


NOTE 12: EARNINGS PER SHARE

     Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Because the Company's outstanding Series C Preferred Stock was cumulative, the dividends allocable to such preferred stock reduced income available to common stockholders in the basic earnings per share calculations. In computing diluted earnings per common share for the years ended December 31, 1999, 1998 and 1997, the conversion of the Series C Preferred Stock and the exercise of any outstanding stock options were assumed, as the effects were dilutive. The following table presents information necessary to calculate earnings per share for the years ended December 31, 1999, 1998 and 1997 (adjusted for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to stockholders in May 1997):

	Year Ended December 31,
	1999	1998	1997
	(In thousands)
Basic Earnings Per Common Share Net income Preferred stock dividends Net income available to common stockholders Weighted average shares outstanding	$ 2,452 (20) $ 2,432 ======= 2,178 =======	$ 2,188 (22) $ 2,166 ======== 2,031 =======	$ 2,110 (41) $ 2,069 ======= 1,842 =======
	Year Ended December 31,
	1999	1998	1997
	(In thousands)
Diluted Earnings Per Common Share Net income Weighted average shares outstanding Exercise of stock options Conversion of Series C Preferred Stock Adjusted weighted average shares outstanding	$ 2,452 ======= 2,178 0 97 2,275 =======	$ 2,188 ======== 2,031 0 120 2,151 =======	$ 2,110 ======== 1,842 9 197 2,048 =======

NOTE 13: BENEFIT PLANS

     The Company's ESOP/401(k) Plan covers most of its officers and employees. The ESOP/401(k) Plan stipulates, among other things, that vesting in employer contributions begins after one year of service, each participant will become fully vested in employer contributions after seven years of service and the determination of the level of vesting began with the original date of current employment of each participant with the Company or the Bank. Contributions made to the employee stock ownership portion of the ESOP/401(k) Plan by the Company were $141,000, $106,000 and $100,000 for the years ended December 31, 1999, 1998 and 1997, respectively. These contributions were used to make distributions to employees who left the Company's employment in the respective years and to purchase Common Stock of the Company. No contributions were made by the Company to match contributions made by plan participants in the 401(k) portion of the ESOP/401(k) Plan during the years ended December 31, 1999, 1998 and 1997; however, the Company's board of directors voted to match 25% of up to a maximum of the first 4% of each employees' salary which is deferred and contributed to the 401(k) portion of the ESOP/401(k) Plan beginning January 1, 2000. The amount of all such contributions is at the discretion of the Company's board of directors. Contributions are invested in various equity, debt and money market investments, including Common Stock of the Company. At December 31, 1999, 158,307 shares of Common Stock of the Company were held by the ESOP/401(k) Plan.

     In February 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Stock Option Plan"), pursuant to which stock options covering an aggregate of 60,000 shares of the Company's Common Stock may be granted. Options awarded under the 1999 Stock Option Plan (i) can be incentive or nonqualified stock options; (ii) may not be granted at prices less than fair market value on the date of the grant; (iii) generally would become exercisable or vest over a period of time; (iv) generally would expire five years subsequent to award; and (v) are subject to customary anti-dilution protection. For the year ended December 31, 1999, there were no stock options granted under the 1999 Stock Option Plan, and at December 31, 1999, there were 60,000 available for grant under the 1999 Stock Option Plan.

NOTE 14: RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company and the Bank have loans, deposits and other transactions with their respective directors and businesses with which such persons are associated. It is the Company's policy that all such


transactions are entered into on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. The balances of loans to all such persons were $4,113,000, $3,880,000 and $2,511,000 at December 31, 1999, 1998 and 1997, respectively. Additions and reductions on such loans were $6,854,000 and $6,621,000, respectively, for the year ended December 31, 1999.

     The Company and its subsidiaries paid $30,000, $39,000 and $42,000 in fees to a director-related company for services rendered on various legal matters during 1999, 1998 and 1997, respectively.

NOTE 15: COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such other litigation would not be material in relation to the Company's financial condition, results of operations and liquidity.

     The Bank leases certain of its premises and equipment under noncancellable operating leases. Rental expense under such operating leases was approximately $436,000, $322,000 and $289,000 in 1999, 1998 and 1997, respectively.

     The minimum payments due under these leases at December 31, 1999, are as follows:

2000 2001 2002 2003 Total	$ 502,000 488,000 452,000 183,000 $1,625,000

NOTE 16: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of financial assets and financial liabilities at December 31, 1999 and 1998, were as follows:

	1999		1998
	Carrying Amount --------------	Fair Value ----------------	Carrying Amount ----------------	Fair Value -------------
Financial Assets Cash and due from banks Federal funds sold Available-for-sale securities Held-to-maturity securities Loans, net of unearned income Accrued interest receivable	$ 22,985,000 15,775,000 48,387,000 60,516,000 186,626,000 3,538,000	$ 22,985,000 15,775,000 48,387,000 59,221,000 187,666,000 3,538,000	$ 22,562,000 42,175,000 30,370,000 64,838,000 184,560,000 3,254,000	$ 22,562,000 42,175,000 30,370,000 64,906,000 186,194,000 3,254,000

Financial Liabilities
  Noninterest-bearing demand deposits
  Interest-bearing demand deposits
  Interest-bearing time deposits
  Accrued interest payable
  Note payable
  Guaranteed preferred beneficial
    interests in the Company's
    subordinated debentures

	$ 57,441,000 102,573,000 158,285,000 1,074,000 0 13,000,000	$ 57,441,000 102,573,000 158,393,000 1,074,000 0 8,938,000	$ 60,086,000 110,485,000 160,233,000 1,163,000 1,000 13,000,000	$ 60,086,000 110,485,000 161,035,000 1,163,000 1,000 13,000,000

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


     Fair value for the guaranteed preferred beneficial interests in the Company's subordinated debentures is based on the closing price for the Trust Preferred Securities as quoted on the American Stock Exchange at December 31, 1999 and 1998.

     The carrying amounts for cash and due from banks, federal funds sold, accrued interest receivable, accrued interest payable and note payable approximate the fair values of such assets and liabilities.

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

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit or standby or commercial letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk. The Company had outstanding loan commitments of approximately $19,233,000 and outstanding standby and commercial letters of credit of approximately $424,000 at December 31, 1999.

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

     The Company does not expect any material losses as a result of loan commitments or standby or commercial letters of credit that were outstanding at December 31, 1999.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital and total capital (Tier 1


and Tier 2) to risk-weighted assets and of Tier 1 capital to adjusted quarterly average assets. At December 31, 1999, the Company and the Bank met all capital adequacy requirements to which they were subject.

     At December 31, 1999, the most recent notifications from the Federal Deposit Insurance Corporation (the "FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and Tier 1 capital to adjusted quarterly average assets ratios as set forth in the tables. There are no other conditions or events since the most recent notification that management believes have changed either the Company's or the Bank's category.

     The minimum regulatory capital ratios, minimum capital ratios for well capitalized bank holding companies and the Company's actual capital amounts and ratios at December 31, 1999 and 1998, were as follows:
	December 31,		Minimum Capital Ratios	Well Capitalized Ratios
	1999	1998
	(Dollars in thousands)
Tier 1 capital	$ 24,106	$ 21,344
Total capital	30,374	28,356
Risk-weighted assets	199,565	205,971
Adjusted quarterly average assets	353,065	357,815
Capital ratios:
Tier 1 capital to risk-weighted assets	12.08%	10.36%	4.00%	6.00%
Total capital to risk-weighted assets	15.22	13.77	8.00	10.00
Tier 1 capital to adjusted quarterly average assets	6.83	5.97	4.00	5.00

The minimum capital ratios for well capitalized banks and the Bank's actual capital ratios at December 31, 1999, were as follows:
	Minimum Ratios for Well Capitalized Banks ----------------------------	Actual Ratios at December 31, 1999 ----------------------------------------
Tier 1 capital to risk-weighted assets	6.00%	13.66%
Total capital to risk-weighted assets	10.00	14.58
Tier 1 capital to adjusted quarterly average assets	5.00	7.70

At December 31, 1999, retained earnings of the Bank included approximately $5,071,000 that was available for payment of dividends to the Company without prior approval of regulatory authorities.


NOTE 19: PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial statements of the Company, parent only, are presented below:

INDEPENDENT BANKSHARES, INC.
CONDENSED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
	1999	1998
Assets: Cash Loans Investment in subsidiaries Other assets	$ 372,000 0 37,389,000 1,076,000	$ 550,000 65,000 36,314,000 1,033,000
Total assets	$ 38,837,000 ==========	$37,962,000 =========
Liabilities: Accrued interest payable and other liabilities Total liabilities Subordinated debentures Stockholders' equity Total liabilities and stockholders' equity	$ 79,000 79,000 13,402,000 25,356,000 $ 38,837,000 ==========	$ 55,000 55,000 13,402,000 24,505,000 $ 37,962,000 ==========

INDEPENDENT BANKSHARES, INC.
CONDENSED INCOME STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 and 1997
1999	1998	1997

Income:
  Dividends from subsidiaries (see Note 18)
  Management fees from subsidiaries
  Interest on loan to the ESOP/401(k) Plan
  Interest from subsidiaries
  Other income
    Total income
Expenses:
  Interest
  Other expenses
    Total expenses
      Income before federal income taxes and equity in
        undistributed earnings of subsidiaries
  Federal income tax benefit
Income before equity in undistributed
    earnings of subsidiaries
  Equity in undistributed earnings of subsidiaries

          Net income

$1,709,000 144,000 20,000 8,000 0 1,881,000 1,139,000 629,000 1,768,000 113,000 (762,000) 875,000 1,577,000 $2,452,000 =========	$5,259,000 145,000 23,000 6,000 11,000 5,444,000 321,000 680,000 1,001,000 4,443,000 (93,000) 4,536,000 (2,348,000) $2,188,000 =========	$900,000 150,000 18,000 1,000 0 1,069,000 33,00 570,000 603,000 466,000 (276,000) 742,000 1,368,000 $2,110,000 ========


INDEPENDENT BANKSHARES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 and 1997

1999	1998	1997

Cash flows from operating activities:
   Net income
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Deferred federal income tax expense
   Depreciation and amortization
   Equity in undistributed earnings of subsidiaries
   Increase in other assets
   Increase (decrease) in accrued interest payable
    and other liabilities
     Net cash provided by operating activities
Cash flows from investing activities:
   Loans made to employee stock ownership plan
   Proceeds from repayments of loans made to
    employee stock ownership plan
   Purchase of subsidiary bank
   Capital contributions made to subsidiaries
     Net cash provided by (used in) investing activities
Cash flows from financing activities:
   Proceeds from notes payable
   Repayment of notes payable
   Proceeds from issuance of subordinated debentures
   Net proceeds from issuance of equity securities
   Cash paid for fractional shares in stock dividend
   Payment of cash dividends
   Purchase of treasury stock
    Net cash provided by (used in) financing activities
Net increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of year

   Cash and cash equivalents at end of year

$2,452,000 260,000 0 (1,577,000) (303,000) 49,000 881,000 0 65,000 0 0 65,000 0 0 0 0 0 (455,000) (669,000) (1,124,000) (178,000) 550,000 $ 372,000 ========

$2,188,000

488,000
2,000
2,348,000
(398,000)

    76,000
 4,704,000

(95,000)

54,000
(19,025,000)
   (402,000)
(19,468,000)

4,300,000
(4,350,000)
13,402,000
2,067,000
0
(431,000)
          0
14,988,000
224,000
   326,000

$  550,000
========

$2,110,000

772,000
1,000
(1,368,000)
(197,000)

   (231,000)
 1,087,000

(239,000)

46,000
0
(4,200,000)
(4,393,000)

800,000
(983,000)
0
4,077,000
(5,000)
(405,000)
         0
3,484,000
178,000
  148,000

$  326,000
========

NOTE 20: SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended December 31, 1999, 1998 and 1997, is as follows:
	1999	1998	1997

Cash paid during the year for:
  Interest
  Federal income taxes
Noncash investing activities:
  Additions to other real estate and other repossessed assets during the year through foreclosures
  Sales of other real estate and other repossessed assets
    financed with loans
Increase (decrease) in unrealized gain (loss) on
    available-for-sale securities, net of tax
Details of acquisitions:
  Cash paid in acquisitions
  Cash and cash equivalents held by companies acquired
    at dates of acquisition

	$9,987,000 1,000,000 $857,000 0 $(504,000) $ 0 0	$9,368,000 630,000 $1,433,000 167,000 $130,000 $19,025,000 (8,892,000)	$8,663,000 670,000 $1,283,000 93,000 $ 6,000 $7,510,000 (6,274,000)
Net cash paid in acquisitions	$ 0 ========	$10,133,000 =========	$1,236,000 ========


NOTE 21: SUBSEQUENT EVENT

     On March 1, 2000, the Company executed a definitive agreement (the "Agreement") with State National Bancshares, Inc. ("State National") for State National, to acquire all of the Company's outstanding Common Stock for cash of approximately $45,473,000, or approximately $20.00 per share. The aggregate purchase price will increase if the closing of the transaction does not occur on or before the 160th day following the execution date of the Agreement. The Agreement additionally calls for State National to assume the Company's obligations on $13,000,000 of outstanding Trust Preferred Securities. State National is a privately held bank holding company headquartered in Lubbock, Texas. The transaction is subject to various closing conditions, including the receipt of all necessary approvals and the ability of State National to raise the necessary funds to complete the transaction. If all the conditions to the transaction are satisfied in the normal course, the transaction is expected to be completed before the end of the third quarter of 2000.


QUARTERLY DATA (UNAUDITED)

     The following table presents the unaudited results of operations for the past two years by quarter. See "Note 12: Earnings Per Share" in the Company's Consolidated Financial Statements.
1999 ----------------------------------------------------------------------------------
First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

(In thousands, except per share amounts)

Interest income
Interest expense
Net interest income
Provision for loan losses
Income before federal income taxes
Net income

Basic earnings per common share
  available to common stockholders
Diluted earnings per common share
  available to common stockholders

$ 6,056 2,543 3,513 105 925 629 $ 0.28 0.27	$ 5,986 2,434 3,552 65 964 628 $ 0.29 0.28	$ 6,042 2,412 3,630 150 907 631 $ 0.29 0.28	$ 6,122 2,509 3,613 125 830 564 $ 0.26 0.25	$ 24,206 9,898 14,308 445 3,626 2,452 $ 1.12 1.08
1998 ----------------------------------------------------------------------------------
First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

(In thousands, except per share amounts)

Interest income
Interest expense
Net interest income
Provision for loan losses
Income before federal income taxes
Net income

Basic earnings per common share
  available to common stockholders
Diluted earnings per common share
  available to common stockholders

$4,575 2,153 2,422 175 723 455 $0.23 0.22	$4,649 2,134 2,515 125 814 519 $0.26 0.25	$4,872 2,196 2,676 135 890 568 $0.28 0.27	$6,338 2,793 3,545 135 954 646 $0.30 0.28	$20,434 9,276 11,158 570 3,381 2,188 $1.07 1.02

     The above unaudited financial information reflects all adjustments that are, in the opinion of management, necessary to present a fair statement of the results of operations for the interim periods presented.


SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected consolidated financial information for the last five years. Such financial information has been restated to reflect the 4-for-3 stock split, effected in the form of a 33a % stock dividend, paid to stockholders in May 1995 and the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to stockholders in May 1997. See "Note 1: Summary of Significant Accounting Policies-Principles of Consolidation," "Note 2: Bank Acquisitions," Note 12: Earnings Per Share" and the Other Notes in the Company's Consolidated Financial Statements for an explanation of changes in financial statement items.
	1999	1998	1997	1996	1995
	(In thousands, except per share amounts)
Balance sheet information: Assets Loans, net of unearned income Deposits Notes payable Stockholders' equity	$358,262 186,626 318,299 0 25,356	$370,178 184,560 330,804 1 24,505	$264,574 140,853 242,801 57 20,527	$205,698 92,017 189,575 240 14,937	$180,344 81,927 164,704 849 13,818

Income statement information: Total interest income Net interest income Net income	$24,206 14,308 2,452	$20,434 11,158 2,188	$18,324 9,665 2,110	$13,556 7,115 1,422	$11,962 6,653 1,132

Basic earnings per common share available to common stockholders	$1.12	$1.07	$1.12	$1.00	$0.82

Diluted earnings per common share available to common stockholders	$1.08	$1.02	$1.03	$0.84	$0.67

Cash dividends per common share	$0.20	$0.20	$0.19	$0.14	$0.09

Weighted average common shares outstanding: Basic Diluted	2,178 2,275	2,031 2,151	1,842 2,048	1,355 1,698	1,299 1,689


MARKET INFORMATION

     The Company's Common Stock trades on the American Stock Exchange (the "AMEX") under the symbol "IBK." Independent Capital's Trust Preferred Securities trade on the AMEX under the symbol "IBK.Pr." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock and Trust Preferred Securities as quoted on the AMEX and the amount of cash dividends and distributions paid per share.
	Common Stock			Trust Preferred Securities
	High	Low	Cash Dividends Per Share	High	Low	Distributions Per Security

Year Ended December 31, 1998 First Quarter Second Quarter Third Quarter Fourth Quarter	$19 5/8 19 159/16 11 7/8	$153/4 14 3/8 11 10 1/4	$0.05 0.05 0.05 0.05	$ 101/16 10 3/4	$ 101/16 9 1/2	$ 0.23

Year Ended December 31, 1999 First Quarter Second Quarter Third Quarter Fourth Quarter	$12 1/8 11 123/8 15 7/8	$103/8 103/16 103/8 10 3/4	$0.05 0.05 0.05 0.05	$107/8 103/4 101/8 9 15/16	$93/8 9 1/8 9 6 3/4	$0.21 0.21 0.21 0.22

Year Ending December 31, 2000 First Quarter (through March 15)	$21 1/8	$12 7/8	$0.06(1)	8	6 7/16	0.21(2)

_____________
(1) (2)	This cash dividend was paid February 29, 2000, to shareholders of record on February 15, 2000. This distribution is scheduled to be paid on March 31, 2000, to security holders of record on such date.

     At March 15, 2000, there were approximately 1,683 stockholders who were individual participants in security position listings.

MANAGEMENT'S DISCUSSION AND ANALYSIS of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements - Cautionary Statements

        This report contains certain forward-looking statements and information relating to Independent Bankshares, Inc. (the "Company") and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, a s its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, the interest rate environment, governmental regulation and supervision, nonperforming asset levels, loan concentrations, changes in industry other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

The Company

        The Company is a bank holding company headquartered in Abilene, Texas. The Company owns all of the common securities of Independent Capital Trust ("Independent Capital") and indirectly owns through a Delaware subsidiary, Independent Financial Corp. ("Independent Financial"), all of the stock of First State Bank, National Association, Abilene, Texas (the "Bank"). The Bank currently operates full-service banking locations in the Texas citi le (2 locations), Lubbock, Odessa (4 locations), San Angelo, Stamford and Winters.

General

        The following discussion and analysis presents the more significant factors affecting the Company's financial condition at December 31, 1999 and 1998, and results of operations for each of the three years in the period ended December 31, 1999, after accounting for the acquisition of the subsidiary banks noted below. This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements, notes ther tion appearing elsewhere in this annual report. All references herein to the number of shares of the Company's common stock (the "Common Stock"), per share amounts and market prices of the Common Stock have been restated for the 5 for 4 stock split, effected in the form of a 25% stock dividend, paid to the Company's shareholders in May 1997.

Bank Acquisitions

        Azle Bancorp and Azle State. The Company completed the acquisition of Azle Bancorp and its subsidiary bank, Azle State Bank, Azle, Texas ("Azle State"), effective September 22, 1998, for an aggregate cash consideration of $19,025,000. To obtain funding for the acquisition, the Company sold an aggregate of 230,000 shares of Common Stock at a price of $11.50 per share, and Independent Capital, a Delaware business trust formed by the 8.5% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") at $10.00 per preferred security (having a liquidation value of $13,000,000) in an underwritten offering (collectively, the "1998 Offering"). The proceeds from the sale of the Trust Preferred Securities were used by Independent Capital to purchase an equivalent amount of Subordinated Debentures ("Subordinated Debentures") of the Company. The Company also borrowed $4,300,000 from a financial institution in Fort Worth, Texas (the " portion of the cost of acquiring Azle Bancorp. The borrowings from the Fort Worth Bank were paid off on September 30, 1998, from the proceeds of a cash dividend paid to the Company by Azle State. At the date of acquisition, Azle Bancorp had total assets of $93,158,000, total loans, net of unearned income, of $45,163,000, total deposits of $80,955,000 and stockholders' equity of $9,872,000. This acquisition was accounted for using the purchase method of accounting. A total of $8,014,000 of intangible assets deposit intangible and $5,119,000 of goodwill, was recorded as a result of this acquisition. The core deposit


intangible is being amortized over a period of 12 years and the goodwill is being amortized over a period of 25 years.

        Crown Park and Western National. The Company completed the acquisition of Crown Park Bancshares, Inc. ("Crown Park") and its wholly owned subsidiary bank, Western National Bank, Lubbock, Texas ("Western National"), effective January 28, 1997, for an aggregate cash consideration of $7,510,000. On the acquisition date, Crown Park was merged with and into a wholly owned subsidiary of the Company and Western National was merged with and i for the acquisition, the Company sold an aggregate of 395,312 shares of Common Stock in an underwritten offering at a price of $11.40 per share (the "1997 Offering"). The 1997 Offering included the sale of 51,562 shares covered by the underwriter's over-allotment option. The above number of shares and price per share have been adjusted for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid to the Company's shareholders in May 1997. The Company borrowed $800,000 from a financial ins e "Amarillo Bank") to finance a portion of the cost of acquiring Crown Park. The $800,000 of borrowings was reduced to $400,000 with the proceeds of the sale of the over-allotment shares. The borrowing was paid off on December 31, 1997. At the date of acquisition, Crown Park had total assets of $60,420,000, total loans, net of unearned income, of $41,688,000, total deposits of $53,604,000 and stockholders' equity of $4,238,000. This acquisition was accounted for using the purchase method of accounting. A to as recorded as a result of this acquisition. This goodwill is being amortized over a period of 15 years.

        The results of operations of Azle State and Western National are included in the Company's results of operations from their respective dates of purchase. The assets and liabilities of Azle State and Western National were recorded at their estimated fair value.

Results of Operations

General

        Net income for the year ended December 31, 1999, amounted to $2,452,000 ($1.08 diluted earnings per common share) compared to net income of $2,188,000 ($1.02 diluted earnings per common share) for the year ended December 31, 1998, and compared to net income of $2,110,000 ($1.03 diluted earnings per common share) for the year ended December 31, 1997. The results of operations for 1998 were negatively impacted by $125,000 ($83,000, ne ettlement of certain potential litigation. Net income and earnings per share increased in 1999 primarily due to the acquisition of Azle State, an increase in the Company's net interest margin and a reduction in the amount of provision for loan losses recorded during 1999 compared to 1998.

        Two industry measures of the performance by a banking institution are its return on average assets and return on average stockholders' equity. Return on average assets ("ROA") measures net income in relation to average total assets and indicates a company's ability to employ its resources profitably. During 1999, the Company's ROA was 0.68%, compared to 0.75% for 1998 and compared to 0.82% for 1997. Excluding the nonrecurring item noted above, the Company's ROA for 1998 would have been 0.77%.

        Return on average stockholders' equity ("ROE") is determined by dividing net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. During 1999, the Company's ROE was 9.87%, compared to 9.89% for 1998 and 10.95% for 1997. Excluding the nonrecurring item noted above, the Company's ROE for 1998 would have been 10.27%.

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

        Net interest income amounted to $14,308,000 for 1999, an increase of $3,150,000, or 28.2%, from 1998. Net interest income for 1998 was $11,158,000, an increase of $1,493,000, or 15.4%, from 1997. The increases in 1999 and


1998 were primarily due to the acquisition of Azle State in September 1998. The net interest margin on a fully taxable-equivalent basis was 4.57% for 1999, compared to 4.30% for 1998 and 4.13% for 1997. The primary reasons for the increase in net interest margin during 1999 and 1998 were the acquisition of Azle State, a continuing decrease in the Company's overall costs of funds and a shift within the Company's loan portfolio to more commercial and real estate loans and away from lower-yielding indirect installment loans.

        At December 31, 1999, approximately $59,680,000, or 32.0%, of the Company's total loans, net of unearned income, were loans with floating interest rates. Approximately 41.6% of loans, excluding loans to individuals, were loans with floating interest rates. The overall average rate paid for interest-bearing deposits decreased by 49 basis points in 1999. The average rate paid by the Company for certificates of deposit and other time deposits of $100,000 or more decreased to 4.95% during 1999 from 5.35% in 1998. The average rate paid for certificates of deposit less than $100,000 decreased from 5.31% in 1998 to 4.81% in 1999. Rates on other types of deposits, such as savings accounts, money market accounts and NOW accounts, decreased from an average of 2.55% in 1998 to an average of 2.10% in 1999. Given the fact that the Company's interest-bearing liabilities are subject to repricing faster than its interest-earning assets in the very short term, an overall falling interest rate environment would normally produce a higher net interest margin than a rising interest rate environment. As noted under "Analysis of Financial Condition - Interest Rate Sensitivity" below, because the Company's interest-bearing demand, savings and money market deposits are somewhat less rate-sensitive, the Company's net interest margin does not necessarily increase significantly in an overall falling interest rate environment.

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


Year Ended December 31,
	1999 ----------------------------------------------			1998(1) --------------------------------------------			1997(1) ------------------------------------------
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate

ASSETS	(Dollars in thousands)
Interest-earning assets: Loans, net of unearned income (2) Securities (3) Federal funds sold Total interest-earning assets	$184,471 106,782 26,826 318,079	$17,027 6,074 1,332 24,433	9.23% 5.69 4.97 7.68	$153,188 73,363 34,472 261,023	14,150 4,498 1,859 20,507	9.24% 6.13 5.39 7.86	$132,891 84,566 16,469 233,926	12,236 5,181 912 18,329	9.21% 6.13 5.54 7.84

Noninterest-earning assets:
  Cash and due from banks
  Intangible assets
  Premises and equipment, net
  Accrued interest receivable
    and other assets
  Allowance for possible loan losses
      Total noninterest-earning assets

	19,539 10,480 10,034 6,099 (1,787) 44,365			15,149 5,242 8,233 5,220 (1,288) 32,556			11,051 3,116 6,951 5,030 (1,200) 24,948
Total assets	$362,444 =======			$293,579 ======			$258,874 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities: Demand, savings and money market deposits Time deposits Total interest-bearing deposits Notes payable	$106,485 157,994 264,479 0	$2,231 7,667 9,898 0	2.10% 4.85 3.74 --	$ 86,428 132,654 219,082 100	$2,207 7,061 9,268 8	2.55% 5.32 4.23 8.00	$75,833 121,218 197,051 714	$2,037 6,563 8,600 59	2.69% 5.41 4.36 8.26
Total interest-bearing liabilities	264,479	9,898	3.74	219,182	9,276	4.23	197,765	8,659	4.38

Noninterest-bearing liabilities:
  Demand deposits
  Accrued interest payable and
     other liabilities
      Total noninterest-bearing
         liabilities
        Total liabilities
Guaranteed preferred beneficial
  interests in the Company's
  subordinated debentures
Stockholders' equity
         Total liabilities and
           stockholders' equity

	58,041 2,070 60,111 324,590 13,000 24,854 $362,444 ======			46,877 1,809 48,686 267,868 3,597 22,114 $293,579 =======			40,328 1,506 41,834 239,599 0 19,275 $258,874 =======
Net interest income		14,535 =====			11,231 =====			9,670 ====
Interest rate spread (4)			3.94% =====			3.63% =====			3.46% =====
Net interest margin (5)			4.57% =====			4.30% =====			4.13% =====

______________________________
(1) (2) (3) (4) (5)

The Average Balance and Interest Income/Expense columns include the balance sheet and income statement accounts of Western National and Azle State from January 28, 1997 and September 22, 1998 (the respective dates of acquisition of such banks), through December 31, 1999.
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


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
	1999 vs 1998(1) -----------------------------------------------------			1998 vs 1997(1) --------------------------------------------
	Increase (Decrease) Due To Changes In: -----------------------------------------------------			Increase (Decrease) Due To Changes In: --------------------------------------------

	Volume ------------------	Rate ----------------------	Total ------------------	Volume --------------	Rate -------------	Total ---------------
(In thousands)
Interest-earning assets: Loans, net of unearned income Securities (2) Federal funds sold Total interest income	$2,894 2,047 (414) 4,527	$ (17) (471) (313) (601)	$ 2,877 1,576 (527) 3,926	$1,875 (683) 71 2,163	$ 39 0 (24) 15	$ 1,914 (683) 947 2,178
Interest-bearing liabilities: Deposits: Demand, savings and money market deposits Time deposits Total deposits Notes payable Total interest expense Increase in net interest income	507 1,348 1,855 (8) 1,847 $2,680 =====	(483) (742) (1,225) 0 (1,225) $ 624 =====	24 606 630 (8) 622 $3,304 =====	270 608 878 (49) 829 $1,224 ======	(100) (110) (210) (2) (212) $ 227 =====	170 498 668 (51) 617 $1,561 =====

______________________________
(1) (2)

Income statement items include the income statement accounts of Western National and Azle State beginning January 28, 1997 and September 22, 1998 (the respective dates of acquisition of such banks), through December 31, 1999.
Information with respect to interest income on tax-exempt securities is provided on a fully taxable-equivalent basis assuming a tax rate of 34%.

Provision for Loan Losses

        The amount of the provision for loan losses is based on periodic (not less than quarterly) evaluations of the loan portfolio, especially nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process conducted by the Company that is independent of the management of the Bank; expectations of future economic conditions and their impact on particular industries and individual borrowers; the market value of collateral; the strength of available guarantees; concentrations of credit; and other judgmental factors. The provision for loan losses for the year ended December 31, 1999, was $445,000, compared to $570,000 for the previous year. The provision in 1999 represented a decrease of $125,000, or 21.9%, from the 1998 provision. The lower provision in 1999 is due to decreased charge-offs during 1999, primarily in the indirect installment loan portfolio. The provision in 1998 represented an increase of $320,000, or 12.8%, from the 1997 provision due to increased charge-offs in the indirect installment loan portfolio noted above.

Noninterest Income

        Noninterest income increased $476,000, or 17.1%, from $2,791,000 in 1998 to $3,267,000 in 1999. The amount for 1998 increased $882,000, or 46.2%, from $1,909,000 in 1997.

        Service charges on deposit accounts and charges for other types of services are the major source of noninterest income to the Company. This source of income increased $615,000, or 27.6%, from $2,227,000 for 1998 to $2,842,000


for 1999. Approximately two-thirds of the increase was attributable to the acquisition of Azle State. Service charge income increased $622,000, or 38.8%, from $1,605,000 for 1997 to $2,227,000 for 1998. Approximately one-third of the increase was due to the acquisition of Azle State in September 1998. The remainder of the increase was due to service charges on the accounts of seven (7) large grocery stores, which began in October 1997, and an increase in rates on selected service charges during the first quarter of 1998.

        Trust fees from trust operations increased $9,000, or 4.5%, from $199,000 in 1998 to $208,000 in 1999. Trust fees also increased $4,000, or 2.1%, from $195,000 during 1997 to $199,000 during 1998. The increases in 1999 and 1998 are due to an overall increase in the value of assets under management of the trust department.

        There were no sales of securities during 1999 or 1998. Securities with a carrying value of $193,000 were sold during 1997. There was no gain or loss recorded on such sale. The securities portfolio had a weighted average maturity of approximately 2.37 years at December 31, 1999, compared to approximately 2.36 years at December 31, 1998.

        Other income is the sum of several components of noninterest income including check printing income, commissions earned on the sale of mutual funds and annuities, bankcard royalty income, insurance premiums earned on automobiles financed through the Company's indirect installment loan program and other sources of miscellaneous income. Other income decreased $148,000, or 40.5%, from $365,000 in 1998 to $217,000 in 1999 due to a significant decrease in insurance premiums received during 1999 on automobiles financed through the Company's indirect installment lending program. This decrease was partially offset by an increase due to the acquisition of Azle State. Other income increased $256,000, or 234.9%, from $109,000 in 1997 to $365,000 for 1998, due to the acquisition of Azle State in September 1998, a significant increase in insurance premiums received during the first half of 1998, a significant increase in commissions earned from investment services, which the Company began promoting during the second quarter of 1997 and an increase in check printing income.

Noninterest Expenses

        Noninterest expenses increased $3,506,000, or 35.1%, from $9,998,000 in 1998 to $13,504,000 in 1999. Approximately 85% of the increase was attributable to the acquisition of Azle State and the payment of distributions on the Company's Trust Preferred Securities that were sold in the 1998 Offering. Noninterest expenses increased $1,761,000, or 21.4%, from $8,237,000 in 1997 to $9,998,000 in 1998. Approximately two-thirds of the increase was due to the acquisition of Azle State.

        Salaries and benefits rose $1,294,000, or 27.2%, from $4,752,000 in 1998 to $6,046,000 in 1999. Approximately 80% of the increase was a result of the acquisition of Azle State in September 1998. Salaries and employee benefits increased $782,000, or 19.7%, from $3,970,000 in 1997 to $4,752,000 in 1998. Approximately 61% of the increase was a result of the acquisition of Azle State. An additional 23% of the increase was due to the opening of three supermarket branch locations, two in October 1997 and one in May 1998.

        Net occupancy expense increased $334,000, or 30.4%, from $1,099,000 in 1998 to $1,433,000 in 1999. Approximately 82% of the increase was due to the acquisition of Azle State. Net occupancy expense increased $242,000, or 28.2%, from $857,000 in 1997 to $1,099,000 in 1998. Approximately 37% of the increase was due to the acquisition of Azle State. An additional 42% of the increase was due to the opening of the three supermarket branch locations .

        Distributions on guaranteed preferred beneficial interests in the Company's Subordinated Debentures increased $801,000, or 263.5%, from $304,000 for 1998 to $1,105,000 for 1999. Independent Capital issued $13,000,000 of Trust Preferred Securities in the 1998 Offering, on which distributions are payable quarterly at the rate of 8.5%.

        Equipment expense increased $216,000, or 24.4%, from $887,000 in 1998, to $1,103,000 in 1999. Approximately 57% of this increase was the result of the Azle State acquisition. In addition, the Bank entered into a lease for new data processing related equipment for Azle State when it became a branch of the Bank in March 1999. This higher level of lease expense accounted for the remainder of the increase. Equipment expense increased $53,000, or 6.4%, from $834,000 in 1997 to $887,000 for 1998. The relatively small increase was due to the expiration of operating leases on certain data processing equipment during the first half of 1998. The equipment was purchased at


the end of the leases. The depreciation expense on this equipment and other replacement equipment purchased later in 1998 was less than the lease expense previously recorded. The reduction in these expenses helped offset additional equipment expense incurred as a result of the acquisition of Azle State and the opening of the three supermarket branches.

        Amortization of intangible assets increased $334,000 or 98.5%, from $339,000 for 1998 to $673,000 for 1999 and increased $121,000, or 55.5%, from $218,000 for 1997 to $339,000 for 1998 as a result of the amortization of the core deposit intangible and goodwill incurred in conjunction with the acquisition of Azle State.

        Stationery, printing and supplies expense increased $132,000, or 29.9%, from $442,000 for 1998 to $574,000 for 1999. Approximately 70% of the increase was due to the Azle State acquisition. Stationery, printing and supplies expense increased $23,000, or 5.5%, from $419,000 for 1997 to $442,000 for 1998, primarily due to the acquisition of Azle State and the opening of the three supermarket bank branches.

        Professional fees, which include legal and accounting fees, increased $131,000, or 43.0%, from $305,000 during 1998 to $436,000 during 1999. Approximately 45% of the increase was due to the Azle State acquisition. In addition, during 1999, the Company was involved in more extended litigation which caused such expenses to increase. Professional fees decreased $28,000, or 8.4%, from $333,000 during 1997 to $305,000 for 1998. The decrease was a result of increased legal fees incurred immediately after the 1997 acquisition related to Western National and legal fees incurred during the first quarter of 1997 to settle litigation, which resulted in a recovery of approximately $108,000 of a previously charged off loan.

        Net costs applicable to other real estate and other repossessed assets consist of expenses associated with holding and maintaining various repossessed assets, the net gain or loss on the sales of such assets, the write-down of the carrying value of the assets and any rental income on such assets that is credited as a reduction in such expenses. The Company recorded net costs of $91,000 in 1999 compared to net costs of $106,000 in 1998, a decrease of $15,000, or 14.2%. The decrease in net costs during 1999 was due to a decrease in the number of repossessed automobiles during 1999 as a result of a reduction in the number of outstanding indirect installment loans secured by automobiles. Net costs for the Company were $106,000 in 1998 compared to $23,000 in 1997 primarily as a result of a significant decrease in net gains on sales and rental income received on such assets from 1997 to 1998.

        Other noninterest expense includes, among many other items, postage, due from bank account charges, data processing, advertising, travel and entertainment, armored car and courier fees, insurance, regulatory examinations, directors' fees, dues and subscriptions, franchise taxes, merger and acquisition expenses and Federal Deposit Insurance Corporation ("FDIC") insurance. These expenses increased $279,000, or 15.8%, from $1,764,000 during 1998 to $2,043,000 during 1999. Virtually all of the increase was due to the acquisition of Azle State in September 1998. These expenses increased $181,000, or 11.4%, from $1,583,000 for 1997 to $1,764,000 for 1998. Approximately 71% of the increase in 1998 was due to the acquisition of Azle State.

Federal Income Taxes

        Due to the fact that the Company effected a quasi-reorganization as of December 31, 1989, utilization of any of the Company's net operating loss carryforwards subsequent to that date were not credited to income. For periods subsequent to December 31, 1994, the tax effect of such utilization was credited against the Company's gross deferred tax asset. The Company provided for $1,174,000, $1,193,000 and $977,000 in federal income taxes in 1999, 1998 and 1997, respectively. The 1999, 1998 and 1997 amounts were lowered by $35,000, $35,000 and $112,000, respectfully, as a result of a reduction made in the Company's deferred tax asset valuation allowance relating to Peoples National Bank, Winters, Texas ("Peoples National"), and Winters State Bank, Winters, Texas ("Winters State Bank"), based on the Company's trend of positive operating results.

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


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

        The Company's objective is to maintain a ratio of interest-sensitive assets to interest-sensitive liabilities that is as balanced as possible. The following tables show that ratio to be 58.2% at the 90-day interval, 56.1% at the 180-day interval and 55.7% at the 365-day interval at December 31, 1999. Currently, the Company is in a liability-sensitive position at the three intervals. During an overall falling interest rate environment, this position would normally produce a higher net interest margin than in a rising interest rate environment; however, because the Company had $102,573,000 of interest-bearing demand, savings and money market deposits at December 31, 1999, that are somewhat less rate-sensitive, the Company's net interest margin does not necessarily increase significantly in an overall declining interest rate environment. Excluding these types of deposits, the Company's interest-sensitive assets to interest sensitive liabilities ratio at the 365-day interval would have been 96.1% at December 31, 1999. The interest sensitivity position is presented as of a point in time and can be modified to some extent by management as changing conditions dictate.


        The following table shows the interest rate sensitivity position of the Company at December 31, 1999:
	90 Days	Cumulative Volumes Subject to Repricing Within 180 Days 365 Days		Volumes Subject to Repricing After 1 Year	Total
(Dollars in thousands)
Interest-earning assets: Federal funds sold Securities Loans, net of unearned income Total interest-earning assets	$ 15,775 8,404 70,137 94,316	$ 15,775 16,752 79,312 111,839	$ 15,775 33,604 86,243 135,622	$0 75,299 100,383 175,682	$ 15,775 108,903 186,626 311,304
Interest-bearing liabilities: Demand, savings and money market deposits Time deposits Total interest-bearing liabilities Rate-sensitivity gap(1) Rate-sensitivity ratio (2)	102,573 59,613 162,186 $(67,870) ======= 58.2% =======	102,573 96,631 199,204 $(87,365) ======= 56.1% =======	102,573 141,073 243,646 $(108,024) ======== 55.7% ========	0 17,212 17,212 $158,470 =======	102,573 158,285 260,858 $50,446 ======

______________________________
(1) (2)	Rate-sensitive interest-earning assets less rate-sensitive interest-bearing liabilities. Rate-sensitive interest-earning assets divided by rate-sensitive interest-bearing liabilities.

Net Economic Value

        The interest rate risk ("IRR") component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net economic value ("NEV") to changes in interest rates. An institution's NEV is calculated as the net discounted cash flows from assets, liabilities and off-balance sheet contracts. As an institution's IRR component is measured as the change in the ratio of NEV to the net present value of total assets as a result of a hypothetical 200 basis point change in market interest rates. A resulting decline in this ratio of more than 2% of the estimated present value of an institution's total assets prior to the hypothetical 200 basis point change will require the institution to deduct from its regulatory capital 50% of that excess decline. Based on quarterly calculations, the Bank experienced no such decline.

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


related assets, the table presents principal cash flows and related weighted average interest rates by the contractual terms to maturity. Nonaccrual loans are included in the loan totals. All investments are classified as other than trading.
	Year Ending December 31 ------------------------------------------------------------------------
	2000	2001	2002	2003	2004	Thereafter	Total	Fair Value
	(Dollars in thousands)
Fixed Rate Loans: Maturities Average interest rate	$44,871 9.48%	$32,123 9.65%	$17,064 9.13%	$9,795 8.82%	$10,463 7.63%	$12,412 9.18%	$126,728 9.24%	$127,768
Adjustable Rate Loans: Maturities Average interest rate	34,992 9.60%	5,845 9.47%	4,862 9.56%	3,938 9.44%	5,215 9.43%	5,046 9.54%	59,898 9.55%	59,898
Investments and Other Interest-earning Assets: Maturities Average interest rate	47,793 5.35%	35,581 5.47%	19,027 5.71%	11,168 5.73%	3,671 6.25%	7,438 6.10%	124,678 5.54%	123,383
Total Interest-earning Assets: Maturities Average interest rate	$127,656 7.97%	$73,549 7.61%	$40,953 7.59%	$24,901 7.53%	$19,349 7.85%	$24,896 8.33%	$311,304 7.82%	$311,049
Savings Deposits: Maturities Average interest rate	$0 --%	$0 --%	$0 --%	$0 --%	$0 --%	$21,457 2.55%	$21,457 2.55%	$21,457
NOW Deposits: Maturities Average interest rate	0 --%	0 --%	0 --%	0 --%	0 --%	47,052 1.17%	47,052 1.17%	47,052
Money Market Deposits: Maturities Average interest rate	0 --%	0 --%	0 --%	0 --%	0 --%	34,064 3.00%	34,064 3.00%	34,064
Certificates of Deposit: Maturities Average interest rate	141,073 4.96%	11,720 5.27%	2,556 5.21%	2,107 5.47%	829 6.71%	0 --%	158,285 5.00%	158,393
Total Interest-bearing Liabilities: Maturities Average interest rate	141,073 4.96%	$11,720 5.27%	$2,556 5.21%	$2,107 5.47%	$829 6.71%	$102,573 2.07%	$260,858 3.85%	260,966

        The Company assumes that 100% of savings, NOW and money market deposits at December 31, 1999, are core deposits and are, therefore, expected to roll off after five years. No roll-off is applied to certificates of deposit. Fixed maturity deposits reprice at maturity.

Analysis of Financial Condition

Assets

        Total assets decreased $11,916,000, or 3.2%, from $370,178,000 at December 31, 1998, to $358,262,000 at December 31, 1999, due primarily to a decrease in interest-bearing demand and time deposits at most of the Bank's larger branches. Total assets increased $105,604,000, or 39.9%, from $264,574,000 at year-end 1997 to $370,178,000 at December 31, 1998, due to the acquisition of Azle Bancorp, which had total assets of $93,158,000 at September 22, 1998, the date of acquisition.


Cash and Cash Equivalents

        At December 31, 1999, the Company had $38,760,000 in cash and cash equivalents, down 25,977,000, or 40.1%, from $64,737,000 at December 31, 1998, due to an increased amount of funds being invested temporarily in federal funds sold at December 31, 1998. During 1998, cash and cash equivalents increased $25,319,000, or 64.2%, from the December 31, 1997, balance of $39,418,000 as a result of the reason noted above and the acquisition of Azle State, which had $8,892,000 in cash and cash equivalents at the date of acquisition. Cash and cash equivalents averaged $46,365,000, $49,621,000 and $27,520,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Securities

        Securities increased $13,695,000, or 14.4%, from $95,208,000 at December 31, 1998, to $108,903,000 at December 31, 1999. The increase in 1999 was due to more of the Company's available funds being invested temporarily in federal funds sold at December 31, 1998, as noted above.

        The board of directors of the Bank reviews all securities transactions monthly and the securities portfolio periodically. The Company's current investment policy provides for the purchase of U.S. Treasury securities and federal agency securities having maturities of five years or less and for the purchase of state, county and municipal agencies' securities with maximum maturities of 10 years. The Company's policy is to maintain a securities portfolio with a mixture of securities classified as held-to-maturity and available-for-sale with staggered maturities to meet its overall liquidity needs. Municipal securities must be rated A or better. Certain school district issues, however, are acceptable with a Baa rating. Securities totaling $48,387,000 are classified as available-for-sale and are carried at fair value at December 31, 1999. Securities totaling $60,516,000 are classified as held-to-maturity and are carried at amortized cost. The securities portfolio had an average remaining maturity of approximately 2.37 years at December 31, 1999, compared to approximately 2.36 years at December 31, 1998. The decision to sell securities classified as available-for-sale is based upon management's assessment of changes in economic or financial market conditions.

        Certain of the Company's securities are pledged to secure public and trust fund deposits and for other purposes required or permitted by law. At December 31, 1999, the carrying value of U.S. Government and other securities so pledged amounted to $21,638,000, or 19.9% of the total securities portfolio.

        The following table summarizes the amounts and the distribution of the Company's investment securities held at the dates indicated:

December 31, -----------------------------------------------------------------------------------------
	1999 -------------------------		1998 ----------------------------	1997 ----------------------------
	Amount	%	Amount	%	Amount	%
(Dollars in thousands)
Carrying value: Obligations of U.S. Government agencies and corporations U.S. Treasury securities Obligations of states and political subdivisions Mortgage-backed securities Other securities	$75,016 15,982 9,103 7,783 1,109	68.9% 14.7 8.4 7.1 0.9	$61,669 11,573 9,262 12,121 583	64.8% 12.2 9.7 12.7 0.6	$36,122 21,292 175 11,622 583	51.8% 30.5 0.2 16.7 0.8
Total securities	$108,903 =======	100.0% ======	$95,208 =========	100.0% ======	$69,794 ======	100.0% =======
Total fair value	$107,608 =======		$95,276 =======		$69,877 ======

        The fair value of held-to-maturity securities is usually different from the reported carrying value of such securities due to interest rate fluctuations that cause market valuations to change.

        The following table provides the maturity distribution and weighted average interest rates of the Company's total securities portfolio at December 31, 1999. The yield has been computed by relating the forward income stream on


the securities, plus or minus the anticipated amortization of premium or accretion of discount, to the book value of the securities. The book value of available-for-sale securities is their fair value. The book value of held-to-maturity securities is their cost, adjusted for previous amortization or accretion. The restatement of the yields on tax-exempt securities to a fully taxable-equivalent basis has been computed assuming a tax rate of 34%.
Type and Maturity Grouping at December 31 1999	Principal Amount	Carrying Value	Estimated Fair Value	Weighted Average Yield
(Dollars in thousands)
Obligations of U.S. Government agencies and corporations: Within one year After one but within five years Total obligations of U.S. government agencies and corporations	$ 23,000 52,245 75,245	$ 22,941 52,075 75,016	$ 22,880 51,122 74,002	5.47% 5.55 5.52
U.S. Treasury securities: Within one year After one but within five years Total U.S. Treasury securities	9,000 7,000 16,000	8,991 6,991 15,982	8,992 6,990 15,982	5.33 5.10 5.23

Obligations of states and political subdivisions: Within one year After one but within five years After five but within ten years After ten years Total obligations of states and political subdivisions	0 2,530 3,165 2,950 8,645	0 2,684 3,299 3,120 9,103	0 2,595 3,234 3,069 8,898	-- 8.85 9.39 9.73 9.35

Mortgage-backed securities	7,742	7,783	7,707	5.94
Other securities: Within one year After one but within five years After five but within ten years After ten years Total other securities	0 0 0 1,019 1,019	0 0 0 1,019 1,019	0 0 0 1,019 1,019	-- -- -- 4.83 4.83

Total securities	$108,651 =======	$108,903 =======	$107,608 =======	$5.81% ======

Loan Portfolio

        Total loans, net of unearned income, increased $2,066,000, or 1.1%, from $184,560,000 at December 31, 1998, to $186,626,000 at December 31, 1999. The small increase during 1999 was a result of continued net payoffs of the Company's indirect installment loans which was offset by increases in real estate, commercial and other loans.

        The Bank primarily makes installment loans to individuals and commercial loans to small to medium-sized businesses and professionals. The Bank offers a variety of commercial lending products including revolving lines of credit, letters of credit, working capital loans, loans to finance accounts receivable, inventory and equipment and various types of agriculture loans. Typically, the Bank's commercial loans have floating rates of interest, are for varying terms (generally not exceeding five years), are personally guaranteed by the borrower and are collateralized by real estate, accounts receivable, inventory or other business assets.

        Due to the diminished loan demand during the early 1990's, the Bank instituted an installment loan program whereby it began to purchase automobile loans from automobile dealerships in its market areas. Under this program, an automobile dealership will agree to make a loan to a prospective customer to finance the purchase of a new or used


automobile. The different financial institutions that have a pre-established relationship with the particular dealership review the transaction, including the credit history of the prospective borrower, and decide if they would agree to purchase the loan from the dealership and, if so, at what rate of interest. The dealership selects the financial institution to which it decides to sell the loan. The financial institution purchasing the loan has a direct loan to the borrower collateralized by the automobile, and the dealership realizes a profit based on the difference between the interest rate quoted to the buyer by the dealership and the interest rate at which the loan is purchased by the financial institution. At December 31, 1999 and 1998, the Company had approximately $14,004,000 and $29,890,000 net of unearned income, respectively, of this type of loan outstanding. The decrease is due to management's decision to shift the loan portfolio toward more commercial and real estate loans and less toward indirect installment loans.

        The following table presents the Company's loan balances at the dates indicated separated by loan type:
	December 31, -------------------------------------------------------------------------------------------
	1999	1998	1997	1996	1995
	(In thousands)
Real estate loans Commercial loans Loans to individuals Other loans Total loans Less unearned income	$ 72,268 55,270 46,748 12,857 187,143 517	$ 71,901 47,551 57,564 9,310 186,326 1,766	$ 44,569 24,184 67,453 6,109 142,315 1,462	$ 26,233 18,430 46,975 2,626 94,264 2,247	$ 23,265 17,236 42,142 2,638 85,281 3,354
Loans, net of unearned income	$186,626 =======	$184,560 =======	$140,853 =======	$ 92,017 =======	$ 81,927 =======

        Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. The Company had no concentrations of loans at December 31, 1999, except for those described above. The Bank had no loans outstanding to foreign countries or borrowers headquartered in foreign countries at December 31, 1999.

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

        The following table presents the distribution of the maturity of the Company's loans and the interest rate sensitivity of those loans, excluding loans to individuals, at December 31, 1999. The table also presents the portion of loans that have fixed interest rates or interest rates that fluctuate over the life of the loans in accordance with changes in the interest rate environment as represented by the prime rate.
	One Year and Less	One to Five Years	Over Five Years	Total Carrying Value
(In thousands)
Real estate loans Commercial loans Other loans	$ 12,406 31,959 9,996	$ 45,477 20,891 2,250	$ 14,385 2,420 611	$ 72,268 55,270 12,857
Total loans	$ 54,361 =======	$ 68,618 =======	$ 17,416 =======	$ 140,395 ========
With fixed interest rates With variable interest rates Total loans	$ 20,131 34,230 $ 54,361 =======	$ 49,264 19,354 $ 68,618 =======	$ 12,411 5,005 $ 17,416 =======	$ 81,806 58,589 $ 140,395 =======


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
	December 31, ----------------------------------------------------------------------------
	1999	1998	1997	1996	1995
	(In thousands)
Nonaccrual loans Accruing loans contractually past due over 90 days Restructured loans Other real estate and other repossessed assets	$ 236 203 186 272	$ 238 198 110 630	$ 70 121 104 739	$ 82 41 73 389	$ 204 23 65 337
Total nonperforming assets	$ 897 ======	$ 1,176 ======	$ 1,034 ======	$ 585 ======	$ 629 ======

        The gross interest income that would have been recorded in 1999 on the Company's nonaccrual loans if such loans had been current, in accordance with the original terms thereof and had been outstanding throughout the period or, if shorter, since origination, was approximately $23,000. A total of $2,000 in interest on nonaccrual loans was actually recorded (received) during 1999.

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

        The Company follows a loan review program to evaluate the credit risk in its loan portfolio. Through the loan review process, the Bank maintains an internally classified loan list that, along with the list of nonperforming loans discussed below, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans classified as "loss" are those loans that are in the process of being charged off. At


December 31, 1999, substandard loans totaled $1,765,000, of which $513,000 were loans designated as nonaccrual, 90 days past due or restructured and one $4,000 loan was designated as loss. The loss loan was 90 days past due.

        In addition to the internally classified loans, the Bank also has a "watch list" of loans that further assists the Bank in monitoring its loan portfolio. A loan is included on the watch list if it demonstrates one or more deficiencies requiring attention in the near term or if the loan's ratios have weakened to a point where more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard, doubtful or loss), but do have weakened elements as compared with those of a satisfactory credit. Management of the Bank reviews these loans to assist in assessing the adequacy of the allowance. Substantially all of the loans on the watch list at December 31, 1999, were current and paying in accordance with loan terms. At December 31, 1999, watch list loans totaled $1,193,000 (including $766,000 of loans guaranteed by U.S. governmental agencies). At such date, $18,000 of loans on the watch list were designated as 90 days past due. In addition, at December 31, 1999, $90,000 of unclassified loans were designated as nonaccrual, 90 days past due or restructured loans.

Other Real Estate and Other Repossessed Assets

        Other real estate and other repossessed assets consist of real property and other assets unrelated to banking premises or facilities. Income derived from other real estate and other repossessed assets, if any, is generally less than that which would have been earned as interest at the original contract rates on the related loans. At December 31, 1999 and 1998, other real estate and other repossessed assets had an aggregate book value of $272,000 and $630,000, respectively. Other real estate and other repossessed assets decreased $358,000, or 56.8%, during 1999. The reduction was primarily due to a decrease in the number of repossessed automobiles held by the Company at December 31, 1999. The December 31, 1999, balance of $272,000 included fourteen repossessed automobiles ($90,000), three commercial properties ($178,000) and one residential property ($4,000). Of the December 31, 1998, balance, $416,000 represented fifty repossessed automobiles, $169,000 represented three commercial properties and $45,000 represented two residential properties.

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

        The amount of the allowance equals the cumulative total of the provisions made from time to time, reduced by loan charge-offs and increased by recoveries of loans previously charged off. The Company's allowance was $1,833,000, or 0.98% of loans, net of unearned income, at December 31, 1999, compared to $1,842,000, or 1.00% of loans, net of unearned income, at December 31, 1998, and $1,173,000, or 0.83% of loans, net of unearned income, at December 31, 1997. The small decrease in the balance of the allowance from December 31, 1998, to December 31, 1999, and the reduction in the ratio of the allowance to total loans, net of unearned income during the past several years, is primarily due to the improvement in the overall credit quality of the Company's loan portfolio.

        Credit and loan decisions are made by management and the board of directors of the Bank in conformity with loan policies established by the board of directors of the Company. The Company's practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners or for other reasons. The Company charged off $697,000 in loans during 1999. Charge-offs for 1999 were concentrated in the following categories: loans to individuals $586,000, or 84.1%, and commercial loans $106,000, or 15.2%. A charge-off on one commercial loan was $60,000, or 8.6%, of total charge-offs. All but $51,000 of the remaining $637,000 in charge-offs were installment loans, of which $398,000 represented indirect loans secured by automobiles. Recoveries during 1999 were $243,000 and were concentrated in the following categories: loans to individuals-$118,000, or 48.6%, real estate loans $104,000, or 42.8%, and commercial loans $20,000, or 8.2%. Recoveries of $97,000 on two real estate loans accounted for 39.9% of total recoveries during 1999.


        The following table presents the provisions, loans charged off and recoveries of loans previously charged off, the amount of the allowance, average loans outstanding and certain pertinent ratios for the last five years.

 N="RIGHT">1998
	1997(2)	1996(3)	1995
(Dollars in thousands)
Analysis of allowance for possible loan losses: Balance at January 1 Provision for loan losses Acquisition of subsidiary	$ 1,842 445 0 2,287	$ 1,173 570 726 2,469	$ 793 250 395 1,438	$ 759 201 149 1,109	$ 817 206 0 1,023
Loans charged off: Real estate loans Commercial loans Loans to individuals Other loans Total charge-offs	5 106 586 0 697	40 18 671 0 729	6 107 57 11 581	100 58 231 0 389	72 7 297 0 376
Recoveries of loans previously charged off: Real estate loans Commercial loans Loans to individuals Other loans Total recoveries	104 20 118 1 243	16 41 45 0 102	35 220 60 1 316	20 25 28 0 73	2 52 43 15 112
Net loans charged off	454	627	265	316	264
Balance at December 31	$ 1,833 ======	$ 1,842 =======	$ 1,173 ======	$ 793 ======	$ 759 ======
Average loans outstanding, net of unearned income Ratio of net loan charge-offs to average loans, net of unearned income to total loans, net of unearned income, at December 31	$184,471 ====== 0.25% 0.98%	$153,188 ====== 0.41% 1.00%	$132,891 ======= 0.20% 0.83%	$85,880 ====== 0.37% 0.86%	$82,302 ====== 0.32% 0.93%

______________________________
(1) (2) (3)

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

        As the economies of the Company's market areas recovered and stabilized during the early 1990's, there was a steady reduction in the amount of the provision, as a percentage of average loans outstanding, necessary to maintain an adequate balance in the allowance. The amount of the provision was fairly stable during the mid-1990's. This reflected management's assessment of the continued reduction of credit risks associated with the loan portfolio. The Company increased the provision in 1998, however, due to the higher amount of net charge-offs in the Company's indirect installment loan portfolio, which declined significantly during the last two years.


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
December 31, ----------------------------------------------------------------------------------------------------------------------------------
	1999 -------------------------------------------------		1998 ---------------------------------		1997 -----------------------------------
	Amount of Allowance Allocated to Category --------------------	Percent of Loans by Category to Loans, Net of Unearned Income ------------------------	Amount of Allowance Allocated to Category -------------	Percent of Loans by Category to Loans, Net of Unearned Income -------------	Amount of Allowance Allocated to Category -------------	Percent of Loans by Category to Loans, Net of Unearned Income ---------------

(Dollars in thousands)
Real estate loans Commercial loans Loans to individuals Other loans Total allocated Unallocated Total allowance for possible loan losses	$ 198 254 672 37 1,161 672 $ 1,833	38.7% 29.6 24.8 6.9 100.0%	$ 106 164 577 9 856 986 $1,842	39.0% 25.8 30.2 5.0 100.0%	$ 52 193 570 28 843 330 $1,173	31.6% 17.2 46.8 4.4 100.0%

December 31, -------------------------------------------------------------------------------------------------------------------
	1996 -------------------------------------------------------------		1995 -------------------------------------------------
	Amount of Allowance Allocated to Category -----------------------	Percent of Loans by Category to Loans, Net of Unearned Income --------------------------------	Amount of Allowance Allocated to Category ----------------------	Percent of Loans by Category to Loans, Net of Unearned Income ----------------------
(Dollars in thousands)
Real estate loans Commercial loans Loans to individuals Other loans Total allocated Unallocated Total allowance for possible	$ 128 97 323 43 591 202 $ 793 =======	28.5% 20.0 48.6 2.9 100.0% =======	$ 197 96 136 59 488 271 $ 795 ======	28.4% 21.0 47.4 3.2 100.0% ======

Intangible Assets

        Intangible assets decreased $673,000, or 6.2%, from $10,831,000 at December 31, 1998, to $10,158,000 at December 31, 1999, due to $673,000 in amortization expense during 1999.

Premises and Equipment

        Premises and equipment decreased $478,000, or 4.6%, from $10,294,000 at December 31, 1998, to $9,816,000 at December 31, 1999. The decrease was due to depreciation expense of $751,000 that was recorded during 1999. This decrease was partially offset by purchases of small amounts of equipment during the year.


Accrued Interest Receivable

        Accrued interest receivable consists of interest that has accrued on securities and loans, but is not yet payable under the terms of the related agreements. The balance of accrued interest receivable increased $284,000, or 8.7%, from $3,254,000 at December 31, 1998, to $3,538,000 at December 31, 1999. The increase during 1999 was primarily a result of the increase in commercial and real estate loans and securities, and a decrease in federal funds sold, on which interest is collected daily. Of the total balance at December 31, 1999, $2,058,000, or 58.2%, was interest accrued on loans and $1,480,000, or 41.8%, was interest accrued on securities.

Other Assets

        The most significant component of other assets is a net deferred tax asset of $508,000 at both December 31, 1999 and 1998. The balance of other assets decreased $484,000, or 19.3%, to $2,022,000 at December 31, 1999, from $2,506,000 at December 31, 1998 due to a decrease in the Company's net deferred tax asset due principally to the utilization of the remainder of the Company's tax credit carryforwards.

Deposits

        The Bank's lending and investing activities are funded almost entirely by core deposits, 50.3% of which are demand, savings and money market deposits at December 31, 1999. Total deposits decreased $12,505,000, or 3.8%, from $330,804,000 at December 31, 1998, to $318,299,000 at December 31, 1999. The decrease is due primarily to a decrease in interest-bearing demand deposits at the Bank's larger branches. The Bank does not have any brokered deposits.

        The following table presents the average amounts of and the average rate paid on deposits of the Company for each of the last three years:
Year Ended December 31, ------------------------------------------------------------------------------------------------
	1999 ------------------------		1998(1) ------------------------------	1997(2) ---------------------------
	Average Amount ----------	Average Rate ----------	Average Amount -----------	Average Rate ------------	Average Amount ---------	Average Rate ------------
(Dollars in thousands)
Noninterest-bearing demand deposits Interest-bearing demand, savings and money market deposits Time deposits of less than $100,000 Time deposits of $100,000 or more	$ 58,041 106,485 109,140 48,854	-- % 2.10 4.81 4.95	$ 46,887 86,428 91,087 41,567	--% 2.55 5.31 5.35	$ 40,328 75,833 84,267 36,951	-- % 2.69 5.36 5.54
Total deposits	$322,520 =======	3.07% =====	$265,959 =======	3.48% =======	$237,379 =======	3.62% =====

______________________
(1) (2)

The average amounts and average rates paid on deposits for the year ended December 31, 1998, include the averages of Azle State from September 22 through December 31, 1998.
The average amounts and average rates paid on deposits for the year ended December 31, 1997, include the averages of Western National from January 28 through December 31, 1997.


        The maturity distribution of time deposits of $100,000 or more at December 31, 1999, is presented below:

December 31, 1999
(In thousands)
3 months or less Over 3 through 6 months Over 6 through 12 months Over 12 months	$18,743 12,516 17,826 4,147
Total time deposits of $100,000 or more	53,232 =======

        The Bank experiences relatively limited reliance on time deposits of $100,000 or more. Time deposits of $100,000 or more are a more volatile and costly source of funds than other deposits and are most likely to affect the Company's future earnings because of interest rate sensitivity. At December 31, 1999, time deposits of $100,000 or more represented 14.9% of the Company's total assets, compared to 13.4% of the Company's total assets at December 31, 1998.

Accrued Interest Payable

        Accrued interest payable consists of interest that has accrued on deposits, but is not yet payable under the terms of the related agreements. The balance of accrued interest payable decreased $89,000, or 7.7%, from $1,163,000 at December 31, 1998, to $1,074,000 at December 31, 1999. The decrease was due to a decrease in overall lower interest rates that were being paid on deposits during 1999 compared to rates that were paid during 1998.

Notes Payable

        The Company's notes payable decreased from $1,000 at December 31, 1998, to $0 at December 31, 1999, a result of the payoff of the one remaining note payable.

Other Liabilities

        The most significant components of other liabilities are amounts accrued for various types of expenses. The balance of other liabilities decreased $172,000, or 24.4%, from $705,000 at December 31, 1998, to $533,000 at December 31, 1999, due to a decrease in federal income taxes payable at December 31, 1999.


Selected Financial Ratios

        The following table presents selected financial ratios for each of the last three fiscal years:
Year Ended December 31, --------------------------------------------------
1999 -------------	1998(1) ----------------	1997(2) -------------

Net income to:
  Average assets
  Average interest-earning assets
  Average stockholders' equity
Dividend payout (3) to:
  Net income
  Average stockholders' equity
Average stockholders' equity to:
  Average total assets
  Average loans (4)
  Average total deposits
Average interest-earning assets to:
  Average total assets
  Average total deposits
  Average total liabilities
Ratio to total average deposits of:
  Average loans (4)
  Average noninterest-bearing deposits
  Average interest-bearing deposits
Total interest expense to total interest income
Efficiency ratio (5)

0.68% 0.77 9.87 17.82 1.76 6.86 13.47 7.71 87.76 98.62 97.99 57.20 18.00 82.00 40.89 66.20	0.75% 0.84 9.89 18.69 1.84 7.53 14.44 8.31 88.91 98.14 97.44 57.60 17.63 82.37 45.39 66.31	0.82% 0.90 10.95 17.30 1.89 7.45 14.50 8.12 90.36 98.55 97.63 55.98 16.99 83.01 47.25 69.09

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
(5)     Calculated noninterest expense less distributions on guaranteed preferred beneficial interests in the Company's subordinated debentures, amortization of intangibles and expenses related to other real estate and other repossessed assets divided by the sum of net interest income before provision for loan losses and total noninterest income, excluding securities gains and losses.

Liquidity

The Bank

        Liquidity with respect to a financial institution is the ability to meet its short-term needs for cash without suffering an unfavorable impact on its on-going operations. The need for the Bank to maintain funds on hand arises principally from maturities of short-term borrowings, deposit withdrawals, customers' borrowing needs and the maintenance of reserve requirements. Liquidity with respect to a financial institution can be met from either assets or liabilities. On the asset side, the primary sources of liquidity are cash and due from banks, federal funds sold, maturities of securities and scheduled repayments and maturities of loans. The Bank maintains adequate levels of cash and near-cash investments to meet their day-to-day needs. Cash and due from banks averaged $19,539,000 and $15,149,000 during the years ended December 31, 1999 and 1998, respectively. These amounts comprised 5.4% and 5.2% of average total assets during the years ended December 31, 1999 and 1998, respectively. The average level of securities and federal funds sold was $133,608,000 and $107,835,000 during the years ended December 31, 1999 and 1998, respectively. The increases from 1998 to 1999 were primarily due to the acquisition of Azle State on September 22, 1998.


        The Bank sold no securities during the years ended December 31, 1999, or 1998. The Bank sold securities classified as available-for-sale with a book value of $193,000 during the year ended December 31, 1997. At December 31, 1999, $31,932,000, or 31.6%, of the Company's securities portfolio, excluding mortgage-backed securities, matured within one year and $61,750,000, or 61.1%, excluding mortgage-backed securities, matured after one but within five years. The Bank's commercial lending activities are concentrated in loans with maturities of less than five years and with both fixed and adjustable interest rates, while its installment lending activities are concentrated in loans with maturities of three to five years and with primarily fixed interest rates. The Bank's experience, however, has been that these installment loans are paid off in an average of approximately thirty months. At December 31, 1999, approximately $86,243,000, or 46.2%, of the Company's loans, net of unearned income, matured within one year and/or had adjustable interest rates. Approximately $78,720,000, or 56.1%, of the Company's loans (excluding loans to individuals) matured within one year and/or had adjustable interest rates. See "Analysis of Financial Condition - Loan Portfolio" above.

        On the liability side, the principal sources of liquidity are deposits, borrowed funds and the accessibility to money and capital markets. Customer deposits are by far the largest source of funds. During the years ended December 31, 1999 and 1998, the Company's average deposits were $322,520,000, or 89.0% of average total assets, and $265,959,000, or 90.6% of average total assets, respectively. The Company attracts its deposits primarily from individuals and businesses located within the market areas served by the Bank. See "Analysis of Financial Condition - Deposits" above.

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

        The payment of dividends from the Bank is subject to applicable law and the scrutiny of regulatory authorities. Dividends paid by the Bank to Independent Financial in 1999 aggregated $1,675,000; in turn, Independent Financial and Independent Capital paid dividends to the Company totaling $1,709,000 during 1999. Dividends paid by the Bank to Independent Financial during 1998 aggregated $5,250,000; in turn, Independent Financial and Independent Capital paid dividends to the Company totaling $5,259,000. Dividends paid during 1998 include a $4,500,000 dividend paid by Azle State after the acquisition of such bank. Proceeds from this dividend were used to pay off the borrowings from the Fort Worth Bank. At December 31, 1999, there were approximately $5,071,000 in dividends available for payment to Independent Financial by the Bank without prior regulatory approval.

        The payment of current tax liabilities generated by the Bank and management and service fees constituted approximately 49.1% and 3.7%, respectively, of the Company's total cash flow during 1999. Pursuant to a tax-sharing agreement, the Bank pays to the Company an amount equal to its individual tax liability on the accrual method of federal income tax reporting. The accrual method generates more timely payments of current tax liabilities by the Bank to the Company, increasing the regularity of cash flow and shifting the time value of such funds to the Company. In the event that the Bank incurs losses, the Company may be required to refund tax liabilities previously collected. Current tax liabilities totaling $1,912,000 were paid by the Bank to the Company during 1999, compared to a total of $1,480,000 in 1998.

        From January 1, 1989, through December 31, 1995, the Company collected federal income taxes from its subsidiaries based on an effective tax rate of approximately 34% and paid taxes to the federal government at the rate of approximately 2% as a result of the utilization of the Company's net operating loss carryforwards for both regular tax and alternative minimum tax purposes. At December 31, 1995, the Company's net operating loss carryforwards for alternative tax purposes had been fully utilized. As a result, the Company began paying federal income taxes at the


effective tax rate of approximately 20% during the first quarter of 1996. The net operating carryforwards available for regular federal income tax purposes were fully utilized by the fourth quarter of 1997. The Company's alternative minimum tax credit carryforwards were fully utilized at December 31, 1999.

        The Bank pays management fees to the Company for services performed. These services include, but are not limited to, financial and accounting consultation, attendance at the Bank's board meetings, audit and loan review services and related expenses. The Bank paid a total of $143,000 in management fees to the Company in 1999, compared to $147,000 in 1998. The Company's fees must be reasonable in relation to the management services rendered, and the Bank is prohibited from paying management fees to the Company if the Bank would be undercapitalized after any such distribution or payment.

        The Company has a revolving line of credit with the Fort Worth Bank. Proceeds of $4,300,000 under the $6,500,000 line of credit were used to fund the purchase of Azle Bancorp on September 22, 1998. These borrowings were paid off on September 30, 1998, from the proceeds of a $4,500,000 dividend that was paid to the Company by Azle State. The amount available under the line of credit was reduced to $1,500,000 on January 5, 1999, and further to $1,000,000 on October 5, 1999. The line of credit matures on October 1, 2000, bears interest at the floating prime interest rate of the Fort Worth Bank and is collateralized by 100% of the stock of Independent Financial and the Bank. There was no balance outstanding under the line of credit at December 31, 1999.

        At December 31, 1998, the Bank had a $1,000 note payable to an individual which matured and was paid off in March 1999. Principal, plus interest at 7.5%, was payable monthly. The note was collateralized by a two-story commercial building in Abilene, Texas.

Capital Resources

        At December 31, 1999, stockholders' equity totaled $25,356,000, or 7.1% of total assets, compared to $24,505,000, or 6.6% of total assets, at December 31, 1998.

        Bank regulatory authorities in the United States have risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These guidelines relate a banking company's capital to the risk profile of its assets. The risk-based capital standards require all banks to have Tier 1 capital of at least 4%, and total capital (Tier 1 and Tier 2 capital) of at least 8%, of risk-weighted assets, and to be designated as well-capitalized, the banking company must have Tier 1 and total capital ratios of 6% and 10%, respectively. For the Company, Tier 1 capital includes common stockholders' equity and qualifying guaranteed preferred beneficial interests in the Company's subordinated debentures, reduced by intangible assets. Tier 2 capital for the Company is comprised of the remainder of guaranteed preferred beneficial interests in the Company's subordinated debentures not qualifying as Tier 1 capital and all of the allowance for possible loan losses.


        Banking regulators also have leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted quarterly average assets. The leverage ratio standards require all banking companies to have a minimum leverage ratio of 4%, and to be designated as well-capitalized, the banking company must have a leverage ratio of at least 5%. The following table provides a calculation of the Company's risk-based capital and leverage ratios and a comparison of the Company's and the Bank's risk-based capital ratios and leverage ratios to the minimum regulatory and well-capitalized minimum requirements at December 31, 1999:
The Company	December 31, 1999 -------------------------
(In thousands)

Tier 1 capital:
  Common stockholders' equity, excluding unrealized
    loss on available-for-sale securities
  Qualifying guaranteed preferred beneficial interests
    in the Company's Subordinated Debentures (1)
  Intangible assets
    Total Tier 1 capital

$ 25,699 8,565 (10,158) 24,106
Tier 2 capital: Guaranteed preferred beneficial interests in the Company's Subordinated Debentures (1) Allowance for possible loan losses (2) Total Tier 2 capital	4,435 1,833 6,268
Total capital	$ 30,374 =======
Risk-weighted assets	$199,565 =======
Adjusted quarterly average assets	$353,065 =======

_______________________________
(1) (2)	Limited to 25% of total Tier 1 capital, with any remainder qualifying as Tier 2 capital. Limited to 1.25% of risk-weighted assets.

        The minimum regulatory capital ratios, minimum capital ratios for well capitalized holding companies and the Company's actual capital amounts and ratios at December 31, 1999 and 1998, were as follows:
	December 31, ----------------------------------		Minimum Capital Ratios -------------	Well Capitalized Ratios --------------------

	1999 --------------	1998 ----------------
	(Dollars in thousands)
Tier 1 capital	$24,106	$21,344
Total capital	30,374	28,356
Risk-weighted assets	199,565	205,971
Adjusted quarterly average assets	353,065	357,815
Capital ratios:
Tier 1 capital to risk-weighted assets	12.08%	10.36%	4.00%	6.00%

Total capital to risk-weighted assets	15.22	13.77	8.00	10.00
Tier 1 capital to adjusted quarterly average assets	6.83	5.97	4.00	5.00


        The minimum regulatory capital ratios, minimum capital ratios for well capitalized banks and the Bank's actual capital ratios at December 31, 1999, were as follows:
	Regulatory Minimum Ratio for Banks ----------------------------	Minimum Ratio for Well Capitalized Banks ----------------------------	Actual Ratios at December 31, 1999 -------------------------
Tier 1 capital to risk-weighted assets	4.00%	6.00%	13.66%
Total capital to risk-weighted assets	8.00	10.00	14.58
Tier 1 capital to adjusted quarterly average assets	4.00	5.00	7.70

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The law also requires each federal banking agency to specify the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, the Company and the Bank were "well capitalized" at December 31, 1999.

        The Company's ability to generate capital internally through retention of earnings and access to capital markets is essential for satisfying the capital guidelines for bank holding companies as prescribed by the Federal Reserve Board.

        The payment of dividends on the Common Stock is determined by the Company's board of directors in light of circumstances and conditions then existing, including the earnings of the Company and the Bank, funding requirements and financial condition, applicable loan covenants and applicable laws and regulations. The Company's ability to pay cash dividends is restricted by the requirement that it maintain a certain level of capital as discussed above in accordance with regulatory guidelines. The Federal Reserve Board has promulgated a policy prohibiting bank holding companies from paying dividends on common stock unless such bank holding company can pay such dividends from current earnings.

        At December 31, 1999, retained earnings of the Bank included approximately $5,071,000 that was available for payment of dividends to the Company without prior approval of regulatory authorities.

        The Company began paying quarterly cash dividends of $0.03 per share on its Common Stock during the second quarter of 1994. The Company also paid 4-for-3 stock split, effected in the form of a 33a % stock dividend, on May 31, 1995. The Company's Board of Directors increased the Company's quarterly Common Stock cash dividend to $0.05 per share during the second quarter of 1996. In addition, the Company paid a 5-for-4 stock split, effected in the form of a 25% stock dividend, on May 30, 1997. The Company's Board of Directors increased the Company's quarterly Common Stock dividend to $0.06 per share during the first quarter of 2000.

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

        During the year ended December 31, 1999, all of the 5,066 remaining shares of the Company's outstanding Series C Convertible Preferred Stock were converted into 116,351 shares of Common Stock.


Year 2000 Disclosure Update

        The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a four digit year is commonly referred to as the Year 2000 Compliance issue.

        The Company identified all significant applications that required modification to ensure Year 2000 Compliance. Internal and external resources were used to make the required modifications and test Year 2000 Compliance. The testing process of all significant mission-critical applications was completed and all such hardware and software tested was found to be Year 2000 compliant.

        The Company developed a contingency plan and a business resumption plan to address issues that might not have been corrected in a timely manner by implementation of the Company's own Year 2000 Compliance plan and to address the possibilities that third party vendor or supplier systems might not have been Year 2000 compliant. The Company prepared alternate strategies where necessary if significant exposures were identified.

        Company personnel were at various Bank locations on the night of December 31, 1999, and during the day on January 1, 2000, and were prepared to address any potential Year 2000 Compliance issues. No significant Year 2000 Compliance issues arose, nor have any arisen subsequent to January 1, 2000.

        The total cost to the Company of Year 2000 Compliance activities was not material to the Company's financial position or results of operations in any given year.

Potential Sale of the Company

        On March 1, 2000, the Company executed a definitive agreement (the "Agreement") with State National Bancshares, Inc. ("State National") for State National, to acquire all of the Company's outstanding Common Stock for cash of approximately $45,473,000, or approximately $20.00 per share. The aggregate purchase price will increase if the closing of the transaction does not occur on or before the 160th day following the execution date of the Agreement. The Agreement additionally calls for State National to assume the Company's obligations on $13,000,000 of outstanding Trust Preferred Securities. State National is a privately held bank holding company headquartered in Lubbock, Texas. The transaction is subject to various closing conditions, including the receipt of all necessary approvals and the ability of State National to raise the necessary funds to complete the transaction. If all the conditions to the transaction are satisfied in the normal course, the transaction is expected to be completed before the end of the third quarter of 2000.
